As filed with the Securities and Exchange Commission on November 7, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SRx HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

delaware	5961	83-4284557
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NUMBER)

12400 Race Track Road

Tampa, FL 33626

(813) 659-5921

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kent Cunningham

Chief Executive Officer

12400 Race Track Road

Tampa, FL 33626

(813) 659-5921

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Louis Lombardo, Esq.

William P. Hubbard, Esq.

Meister Seelig & Fein PLLC

125 Park Avenue, 7th Floor

New York, NY 10017

Tel: (212) 655-3500

Fax: (212) 655-3535

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be issued or sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2025

PROSPECTUS

SRx HEALTH SOLUTIONS, INC.

Up to 101,865,909 Shares of Common Stock

Offered by the Selling Stockholders

This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus (collectively, the “Selling Stockholders”) or their permitted transferees (after the expiration of any applicable lock-up period, assuming the satisfaction of any applicable vesting conditions and subject to the beneficial ownership and stock exchange limitations described herein), of up to 101,865,909 shares of our common stock, par value $0.0001 per share (“Common Stock”) which consists of (a) 2,900,551 shares of our common stock issuable upon the exercise of warrants to purchase Common Stock (“July Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated July 7, 2025, (the “July PIPE SPA”) (the “July PIPE Financing”); (b) 31,158,945 shares of our common stock issuable upon the conversion of shares of our Series A Convertible Preferred Stock, par value $0.0001 (the “Series A Preferred Stock”) and 54,527,811 shares of our common stock issuable upon exercise of warrants to purchase Common Stock (“October Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated October 27, 2025, (the “October PIPE SPA”) (the “October PIPE Financing”); (c) 499,304 shares of our common stock issuable in exchange for shares of the capital stock of SRx Health Solutions (Canada), Inc. (“SRx Canada”), a corporation organized under the laws of Ontario, Canada which are exchangeable for shares of our Common Stock on a one-for-one basis (the “Exchangeable Shares”); (d) 4,036,697 shares of our common stock, which were issued to certain other investors in private placement on April 24, 2025 (the “Private Placement”); (e) 3,792,586 shares of our common stock, which were issued to certain service providers in consideration of service provided (the “Service Provider Shares”); and (f) 4,950,000 shares of our common stock, which were issued to Halo Spin-Out SPV Inc. (“Spin-Out SPV”) pursuant to a Share Exchange Agreement (the “Exchange Agreement”) by and between the Company and SPV dated August 21, 2025 (such transaction, the “Share Exchange”). For more information about the Common Stock offered for resale by the Selling Stockholders pursuant to this prospectus, including the purchase prices paid by such Selling Stockholders for their securities, see “Information Related to Offered Securities” beginning on page 8 of this prospectus.

The shares of our Common Stock being registered for resale represent a considerable percentage of our public float, and the sales of such shares, or the perception that these sales could occur, could cause the market price of the Common Stock to decline significantly. In addition, we will not receive any proceeds from the resale of Common Stock by the Selling Stockholders pursuant to this prospectus. We expect to require substantial additional capital to support our operations and execute our business plan. We will be required to raise capital in part through the issuance of our equity or equity-based securities, the issuance of which may have an adverse effect on the price of our Common Stock. However, we may be unable to raise capital or additional financing when needed on acceptable terms, or at all. See the sections entitled “Information Related to Offered Securities” and “Risk Factors-Risks Related to Ownership of Our Securities.”

We will pay the expenses, other than any underwriting discounts and commissions, associated with the resale of securities pursuant to this prospectus. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock. We are registering certain of the Selling Stockholders’ securities for resale pursuant to the Selling Stockholders’ registration rights under the Registration Rights Agreement, dated October 31, 2025, by and among us and certain investors (the “October PIPE RRA”) and pursuant to the Arrangement Agreement (defined below). Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell, as applicable, any of the securities. The Selling Stockholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.”

This prospectus provides you with a general description of such securities and the general manner in which the Selling Stockholders may offer or sell the securities. More specific terms of any securities that the Selling Stockholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Common Stock is listed on the NYSE American under the symbol “SRXH”. On November 4, 2025, the closing price of our Common Stock was $0.2680 per share.

We are a “smaller reporting company” under applicable federal securities laws and will be subject to reduced public company reporting requirements for so long as we remain a smaller reporting company.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 9 of this prospectus and any other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2025.

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SELECTED DEFINITIONS

As used in this prospectus, unless otherwise noted or the context otherwise requires, references to the following capitalized terms have the meanings set forth below:

“AcquireCo” refers to 1000994476 Ontario Inc., a corporation existing under the laws of the Province of Ontario.

“Arrangement Agreement” refers to the Arrangement Agreement entered into by and among the Company and the other parties to which effected the Merger.

“Bylaws” refers to the Bylaws of the Company currently in effect.

“CallCo” refers to 1000994085 Ontario Inc., a corporation existing under the laws of the Province of Ontario.

“CCAA” refers to the Canadian federal Companies’ Creditors Arrangement Act.

“CCAA Proceedings” refers to SRx Canada’s proceedings under the CCAA.

“Certificate of Designations” refers to the Certificate of Designations of Rights and Preferences of the Series A Preferred Stock, filed with Secretary of State of the State of Delaware on October 27, 2025

“Charter” refers to the Company’s Certificate of Incorporation, as amended to date.

“Closing Date” refers to the date of the closing of the Merger.

“Common Stock” refers to the common stock, par value $0.0001 per share, of the Company.

“DGCL” refers to the Delaware General Corporation Law, as may be amended from time to time.

“ELOC Purchase Agreement” refers to the common share purchase agreement by and between the Company and Keystone, dated July 7, 2025, as amended October 28, 2025.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“Exchangeable Shares” refers to shares in the capital stock of AcquireCo which shares are exchangeable into shares of the Company’s Common Stock on a one-for-one basis.

“Forfeited Shares” refers to the shares forfeited by the Forfeiting Shareholders pursuant to the Settlement Agreement.

“Forfeiting Shareholders” refers to the founders and officers of SRx Canada who are party to the Settlement Agreement.

“Halo” refers to Halo, Purely For Pets, Inc., a Delaware corporation and subsidiary of the Company.

“Halo Shares” refers to the shares of the common stock of Halo contributed by the Company to Spin-Out SPV in connection with the Merger.

“Initial Order” refers to the Initial Order obtained by SRx Canada in Canada under CCAA from the Ontario Superior Court of Justice (Commercial List).

“July Notes” means the senior secured convertible notes issued to the July PIPE Investors in the July PIPE Financing.

“July PIPE Financing” refers to the private placement pursuant to which we issued and sold, and the July PIPE Investors purchased, the July Notes and the July Warrants, on the terms and conditions set forth in the July PIPE SPA.

“July PIPE Investors” refer to the investors in the July PIPE Financing.

“July PIPE RRA” refers to the Registration Rights Agreement, dated as of July 27, 2025, by and between the Company and certain PIPE Investors.

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“July PIPE SPA” refers to the Securities Purchase Agreement, by and between the Company and the July PIPE Investors, dated as of July 27, 2025, pursuant to which we issued and sold, and the July PIPE Investors purchased, the Notes and the Warrants, on the terms and conditions set forth in therein.

“July Warrants” refers to the warrants entered into in the July PIPE Financing.

“Keystone” refers to Keystone Capital Partners, LLC.

“Lead Investor” refers to the lead investor in the October PIPE Financing.

“Merger” refers to the transactions contemplated by the Arrangement Agreement.

“NYSE” refers to the NYSE American.

“October PIPE Financing” refers to the private placement pursuant to which we issued and sold, and the October PIPE Investors purchased, the Series A Preferred Stock and the October Warrants, on the terms and conditions set forth in the October PIPE SPA.

“October PIPE Investors” refer to the investors in the October PIPE Financing.

“October PIPE RRA” refers to the Registration Rights Agreement, dated as of October 27, 2025, by and between the Company and certain PIPE Investors.

“October PIPE SPA” refers to the Securities Purchase Agreement, by and between the Company and the October PIPE Investors, dated as of October 27, 2025, pursuant to which we issued and sold, and the October PIPE Investors purchased, the Notes and the Warrants, on the terms and conditions set forth in therein.

“October Warrants” refers to the warrants entered into in the October PIPE Financing.

“Predecessor” refers to the Company prior to the Merger, then called Better Choice Company Inc.

“Private Placement” refers to the transaction by which the Company issued to a single investor a combination of 4,036,697 shares of Common Stock in connection with the Merger.

“Private Placement Shares” refers to the shares of Common Stock issued in the Private Placement.

“Pre-Funded Warrants” refers to the pre-funded warrants issued in the Private Placement.

“Security Agreement” refers to the Security Agreement entered into between the Company and the Lead Investor in connection with the PIPE Financing.

“Securities Purchase Agreement” refers to the Securities Purchase Agreement, dated as of July 7, 2025, , by and among the Company and certain PIPE Investors, pursuant to which the Company agreed to issue and sell the Notes and the Warrants.

“SEC” refers to the U.S. Securities and Exchange Commission.

“Securities Act” refers to the Securities Act of 1933, as amended.

“Series A Preferred Stock” refers to the Series A Convertible Preferred Stock, par value $0.0001, of the Company.

“Settlement Agreement” refers to the Settlement, Share Forfeiture and Mutual Release Agreement by and among the Company and certain of the founders and officers of SRx Canada.

“Share Exchange” refers to the transaction by which the Company issued the SPV Shares to Spin-Out SPV and Spin-Out SPV transferred the Halo Shares to the Company.

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“Share Exchange Agreement” refers to the Share Exchange Agreement by and between the Company and Spin-Out SPV which effected the Share Exchange.

“Spin-Out SPV” refers to Halo Spin-Out SPV Inc., a Delaware corporation.

“SPV Shares” refers to the shares of Common Stock issued by the Company to Spin-Out SPV in connection with the Share Exchange.

“SRx Canada” refers to SRx Health Solutions (Canada), Inc., a corporation organized under the laws of Ontario, formerly known as “SRx Health Solutions, Inc.”

ABOUT THIS PROSPECTUS

Trademarks

We own or have rights to use the trademarks and trade names that we use in conjunction with the operation of our business. Each trademark or trade name of any other company appearing in this prospectus is, to our knowledge, owned by such other company. Solely for convenience, our trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

Industry and Market Data

This prospectus, and the documents incorporated by reference in this prospectus include industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Statements as to our ranking, market position and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s good faith estimates and assumptions about our markets and our internal research. Although industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, we have not, and the underwriters have not, independently verified such third-party information. Although we believe our internal company research and estimates are reliable, such research and estimates have not been verified by any independent source. While we are not aware of any misstatements regarding our market, industry or similar data presented herein, this data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Forward Looking Statements” in this prospectus and the documents incorporated by reference herein and therein.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus are “forward-looking statements” for purposes of federal and state securities laws, including statements regarding our expectations and projections regarding future developments, operations and financial conditions, and the anticipated impact of our acquisitions, business strategy, and strategic priorities. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. The forward-looking statements in this prospectus are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of known and unknown risks, uncertainties and assumptions. Although we believe the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties.

These forward-looking statements present our estimates and assumptions only as of the date of this prospectus. Accordingly, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

●	our ability to continue as a going concern;

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●	the impact of damage to or interruption of our information technology systems due to cyber-attacks or other circumstances beyond our control;
●	business interruptions resulting from geopolitical actions, including war and terrorism;
●	our ability to successfully implement our growth strategy;
●	failure to achieve growth or manage anticipated growth;
●	our ability to achieve or maintain profitability;
●	the loss of key members of our senior management team;
●	our ability to generate sufficient cash flow or raise capital on acceptable terms to run our operations, service our debt and make necessary capital expenditures;
●	our dependence on our subsidiaries for payments, advances and transfers of funds due to our holding company status;
●	our ability to successfully develop additional products and services or successfully market and commercialize such products and services;
●	competition in our market;
●	our ability to attract new and retain existing customers, suppliers, distributors or retail partners;
●	allegations that our products cause injury or illness or fail to comply with government regulations;
●	our ability to manage our supply chain effectively;
●	our or our co-manufacturers’ and suppliers’ ability to comply with legal and regulatory requirements;
●	the effect of potential price increases and shortages on the inputs, commodities and ingredients that we require, whether as a result of the continued actual or perceived effects of broader geopolitical and macroeconomic conditions, including the military conflict between Russia and Ukraine;
●	our ability to develop and maintain our brand and brand reputation;
●	compliance with data privacy rules;
●	our compliance with applicable regulations issued by the U.S. Food and Drug Administration (“FDA”), the U.S. Federal Trade Commission (“FTC”), the U.S. Department of Agriculture (“USDA”), and other federal, state and local regulatory authorities, including those regarding marketing pet food, products and supplements;
●	risk of our products being recalled for a variety of reasons, including product defects, packaging safety and inadequate or inaccurate labeling disclosure;
●	risk of shifting customer demand in relation to raw pet foods, premium kibble and canned pet food products, and failure to respond to such changes in customer taste quickly and effectively; and
●	other factors discussed under the headings “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

MARKET AND INDUSTRY INFORMATION

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. We believe these third-party sources to be reliable as of the date of this prospectus and we are responsible for such information. Such information and data involves risks and uncertainties and is subject to change based on various factors, including, potentially, those discussed under the section of this prospectus entitled “Risk Factors.” Furthermore, such information and data cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Additionally, while our own internal research has not been verified by any independent source, we believe such research to be reliable and are responsible for any information disclosed in this prospectus based upon such internal research.

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PROSPECTUS SUMMARY

This summary highlights certain information presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information that you should consider in making an investment decision. You should read the entire prospectus carefully, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before investing. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Concerning Forward-Looking Statements.”

Company Overview

The Company now operates a specialty pharmacy business through its wholly-owned subsidiary SRx Health Solutions (Canada) Inc., a corporation organized under the laws of the Province of Ontario (“SRx Canada”) and its pet health and wellness business through its subsidiary Halo, Purely for Pets, Inc., a Delaware corporation (“Halo”). As part of the Merger, the Company dividend out 17% of the issued and outstanding capital stock of Halo to its stockholders of record on April 23, 2025 (i.e., the day before the closing of the Merger).

SRx Health

SRx Canada is an integrated, Canadian health care services provider that operates within the specialty healthcare industry. SRx Canada has developed a collaborative specialty healthcare network (the “SRx Network”) that strategically positions SRx Canada to achieve business objectives. The SRx Network is comprised of 20 specialty pharmacies, 34 infusion clinics and injection sites, four clinical trials sites, patient support programs (“PSP”), allied health team and nursing services, and a wholly owned Health Canada accredited pharmaceutical wholesale and distribution facility located in Mississauga, Ontario. The SRx Network extends across all 10 Canadian provinces, making it one of the most accessible providers of comprehensive, integrated and customized specialty healthcare services in Canada.

Specialty pharmacies and clinics focus on the provision of a subset of prescription medicines termed, “specialty drugs”. Specialty drugs generally refer to medications that are high-cost (list price typically in excess of US$6,000 per year), require complex infrastructure to administer and distribute, and cannot be accessed, administered or managed at traditional retail pharmacies. Specialty drugs are typically used to treat complex, chronic, or rare diseases which are becoming increasingly prevalent. The SRx Network consists of a collaborative and complex network of industry stakeholders, including physicians, pharmacists, pharmaceutical companies and distributors, PSPs, third-party payors and nurses, who work to administer, manage and distribute specialty drugs. The complexities of the required infrastructure represent a significant barrier to entry for traditional retail pharmacies.

SRx Canada is currently subject to proceedings in Canada under the federal Companies’ Creditors Arrangement Act, as described further on page 55 under the heading “Description of the Specialty Pharmacy Business Conducted by SRx Health – Explanatory Note.”

Halo

Halo is a pet health and wellness company focused on providing pet products and services that help dogs and cats live healthier, happier and longer lives. Halo offers a broad portfolio of pet health and wellness products for dogs and cats sold under the Halo brand across multiple forms, including foods, treats, toppers, and chews. Halo has a demonstrated, multi-decade track record of success and is well positioned to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. Halo’s products consist of kibble and canned dog and cat food, freeze-dried raw dog food and treats, and vegan dog food and treats. Halo’s core products are made with high-quality, thoughtfully sourced ingredients for natural, science-based nutrition. Each innovative recipe is formulated with leading veterinary and nutrition experts to deliver optimal health.

Halo sells its premium and super-premium products (which Halo management believes generally includes products with a retail price greater than $0.20 per ounce) under the Halo brand umbrella, including Halo Holistic™ and Halo Elevate®. Halo’s core products sold under the Halo brand are made with high-quality, thoughtfully sourced ingredients for natural, science-based nutrition. Each innovative recipe is formulated with leading veterinary and nutrition experts to deliver optimal health. Halo’s diverse and established customer base has enabled Halo to penetrate multiple channels of trade, which Halo management believes enables Halo to deliver on core consumer needs and serve pet parents wherever they shop. Halo groups these channels of trade into three distinct categories: E-commerce, which includes the sale of product to online retailers such as Amazon and Chewy; Brick & Mortar, which primarily includes the sale of product to regional distributors, pet specialty retailers, and independent pet stores, as well as to select grocery chains; and International, which includes the sale of product to foreign distribution partners and to select international retailers. In December 2023, Halo made a strategic exit out of Petco stores (while remaining on Petco.com), and Pet Supplies Plus. On June 1, 2024, Halo exited its DTC channel in an effort to improve profitability, and now directs consumers on halopets.com to Amazon and Chewy. In April 2025, the Company sold its Asian business, comprising the majority of its International channel.

A concerted effort to drive brand awareness behind distinctive positioning and messaging is the cornerstone of Halo’s growth plan, supported by innovation. Halo’s future growth is driven through an extensive brand positioning workstream resulting in new consumer messaging aimed to build awareness with pet parents, persuade them that Halo is the right choice for their pet, and move the consumer towards purchase. The creative campaign will be brought to life on Amazon and Chewy platforms as well as outside those platforms. By shifting media investment from bottom-of-funnel-driven DTC activities to full funnel activation across the Amazon and Chewy platforms, Halo will see improvements in both media effectiveness, efficiency, and reach.

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In addition to incremental consumer media activation, innovation plays a key role in Halo’s growth plans, supported by Halo’s own research and development, and acquisitions. Halo’s established supply and distribution infrastructure allows Halo to bring new products to market in less than a year. Halo’s outsourced manufacturing model is flexible, scalable and encourages innovation allowing Halo to offer a breadth of assortment in dog and cat food main meal as well as pet treat products under the Halo brand, serving a wide variety of consumer needs, dayparts, and occasions.

The Halo portfolio offers a variety of platforms through which to innovate. Halo Holistic™ is designed for the pet parent seeking complete digestive health with prebiotics, probiotics and postbiotics. Additionally, it’s one of the only brands made with only whole animal proteins and no meat meals. Halo Elevate®, features leading nutrient levels supporting the top five pet parent health concerns including digestive health, heart and immunity support, healthy skin and coat, hip and joint support and strength and energy. Halo Freeze Dried Raw recipes preserve the natural flavor and nutrition of raw food with 100% protein from natural sources.

Recent Corporate Developments

Merger and CCAA Proceedings

On September 3, 2024, Better Choice Company, Inc. (“Predecessor”), SRx Canada, 1000994476 Ontario Inc. (“AcquireCo”), a corporation existing under the laws of the Province of Ontario and an indirect wholly-owned subsidiary of Predecessor, and 1000994085 Ontario Inc., a corporation existing under the laws of the Province of Ontario and a direct wholly-owned subsidiary of Predecessor (“CallCo”) entered into an Arrangement Agreement (the “Arrangement Agreement”), and the transactions contemplated thereby (the “Merger”) were completed on April 24, 2025 (which is referred to herein as the “Closing Date”). Pursuant to the Arrangement Agreement, on the Closing Date, AcquireCo merged with and into SRx Canada, with SRx Canada remaining as the surviving entity. Predecessor acquired the business of SRx Canada pursuant to the Merger.

In connection with the Merger, on April 24, 2025, Predecessor changed its corporate name from “Better Choice Company Inc.” to “SRx Health Solutions, Inc.” by the filing of a Certificate of Amendment of its Certificate of Incorporation with the Secretary of State of the State of Delaware, and SRx Canada changed its name from “SRx Health Solutions Inc.” to “SRx Health Solutions (Canada) Inc.” by making the appropriate filing in the Province of Ontario.

On the Closing Date, Predecessor issued to certain holders of the common stock of SRx Canada 8,898,069 shares of the Company’s Common Stock, and AcquireCo issued to certain holders of the common stock of SRx Canada 19,701,935 shares in the capital stock of AcquireCo which shares are exchangeable into shares of the Company’s Common Stock (the “Exchangeable Shares”) on a one-for-one basis.

On August 12, 2025, the Company announced that SRx Canada had obtained an Initial Order (the “Initial Order”) in Canada under the federal Companies’ Creditors Arrangement Act (the “CCAA” and SRx Canada’s proceedings thereunder, the “CCAA Proceedings”) from the Ontario Superior Court of Justice (Commercial List) (the “Court”). In connection with the Initial Order, the Court granted, among other relief, a stay of proceedings in favor of SRx Canada, the appointment of Grant Thornton Limited as the monitor of SRx Canada (in such capacity, the “Monitor”), debtor-in-possession financing (“DIP Financing”), and a sale process (“Sale Process”).

SRx Canada has secured debtor-in-possession (DIP) Financing (which includes insider participation). The DIP Financing consists of a credit facility of up to a maximum of $1,750,000 which is expected to be used to finance SRx Canada’s working capital needs, including for continued operations and to implement the restructuring contemplated by the CCAA Proceedings. The CCAA Proceedings and DIP Financing will provide SRx Canada with the time and stability required to complete the Sale Process and identify transaction(s) which may include the sale of all or substantially all of the business or assets of SRx Canada. The Company intends to carry on the critical business of SRx Canada throughout the pendency of the CCAA Proceedings.

Neither the Company nor the Company’s United States subsidiary, Halo, Purely For Pets, Inc., a Delaware corporation, has made any filing under any bankruptcy code or statutory reorganization scheme either in the United States or in Canada.

On August 14, 2025, the Company entered into a Settlement, Share Forfeiture and Mutual Release Agreement (the “Settlement Agreement”) with certain of the founders and officers of SRx Canada (the “Forfeiting Stockholders”), pursuant to which the Forfeiting Stockholders forfeited for cancellation approximately 18,839,332 million Exchangeable Shares (the “Forfeited Shares”). In consideration of the Forfeited Shares, the Company agreed to release the Forfeiting Stockholders from certain claims by the Company.

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Private Placement

In connection with the Merger, on April 25, 2025, the Company issued to a single investor a combination of 4,036,697 shares of Common Stock (the “Private Placement Shares”) and pre-funded warrants to purchase Company Common Stock (the “Pre-Funded Warrants”) at a price of $2.18 per share, or $8.8 million in the aggregate, in a private placement transaction (the “Private Placement”). The issuance of shares of Company Common Stock in the private placement was exempt from registration under Section 4(2) of the Securities Act.

Issuance to Service Provider

On April 25, 2025, the Company issued to one of its financial advisors 1,599,231 shares of Common Stock in consideration of services provided by the financial advisor to the Company, 1,503,355 shares of Common Stock which were issued to certain of its financial advisors on July 3, 2025, and 690,000 shares of Common Stock which were issued to certain of its financial advisors on July 15, 2025 (the “Service Provider Shares”).

Share Exchange

In connection with the Merger, on April 24, 2025, the Company contributed 152 shares of the common stock, without par value (the “Halo Shares”), of Halo, Purely For Pets, Inc. (“Halo”), a Delaware corporation, then the Company’s wholly-owned subsidiary, to Halo Spin-Out SPV Inc. (“Spin-Out SPV”), a special purpose subsidiary of the Company formed for such purpose. Immediately prior to the effectiveness of the Merger, the equity interests in Spin-Out SPV were distributed as a dividend to the then-current stockholders of the Company. The Halo Shares represent seventeen (17%) of the issued and outstanding capital stock of Halo.

Following the initiation of the CCAA Proceedings and the execution of the Settlement Agreement, on August 21, 2025, the Company and Spin-Out SPV executed a Share Exchange Agreement (the “Share Exchange Agreement”) whereby Spin-Out SPV transferred the Halo Shares back to the Company in exchange for 4,950,000 newly issued shares of the Company’s Common Stock (such shares, the “SPV Shares” and such transaction, the “Share Exchange”).

Disposition of Halo Assets

On April 16, 2025, the Company completed the sale of substantially all of this assets that comprised the Asia business of its US pet food subsidiary, to CZC Company LTD for total gross proceeds of $8.1 million including $6.5 million, along with a 5-year royalty agreement.

July PIPE Financing

On July 7, 2025, the Company entered into the Securities Purchase Agreement (the “July PIPE SPA”) by and among the Company and the July PIPE Investors, including the lead investor (the “Lead Investor”), pursuant to which the Company issued and sold to the Investors (i) a new series of senior secured convertible notes (the “July Notes”) with an aggregate original principal amount of $7,650,000, subject to an original issue discount as provided in the July Notes, and (ii) warrants (the “July Warrants”) to acquire 21,338,062 shares of the Company’s common stock (the “Common Stock”) (such transaction, the “July PIPE Financing”).

The July Notes bear interest at a rate of 8% per annum. The July Notes mature on July 8, 2027, provided that the maturity date may be extended by a noteholder if the Company is in default under the July Notes, and in certain other limited circumstances as described in the July Notes. The July Notes are convertible into shares of the Common Stock at a conversion price of $0.6274 per share, subject to customary adjustments. The July Warrants are exercisable for a period of three (3) years beginning six (6) months from the date of issuance at an exercise price of $0.6274 per share, also subject to adjustment.

Additionally, on July 8, 2025, pursuant to and in connection with the July PIPE SPA, the Company entered into a Security and Pledge Agreement (the “Security Agreement”) by and between the Company and the Lead Investor, in its capacity as collateral agent, pursuant to which the Company granted to the Lead Investor, for the ratable benefit of the Lead Investor and the other July PIPE Investors, a valid, perfected and enforceable security interest in certain assets of the Company and its subsidiaries, which assets include substantially all of the assets of the Company’s U.S. business, and pledged as collateral the equity held by the Company in certain of the Company’s subsidiaries.

Additionally, on July 8, 2025, pursuant to and in connection with the July PIPE SPA, the Company and the July PIPE Investors entered into a Registration Rights Agreement (the “July PIPE RRA”), pursuant to which the Company agreed to file a registration statement with the United States Securities and Exchange Commission (“SEC”) covering the resale of Common Shares that are issuable upon the conversion of the July Notes or the exercise of the July Warrants.

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October PIPE Financing

On October 27, 2025, the Company entered into a Securities Purchase Agreement (the “October PIPE SPA”) with certain accredited investors named therein (the “October PIPE Investors”). Certain October PIPE Investors are July PIPE Investors. Pursuant to the October PIPE SPA, up to 38,070 shares of the Company’s Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”) and accompanying warrants (“October Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) may be purchased for an aggregate purchase price of up to $30.46 million in one or more closings (such transaction, the “October PIPE Financing”).

On October 31, 2025, pursuant to the October PIPE SPA, the Company issued and sold, and the October PIPE Investors purchased, in a private placement (the “Private Placement”): 19,035 shares of the Series A Preferred Stock and 54,527,811 October Warrants to purchase shares of Common Stock for aggregate proceeds of approximately $15.23 million, paid in cash or through the cancellation of such October PIPE Investor’s July Note and July in lieu of cash. The Company waived receipt of the cash portion of the purchase price until November 3, 2025. Pursuant to the October PIPE SPA, the July PIPE Investors waived the requirement under the July PIPE SPA that the Company register for resale 250% of the shares of Common Stock issuable upon the conversion or exercise of the July Notes or July Warrants.

In conjunction with the October PIPE SPA, on October 31, 2025 the Company entered a registration rights agreement with the investors (the “October PIPE RRA”), pursuant to which the Company will be required to file a registration statement with the Securities and Exchange Commission (the “SEC”), to register for resale the Common Stock issuable upon (x) the conversion of the Series A Preferred Stock and (y) the exercise of the October Warrants.

ELOC Transaction

Concurrently with the issuance of the Notes and Warrants described above under “July PIPE Financing,” on July 7, 2025, the Company and the Selling Stockholder entered into a common share purchase agreement (as amended, the “ELOC Purchase Agreement”), which provides that subject to the terms and conditions set forth therein, the Company may sell to the Selling Stockholder up to the lesser of (i) $50 million of the Company’s common shares, no par value (the “Common Share”) and (ii) the Exchange Cap (as defined below) (subject to certain exceptions provided in the ELOC Purchase Agreement) (the “Total Commitment”), from time to time during the term of the ELOC Purchase Agreement. On October 28, 2025, the Company and the Selling Stockholder executed an amendment to the ELOC Purchase Agreement increasing the Total Commitment from $50 million to $1.0 billion (the “ELOC Amendment”).

Additionally, on July 7, 2025, the Company and the Selling Stockholder entered into a registration rights agreement (the “ELOC RRA”), pursuant to which the Company agreed to file this registration statement with the United States Securities and Exchange Commission (“SEC”) covering the resale of Common Shares that are issued to the Selling Stockholder under the ELOC Purchase Agreement (the “Registration Statement”).

On October 28, 2025, the Selling Stockholder executed a waiver with respect to the ELOC Purchase Agreement and ELOC RRA which waivers allows the Company to register just $27.55 million of Common Stock under the Initial Registration Statement (as defined in the ELOC RRA), rather than $1 billion of Common Stock, due to the constraints of the Company’s currently authorized capital. In the event that the Company’s authorized capital increases, the Company intends to amend this Registration Statement to register an additional $972.45 million of Common Stock, subject to the ELOC Purchase Agreement and ELOC RRA.

Under the terms and subject to the satisfaction of the conditions set forth in the ELOC Purchase Agreement, the Company has the right, but not the obligation, to sell to the Selling Stockholder, and the Selling Stockholder is obligated to purchase, up to the Total Commitment. Such sales of Common Shares by the Company, if any, will be subject to certain limitations as set forth in the ELOC Purchase Agreement, and may occur from time to time, at the Company’s sole discretion, over the period commencing on the date that all of the conditions to the Company’s right to commence such sales are satisfied, including that the registration statement referred to above is declared effective by the SEC and a final form of the prospectus included therein is filed with the SEC (the “Commencement Date”) and ending upon the expiration of this Registration Statement pursuant to Rule 4125(a)(5) of the Securities Act of 1933, as amended, or otherwise upon the termination of the ELOC Purchase Agreement as provided therein. The Selling Stockholder has no right to require the Company to sell any Common Shares to the Selling Stockholder, but the Selling Stockholder is obligated to make purchases as the Company directs, subject to satisfaction of the conditions set forth in the ELOC Purchase Agreement.

As consideration for the Lead Investor entering into the ELOC Purchase Agreement, concurrently with the execution of the ELOC Amendment, the Company issued to the Lead Investor a convertible promissory note in the original principal amount of $20.0 million (the “Keystone Commitment Note”), which is convertible into up to 72,048,620 shares of Common Stock (collectively, the “Keystone Commitment Shares”), assuming a price of $0.3210 per share, which was the closing price of our shares of Common Stock on the NYSE American on October 22, 2025. The Keystone Commitment Note was issued by the Company to the Lead Investor in lieu of the Commitment Shares, as defined in the original ELOC purchase Agreement. The Company also agreed to pay the Lead Investor up to $35,000 for its reasonable expenses under the ELOC Purchase Agreement.

4

From time to time from and after the Commencement Date, on any business day selected by the Company where the closing sale price on the applicable eligible market, or quotation service is equal to or greater than $0.25, subject to the satisfaction of all of the conditions set forth in the ELOC Purchase Agreement, the Company shall have the right, but not the obligation, to direct the Selling Stockholder, to purchase the applicable VWAP Purchase Share Amount (as such term is defined in the ELOC Purchase Agreement), not to exceed the agreed upon maximum, at the applicable VWAP Purchase Price therefor, which price is at a discount to the then-current closing sale price, provided that the Selling Stockholder’s aggregate committed obligation pursuant to the foregoing shall not exceed $1.0 billion.

Under applicable rules of the NYSE American, in no event may the Company issue or sell to the Selling Stockholder under the ELOC Purchase Agreement more than that number of shares of its Common Stock (including the Commitment Shares) which equals 19.99% of the Common Stock outstanding immediately prior to the execution of the ELOC Purchase Agreement (the “Exchange Cap”), unless (i) the Company first obtains stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable NYSE American listing rules, or (ii) the price of applicable sales of Common Stock to the Selling Stockholder under this Agreement equals or exceeds the lower of (A) the official closing sale price on the NYSE American or any nationally recognized successor thereto immediately preceding the delivery of the applicable VWAP Purchase Notice (as such term is defined in the ELOC Purchase Agreement) and (B) the average of the closing sale prices of the Common Stock on the NYSE American for the five business days immediately preceding the delivery of such VWAP Purchase Notice (in each case plus an incremental amount to take into account the Commitment Shares), such that the sales of such shares of Common Stock to the Selling Stockholder would not count toward the 19.99% because they are “at market” under applicable NYSE American rules.

The ELOC Purchase Agreement also prohibits the Company from directing the Selling Stockholder to purchase any Common Shares if those shares, when aggregated with all other Common Shares then beneficially owned by the Selling Stockholder and its affiliates, would result in the Selling Stockholder having beneficial ownership of more than 4.99% of the outstanding Common Shares.

The net proceeds under the ELOC Purchase Agreement to the Company will depend on the frequency of sales and the number of Common Shares sold to the Selling Stockholder and prices at which the Company sells Common Shares to the Selling Stockholder. The Company expects that any net proceeds received by the Company from such sales to the Selling Stockholder will be used for working capital and general corporate purposes. Management of the Company believes that it is in the Company’s best interests to have the flexibility to sell Common Shares pursuant to the ELOC Purchase Agreement, subject to market conditions.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K, which allows us to take advantage of certain exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of our Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, and (ii) our annual revenue exceeded $100 million during such completed fiscal year or the market value of the shares of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Company Information

We were incorporated in the State of Nevada in 2001 under the name Cayenne Construction, Inc., and in 2009, changed our name to Sports Endurance, Inc. Effective March 11, 2019, we changed our name to Better Choice Company Inc. after reincorporating in Delaware and effective April 24, 2025, we changed our name to SRx Health Solutions, Inc. We have five wholly owned subsidiaries - Halo, Purely for Pets, Inc., Bona Vida, Inc., Aimia Pet Healthco Inc, SRx Health Solutions (Canada), Inc., and 1000994085 Ontario Inc. Our principal executive offices are located at 12400 Race Track Road, Tampa, FL 33626. Our website is available at https://www.srxhealth.com. Our website and the information contained on or connected to that site are not, and should not be deemed to be part of or incorporated into this prospectus.

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Summary Risk Factors

Investing in our common stock involves numerous risks, including the risks described under the heading “Risk Factors” in this prospectus and elsewhere in this prospectus. You should carefully consider these risks before making an investment. The following are some of these risks, any one of which could materially adversely affect our business, financial condition, results of operations, and prospects:

●	Increases in sourcing, manufacturing, freight and/or warehousing costs, supply shortages, interruption in our sourcing operations and/or supply changes could have an adverse effect on our business, financial condition, and operating results;

●	We may not be able to successfully implement our growth strategy or effectively manage our growth on a timely basis or at all;

●	Our level of indebtedness and related covenants could limit our operational and financial flexibility and significant adversely affect our business if we breach such covenants and default on such indebtedness;

●	If we do not successfully develop additional products and services, or if such products and services are developed but not successfully commercialized, our business will be adversely affected;

●	Our ability to compete on the basis of product and ingredient quality, product availability, palatability, brand awareness, loyalty and trust, product variety and innovation, product packaging and design, reputation, price and convenience and promotional efforts in our highly competitive industry and against other industry participants, some of whom have greater resources than we do;

●	We are vulnerable to fluctuations in the price and supply of key inputs, including ingredients, packaging materials, and freight;

●	Food safety and food-borne illness incidents may materially adversely affect our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our product offerings;

●	Adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations could materially adversely affect our business, financial condition and results of operations;

●	We rely heavily on third-party commerce platforms to conduct our businesses and if one of those platforms is compromised, our business, financial condition and results of operations could be harmed;

●	We may seek to grow our company and business through acquisitions, investments or through strategic alliances and our failure to identify and successfully integrate and manage these assets could have a material adverse effect on the anticipated benefits of the acquisition and our business, financial condition or results of operations;

●	International expansion of our business, could expose us to substantial business, regulatory, political, financial and economic risks;

●	Changes in existing laws or regulations, including how such existing laws or regulations are enforced by federal, state, and local authorities, or the adoption of new laws or regulations may increase our costs and otherwise adversely affect our business, financial condition and results of operations;

●	Provisions in our certificate of incorporation and bylaws and Delaware law may discourage a takeover attempt even if a takeover might be beneficial to our stockholders;

●	The administrative and regulatory costs of public company compliance could consume a significant amount of our resources;

●	We have broad discretion in the use of the net proceeds from this offering, and our use of those proceeds may not yield a favorable return on your investment.

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THE OFFERING

Issuer	SRx Health Solutions, Inc., a Delaware corporation.

Shares of Common Stock offered by the Selling Stockholders	Up to 101,865,909 shares of our Common Stock which consists of (a) 2,900,551 shares of our common stock issuable upon the exercise of warrants to purchase Common Stock (“July Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated July 7, 2025, (the “July PIPE SPA”) (the “July PIPE Financing”); (b) 31,158,945 shares of our common stock issuable upon the conversion of shares of our Series A Convertible Preferred Stock, par value $0.0001 (the “Series A Preferred Stock”) and 54,527,811 shares of our common stock issuable upon exercise of warrants to purchase Common Stock (“October Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated October 27, 2025, (the “October PIPE SPA”) (the “October PIPE Financing”); (c) 499,304 shares of our common stock issuable in exchange for shares of the capital stock of SRx Health Solutions (Canada), Inc. (“SRx Canada”), a corporation organized under the laws of Ontario, Canada which are exchangeable for shares of our Common Stock on a one-for-one basis (the “Exchangeable Shares”); (d) 4,036,697 shares of our common stock, which were issued to certain other investors in private placement on April 24, 2025 (the “Private Placement”); (e) 3,792,586 shares of our common stock, which were issued to certain service providers in consideration of service provided (the “Service Provider Shares”); and (f) 4,950,000 shares of our common stock, which were issued to Halo Spin-Out SPV Inc. (“Spin-Out SPV”) pursuant to a Share Exchange Agreement (the “Exchange Agreement”) by and between the Company and SPV dated August 21, 2025 (such transaction, the “Share Exchange”).

Shares of Common Stock outstanding prior to the exercise of all Warrants and Options	24,992,539 shares (as of November 5, 2025).

Shares of Common Stock outstanding assuming exercise of all Warrants, Options, and shares reserved for issuance pursuant to stock plans, the ELOC Purchase Agreement, and upon conversion of all Preferred shares	199,846,505 shares.

Terms of the offering	The Selling Stockholders will determine when and how it will dispose of any shares of our Common Stock that are registered under this prospectus for resale. See “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the resale of Common Stock by the Selling Stockholders pursuant to this prospectus. See “Use of Proceeds” and “Risk Factors” for additional information.

Common Stock ticker symbol	“SRXH”

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

7

INFORMATION RELATED TO OFFERED SECURITIES

This prospectus relates to the resale of up to 101,865,909 shares of our Common Stock by the Selling Stockholders, which consists of (a) 2,900,551 shares of our common stock issuable upon the exercise of warrants to purchase Common Stock (“July Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated July 7, 2025, (the “July PIPE SPA”) (the “July PIPE Financing”); (b) 31,158,945 shares of our common stock issuable upon the conversion of shares of our Series A Convertible Preferred Stock, par value $0.0001 (the “Series A Preferred Stock”) and 54,527,811 shares of our common stock issuable upon exercise of warrants to purchase Common Stock (“October Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated October 27, 2025, (the “October PIPE SPA”) (the “October PIPE Financing”); (c) 499,304 shares of our common stock issuable in exchange for shares of the capital stock of SRx Health Solutions (Canada), Inc. (“SRx Canada”), a corporation organized under the laws of Ontario, Canada which are exchangeable for shares of our Common Stock on a one-for-one basis (the “Exchangeable Shares”); (d) 4,036,697 shares of our common stock, which were issued to certain other investors in private placement on April 24, 2025 (the “Private Placement”); (e) 3,792,586 shares of our common stock, which were issued to certain service providers in consideration of service provided (the “Service Provider Shares”); and (f) 4,950,000 shares of our common stock, which were issued to Halo Spin-Out SPV Inc. (“Spin-Out SPV”) pursuant to a Share Exchange Agreement (the “Exchange Agreement”) by and between the Company and SPV dated August 21, 2025 (such transaction, the “Share Exchange”).

The following table includes information relating to the shares of Common Stock registered for resale hereby.

Selling Stockholder	Number of Offered Shares
Keystone Capital Partners, LLC	4,735,617
Seven Knots, LLC	4,735,617
KCP Fund I, LLC	1,408,982
Jim Fallon	9,457,729
Stratgyx, LLC	1,895,148
Matthew George	477,164
2Shores Capital Corp	11,253,842
2464344 Ontario Incorporated	2,813,461
Northern Private Capital Inc.	1,408,982
RDS Private Capital LP	15,476,283
L5 Capital Inc	5,430,119
First Fire Global Opportunities Fund LLC	3,038,538
Lincoln Alternative Strategies	1,690,861
Valter Pinto	562,693
Strategic Capital Advisors Ltd.	3,710,452
Caravel Capital Fund Ltd.	2,777,449
Pinz Capital Special Opportunities Fund, LP	3,070,049
Mank Capital	949,826
Blue Edge Global Opportunities Fund “AGI Series”	949,826
Cobalt Capital Corporation	562,693
Helena Global Investment Opportunities 1 Ltd.	6,639,767
Fifth Lane Partners Fund, LP	2,348,110
David Allan White	130,545
Michael Young	1,656,566
Lionel Conacher	1,323,453
Julian Bharti	562,693
Funicular Funds LP	2,091,967
CCII	4,036,697
Stephen Temes	281,879
Kolinda Tomasic	1,300
Phyllis Henderson	6,200
Charles Giordano	12,497
William Baquet	167,922
Kevin Mangan	109,933
Eric Lord	235,369
Ramnarain Jaigobind	406,376
Halo Spin-Out SPV Inc.	4,950,000
1981411 Alberta Limited	11,427
Alina Rodden	662
Alisha Ali	91
Alison McCarthy	69,715
Alycia Jones	1,170
Ami Shah	34,354
Anam Quraishi	1,416
Anna Nowak	755
Arash Pourzare	25,898
Aric Maclaren	1,666
Ashley Da Silva	934
Behnaz Alijani	25,898
Brittany Cooper	7,326
Dianna Mansour	1,332
Erinn Brown	10,085
Geetu Harjani	152
Hamzah Desai	251
Jason Howden	1,830
Jenna Murphy-Cardinal	654
Jennifer Goldman	87,968
Jennifer Thomson	306
Jennifer Wong	6,758
Jim Kha	4,006
Joanne Perez	223
Julia McLeod	232
Karla Mastronardi	824
Karol Sitarski	65,029
Kathy Poldre	22,564
Kimberley Goodwin	971
Kristin Secord	744
Kumudu Mannapperuma	677
Laniefel Mendoza	586
Ly Longxay	389
Lynn Vignola	1,193
Mai Ayoub	4,666
Maliheh Mollaei	6,402
Manu Luka	1,460
Mark Wong	727
Marta Gniewek	660
Meena Jain	7,676
Melody Pan	2,270
Michael Popielaty	1,990
Monica Astle	19,629
Nancy Solanki	139
Nirav Mehta	14,856
Oshadhi Rodrigo	301
Pallavi Kothari	225
Pauline Markland	171
Phillip Cardella	13,878
Rishawn Moorley	8,603
Saba Mehdipanah	697
Sabrina Ursini	2,804
Sara Bucholtz	1,339
Sean Wong	143
Shannon Jardine	3,835
Shirley Cheung	1,956
Stephen Budgell	938
Tasha Connors	4,590
Tracey Richer	4,798
Zhuo Li	2,889
Rachel Bordage	596
Angela Stotesbury	596
Sabreena Mehdi	596
Vadzim Siukovich	596
Ysabel Silangil	596
Jaymee Sison	596

The securities being offered for resale by the Selling Stockholders pursuant to this prospectus represent approximately 51% of our total fully diluted issued and outstanding Common Stock as of the date of this prospectus, assuming and after giving effect to the issuance of the maximum number of shares of Common Stock issuable upon exercise of all outstanding Common Warrants and Options, including shares reserved pursuant to the Company’s Amended and Restated 2019 Incentive Award Plan (the “Plan”). The Selling Stockholders may be able to sell all of their shares registered for resale hereunder (subject to the beneficial ownership and stock exchange limitations described herein) for so long as the registration statement of which this prospectus forms a part is available for use. Given the substantial number of securities being registered for potential resale by the Selling Stockholders pursuant to the registration statement of which this prospectus is a part, the sale of such securities by the Selling Stockholders, or the perception in the market that the Selling Stockholders may or intend to sell all or a significant portion of such securities, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock.

A decline in the market price of our Common Stock, resulting from the sale of all or substantial amounts of the Common Stock being offered by this prospectus, or the perception in the market that the Selling Stockholders may or intend to sell all or a significant portion of such securities, could adversely affect our ability to issue additional securities to raise additional capital on acceptable terms at a time that we deem appropriate or at all in the future.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our common stock, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected, in which case the trading price of our common stock could decline significantly and you could lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the information under the heading “Forward Looking Statements” in this prospectus.

General Risks

There is a substantial doubt about the Company’s ability to continue as a going concern.

The report of the Company’s independent auditors that accompanies the Company’s consolidated financial statements includes an explanatory paragraph indicating there is a substantial doubt about the Company’s ability to continue as a going concern, citing the Company’s need for additional capital for the future planned expansion of the Company’s activities and to service the Company’s ordinary course activities (which may include servicing of indebtedness). The inclusion of a going concern explanatory paragraph in the report of the Company’s independent auditors will make it more difficult for us to secure additional financing or enter into strategic relationships on terms acceptable to us, if at all, and likely will materially and adversely affect the terms of any financing that we might obtain. the Company’s financial statements do not include any adjustments that may result from the outcome of this uncertainty.

We have incurred significant losses in prior periods, and losses in the future could cause the quoted price of the Company’s common stock to decline or have a material adverse effect on the Company’s financial condition, the Company’s ability to pay its debts as they become due, and on its cash flows.

The Company has historically reported net losses, and any losses in the future could cause the quoted price of the Company’s common stock to decline or have a material adverse effect on the Company’s financial condition, its ability to pay its debts as they become due, and on its cash flows.

If we are unable to manage future expansion effectively, our business may be adversely impacted.

In the future, we may experience rapid growth in our business, which could place a significant strain on our operations, in general, and our internal controls and other managerial, operating and financial resources, in particular. If we are unable to manage future expansion effectively, our business would be harmed. There is, of course, no assurance that we will enjoy rapid development in our business.

The Company’s ability to be successful will depend upon the efforts of the Company’s Board and our key personnel and the loss of such persons could negatively impact the operations and profitability of the Company’s business.

The Company’s ability to be successful is dependent upon the efforts of the Company’s board members and key personnel. We cannot assure you that the Company’s board members and key personnel will be effective or successful or remain with the Company. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Company’s management to expend time and resources becoming familiar with such requirements. See “Executive Compensation” for further discussion. The loss of service of our key personnel, for any reason, could seriously impair our ability to effectuate our business plan, which could have a materially adverse effect on our business and future results of operations. We also have not purchased any key-man life insurance.

If we are unable to recruit and retain key personnel, our business may be harmed.

If we are unable to attract and retain key personnel, our business may be harmed. Our failure to enable the effective transfer of knowledge and facilitate smooth transitions with regard to our key employees could adversely affect our long-term strategic planning and execution.

Our business plan is not based on independent market studies.

We have not commissioned any independent market studies concerning our business plans. Rather, our plans for implementing our business strategy and achieving profitability are based on the experience, judgment and assumptions of our management. If these assumptions prove to be incorrect, we may not be successful in our business operations.

Our Board of Directors may change our policies without shareholder approval.

Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or officers to whom our Board of Directors delegate such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our shareholders. Our Board of Directors or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without shareholder vote. Accordingly, our shareholders will not be entitled to approve changes in our policies, which policy changes may have a material adverse effect on our financial condition and results of operations.

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We need to obtain financing in order to continue our operations and pursue strategic transactions.

On a prospective basis, we will require both short-term financing for operations and long-term capital to fund our expected growth. We currently have no existing bank lines of credit and have not established any definitive sources for additional financing. We believe that cash on hand will be sufficient to meet our short-term financial requirements into the 4th quarter of 2025 assuming that we elect not to pursue and consummate strategic transactions prior to that time. However, we will require additional funds if we want to fully implement our business plan and growth strategy, including strategic transactions, which funds could come in the form of equity, debt (including secured debt) or a combination of the two. Additional financing may not be available to us, or if available, then it may not be available upon terms and conditions acceptable to us. Our inability to take advantage of opportunities in the industry because of capital constraints may have a material adverse effect on our business and our prospects. While we expect to seek additional funding through public or private financings, we may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of our financings may be dilutive to, or otherwise adversely affect, holders of our common stock and other capital securities. We may also seek additional funds through arrangements with collaborators or other third parties.

We currently do not have sufficient cash to fully implement our business plan.

We have experienced a lack of adequate capital resources causing us to be unable to fully implement our full business plan. We believe that we need to raise or otherwise obtain additional financing beyond our current cash position in order to satisfy our existing obligations and fully implement our business plan. We do not expect to have positive cash flow until the end of 2025 or longer. If we are not successful in obtaining additional financing, we will not be able to fully implement our business plan and we may not be able to continue our operations.

The Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause the Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Company Common Stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from the Company’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to the Company’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Company may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

Risks Related to the Company’s Specialty Pharmacy Business

SRx Health conducts its business in a highly regulated industry and environment.

In Canada, the licensing and regulation of pharmacies is under the jurisdiction of provincial and territorial pharmacy regulatory authorities. SRx Health’s business is governed by stringent federal and provincial governmental regulations and licensing requirements, and it operates in an environment in which regulation and government funding play a key role. Since much of the regulation is provincial, SRx Health may encounter varying regulations in different provinces. Non-compliance with any existing or proposed laws or regulations, particularly those that provide for the licensing and conduct of pharmacies and health clinics, the licensing and conduct of healthcare professionals, the provision of information concerning prescription drugs, the distribution of prescription drugs, the distribution, pricing and sale of prescription drugs, privacy matters and restrictions or prohibitions on manufacturer allowance funding, could result in civil or regulatory proceedings, fines, penalties, injunctions, recalls or seizures, any of which may impact SRx Health’s results of operations or financial position.

In addition, any changes to the laws, regulations and policies of federal, provincial, territorial or local governmental authorities affecting SRx Health’s operations and activities, or the interpretation of such laws or regulations, including delisting of services or changes to licensing requirements relating to healthcare services, or their interpretation or application, could have a material adverse effect on the business, its performance, financial condition, results of operations, prospects and on the sales growth of SRx Health and SRx Health could incur significant costs in the course of complying with any changes in the regulatory regime.

Changes in reimbursement programs, prescription drug pricing and commercial terms could adversely affect SRx Health’s operations and financial performance.

SRx Health is reliant on prescription drug sales for a significant portion of its sales and profits. Prescription drugs and their sales are subject to rigorous federal, provincial, territorial and local laws and regulations. Changes to these laws and regulations, or non-compliance with these laws and regulations, could have a material adverse impact on SRx Health’s business, sales and profitability.

Federal and provincial laws and regulations that establish public drug plans typically regulate prescription drug coverage, patient eligibility, pharmacy reimbursement, drug product eligibility, drug pricing and may also regulate manufacturer allowance funding that may be provided to or received by pharmacies. With respect to pharmacy reimbursement, such laws and regulations typically regulate the allowable drug cost of a prescription drug product, the permitted mark-up on a prescription drug product and the professional or dispensing fees that may be charged on prescription drug sales to patients eligible under the public drug plan. With respect to drug product eligibility, such laws and regulations typically regulate the requirements for listing the manufacturer’s products as a benefit or partial benefit under the applicable governmental drug plan, drug pricing and, in the case of generic prescription drug products, the requirements for designating the product as interchangeable with a branded prescription drug product. In addition, other federal, provincial, territorial and local laws and regulations govern the approval, packaging, labeling, sale, marketing, advertising, handling, storage, distribution, dispensing and disposal of prescription drugs.

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Sales of prescription drugs, pharmacy reimbursement and drug prices may be affected by changes to the health care industry, including legislative or other changes that impact patient eligibility, drug product eligibility, the allowable cost of a prescription drug product, the mark-up permitted on a prescription drug product, the amount of professional or dispensing fees paid by third-party payers or the provision or receipt of manufacturer allowances by pharmacy and pharmacy suppliers.

The majority of prescription drug sales are reimbursed or paid by third-party payers, such as governments, insurers or corporate employers. These third-party payers have pursued and continue to pursue measures to manage the costs of their drug plans. Each provincial jurisdiction has implemented legislative and/or other measures directed towards managing pharmacy service costs and controlling increasing drug costs incurred by public drug plans and private payers which impact pharmacy reimbursement levels and the availability of manufacturer allowances. Legislative measures to control drug costs include lowering of generic drug pricing, restricting or prohibiting the provision of manufacturer allowances and placing limitations on private label prescription drug products. Other measures that have been implemented by certain government payers include restricting the number of interchangeable prescription drug products which are eligible for reimbursement under provincial drug plans.

Legislation in certain provincial jurisdictions establish listing requirements that ensure that the selling price for a prescription drug product will not be higher than any selling price granted by the manufacturer for the same prescription drug product under other provincial drug insurance programs. In some provinces, elements of the laws and regulations that impact pharmacy reimbursement and manufacturer allowances for sales to the public drug plans are extended by legislation to sales in the private sector. Also, private third-party payers (such as corporate employers and their insurers) are looking or may look to benefit from any measures implemented by government payers to reduce prescription drug costs for public plans by attempting to extend these measures to prescription drug plans they own or manage. Accordingly, changes to pharmacy reimbursement and manufacturer allowances for a public drug plan could also impact pharmacy reimbursement and manufacturer allowances for private sector sales. In addition, private third party payers could reduce pharmacy reimbursement for prescription drugs provided to their members or could elect to reimburse members only for products included on closed formularies or available from preferred providers.

Changes impacting pharmacy reimbursement programs, prescription drug pricing and manufacturer allowance funding, legislative or otherwise, are expected to continue to put downward pressure on prescription drug sales, particularly branded drugs. These changes may have a material adverse impact on SRx Health’s business, sales and profitability. In addition, SRx Health could incur significant costs in the course of complying with any changes in the regulatory regime affecting prescription drugs.

Inflation risk

General inflationary pressures may affect drug costs and other operating costs, which could have a material adverse effect on SRx Health’s financial condition, results of operations and the capital expenditures required to advance SRx Health’s present and future business plans. There can be no assurance that any governmental action will be taken to control inflationary or deflationary cycles, that any governmental action taken will be effective or whether any governmental action may contribute to economic uncertainty or volatility. Governmental action to address inflation or deflation may also affect currency values. Accordingly, inflation and any governmental response thereto may have a material adverse effect on SRx Health’s business, results of operations, cash flow, financial condition and the price of its common shares.

SRx Health’s business is highly competitive and SRx Health may not be able to compete successfully against current and future competitors.

The specialty healthcare industry is very competitive. SRx Health has competitors with longer operating histories, larger customer bases, greater brand recognition, greater experience and more extensive commercial relationships in certain jurisdictions, and greater financial, technical, marketing and other resources than SRx Health does. SRx Health’s potential new or existing competitors may be able to develop products and services better received by customers or may be able to respond more quickly and effectively than SRx Health can to new or changing opportunities, technologies, regulations or customer requirements. In addition, some of SRx Health’s larger competitors may be able to leverage a larger installed customer base and distribution network to adopt more aggressive pricing policies and offer more attractive sales terms, which could cause SRx Health to lose potential sales or to sell SRx Health’s products at lower prices. Disruptive innovation by existing or new competitors could alter the competitive landscape in the future. Competition may also come from other sources in the future. Changes in market dynamics or the actions of competitors or manufacturers, including industry consolidation, the emergence of new competitors and strategic alliances could materially and adversely affect SRx Health’s businesses. SRx Health’s inability to keep up with the pace of such behavioural changes or technological advancements or with its competitors could adversely affect SRx Health’s operations or financial performance.

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SRx Health’s business is impacted by the interplay between brand name and generic drugs

The profitability of pharmacy businesses depends upon the utilization of prescription drugs. Utilization trends are affected by, among other factors, the introduction of new and successful prescription drugs as well as lower-priced generic alternatives to existing brand name drugs generally due to higher gross margins on the sale of generic alternatives. Inflation in the price of drugs also can adversely affect utilization. New brand name drugs can result in increased drug utilization and associated sales, while the introduction of lower priced generic alternatives typically results in relatively lower sales, but relatively higher gross profit margins. Accordingly, a decrease in the number or magnitude of significant new brand name drugs or generics successfully introduced, delays in their introduction, or a decrease in the utilization of previously introduced prescription drugs, could have an impact on results of operations. In addition, gross profit margins could be adversely affected if there is an increase in the amounts SRx Health pay to procure pharmaceutical drugs, including generic drugs, or if new brand name drugs replace existing generic drugs, or if new brand name drugs replace existing generic drugs.

Changes in drug development and prescription mix may impact SRx Health’s results of operation

A significant portion of SRx Health’s sales is dependent on the markup SRx Health earns on drugs dispensed as well as the related dispensing fee. The sources and amounts of SRx Health’s sales are determined by a number of factors, including the mix of patients, mix of pharmaceuticals dispensed and rates of reimbursement from payors. Changes in the mix of any of these categories could impact SRx Health’s sales and results of operations.

SRx Health dispenses significant volumes of prescription medications from its pharmacies. Dispensing volume is a driver of sales and profitability. When drug products are modified or withdrawn by manufacturers, or when increased safety risk profiles of specific drugs or classes of drugs result in decreased usage, physicians may reduce or stop writing prescriptions for these drugs. Negative media reports or other reputational issues regarding drugs could result in reduced consumer demand for such drugs. In cases where there are no acceptable prescription drug equivalents or alternatives for these prescription drugs, SRx Health’s prescription volumes, sales and profitability could decline.

The pharmaceutical industry’s pipeline of new drugs includes many drugs that over the long term may replace older, more expensive therapies, whether due to the development of new or more effective treatments, the replacement of brand name drugs with generic substitutes, the development of biosimilar drugs or other replacement therapies and new and less expensive delivery methods (such as when an infusion or injectable drug is replaced with an oral drug) or additional products are added to a therapeutic class. As new treatments and drugs are developed, price competition among competing manufacturer’s products may increase. In such cases, drug costs may decline. The mix of SRx Health’s dispensed drugs could and will change over time as technology advances and existing products are improved or become obsolete and these changes are likely to impact SRx Health’s sales, results of operations and financial condition.

Product liability, product recall or personal injury issues could damage SRx Health’s reputation and have a significant adverse effect on SRx Health’s business, operating results, cash flows and/or financial condition.

SRx Health’s business could be adversely impacted by the supply of defective or expired products, including the infiltration of counterfeit products into the supply chain, errors in re-labeling of products, product tampering, product recall and contamination or product mishandling issues. Furthermore, a disruption in business operations could occur as a result of contamination of drugs, a failure to maintain necessary shipment and storage conditions, errors in mail order processing, and the unavailability of prescription drugs provided by suppliers, labor disruptions or other unanticipated disruptions, among other factors. SRx Health seeks to manage this risk through the use of multiple logistics providers such that if there was a disruption of service from one service provider, another party may be used. However, such disruption could reduce SRx Health’s ability to process and dispense prescriptions and provide products and services to customers. Errors in the dispensing and packaging of pharmaceuticals, including related counseling, in consuming drugs in a manner that is not prescribed and in the provision of other healthcare services could lead to serious injury or death. Product liability or personal injury claims may be asserted with respect to any of the drugs or other products or services SRx Health sells or provides. The occurrence of such events or incidents, as well as the failure to maintain the cleanliness and health standards at store level, could result in harm to customers negative publicity or could adversely affect brands, reputation, operations or financial performance and could lead to other unforeseen liabilities from legal claims or otherwise.

SRx Health may not be able to avoid significant liability exposure even if it takes appropriate precautions, including maintaining liability coverage (subject to deductibles and maximum payouts). Any liability that SRx Health may have as a result could have a material adverse effect on the business, financial condition and results of operations of SRx Health, to the extent insurance coverage for such liability is not available. Liability claims in the future, regardless of their ultimate outcome, could have a material adverse effect on SRx Health’s reputation, its ability to attract and retain customers and may detrimentally divert management’s attention away from the business.

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The occurrence of unanticipated serious adverse events or other safety problems could cause the regulatory bodies to impose significant restrictions on the distribution or sale of drug products or provision of SRx Health’s pharmacy or other business services. In addition, the discovery of previously unknown safety problems or increased severity or significance of a pre-existing safety signal could result in withdrawal of the product from the market, product recalls or other material adverse effects on operations. If SRx Health fails to or does not promptly withdraw pharmaceutical products upon a recall by a drug manufacturer, its business and results of operations could be negatively impacted.

The drug products that SRx Health carries have a set shelf life

SRx Health holds finished goods in inventory and SRx Health’s products have a limited shelf life, as it is normal for certain drugs, supplements and other pharmaceutical ingredients to degrade over time. SRx Health’s inventory may reach its expiration date and not be sold. Even though SRx Health manages its inventory, SRx Health may be required to write-down the value of any inventory that has reached its expiration date, which could have a material adverse effect on SRx Health’s business, financial condition, and results of operations.

Continued operation of SRx Health’s distribution facilities is critical to SRx Health’s operations

SRx Health is largely dependent on SRx Health’s distribution facilities to supply SRx Health’s pharmacies with drug products. If one or more of SRx Health’s distribution facilities becomes inoperable, capacity is exceeded or if operations are disrupted, SRx Health’s business, financial condition and operating results could be negatively affected. SRx Health depends on the orderly operation of the receiving and distribution process, which relies on adherence to shipping schedules and the effective management of SRx Health’s distribution facilities. Although SRx Health believes that its receiving and distribution processes are efficient, and SRx Health has appropriate contingency plans, unforeseen disruptions in operations due to fire, severe weather conditions, natural disasters, or other catastrophic events, electronic or power interruptions, failure of software and hardware or other system failures, labor disagreements or other shipping problems may result in delays in the delivery of SRx Health’s shipments. Additionally, although SRx Health believes that the capacity of its distribution facilities meets its current needs, SRx Health may need to expand its receiving and distribution capacity in the future. Any failure to effectively expand SRx Health’s distribution capacity in a timely manner to keep pace with SRx Health’s growth could have an adverse effect on its business. Although SRx Health maintains business interruption insurance and property insurance, SRx Health cannot provide any assurance that its insurance coverage will adequately protect SRx Health from the adverse effects that could result from significant disruptions to its distribution system, such as the long-term loss of clients or an erosion of its reputation, or that insurance proceeds will be paid to SRx Health in a timely manner.

Conducting clinical trials involve a high degree of risk

SRx Health enrolls qualified patients, conduct, supervise and monitor clinical trials, conduct preclinical studies and complete chemistry, manufacturing and controls activities. SRx Health has regulatory responsibilities, including ensuring that its clinical trials are conducted in accordance with Good Clinical Practices and that preclinical studies are conducted in accordance with Good Laboratory Practices. Failure to complete activities on schedule or conduct preclinical studies or clinical trials in accordance with regulatory requirements or SRx Health’s trial design could materially adversely impact SRx Health’s business, financial condition or operating results and could cause the market value of its common shares to decline.

There may be delays or stoppages in SRx Health’s clinical trials due to circumstances beyond SRx Health’s control

The commencement of SRx Health’s planned clinical trials could be delayed or prevented due to a limited number of, and competition for, suitable patients with the particular types of cancer required for enrollment in SRx Health’s clinical trials; a limited number of, and competition for, suitable sites to conduct SRx Health’s clinical trials; delay or failure to obtain Health Canada or other regulatory agencies’ approval or agreement to commence a clinical trial; delay or failure to obtain sufficient supplies of the product candidate for SRx Health’s clinical trials; delay or failure to reach agreement on acceptable clinical trial agreement terms or clinical trial protocols; slower than expected rates of patient recruitment and enrollment; failure of patients to complete the clinical trial; unforeseen safety issues; inability or unwillingness of patients to follow SRx Health’s clinical trial protocols; and introduction of competitive products that may impede SRx Health’s ability to retain patients in its clinical trials. Any of the foregoing could have a material adverse effect on SRx Health’s business, results of operations and financial condition.

Negative results from clinical trials or studies of others and adverse safety events involving the targets of SRx Health’s products may have an adverse impact on SRx Health’s future commercialization efforts.

From time to time, studies or clinical trials on various aspects of biopharmaceutical products are conducted by academic researchers, competitors, or others. The results of these studies or trials, when published, may have a significant effect on the market for the biopharmaceutical product that is the subject of the study. The publication of negative results of studies or clinical trials or adverse safety events related to SRx Health’s product candidates, or the therapeutic areas in which SRx Health’s product candidates compete, could adversely affect the price of its common shares and SRx Health’s ability to finance future development of its product candidates, and SRx Health’s business and financial results could be materially and adversely affected.

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SRx Health’s insurance policies may not be sufficient to cover all claims

As a distributor of products designed to be ingested by humans, SRx Health faces an inherent risk of exposure to product liability claims, regulatory action, and litigation of its products are alleged to have caused significant loss or injury. SRx Health may be subject to various product liability claims, including, among others, that the products distributed by SRx Health caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against SRx Health could result in increased costs, could adversely affect SRx Health’s reputation with its clients and consumers generally, and could have a material adverse effect on the business, financial condition, and operating results of SRx Health. There can be no assurances that SRx Health’s insurance policies would be able to adequately cover all risks to which SRx Health is exposed and may not be adequate for all liabilities actually incurred or indemnification claims against SRx Health. A significant claim not covered by SRx Health’s insurance, in full or in part, may result in significant expenditures by SRx Health. Moreover, SRx Health may not be able to maintain insurance policies in the future at reasonable costs, on acceptable terms or at all, which may adversely affect SRx Health’s business and the trading price of its securities. The successful assertion of one or more large claims against SRx Health that exceed available insurance coverage, or the occurrence of changes in SRx Health’s insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect SRx Health’s business, financial condition and results of operations.

SRx Health is subject to a variety of business continuity hazards and risks, any of which could interrupt SRx Health’s operations or otherwise adversely affect its performance and operating results.

SRx Health is subject to business continuity hazards and other risks, including natural disasters, utility and other mechanical failures, acts of war or terrorism, outbreaks of infectious diseases, pandemics or similar health threats, disruption of communications, data security and preservation, disruption of supply or distribution, safety regulation and labor difficulties. The occurrence of any of these or other events to SRx Health might disrupt or shut down SRx Health’s operations or otherwise adversely affect SRx Health’s operations. SRx Health also may be subject to certain liability claims in the event of an injury or loss of life, or damage to property, resulting from such events. Although SRx Health has and maintain insurance policies that SRx Health believes are customary and adequate for its size and industry, its insurance policies include limits and exclusions and, as a result, its coverage may be insufficient to protect against all potential hazards and risks incident to SRx Health’s business. In addition, SRx Health’s crisis management and disaster recovery procedures and business continuity plans may not be effective. Should any such hazards or risks occur, or should SRx Health’s insurance coverage be inadequate or unavailable, SRx Health’s business, operating results, cash flows and financial condition could be adversely affected.

SRx Health’s risk management policies and procedures may not be fully effective in mitigating SRx Health’s risk exposure in all market environments or against all types of risks, which could expose SRx Health to losses and liability and otherwise harm SRx Health’s business.

SRx Health operates in a highly regulated industry and both SRx Health and the industry in which it conducts its business have experienced significant change in recent years. Accordingly, SRx Health’s risk management policies and procedures may not be fully effective at identifying, monitoring and managing SRx Health’s risks. Some of SRx Health’s risk evaluation methods depend upon information provided by third parties regarding markets, customers or other matters that are otherwise inaccessible to SRx Health. In some cases, however, that information may not be accurate, complete or up-to-date. SRx Health’s risk management policies, procedures, techniques and processes may not be effective at identifying all of the risks to which SRx Health is exposed or enabling it to mitigate the risks SRx Health has identified. In addition, when SRx Health introduces new services, focuses on new business types or begins to operate in markets in which SRx Health has a limited history or experience, SRx Health not be able to forecast and reserve accurately for new risks. If SRx Health’s risk management policies and processes are ineffective, SRx Health may suffer financial losses, SRx Health may be subject to liability and SRx Health’s business, financial condition and results of operations may be materially and adversely affected.

Consumer opinion of SRx Health may be impacted in case of reputational damages to SRx Health’s suppliers

SRx Health promotes nationally branded, non-proprietary products, as well as private label, proprietary products. Damage to the reputation of any of these brands, or to the reputation of any supplier or manufacturer of these brands, could negatively impact consumer opinion of SRx Health or the related products, which could have an adverse impact on the financial performance of SRx Health.

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Healthcare professional errors may harm SRx Health’s business and reputation

Exposure to risks related to managing confidential information and possible professional errors by healthcare professionals, including pharmacists, could have a significant impact on SRx Health’s reputation and corporate image. SRx Health may be subject to claims that it wrongfully hired an employee or healthcare professional from a competitor, or that SRx Health’s employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that SRx Health’s employees have wrongfully used or disclosed alleged trade secrets of their former employers. Healthcare professionals may offer counseling to customers about medication, dosage, delivery systems, common side effects and other information that they deem significant. Healthcare professionals such as pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects. An error or omission could cause reputational harm and impact financial performance.

Consolidation in the supply chain may negatively impact drug prices and SRx Health’s ability to compete

Many sourcing and procurement organizations in the healthcare industry have consolidated to create larger healthcare enterprises with greater market power. While this consolidation could increase efficiency and has the potential to improve the delivery of health care services, it also reduces competition and the number of potential contracting parties in certain geographies, and has led to pricing pressures. New and proposed acquisitions, partnerships and strategic alliances in the healthcare industry can alter market dynamics and impact businesses and competitive positioning. Changes in the participants in global sourcing enterprises relating to drug procurement, whether as a result of mergers, acquisitions or other transactions, can also have a similar effect on market dynamics and business. In addition, further consolidation among generic drug manufacturers could lead to generic drug inflation in the future. SRx Health expects that market demand, government regulation, third-party reimbursement policies, government contracting requirements, and societal pressures will continue to cause the healthcare industry to evolve, potentially resulting in further business consolidations and alliances among industry participants.

SRx Health relies on third-party suppliers for a significant portion of its supply of products

SRx Health relies on third parties to supply a significant portion of SRx Health’s inventories. SRx Health is reliant on these third parties for timely supply of products, including general pharmaceutical products. These third parties may find it necessary to allocate their supply of particular products among its customers. Such allocations of supply may in the future be an impediment in the conduct of business. There can be no assurance that these third parties will continue to supply their products in the timeframe and quantities required by SRx Health. There may be a need to identify alternate third party suppliers to prevent a possible disruption of the manufacture of certain pharmaceutical drug products. SRx Health does not have control over the process or timing of the manufacturing of the pharmaceutical drug products that SRx Health distributes or sells, and disruptions could harm its business, financial condition and results of operation.

SRx Health’s quarterly results of operations may fluctuate and, as a result, SRx Health may fail to meet or exceed the expectations of investors or securities analysts which could cause SRx Health’s share price to decline.

SRx Health’s quarterly revenue and results of operations may fluctuate as a result of a variety of factors, many of which are outside of its control. If its quarterly revenue or results of operations fall below the expectations of investors or securities analysts, the price of its common shares could decline substantially. Fluctuations in its results of operations may be due to a number of factors, including: demand for and market acceptance of SRx Health’s products; the mix of services sold during a period; SRx Health’s ability to retain and increase sales to customers and attract new customers; the strength of the economy; changes in SRx Health’s pricing policies or those of SRx Health’s competitors; competition, including entry into the industry by new competitors and new offerings by existing competitors; network outages or security breaches; and the amount and timing of expenditures related to expanding SRx Health’s operations and SRx Health’s growth opportunities. Due to the foregoing factors, and the other risks discussed in this prospectus, you should not rely on quarter-to-quarter comparisons of SRx Health’s results of operations as an indication of SRx Health’s future performance.

Change in tax and trade policies, tariffs and other government regulations affecting trade between Canada and other countries could adversely affect SRx Health.

Many branded and generic drug products are manufactured in whole or in substantial part outside of Canada. As a result, significant changes in tax or trade policies, tariffs or trade relations between Canada and other countries, such as the imposition of unilateral tariffs on imported products, could result in significant increases in costs, restrict access to suppliers, depress economic activity, and have a material adverse effect on business, cash flows and results of operations. In addition, other countries may change their business and trade policies and such changes, as well as any negative sentiments towards Canada in response to increased import tariffs and other changes in Canada trade regulations, could adversely affect SRx Health’s businesses, if SRx Health fails to respond adequately to such changes, including by implementing strategic and operational initiatives.

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Disruption of the global supply chain and ineffective service providers could adversely impact SRx Health’s business

Products are sourced from a wide variety of domestic and international vendors, and any future disruption in supply chain or inability to find qualified vendors and access products that meet requisite quality and safety standards in a timely and efficient manner could adversely impact pharmacy businesses.

The loss or disruption of supply arrangements for any reason, including for health epidemics or pandemics, labor disputes, loss or impairment of key manufacturing sites, inability to procure sufficient raw materials, quality control issues, ethical sourcing issues, a supplier’s financial distress, natural disasters, civil unrest or acts of war or terrorism, trade sanctions or other external factors, could interrupt product supply. Additionally, offshore sourcing increases certain risks, including risks associated with drug safety, product defects, non-compliance with ethical and safe business practices and inadequate supply of products.

Ineffective selection of service providers (including transport carriers, logistics service providers and operators of warehouses and distribution facilities), contractual terms or relationship management could impact ability to source products (both national brand and control brand products), to have products available for customers, to market to customers or to operate efficiently and effectively.

Failure to meet customer expectations may harm SRx Health’s brand and reputation, its ability to retain and grow its customer base and its operating results.

Products and services must satisfy the needs and desires of customers, whose preferences may change. It is difficult to predict consistently and successfully the products and services customers will demand. Failure to timely identify or effectively respond to changing consumer preferences and spending patterns, and evolving demographic mixes in markets, an inability to expand the products being purchased by clients and customers, or the failure or inability to obtain or offer particular categories of products could adversely affect relationships with customers and clients and the demand for products and services and could result in excess inventories of products, which could adversely affect its operating results.

If SRx Health cannot keep pace with rapid developments in healthcare technology and change in SRx Health’s industry and continue to grow its patient base, the use of SRx Health’s services could decline, reducing SRx Health’s revenue.

Certain markets in which SRx Health competes are subject to rapid and significant changes. The healthcare technology market, in particular, is characterized by rapid technological change, new product and service introductions, evolving industry standards, changing patient needs, consolidation and the entrance of non-traditional competitors. In order to remain competitive and continue to acquire new customers, SRx Health is continually involved in a number of projects to develop new services and improve SRx Health’s existing services. These projects may not be successful and carry some risks, such as cost overruns, delays in delivery, performance problems and lack of patient adoption, and may cause SRx Health to become subject to additional regulation. Any inability to develop or delay in the delivery of new services or the failure to differentiate SRx Health’s services or to accurately predict and address market demand could render SRx Health’s services less desirable, or even obsolete, to SRx Health’s customers. In addition, many current or prospective customers may find competing services more attractive if SRx Health does not keep pace with market innovation, and many may choose to switch to competing services even if SRx Health does its best to innovate and provide superior services.

SRx Health relies in part, and may in the future rely in part, on third parties, including some of SRx Health’s competitors and potential competitors, for the development of, and access to, new technologies. If SRx Health is unable to maintain these relationships, it may lose access to new technologies or may not have the speed-to-market necessary to successfully launch new offerings.

SRx Health’s future success will depend on SRx Health’s ability to adapt to technological changes and evolving industry standards. SRx Health cannot predict the effects of technological changes on SRx Health’s business. If SRx Health is unable to adapt to technological changes or evolving industry standards on a timely and cost-effective basis by introducing new services and improving existing services, he SRx Health’s business, financial condition and results of operations could be materially adversely affected.

SRx Health’s use and disclosure of personally identifiable information, including personal health information, is subject to privacy and security regulations.

There are a number of federal and provincial laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the privacy rules under PIPEDA and substantially similar provincial legislation, including personal health information protection legislation applicable in the provinces and territories of Canada, protect medical records and other personal health information by limiting their use and disclosure of health information to the minimum level reasonably necessary to accomplish the intended purpose. If SRx Health was found to be in violation of the privacy or security rules under the Personal Information Protection and Electronic Documents Act (Canada) (“PIPEDA”) or such other laws protecting the confidentiality of patient health information, it could be subject to sanctions or criminal penalties, or otherwise be the subject of litigation (including a class action) for breach of privacy or failing to ensure the security of resident and patient information, any of which could increase its liabilities, harm its reputation and have a material adverse effect on the business, results of operations and financial condition of SRx Health.

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SRx Health relies on the relationships that SRx Health has established with major drug manufacturers and specialty practitioners to conduct SRx Health’s business, and changes to these relationships may impair SRx Health’s operations.

SRx Health has developed strong working relationships with several industry stakeholders including major drug manufacturers and specialty practitioners that have served to benefit SRx Health’s continued operations. SRx Health is dependent on these relationships to access therapies ahead of competition, stay ahead of the curve on innovative therapies and regulatory changes in the pipeline and to receive access to specialty medications promptly and at competitive prices. Changes to these favorable relationships could negatively impact its business, and its continued growth is in part dependent on the maintenance of these relationships.

SRx Health may be subject to information technology systems impairment and cyber-attacks in the future

SRx Health’s operations depend on the timely maintenance, upgrade and replacement of networks, equipment, information technology systems and software, as well as pre-emptive expenses to mitigate the risks of failures.

In addition, SRx Health collects and stores personal information about SRx Health’s patients and are responsible for protecting that information from privacy breaches. A privacy breach may occur through procedural or process failure, information technology malfunction, or deliberate unauthorized intrusions. Theft of data for competitive purposes, particularly patient lists and preferences, is an ongoing risk whether perpetrated via employee collusion or negligence or through deliberate cyber-attack. Any such theft or privacy breach would have a material adverse effect on SRx Health’s business, financial condition and results of operations.

SRx Health has not experienced any material losses to date relating to cyber-attacks or other information security breaches, but there can be no assurance that SRx Health will not incur such losses in the future. SRx Health’s risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access is a priority. As cyber threats continue to evolve, SRx Health may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

SRx Health’s services must integrate and interoperate with a variety of operating systems, software, hardware, web browsers and networks.

SRx Health is dependent on the ability of SRx Health’s products and services to integrate with a variety of operating systems, software, hardware, networks and web browsers that SRx Health does not control. Any changes in these systems or networks that degrade the functionality of SRx Health’s products and services, impose additional costs or requirements on SRx Health or give preferential treatment to competitive services could materially and adversely affect usage of SRx Health’s products and services. Given the nature of SRx Health’s business and the pace of technological change, SRx Health may be unsuccessful in attempting to keep up with changing systems or the cost of doing so could be prohibitive, either of which could materially adversely affect SRx Health’s business and operations. In the event that it is difficult for SRx Health’s patients and corporate customers to access and use SRx Health’s products and services, SRx Health’s business may be materially and adversely affected.

In addition, SRx Health’s solutions, including hardware and software, interoperate with mobile networks offered by telecom operators and mobile devices developed by third parties. Changes in these networks or in the design of these mobile devices may limit the interoperability of SRx Health’s solutions with such networks and devices and require modifications to SRx Health’s solutions. If SRx Health is unable to ensure that its hardware and software continue to interoperate effectively with such networks and devices, or if doing so is costly, SRx Health’s business, financial condition and results of operations may be materially and adversely affected.

Failure to properly manage inventories and anticipate demand may impact SRx Health’s financial performance

SRx Health’s business is subject to risks associated with managing inventory and changes in customer’s preferences. Failure by SRx Health to properly manage its inventory and effectively anticipate the demand for products offered may result in SRx Health having inventory that customers do not want, is not reflective of customers’ tastes or habits, or is priced at a level customers are not willing to pay. Inability of SRx Health to respond to changing consumer preferences may result in excess inventory, inventory levels that are insufficient to meet demand or inventory that may have to be sold at lower prices. SRx Health monitors the impact of customer trends and inventory turnover and obsolescence. However, despite these efforts, inappropriate inventory levels may negatively impact SRx Health’s financial performance.

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Reliance on data obtained from third party sources

SRx Health relies on certain operational data obtained from third parties that are industry accepted data sources. Such data relied on by SRx Health may not accurately reflect actual prescriptions. If such data turns out to be inaccurate or unreliable and SRx Health’s controls are not effective, there could be an adverse effect on SRx Health’s financial performance, its ability to properly manage inventory and its ability to interpret industry trends.

Change in population demographics could have an adverse effect on SRx Health’s business, operations, financial condition and results of operations.

The aging population in Canada is a major driver of demand for SRx Health’s products and services. Due to declining fertility rates and increased life expectancy, seniors in Canada are a rapidly growing segment of the population and are living longer and healthier lives than previous generations. These trends have generally resulted in an increased demand for pharmaceutical and other drugs, particularly among the elderly population. A change in any of these demographic trends, including shorter life spans, reduced incidence of illness or reduced demand for pharmaceutical drugs, could significantly impact demand for SRx Health’s services and have a material adverse effect on SRx Health’s business, operations, financial condition and results of operations.

If SRx Health is unable to hire, retain and motivate qualified personnel, its business will suffer

SRx Health’s future success depends, in part, upon SRx Health’s ability to attract, retain and motivate highly skilled and qualified personnel. Failure to attract and retain qualified professionals that are essential to SRx Health’s operations, including pharmacists, sales and marketing personnel and skilled management could adversely affect SRx Health’s business. If SRx Health fails to attract, train and retain sufficient numbers of these highly qualified people, its prospects, business, financial condition and results of operations will be materially and adversely affected.

SRx Health is dependent on the continued services and performance of SRx Health’s senior management and other key employees, the loss of any of whom could adversely affect SRx Health’s business, operating results and financial condition.

SRx Health’s future performance depends on the continued services and contributions of its senior management, including its NEOs, and other key employees to execute on its business plan and to identify and pursue new opportunities and product innovations. The failure to properly manage succession plans and/or the loss of services of senior management or other key employees could significantly delay or prevent the achievement of SRx Health’s strategic objectives. From time to time, there may be changes in SRx Health’s senior management team resulting from the hiring or departure of executives, which could disrupt SRx Health’s business. The loss of the services of one or more of its senior management or other key employees for any reason could adversely affect SRx Health’s business, financial condition and operating results and require significant amounts of time, training and resources to find suitable replacements and integrate them within SRx Health’s business and could affect SRx Health’s corporate culture.

From time to time, SRx Health may become defendants in legal proceedings as to which SRx Health is unable to assess its exposure, and which could become significant liabilities in the event of an adverse judgment.

From time to time in the ordinary course of SRx Health’s business, SRx Health may become involved in various legal proceedings, including commercial, product liability, employment, class action and other litigation and claims, as well as governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources and cause SRx Health to incur significant expenses. Furthermore, because litigation is inherently unpredictable, the results of any such actions may have a material adverse effect on SRx Health’s business, operating results or financial condition.

Labor-related matters, including labor disputes, may adversely affect SRx Health’s operations

Potential labor disputes at SRx Health’s independent stores or transportation carriers create risks for SRx Health’s business, particularly if a dispute results in work slowdowns, lockouts, strikes or other disruptions of its operations. Any potential labor dispute, either in SRx Health’s own operations or in those of third parties, on whom SRx Health relies, could materially affect SRx Health’s costs, decrease SRx Health’s sales, harm SRx Health’s reputation or otherwise negatively affect SRx Health’s sales, profitability or financial condition.

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Goodwill and other intangible assets could, in the future, become impaired

Goodwill and indefinitely lived intangible assets are subject to annual impairment reviews, or more frequent reviews if events or circumstances indicate that the carrying value may not be recoverable. When evaluating goodwill for potential impairment, SRx Health compares the fair value of SRx Health’s reporting units to their respective carrying amounts. SRx Health estimates the fair value of SRx Health’s reporting units using a combination of a discounted cash flow method and a market multiple method. If the carrying amount of a reporting unit exceeds its estimated fair value, a goodwill impairment loss is recognized in an amount equal to the excess to the extent of the goodwill balance. Estimated fair values could change if, for example, there are changes in the business climate, industry-wide changes, changes in the competitive environment, adverse legal or regulatory actions or developments, changes in capital structure, cost of debt, interest rates, capital expenditure levels, operating cash flows or market capitalization. Because of the significance of SRx Health’s goodwill and intangible assets, any future impairment of these assets could require material noncash charges to SRx Health’s operating results, which also could have a material adverse effect on SRx Health’s financial condition.

Conflicts of interest may arise between SRx Health and its directors and officers as a result of other business activities undertaken by such individuals.

SRx Health may be subject to various potential conflicts of interest because of the fact that some of its directors and executive officers may be engaged in a range of business activities. In addition, SRx Health’s directors and executive officers may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to SRx Health and subject to any contractual restrictions restricting such activities. In some cases, SRx Health’s executive officers and directors may have fiduciary obligations associated with business interests that interfere with their ability to devote time to SRx Health’s business and affairs, which could adversely affect SRx Health’s operations. These business interests could require significant time and attention of SRx Health’s executive officers and directors.

Conflicts of interest, if any, will be subject to the procedures and remedies provided under applicable laws and policies of SRx Health. For example, a director who has a material interest in a matter before the Board or any committee on which he or she serves is required to disclose such interest as soon as the director becomes aware of it and absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place. In accordance with applicable laws, the directors of SRx Health are required to act honestly and in good faith with a view to the best interests of SRx Health.

SRx Health is subject to risks associated with leasing space and equipment and is subject to a number of long-term non-cancelable leases with substantial lease payments.

Other than its distribution facility, SRx Health leases its physical operating locations and is subject to risks associated with leasing, occupying and making tenant improvements to real property, including adverse demographic and competitive changes affecting the property, changes in availability of and contractual terms for leasable space, credit risk in relation to tenant improvement allowances from landlords and potential liability for environmental conditions or personal injury claims. There can be no assurances that SRx Health will be able to extend, renew or continue to lease its existing locations.

Additional sites that SRx Health leases may be subject to long-term non-cancelable leases if SRx Health is unable to negotiate shorter terms. If an existing or future location is not profitable, and SRx Health decides to close it, SRx Health may nonetheless be committed to perform its obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. In addition, if SRx Health is not able to enter into new leases or renew existing leases on terms acceptable to SRx Health, this could have an adverse effect on SRx Health’s results of operations and profitability. Any failure to make lease payments when due, or the inability to extend, renew or continue to lease space and equipment in key locations, would likely harm SRx Health’s business, profitability and results of operations.

SRx Health may be unable to adequately protect its proprietary and intellectual property rights

SRx Health believes that its intellectual property has substantial value and has contributed significantly to the success of its business. SRx Health’s URL addresses, social media addresses, business names, and brand portfolio are assets, which add distinctive value and recognition to its customers. SRx Health’s trademarks are valuable assets that reinforce its brand and consumers’ favorable perception of its products. SRx Health’s continued success depends, to a significant degree, upon its ability to protect and preserve its intellectual property, including its trademarks and trade secrets. If SRx Health fails to protect its intellectual property adequately, unauthorized disclosure of such information could harm the value of its brand. SRx Health relies on confidentiality agreements and trademark, trade secret law to protect its intellectual property rights. Employees with access to such information are subject to confidentiality provisions contained in their employment offers which prohibit them from disclosing information. Even with confidentiality measures in place, there is no assurance that SRx Health’s intellectual property rights can be successfully defended and protected in the future.

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Being accused of infringing intellectual property rights of others

Other parties may claim that SRx Health infringes or violates their trademarks, patents, copyrights, domain names, publicity rights or other proprietary rights. Such claims, regardless of their merit, could result in litigation or other proceedings and could require SRx Health to expend significant financial resources and attention by SRx Health’s management and other personnel that otherwise would be focused on SRx Health’s business operations, result in injunctions against SRx Health that prevent SRx Health from using material intellectual property rights, or require SRx Health to pay damages to third parties. SRx Health may need to obtain licenses from third parties who allege that SRx Health has infringed or violated their rights, but such licenses may not be available on terms acceptable to SRx Health or at all. In addition, SRx Health may not be able to obtain or use on terms that are favorable to SRx Health, or at all, licenses or other rights with respect to intellectual property that SRx Health does not own, which would require SRx Health to develop alternative intellectual property. To the extent SRx Health relies on open-source software, SRx Health may face claims from third parties that claim ownership of the open source software or derivative works that were developed using such software, or otherwise seek to enforce the terms of the applicable open source license. Similar claims might also be asserted regarding SRx Health’s in-house software. The occurrence of these claims could harm SRx Health’s brand or materially adversely affect SRx Health’s business, financial position and operating results.

The costs and effects of pending and future litigation, investigations or similar matters, or adverse facts and developments related thereto, could materially affect SRx Health’s business, financial position and results of operations.

SRx Health may in the future be party to legal, arbitration and administrative investigations, inspections and proceedings arising in the ordinary course of SRx Health’s business or from extraordinary corporate, tax or regulatory events that involve SRx Health or its associated participants, particularly with respect to negligence, civil, tax and labor claims.

SRx Health’s indemnities and insurance may not cover all claims that may be asserted against SRx Health, and any claims asserted against SRx Health, regardless of merit or eventual outcome, may harm SRx Health’s reputation. Furthermore, there is no guarantee that SRx Health will be successful in defending ourselves in pending or future litigation or similar matters under various laws. Should the ultimate judgments or settlements in any pending or future litigation or investigation significantly exceed SRx Health’s indemnity rights, they could have a material adverse effect on SRx Health’s business, financial condition and results of operations and the price of SRx Health’s securities. Further, even if SRx Health adequately addresses issues raised by an inspection conducted by an agency or successfully defend SRx Health’s case in an administrative proceeding or court action, SRx Health may have to set aside significant financial and management resources to respond and settle issues raised by such proceedings, which could adversely affect SRx Health’s business.

SRx Health is heavily reliant on its healthcare professionals, and SRx Health’s success depends on the satisfactory performance by its healthcare professionals of their professional obligations including maintenance of their required qualifications. SRx Health’s healthcare professionals could be subject to negligence claims, suits or complaints relating to services provided from time to time. From time to time, SRx Health’s healthcare professionals may enmesh SRx Health in outstanding or unforeseen legal, regulatory, contractual, employee or other issues. The failure of SRx Health’s healthcare professionals to perform their professional obligations or the successful assertion of one or more large claims against SRx Health, whether or not those claims may be covered by an indemnity or insurance, could adversely affect SRx Health’s business, financial condition and results of operations.

SRx Health may become involved in regulatory or agency proceedings, investigations and audits

SRx Health’s business requires compliance with many laws and regulations and the sensitive nature of the healthcare industry may attract increased regulatory and agency scrutiny. Failure to comply with these laws and regulations could subject SRx Health to regulatory or agency proceedings or investigations and could also lead to damage awards, fines and penalties. SRx Health may become involved in a number of government or agency proceedings, investigations and audits. The outcome of any regulatory or agency proceedings, investigations, audits, and other contingencies could harm SRx Health’s reputation, require SRx Health to take, or refrain from taking, actions that could harm its operations or require SRx Health to pay substantial amounts of money, harming its financial condition. There can be no assurance that any pending or future regulatory or agency proceedings, investigations and audits will not result in substantial costs or a diversion of management’s attention and resources or have a material adverse impact on SRx Health’s business, financial condition and results of operation.

SRx Health may also become party to litigation from time to time in the ordinary course of business which could adversely affect its business. Should any litigation in which SRx Health becomes involved be determined against SRx Health, such a decision could adversely affect SRx Health’s ability to continue operating and the value of its common shares and could use significant resources. Even if SRx Health is involved in litigation and is successful, litigation can redirect significant Company resources, including the time and attention of management and available working capital. Litigation may also create a negative perception of SRx Health’s brand.

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The impact of economic conditions, including the resulting effect on spending by consumers, may adversely affect SRx Health’s business, operating results and financial condition.

The impact of economic conditions, including the resulting effect on spending by consumers, may adversely affect SRx Health’s business, operating results and financial condition. Canadian pharmacies are affected by the Canadian economy and consumer confidence in general, including various economic factors, inflation and changes in consumer purchasing power, preferences and/or spending patterns. It is possible that an unfavorable, uncertain or volatile economic environment will cause a decline in drug utilization, an increase in health care utilization and dampen consumer demand for SRx Health’s products and services.

Risks Relating to the SRx Health’s Growth Strategy

SRx Health may not be able to successfully implement SRx Health’s growth strategy.

SRx Health’s future growth, profitability and cash flows depend upon SRx Health’s ability to successfully implement SRx Health’s growth strategy, which, in turn, is dependent upon a number of factors, including SRx Health’s ability to accomplish acquiring new pharmacies and integrating them into the SRx Network, leveraging existing infrastructure to drive organic growth, expanding SRx Health’s wholesale distribution capabilities, further developing SRx Health’s service offerings through investment in technology, and accelerating SRx Health’s clinical trials business.

There can be no assurance that SRx Health can successfully achieve any or all of the above initiatives in the anticipated manner or time period. Further, achieving these objectives will require investments which may result in short-term costs without generating any current revenue and therefore may be dilutive to SRx Health’s earnings. SRx Health cannot provide any assurance that SRx Health will realize, in full or in part, the anticipated benefits SRx Health expects SRx Health’s strategy will achieve. The failure to realize those benefits could have a material adverse effect on SRx Health’s business, financial condition and results of operations.

SRx Health has experienced significant growth in recent periods, which puts strain on its business, operations and employees. SRx Health anticipates that its operations will continue to expand. To manage its current and anticipated future growth effectively, SRx Health must continue to maintain and enhance its IT infrastructure, financial and accounting systems and controls.

Failure to effectively manage its growth could also lead SRx Health to over-invest or under-invest in development and operations, result in weaknesses in its infrastructure, systems or controls, and give rise to operational mistakes, financial losses, loss of productivity or business opportunities and result in loss of employees and reduced productivity of remaining employees. If SRx Health’s management is unable to effectively manage SRx Health’s growth, its expenses may increase more than expected, its revenue may not increase or may grow more slowly than expected and SRx Health may be unable to implement its business strategy.

A portion of SRx Health’s growth depends on SRx Health’s ability to complete future acquisitions, and failure to do so in a timely manner, or on less favourable terms to SRx Health, could impede SRx Health’s ability to execute portions of SRx Health’s business strategy

SRx Health expects to engage in future acquisitions in order to achieve SRx Health’s growth strategy. SRx Health’s ability to execute its growth strategy depends in part on its ability to identify and acquire desirable acquisition candidates at a price and on terms acceptable to SRx Health and on its ability to successfully integrate acquired operations into SRx Health’s business. If SRx Health identifies suitable acquisition candidates, SRx Health may be unable to successfully negotiate their acquisition at a price or on terms and conditions acceptable to SRx Health. While SRx Health expects SRx Health will be able to fund some of its acquisitions and capital expenditures with SRx Health’s existing resources, SRx Health will likely require additional financing, including debt and equity financings, to pursue certain acquisitions. SRx Health may not be able to complete debt or equity financings on terms favourable to SRx Health or at all.

Any future acquisitions, partnerships or joint ventures that SRx Health makes or enters into could disrupt SRx Health’s business and harm SRx Health’s financial condition.

SRx Health evaluates, and expect in the future to evaluate, potential strategic acquisitions of, and partnerships or joint ventures with, businesses providing services or technologies that are complementary to SRx Health’s existing services and technologies. However, SRx Health may not be successful in identifying acquisition, partnership and joint venture targets or SRx Health may use estimates and judgments to evaluate the operations and future revenue of a target that turn out to be inaccurate. In addition, SRx Health may not be able to successfully finance or integrate a particular business, service or technology that SRx Health acquires or with which SRx Health forms a partnership or joint venture, and SRx Health may not achieve the anticipated benefits of such project or SRx Health may lose customers as a result. Furthermore, the integration of any acquisition, partnership or joint venture may divert management’s time and resources from SRx Health’s existing business and disrupt its operations. Certain acquisitions may also enmesh SRx Health in outstanding or unforeseen legal, regulatory, contractual, employee or other issues. As a result of any of the foregoing, SRx Health may spend time and money on projects that do not increase its revenue or profitability. Moreover, SRx Health’s competitors may be willing or able to pay more than SRx Health for acquisitions, which may cause SRx Health to lose certain acquisitions that SRx Health would otherwise desire to complete. Even if SRx Health successfully competes for a certain acquisition, partnership or joint venture, SRx Health may finance the project with cash on hand, equity or debt, or a combination thereof, which could decrease SRx Health’s cash reserves, dilute SRx Health’s shareholders, including investors under this prospectus, or significantly increase SRx Health’s level of indebtedness or place other restrictions on SRx Health’s operations. SRx Health cannot ensure that any acquisition, partnership or joint venture SRx Health makes will not have a material adverse effect on SRx Health’s business, financial condition and results of operations.

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Competition for acquisition candidates, consolidation within the pharmacy industry and economic and market conditions may limit SRx Health’s ability to grow through acquisitions.

SRx Health seeks to grow through strategic acquisitions in addition to organic growth. Although SRx Health has and expects to continue to identify numerous acquisition candidates that SRx Health believes may be suitable, SRx Health may not be able to acquire them at prices or on terms and conditions favourable to SRx Health. Other companies have adopted or may in the future adopt SRx Health’s strategy of acquiring and consolidating regional and local businesses. SRx Health expects that increased consolidation in the pharmacy industry over the longer term will reduce the number of attractive acquisition candidates. Moreover, general economic conditions and the environment for attractive investments may affect the desire of the owners of acquisition candidates to sell their companies. As a result, SRx Health may have fewer acquisition opportunities, and those opportunities may be on less attractive terms than in the past, which could cause a reduction in SRx Health’s rate of growth from acquisitions.

Changes in the Canadian healthcare industry and regulatory environment could negatively affect SRx Health’s growth and financial projections.

Changes in the Canadian healthcare industry and regulatory environment could have a material adverse impact on SRx Health’s results of operations. Provincial governments in Canada provide partial funding for the purchase of pharmaceuticals and independently regulate the sale and reimbursement of drugs. Provincial governments in Canada have introduced significant changes in recent years in an effort to reduce the costs of publicly funded health programs. For instance, to reduce the cost for taxpayers, provincial governments have taken and will continue to take steps to reform the rules regarding the sale of generic drugs. These changes include increased powers of investigation, reporting and enforcement for provincial regulatory agencies, the significant lowering of prices for generic pharmaceuticals and, in some provinces, changes to the allowable amounts of professional allowances paid to pharmacists by generic manufacturers and the tendering of generic molecules on provincial drug formularies. These reforms may adversely affect the distribution of drugs as well as the pricing for prescription drugs in Canada. Additional provinces have implemented or are considering similar changes, which would also lower pharmaceutical pricing and service fees. Individually or in combination, such changes in the Canadian healthcare environment may materially reduce SRx Health’s revenue and operating results and could cause the market price of SRx Health’s Common Shares to decline.

Risks Related to the Company’s Pet Health and Wellness Business

Increases in sourcing, manufacturing, freight and/or warehousing costs, supply shortages, interruption in Halo’s sourcing operations and/or supply changes could have an adverse effect on Halo’s business, financial condition, and operating results.

Halo’s products are sourced from a limited number of independent third-party suppliers, which Halo depends upon for the manufacture of all Halo’s products. Some of the ingredients, packaging materials, and other products Halo purchases may only be available from a single supplier or a limited group of suppliers. While alternate sources of supply are generally available, the supply and price are subject to market conditions and are influenced by other factors beyond Halo’s control. Halo does not have long-term contracts with many of Halo’s suppliers, and therefore they could increase prices or cease doing business with Halo. As a result, Halo may be subject to price fluctuations or demand disruptions.

The prices of raw materials, packaging materials and freight are subject to fluctuations in price attributable to, among other things, global competition for resources, weather conditions, changes in supply and demand of raw materials, or other commodities, fuel prices and government-sponsored agricultural programs. Volatility in the prices of raw materials and other supplies Halo purchases could increase Halo’s cost of sales and reduce Halo’s profitability, and Halo has no guarantees that prices will not rise. Halo’s ability to pass along higher costs through price increases to Halo’s customers is dependent upon competitive conditions and pricing methodologies employed in the various sales channels in which Halo competes, and Halo may not be successful in implementing price increases. In addition, any price increases Halo does implement may result in lower sales volumes. Customers and consumers may choose to shift purchases to lower-priced private label or other value offerings which may adversely affect Halo’s results of operations.

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Halo cannot control all of the various factors that might affect Halo’s ability to ship orders of Halo’s products to customers in a timely manner or to meet Halo’s quality standards. Such factors include, among other things, natural disasters or adverse weather and climate conditions; political and financial instability; strikes; unforeseen public health crises, including pandemics and epidemics such as the COVID-19 pandemic; acts of war or terrorism and other catastrophic events, whether occurring in the U.S. or internationally (including, without limitation, the conflict in Ukraine). From time to time, a co-manufacturer may experience financial difficulties, bankruptcy or other business disruptions, which could disrupt Halo’s supply of products or require that Halo incurs additional expense by providing financial accommodations to the co-manufacturer or taking other steps to seek to minimize or avoid supply disruption, such as establishing a new co-manufacturing arrangement with another provider. Further, Halo may be unable to locate an additional or alternate co-manufacturing arrangement in a timely manner or on commercially reasonable terms, if at all. Any delay, interruption or increased cost in the proprietary value-branded products that might occur for any reason could affect Halo’s ability to meet customer demand, adversely affect Halo’s net sales, increase Halo’s cost of sales and hurt Halo’s results of operations, which in turn may injure Halo’s reputation and customer relationships, thereby harming Halo’s business.

Halo’s ability to meet increases in demand may be impacted by Halo’s reliance on Halo’s suppliers and Halo is subject to the risk of shortages and long lead times. Halo may not be able to develop alternate sources in a timely manner. Therefore, Halo may not be able to source sufficient product on terms that are acceptable to us, or at all, which may undermine Halo’s ability to fill Halo’s orders in a timely manner. The occurrence of any of the foregoing could increase Halo’s costs, disrupt Halo’s operations, or could have a materially adverse impact on Halo’s business, financial condition, results of operations or prospects.

If Halo fails to maintain and expand Halo’s brand, or the quality of Halo’s products that customers have come to expect, Halo’s business could suffer.

The continued development and maintenance of Halo’s brand and the quality of Halo’s products is critical to Halo’s success. Halo seeks to maintain, extend, and expand Halo’s brand image through marketing investments, including advertising and consumer promotions, and product innovation. Maintaining, promoting and positioning Halo’s brand and reputation will depend on, among other factors, the success of preserving the quality of Halo’s products, the availability of Halo’s products, marketing and merchandising efforts, the nutritional benefits provided to pets and Halo’s ability to provide a consistent, high-quality customer experience.

The success of Halo’s brand may suffer if Halo’s marketing plans or product initiatives do not have the desired impact on Halo’s brand’s image or its ability to attract customers. Brand value is based on perceptions of subjective qualities, and any incident that erodes the loyalty of Halo’s customers, suppliers or co-manufacturers, including adverse publicity or a governmental investigation or litigation, could significantly reduce the value of Halo’s brand and significantly damage Halo’s business. Further, Halo’s brand value could diminish significantly due to a number of factors, including consumer perception that Halo has acted in an irresponsible manner, adverse publicity about Halo’s products (whether or not valid), Halo’s failure to maintain the quality of Halo’s products, product contamination, the failure of Halo’s products to deliver consistently positive consumer experiences, inadequate labor conditions, health or safety issues at Halo’s co-manufacturers, or the products becoming unavailable to consumers.

If Halo is unable to build and sustain brand equity by offering recognizably superior products, Halo may be unable to maintain premium pricing over private label products. The growing use of social and digital media by consumers increases the speed and extent that information and opinions can be shared. Negative posts or comments about Halo or Halo’s brands or products on social or digital media could damage Halo’s brands and reputation. If Halo fails to maintain the favorable perception of its brands, its business, financial condition and results of operations could be negatively impacted.

Halo may not be able to successfully implement and/or manage Halo’s growth strategy on a timely basis or Halo may not grow at all.

Halo’s future success depends on Halo’s ability to implement Halo’s growth strategy of introducing new products and expanding into new markets and attracting new consumers to Halo’s brand and sub-brands. Halo’s ability to implement this growth strategy depends, among other things, on Halo’s ability to: establish Halo’s brands and reputation as a well-managed enterprise committed to delivering premium quality products to the pet health and wellness industry; partner with retailers and other potential distributors of Halo’s products; continue to effectively compete in specialty channels and respond to competitive developments; continue to market and sell Halo’s products through a multi-channel distribution strategy and achieve joint growth targets with Halo’s distribution partners; expand and maintain brand loyalty; develop new proprietary value-branded products and product line extensions that appeal to consumers; maintain and, to the extent necessary, improve Halo’s high standards for product quality, safety and integrity; maintain sources from suppliers that comply with all federal, state and local laws for the required supply of quality ingredients to meet Halo’s growing demand; identify and successfully enter and market Halo’s products in new geographic markets and market segments; execute value-focused pricing strategies; and attract, integrate, retain and motivate qualified personnel. Halo may not be able to successfully implement Halo’s growth strategy and may need to change Halo’s strategy in order to maintain Halo’s growth. If Halo fails to implement Halo’s growth strategy or if Halo invests resources in a growth strategy that ultimately proves unsuccessful, Halo’s business, financial condition and results of operations may be materially adversely affected.

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If Halo succeeds in growing Halo’s business, such growth could strain Halo’s management team and capital resources. Halo’s ability to manage operations and control growth will be dependent on Halo’s ability to raise and spend capital to successfully attract, train, motivate, retain and manage new members of senior management and other key personnel and continue to update and improve Halo’s management and operational systems, infrastructure and other resources, financial and management controls, and reporting systems and procedures. Failure to manage Halo’s growth effectively could cause Halo to misallocate management or financial resources, and result in additional expenditures and inefficient use of existing human and capital resources. Such slower than expected growth may require Halo to restrict or cease Halo’s operations and go out of business. Additionally, Halo’s anticipated growth will increase the demands placed on Halo’s suppliers, resulting in an increased need for Halo to manage Halo’s suppliers and monitor for quality assurance and comply with all applicable laws. Any failure by Halo to manage Halo’s growth effectively could impair Halo’s ability to achieve Halo’s business objectives.

Halo’s recurring losses and significant accumulated deficit have raised substantial doubt regarding Halo’s ability to continue as a going concern.

Halo has experienced recurring operating losses, have a significant accumulated deficit, and Halo expects to continue to generate operating losses and consume cash resources in the near term. Without generating sufficient cash flow from operations or additional debt or equity financing, these conditions raise substantial doubt about Halo’s ability to continue as a going concern, meaning that Halo may be unable to continue operations for the foreseeable future or realize assets and discharge liabilities in the ordinary course of operations. If Halo needs to seek additional financing to fund Halo’s business activities in the future and there remains doubt about Halo’s ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all. If Halo is unable to obtain sufficient funding, Halo’s business, prospects, financial condition and results of operations will be materially and adversely affected and Halo may be unable to continue as a going concern. If Halo is unable to continue as a going concern, Halo may have to liquidate Halo’s assets and may receive less than the value at which those assets are carried on Halo’s consolidated financial statements, and it is likely that investors will lose all or a part of their investment.

If Halo does not successfully develop additional products and services, or if such products and services are developed but not successfully commercialized, Halo’s business will be adversely affected.

Halo’s success will depend, in part, on Halo’s ability to develop and market new products and improvements to Halo’s existing products. The process of identifying and commercializing new products is complex, uncertain and may involve considerable costs, and if Halo fails to accurately predict customers’ changing needs and preferences, Halo’s business could be harmed. The success of Halo’s innovation and product development efforts is affected by, among other things, the technical capability of Halo’s team; Halo’s ability to establish new supplier relationships and third-party consultants in developing and testing new products, and complying with governmental regulations; Halo’s attractiveness as a partner for outside research and development scientists and entrepreneurs; and the success of Halo’s management and sales team in introducing and marketing new products.

Halo has already and may have to continue to commit significant resources to commercializing new products before knowing whether Halo’s investments will result in products the market will accept. Substantial promotional expenditures may be required to introduce new products to the market, or improve Halo’s market position. To remain competitive and expand and keep shelf placement for Halo’s products, Halo may need to increase Halo’s advertising spending to maintain and increase consumer awareness, protect and grow Halo’s existing market share or promote new products, which could affect Halo’s operating results. Halo may not always be able to respond quickly and effectively to changes in customer taste and demand due to the amount of time and financial resources that may be required to bring new products to market, which could result in Halo’s competitors taking advantage of changes in customer trends before Halo is able to and harm Halo’s brand and reputation.

Furthermore, developing and commercializing new products may divert management’s attention from other aspects of Halo’s business and place a strain on management, operational and financial resources, as well as Halo’s information systems. Halo may not execute successfully on commercializing those products because of errors in product planning or timing, technical hurdles that Halo fails to overcome in a timely fashion, or a lack of appropriate resources. Launching new products or updating existing products may also leave Halo with obsolete inventory that Halo may not be able to sell or Halo may sell at significantly discounted prices. If Halo is unable to successfully develop or otherwise acquire new products, Halo’s business, financial condition and results of operations may be materially adversely affected.

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Because Halo is engaged in a highly competitive business, if Halo is unable to compete effectively, Halo’s results of operations could be adversely affected.

The pet health and wellness industry is highly competitive. Halo competes on the basis of product and ingredient quality, product availability, palatability, brand awareness, loyalty and trust, product variety and innovation, product packaging and design, reputation, price and convenience and promotional efforts. The pet products and services retail industry has become increasingly competitive due to the expansion of pet-related product offerings by certain supermarkets, warehouse clubs, and other mass and general retail and online merchandisers and the entrance of other specialty retailers into the pet food and pet supply market, which makes it more difficult for Halo to compete for brand recognition and differentiation of Halo’s products and services. Halo faces direct competition from companies that sell various pet health and wellness products at a lower price point and distribute such products to traditional retailers, which are larger than Halo is and have greater financial resources. Price gaps between products may result in market share erosion and harm Halo’s business. Halo’s current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. Further, it is possible that domestic or foreign companies, some with greater experience in the pet health and wellness industry or greater financial resources than Halo possesses, will seek to provide products or services that compete directly or indirectly with Halo’s in the future.

Many of Halo’s competitors may have longer operating histories, greater brand recognition, larger fulfillment infrastructures, greater technical capabilities, significantly greater financial, marketing and other resources and larger customer bases than Halo does. These factors may allow Halo’s competitors to derive greater net sales and profits from their existing customer base, acquire customers at lower costs or respond more quickly than Halo can to new or emerging technologies and changes in consumer preferences or habits. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger customer bases or generate net sales from their customer bases more effectively than Halo does.

Halo’s competitors may be able to identify and adapt to changes in consumer preferences more quickly than Halo due to their resources and scale. They may also be more successful in marketing and selling their products, better able to increase prices to reflect cost pressures and better able to increase their promotional activity, which may impact Halo and the entire pet health and wellness industry. Increased competition as to any of Halo’s products could result in price reduction, increased costs, reduced margins and loss of market share, which could negatively affect Halo’s profitability. While Halo management believes Halo is better equipped to customize products for the pet health and wellness market generally as compared to other companies in the industry, there can be no assurance that Halo will be able to successfully compete against these other companies. Expansion into markets served by Halo’s competitors and entry of new competitors or expansion of existing competitors into Halo’s markets could materially adversely affect Halo’s business, financial condition and results of operations.

If Halo fails to attract new customers, or retain existing customers, or fail to do either in a cost-effective manner, Halo may not be able to increase sales.

Halo is highly dependent on the effectiveness of Halo’s marketing messages and the efficiency of Halo’s advertising expenditures in generating consumer awareness and sales of Halo’s products. Halo may not always be successful in developing effective messages and new marketing channels, as consumer preferences and competition change, and in achieving efficiency in Halo’s advertising expenditures. Halo depends heavily on internet-based advertising to market Halo’s products through internet-based media and e-commerce platforms. If Halo is unable to continue utilizing such platforms, if those media and platforms diminish in importance or size, or if Halo is unable to direct Halo’s advertising to Halo’s target consumer groups, Halo’s advertising efforts may be ineffective, and Halo’s business could be adversely affected. The costs of advertising through these platforms have increased significantly, which could in decreased efficiency in the use of Halo’s advertising expenditures, and Halo expects these costs may continue to increase in the future.

Consumers are increasingly using digital tools as a part of their shopping experience. As a result, Halo’s future growth and profitability will depend in part on:

●	the effectiveness and efficiency of Halo’s online experience for disparate worldwide audiences, including advertising and search optimization programs in generating consumer awareness and sales of Halo’s products;

●	Halo’s ability to prevent confusion among consumers that can result from search engines that allow competitors to use or bid on Halo’s trademarks to direct consumers to competitors’ websites;

●	Halo’s ability to prevent Internet publication or television broadcast of false or misleading information regarding Halo’s products or Halo’s competitors’ products;

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●	the nature and tone of consumer sentiment published on various social media sites; and

●	the stability of Halo’s website and other e-commerce platforms on which Halo sells Halo’s products. In recent years, a number of DTC, Internet-based retailers have emerged and have driven up the cost of basic search terms, which has and may continue to increase the cost of Halo’s Internet-based marketing programs.

If Halo’s marketing messages are ineffective or Halo’s advertising expenditures, geographic price-points, and other marketing programs, including digital programs, are inefficient in creating awareness and consideration of Halo’s products and brand name and in driving consumer traffic to Halo’s website or to Halo’s other sales channels, Halo’s sales, profitability, cash flows and financial condition may be adversely impacted. In addition, if Halo is not effective in preventing the publication of confusing, false or misleading information regarding Halo’s brand or Halo’s products, or if there arises significant negative consumer sentiment on social media regarding Halo’s brand or Halo’s products, Halo’s sales, profitability, cash flows and financial condition may be adversely impacted.

Food safety and food-borne illness incidents may materially adversely affect Halo’s business by exposing Halo to lawsuits, product recalls or regulatory enforcement actions, increasing Halo’s operating costs and reducing demand for Halo’s product offerings.

Selling food for consumption involves inherent legal and other risks, and there is increasing governmental scrutiny of and public awareness regarding food safety. Unexpected side effects, illness, injury or death related to allergens, food-borne illnesses or other food safety incidents caused by products Halo sells, or involving Halo’s suppliers or co-manufacturers, could result in the discontinuance of sales of these products or Halo’s relationships with such suppliers or co-manufacturers, or otherwise result in increased operating costs, regulatory enforcement actions or harm to Halo’s reputation. Shipment of adulterated or misbranded products, even if inadvertent, can result in criminal or civil liability. Such incidents could also expose Halo to product liability, negligence or other lawsuits, including consumer class action lawsuits. Any claims brought against Halo may exceed or be outside the scope of Halo’s existing or future insurance policy coverage or limits. Any judgment against Halo that is more than Halo’s policy limits or not covered by Halo’s policies or not subject to insurance would have to be paid from Halo’s cash reserves, which would reduce Halo’s capital resources.

The occurrence of food-borne illnesses or other food safety incidents could also adversely affect the price and availability of affected ingredients, resulting in higher costs, disruptions in supply and a reduction in Halo’s sales. Furthermore, any instances of food contamination or regulatory noncompliance, whether or not caused by Halo’s actions, could compel us, Halo’s suppliers, Halo’s distributors or Halo’s customers, depending on the circumstances, to conduct a recall in accordance with FDA regulations, comparable state laws or foreign laws in jurisdictions in which Halo operates. Food recalls could result in significant losses due to their costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time and potential loss of existing distributors or customers and a potential negative impact on Halo’s ability to attract new customers due to negative consumer experiences or because of an adverse impact on Halo’s brand and reputation. The costs of a recall could exceed or be outside the scope of Halo’s existing or future insurance policy coverage or limits.

In addition, food companies have been subject to targeted, large-scale tampering as well as to opportunistic, individual product tampering, and Halo, like any food company, could be a target for product tampering. Forms of tampering could include the introduction of foreign material, chemical contaminants and pathological organisms into consumer products as well as product substitution. FDA regulations require companies like Halo to analyze, prepare and implement mitigation strategies specifically to address tampering (i.e., intentional adulteration) designed to inflict widespread public health harm. If Halo does not adequately address the possibility, or any actual instance, of intentional adulteration, Halo could face possible seizure or recall of its products and the imposition of civil or criminal sanctions, which could materially adversely affect Halo’s business, financial condition and operating results.

Halo may not be able to manage Halo’s manufacturing and supply chain effectively, which may adversely affect Halo’s results of operations.

Halo must accurately forecast demand for all of Halo’s products in order to ensure that Halo has enough products available to meet the needs of Halo’s customers. Halo’s forecasts are based on multiple assumptions that may cause Halo’s estimates to be inaccurate and affect Halo’s ability to obtain adequate co-manufacturing capacity in order to meet the demand for Halo’s products. If Halo does not accurately align Halo’s manufacturing capabilities with demand, Halo’s business, financial condition and results of operations may be materially adversely affected.

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In addition, Halo must continuously monitor Halo’s inventory and product mix against forecasted demand. If Halo underestimates demand, Halo having inadequate supplies. Halo also faces the risk of having too much inventory on hand that may reach its expiration date and become unsalable, and Halo may be forced to rely on markdowns or promotional sales to dispose of excess or slow-moving inventory. If Halo is unable to manage Halo’s supply chain effectively, Halo’s operating costs could increase and Halo’s profit margins could decrease.

If any of Halo’s independent shipping providers experience delays or disruptions, Halo’s business could be adversely affected.

Halo relies on independent shipping service providers to ship raw materials and products from Halo’s third-party suppliers and to ship products from Halo’s manufacturing and distribution warehouses to Halo’s customers. Halo’s utilization of any shipping companies that Halo may elect to use, is subject to risks, including increases in fuel prices, employee strikes, organized labor activities and inclement weather, which may impact the shipping company’s ability to provide delivery services sufficient to meet Halo’s shipping needs. If Halo is not able to negotiate acceptable terms with these companies or they experience performance problems or other difficulties, it could negatively impact Halo’s operating results and customer experience.

Halo’s intellectual property rights may be inadequate to protect Halo’s business.

Halo attempts to protect Halo’s intellectual property rights, both in the U.S. and in foreign countries, through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements and third-party nondisclosure and assignment agreements. Because of the differences in foreign trademark, patent and other laws concerning proprietary rights, Halo’s intellectual property rights may not receive the same degree of protection in foreign countries as they would in the U.S. Halo’s failure to obtain or maintain adequate protection of Halo’s intellectual property rights for any reason could have a material adverse effect on Halo’s business, results of operations and financial condition.

Halo also relies on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to Halo’s unpatented technology. To protect Halo’s trade secrets and other proprietary information, Halo requires employees, consultants, advisors and collaborators to enter into confidentiality agreements. Halo cannot assure you that these agreements will provide meaningful protection for Halo’s trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If Halo is unable to maintain the proprietary nature of Halo’s technologies, Halo could be materially adversely affected.

Halo relies on Halo’s trademarks, trade names, and brand names to distinguish Halo’s products from the products of Halo’s competitors, and have registered or applied to register many of these trademarks. Halo cannot assure you that Halo’s trademark applications will be approved. Third parties may also oppose Halo’s trademark applications, or otherwise challenge Halo’s use of the trademarks. In the event that Halo’s trademarks are successfully challenged, Halo could be forced to rebrand Halo’s products, which could result in loss of brand recognition, and could require Halo to devote significant additional resources to advertising and marketing new brands. Further, Halo cannot assure you that competitors will not infringe Halo’s trademarks, or that Halo will have adequate resources to enforce Halo’s trademarks.

Halo depends on the knowledge and skills of Halo’s senior management and other key employees, and if Halo is unable to retain and motivate them or recruit additional qualified personnel, Halo’s business may suffer.

Halo has benefited substantially from the leadership and performance of Halo’s senior management, as well as other key employees. Halo’s success will depend on Halo’s ability to retain Halo’s current management and key employees, and to attract and retain qualified personnel in the future, and Halo cannot guarantee that Halo will be able to retain Halo’s personnel or attract new, qualified personnel. In addition, Halo does not maintain any “ key person” life insurance policies. The loss of the services of members of Halo’s senior management or key employees could prevent or delay the implementation and completion of Halo’s strategic objectives, or divert management’s attention to seeking qualified replacements.

A failure of one or more key information technology systems, networks or processes may materially adversely affect Halo’s ability to conduct Halo’s business.

The efficient operation of Halo’s business depends on Halo’s information technology systems. Halo relies on Halo’s information technology systems to effectively manage Halo’s sales and marketing, accounting and financial and legal and compliance functions, engineering and product development tasks, research and development data, communications, supply chain, order entry and fulfillment and other business processes. Halo also relies on third parties and virtualized infrastructure to operate and support Halo’s information technology systems. The failure of Halo’s information technology systems, or those of Halo’s third-party service providers, to perform as Halo anticipates could disrupt Halo’s business and could result in transaction errors, processing inefficiencies and the loss of sales and customers, causing Halo’s business and results of operations to suffer.

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In addition, Halo’s information technology systems may be vulnerable to damage or interruption from circumstances beyond Halo’s control, including fire, natural disasters, power outages, systems failures, security breaches, cyber-attacks and computer viruses. The failure of Halo’s information technology systems to perform as a result of any of these factors or Halo’s failure to effectively restore Halo’s systems or implement new systems could disrupt Halo’s entire operation and could result in decreased sales, increased overhead costs, excess inventory and product shortages and a loss of important information.

Further, it is critically important for Halo to maintain the confidentiality and integrity of Halo’s information technology systems. To the extent that Halo has information in Halo’s databases that Halo’s customers consider confidential or sensitive, any unauthorized disclosure of, or access to, such information could result in a violation of applicable data privacy and security, data protection, and consumer protection laws and regulations, legal and financial exposure, damage to Halo’s reputation, a loss of confidence of Halo’s customers, suppliers and manufacturers and lost sales. Despite the implementation of certain security measures, Halo’s systems may still be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. If any of these risks materialize, Halo’s reputation and Halo’s ability to conduct Halo’s business may be materially adversely affected.

Halo relies heavily on third-party commerce platforms to conduct Halo’s businesses. If one of those platforms is compromised, Halo’s business, financial condition and results of operations could be harmed.

Halo relies upon third-party commerce platforms, including Shopify. The use of Shopify was discontinued when Halo exited Halo’s DTC channel in June 2024. Halo also relies on e-mail service providers, bandwidth providers, Internet service providers and mobile networks to deliver e-mail and “ push” communications to customers and to allow customers to access Halo’s website. Any damage to, or failure of, Halo’s systems or the systems of Halo’s third-party commerce platform providers could result in interruptions to the availability or functionality of Halo’s website and mobile applications. As a result, Halo could lose customer data and miss order fulfillment deadlines, which could result in decreased sales, increased overhead costs, excess inventory and product shortages.

In the future, the loss of access to these third-party platforms, or any significant cost increases from operating on the marketplaces, could significantly reduce Halo’s revenues, and the success of Halo’s business depends partly on continued access to these third-party platforms. Halo’s relationships with Halo’s third-party commerce platform providers could deteriorate as a result of a variety of factors, such as if they become concerned about Halo’s ability to deliver quality products on a timely basis or to protect a third-party’s intellectual property. In addition, third-party marketplace providers could prohibit Halo’s access to these marketplaces if Halo is not able to meet the applicable required terms of use. If for any reason Halo’s arrangements with Halo’s third-party commerce platform providers are terminated or interrupted, such termination or interruption could adversely affect Halo’s business, financial condition, and results of operations.

In addition, Halo exercises little control over these providers, which increases Halo’s vulnerability to problems with the services they provide. Halo could experience additional expense in arranging for new facilities, technology, services and support. The failure of Halo’s third-party commerce platform providers to meet Halo’s capacity requirements could result in interruption in the availability or functionality of Halo’s website and mobile applications, which could adversely affect Halo’s business and results of operations.

Halo may face difficulties as Halo expands business and operations into jurisdictions in which Halo has no prior operating experience.

Halo plans in the future to expand Halo’s operations and business into jurisdictions outside of the jurisdictions where Halo currently carries on business, including internationally. There can be no assurance that any market for Halo’s products will develop in any such foreign jurisdiction. Halo may face new or unexpected risks or significantly increase Halo’s exposure to one or more existing risk factors, including economic instability, new competition, changes in laws and regulations, including the possibility that Halo could be in violation of these laws and regulations as a result of such changes, and the effects of competition.

In addition, it may be difficult for Halo to understand and accurately predict taste preferences and purchasing habits of consumers in new markets. It is costly to establish, develop and maintain operations and develop and promote Halo’s brands in new jurisdictions. As Halo expands its business into other jurisdictions, Halo may encounter regulatory, legal, personnel, technological and other difficulties that increase Halo’s expenses and/or delay Halo’s ability to become profitable in such countries, which may have a material adverse effect on Halo’s business and brand. These factors may limit Halo’s capability to successfully expand Halo’s operations in, or export Halo’s products to, those other jurisdictions.

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There may be decreased spending on pets in a challenging economic climate.

A challenging economic climate, including adverse changes in interest rates, volatile commodity markets and inflation, contraction in the availability of credit in the market and reductions in consumer spending, or a slow-down in the general economy or a shift in consumer preferences to less expensive products may result in reduced demand for Halo’s products which may affect Halo’s profitability. Pet ownership and the purchase of pet-related products may constitute discretionary spending for some consumers and any material decline in consumer discretionary spending may reduce overall levels of spending on pets. As a result, a challenging economic climate may cause a decline in demand for Halo’s products which could be disproportionate as compared to competing pet food brands since Halo’s products command a price premium.

Since a significant portion of Halo’s revenue has been derived from China, a slowdown in economic growth in China could adversely impact the sales of Halo’s products in China, which could have a material adverse effect on Halo’s results of operations and financial condition. In addition, a deterioration in trade relations between the U.S. and China or other countries, or the negative perception of U.S. brands by Chinese or other international consumers, could have a material adverse effect on Halo’s results of operations and financial condition.

If economic conditions result in decreased spending on pets and have a negative impact on Halo’s suppliers or distributors, Halo’s business, financial condition and results of operations may be materially adversely affected.

Significant merchandise returns or refunds could harm Halo’s business.

Halo allows Halo’s customers to return products or obtain refunds, subject to Halo’s return and refunds policy. If merchandise returns or refunds are significant or higher than anticipated and forecasted, Halo’s business, financial condition, and results of operations could be adversely affected. Further, Halo modifies its policies relating to returns or refunds from time to time, and may do so in the future, which may result in customer dissatisfaction and harm to Halo’s reputation or brand, or an increase in the number of product returns or the amount of refunds Halo makes.

Halo may seek to grow Halo’s company and business through acquisitions, investments or through strategic alliances and Halo’s failure to identify and successfully integrate and manage these assets could have a material adverse effect on the anticipated benefits of the acquisition and Halo’s business, financial condition or results of operations.

Halo management expects to consider opportunities to acquire or make investments in new or complementary businesses, facilities, technologies or products, or enter into strategic alliances, which may enhance Halo’s capabilities, expand Halo’s network, complement Halo’s current products or expand the breadth of Halo’s markets. In 2019, Halo completed three significant acquisitions that involved the combination of three businesses that historically have operated as independent companies. The success of these completed acquisitions and any future acquisitions will depend in large part on the success of Halo’s management team in integrating the operations, strategies, technologies and personnel. Potential and completed acquisitions, investments and other strategic alliances involve numerous risks, including: problems integrating the purchased business, facilities, technologies or products; issues maintaining uniform standards, procedures, controls and policies; assumed liabilities; unanticipated costs associated with acquisitions, investments or strategic alliances; diversion of management’s attention from Halo’s existing business; adverse effects on existing business relationships with suppliers, manufacturers, and retail customers; risks associated with entering new markets in which Halo has limited or no experience; potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of an acquisition; potential loss of key employees of acquired businesses; and increased legal and accounting compliance costs.

Halo may fail to realize some or all of the anticipated benefits of the acquisitions if the integration process takes longer than expected or is more costly than expected. Halo’s failure to meet the challenges involved in successfully integrating acquisitions, including the operations of Halo, or to otherwise realize any of the anticipated benefits of the acquisitions could impair Halo’s financial condition and results of operations. Furthermore, Halo does not know if Halo will be able to identify additional acquisitions or strategic relationships Halo deems suitable or whether Halo will be able to successfully complete any such transactions on favorable terms or at all. Halo’s ability to successfully grow through strategic transactions depends upon Halo’s ability to identify, negotiate, complete and integrate suitable target businesses, facilities, technologies and products and to obtain any necessary financing. These efforts could be expensive and time-consuming and may disrupt Halo’s ongoing business.

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Premiums for Halo’s insurance coverage may not continue to be commercially justifiable, and Halo’s insurance coverage may have limitations and other exclusions and may not be sufficient to cover Halo’s potential liabilities.

Halo has insurance to protect Halo’s assets, operations and employees. While Halo management believes Halo’s insurance coverage addresses all material risks to which Halo is exposed and is adequate and customary in Halo’s current state of operations, such insurance is subject to coverage limits and exclusions and may not be available for the risks and hazards to which Halo is exposed. No assurance can be given that such insurance will be adequate to cover Halo’s liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If Halo is unable to obtain such insurances or if Halo were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, Halo may be prevented from entering into certain business sectors, Halo’s growth may be inhibited, and Halo may be exposed to additional risk and financial liabilities, which could have a material adverse effect on Halo’s business, results of operations and financial condition could be materially adversely affected.

Adverse litigation judgments or settlements resulting from legal proceedings relating to Halo’s business operations could materially adversely affect Halo’s business, financial condition and results of operations.

From time to time, Halo is subject to allegations, and may be party to legal claims and regulatory proceedings, relating to Halo’s business operations. Such allegations, claims and proceedings may be brought by third parties, including Halo’s customers, employees, governmental or regulatory bodies or competitors. Defending against such claims and proceedings, regardless of their merits or outcomes, is costly and time consuming and may divert management’s attention and personnel resources from Halo’s normal business operations, and the outcome of many of these claims and proceedings cannot be predicted. If any of these claims or proceedings were to be determined adversely to us, a judgment, a fine or a settlement involving a payment of a material sum of money were to occur, or injunctive relief were issued against us, Halo’s reputation could be affected and Halo’s business, financial condition and results of operations could be materially adversely affected.

If third parties claim that Halo infringes upon their intellectual property rights, Halo’s business and results of operations could be adversely affected.

Any claims of intellectual property infringement, even those without merit, could be expensive and time consuming to defend; could require Halo to cease selling the products that incorporate the challenged intellectual property; could require Halo to redesign, reengineer, or rebrand the product, if feasible; could divert management’s attention and resources; or could require Halo to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property. Any royalty or licensing agreements, if required, may not be available to Halo on acceptable terms or at all.

A successful claim of infringement against Halo could result in Halo’s being required to pay significant damages, enter into costly license or royalty agreements, or stop the sale of certain products, any of which could have a negative impact on Halo’s business, financial condition, results of operations and Halo’s future prospects.

Failure to comply with the U.S. Foreign Corrupt Practices Act, other applicable anti-corruption and anti-bribery laws, and applicable trade control laws could subject Halo to penalties and other adverse consequences.

Halo also operates Halo’s business in part outside of the U.S. and Halo’s operations are subject to the U.S. Foreign Corrupt Practices Act (the “ FCPA”), as well as the anti-corruption and anti-bribery laws in the countries where Halo does business. In addition, Halo is subject to U.S. and other applicable trade control regulations that restrict with whom Halo may transact business, including the trade sanctions enforced by the U.S. Treasury, Office of Foreign Assets Control (“ OFAC”). Halo also plans to expand its operations outside of the U.S. in the future and Halo’s risks related to the FCPA will increase as Halo grows its international presence. Any violations of these anti-corruption or trade controls laws, or even allegations of such violations, can lead to an investigation and/or enforcement action, which could disrupt Halo’s operations, involve significant management distraction, and lead to significant costs and expenses, including legal fees. In addition, Halo’s brand and reputation, Halo’s sales activities or Halo’s stock price could be adversely affected if Halo becomes the subject of any negative publicity related to actual or potential violations of anti-corruption, anti-bribery or trade control laws and regulations.

Halo’s ability to utilize its net operating loss carryforwards may be limited.

Halo’s ability to utilize its federal net operating loss carryforwards and federal tax credit may be limited under Section 382 of the Code as amended by the Tax Cut and Jobs Act (the “ TCJA”). The limitations apply if Halo experiences an “ownership change”. Similar provisions of state tax law may also apply. If Halo has experienced an ownership change at any time since Halo’s formation, Halo may already be subject to limitations on Halo’s ability to utilize Halo’s existing net operating losses to offset taxable income. In addition, future changes in Halo’s stock ownership, which may be outside of Halo’s control, may trigger an ownership change and, consequently, the limitations under Section 382. As a result, if or when Halo earns net taxable income, Halo’s ability to use Halo’s pre-change net operating loss carryforwards to offset such taxable income may be subject to limitations, which could adversely affect Halo’s future cash flows.

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Risks Related to the Regulation of Halo’s Business and Products

Halo and its co-manufacturers and suppliers are subject to extensive governmental regulation and may be subject to enforcement if Halo is not in compliance with applicable requirements.

Halo and its third-party suppliers are subject to a broad range of foreign, federal, state and local laws and regulations governing, among other things, the testing, development, manufacture, distribution, marketing and post-market reporting of animal foods. These include laws administered by the FDA, the FTC, the USDA, and other federal, state and local regulatory authorities. Because Halo markets food, supplements and other products that are regulated as food and cosmetic care products for animals, Halo and the companies that manufacture its products are subject to the requirements of the FDCA and regulations promulgated thereunder by the FDA. The FDCA and related regulations govern, among other things, the manufacturing, composition, ingredients, packaging, labeling and safety of food for animals. The FDA requires that facilities that manufacture animal food products comply with a range of requirements. If Halo’s third-party suppliers cannot successfully manufacture products that conform to Halo’s specifications and the strict regulatory requirements, they may be subject to adverse inspectional findings or enforcement actions, which could materially impact Halo’s ability to market Halo’s products, could result in their inability to continue manufacturing for Halo or could result in a recall of Halo’s products that have already been distributed.

If the FDA or other regulatory authority determines that Halo or they have not complied with the applicable regulatory requirements, Halo’s business, financial condition and results of operations may be materially adversely impacted. If Halo does not comply with labeling requirements, including making unlawful claims about Halo’s products, Halo could be subject to public warning letters and possible further enforcement. Failure by Halo or Halo’s co-manufacturers and suppliers to comply with applicable laws and regulations or to obtain and maintain necessary permits, licenses and registrations relating to Halo’s or Halo’s partners’ operations could subject Halo to administrative and civil penalties, including fines, injunctions, recalls or seizures, warning letters, restrictions on the marketing or manufacturing of Halo’s products, or refusals to permit the import or export of products, as well as potential criminal sanctions, which could result in increased operating costs resulting in a material effect on Halo’s operating results and business.

International expansion of Halo’s business could expose Halo to substantial business, regulatory, political, financial and economic risks.

Halo currently conducts business and market products in the U.S., Canada and select Asian markets, including China. The expansion of Halo’s business outside of the U.S. could expose Halo to substantial risks, which may include, but are not limited to, the following:

●	political, social and economic instability;

●	higher levels of credit risk, corruption and payment fraud;

●	regulations that might add difficulties in repatriating cash earned outside the U.S. and otherwise prevent Halo from freely moving cash;

●	import and export controls and restrictions and changes in trade regulations

●	compliance with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and similar laws in other jurisdictions;

●	multiple, conflicting and changing laws and regulations such as privacy, security and data use regulations, tax laws, trade regulations, economic sanctions and embargoes, employment laws, anti-corruption laws, regulatory requirements, reimbursement or payor regimes and other governmental approvals, permits and licenses;

●	failure by us, Halo’s collaborators or Halo’s distributors to obtain regulatory clearance, authorization or approval for the use of Halo’s products in various countries;

●	additional potentially relevant third-party patent rights;

●	complexities and difficulties in obtaining intellectual property protection and enforcing Halo’s intellectual property;

●	logistics and regulations associated with shipping samples and customer orders, including infrastructure conditions and transportation delays;

●	the impact of local and regional financial crises;

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●	natural disasters, political and economic instability, including wars, terrorism and political unrest, and outbreak of disease;

●	breakdowns in infrastructure, utilities and other services;

●	boycotts, curtailment of trade and other business restrictions; and

●	the other risks and uncertainties described in this Form 10K

Any of these factors could significantly harm Halo’s future international expansion and operations and, consequently, Halo’s revenue and results of operations.

Changes in government regulations and trade policies may materially and adversely affect Halo’s sales and results of operations.

The U.S. or foreign governments may take administrative, legislative, or regulatory action that could materially interfere with Halo’s ability to sell products in certain countries and/or to certain customers, particularly in China. As part of Halo’s attempt to broaden its customer base, Halo has begun offering Halo’s products to Chinese consumers. Halo’s decision to export products to China requires Halo to comply with Chinese rules, laws, and regulations, as well as certain domestic and international laws relating to the import and export of goods to foreign countries. These laws are often changing, and the costs associated with complying with these laws and regulations may adversely affect Halo. Additionally, changes in the current laws may make importing products to China more difficult, which may also negatively affect Halo’s business. Furthermore, changes in U.S. trade policy more generally could trigger retaliatory actions by affected countries, which could impose restrictions on Halo’s ability to do business in or with affected countries or prohibit, reduce or discourage purchases of Halo’s products by foreign customers. Changes in, and responses to, U.S. trade policy could reduce the competitiveness of Halo’s products, cause Halo’s sales to decline and adversely impact Halo’s ability to compete, which could materially and adversely impact Halo’s business, financial condition and results of operations.

There is significant uncertainty about the future relationship between the U.S. and China with respect to trade policies, treaties, government regulations and tariffs. An escalation of recent trade tensions between the U.S. and China has resulted in trade restrictions that could harm Halo’s ability to participate in Chinese markets and numerous additional such restrictions have been threatened by both countries. The U.S. and China have imposed a number of tariffs and other restrictions on items imported or exported between the U.S. and China. Halo cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the U.S. and China or other countries, what products may be subject to such actions, or what actions may be taken by the other countries in retaliation. The institution of trade tariffs both globally and between the U.S. and China specifically carries the risk of negatively impacting China’s overall economic condition, which could have negative repercussions for Halo’s business. Halo’s products are and may continue to be subject to export license requirements or restrictions, particularly in respect of China.

Halo’s products may be subject to recalls for a variety of reasons, which could require Halo to expend significant management and capital resources.

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, adulteration, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. Although Halo has detailed procedures in place for testing finished products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits, whether frivolous or otherwise. If any of the animal food or care products produced by Halo are recalled due to an alleged product defect or for any other reason, Halo could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. Halo had to issue a recall in 2018 for one of Halo’s products after a single retail sample collected by the Michigan Department of Agriculture tested positive for Salmonella. Although customers reported no incidents of injury or illness in association with this product, the recall negatively affected Halo’s results. As a result of any such recall, customers may be hesitant to purchase Halo’s products in the future and Halo may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention or damage Halo’s reputation and goodwill or that of Halo’s products or brands. Additionally, product recalls may lead to increased scrutiny of Halo’s operations by the FDA or other state or federal regulatory agencies, requiring further management attention, increased compliance costs and potential legal fees, fines, penalties and other expenses.

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Changes in existing laws or regulations, including how such existing laws or regulations are enforced by federal, state, and local authorities, or the adoption of new laws or regulations may increase Halo’s costs and otherwise adversely affect Halo’s business, financial condition and results of operations.

The manufacture and marketing of animal food products is highly regulated, and Halo and its co-manufacturers and suppliers are subject to a variety of federal and state laws and regulations applicable to pet food and treats. These laws and regulations apply to many aspects of Halo’s business, including the manufacture, packaging, labeling, distribution, advertising, sale, quality and safety of Halo’s products. Halo could incur costs, including fines, penalties, and third-party claims, in the event of any violations of, or liabilities under, such requirements, including any competitor or consumer challenges relating to compliance with such requirements. For example, in connection with the marketing and advertisement of Halo’s products, Halo could be the target of claims relating to false or deceptive advertising, including under the auspices of the FTC and state consumer protection statutes. The regulatory environment in which Halo operates could change significantly and adversely in the future. The laws and regulations that apply to Halo’s products and business may change in the future and Halo may incur (directly or indirectly) material costs to comply with current or future laws and regulations or any required product recalls. New or revised government laws and regulations could significantly limit Halo’s ability to run Halo’s business as it is currently conducted, result in additional compliance costs and, in the event of noncompliance, lead to administrative or civil remedies, including fines, injunctions, withdrawals, recalls or seizures and confiscations, as well as potential criminal sanctions. Any such changes or actions by the FDA or other regulatory agencies could have a material adverse effect on Halo’s co-manufacturers, Halo’s suppliers or Halo’s business, financial condition and results of operations.

Risks Related to Our Organization and Structure

Our holding company structure makes us dependent on our subsidiaries for our cash flow and could serve to subordinate the rights of our shareholders to the rights of creditors of our subsidiaries, in the event of an insolvency or liquidation of any such subsidiary.

Our company acts as a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Such subsidiaries will be separate and distinct legal entities. As a result, substantially all of our cash flow will depend upon the earnings of our subsidiaries. In addition, we will depend on the distribution of earnings, loans or other payments by our subsidiaries. No subsidiary will have any obligation to provide our company with funds for our payment obligations. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our shareholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before our company, as a shareholder, would be entitled to receive any distribution from that sale or disposal.

Delaware law and the Certificate of Incorporation, as amended, and Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions contained in our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us after we have become a publicly traded company. Provisions in our certificate of incorporation and bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock without any vote or action by our stockholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could dilute the voting power of holders of our other series of capital stock. These rights may have the effect of delaying or deterring a change of control of our company. Additionally, our certificate of incorporation and/or bylaws establish limitations on the removal of directors and on the ability of our stockholders to call special meetings and include advance notice requirements for nominations for election to our board of directors and for proposing matters that can be acted upon at stockholder meetings.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “ DGCL”), which prohibits an “ interested stockholder” owning in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which such stockholder acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

The Certificate of Incorporation, as amended, is attached as Exhibits 3.1 through 3.6 to this Current Report and we urge you to read it.

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The Certificate of Incorporation, as amended, designates a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between the Company and its stockholders, which could limit the Company’s stockholders’ ability to choose the judicial forum for disputes with the Company or its directors, officers, or employees.

The Certificate of Incorporation, as amended, provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or its officers or directors arising pursuant to any provision of the DGCL or the Amended and Restated Certificate of Incorporation or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine of the law of the State of Delaware; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. Additionally, the Amended and Restated Certificate of Incorporation will provide that, unless the Company consents to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; provided, however, that such provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. However, there is uncertainty as to whether a court would enforce this provision and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of the securities of the Company will be deemed to have notice of and consented to these provisions. These exclusive-forum provisions may limit or make more costly a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Company or its directors, officers, or other employees, which may discourage lawsuits against the Company and its directors, officers, and other employees. If a court were to find these exclusive-forum provisions to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

Risks Related to Our Capital Structure

We are a holding company and rely on payments, advances and transfers of funds from our subsidiaries to meet our obligations and pay any dividends.

We have limited direct operations and significant assets other than ownership of 100% of the capital stock of our subsidiaries. Because we primarily conduct our operations through our subsidiaries, we depend on those entities for payments to generate the funds necessary to meet our financial obligations, and to pay any dividends with respect to our common stock. Legal and contractual restrictions in our Wintrust credit facility and other agreements that may govern future indebtedness of our subsidiaries, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. The earnings from, or other available assets of, our subsidiaries might not be sufficient to make distributions or obtain loans to enable us to meet certain of our obligations. Any of the foregoing could materially and adversely affect our business, financial condition, results of operations and cash flows.

Our level of indebtedness and related covenants could limit our operational and financial flexibility and could significantly adversely affect our business if we breach such covenants and default on such indebtedness.

Our ability to meet our debt service obligations depends upon our operating and financial performance, which is subject to general economic and competitive conditions and to financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to service our debt, we may need to sell inventory and other material assets, restructure or refinance our debt, or seek additional equity capital. If our inability to meet our debt service obligations results in an event of default as defined under our Wintrust receivables credit facility, the lender thereunder may be able to take possession of substantially all of our assets. Prevailing economic conditions and global credit markets could adversely impact our ability to do so.

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In addition, our debt agreements contain limits on our ability to, among other things, incur additional debt, grant liens, undergo certain fundamental changes, make investments, and dispose of inventory. These restrictions may prevent us from taking actions that we believe would be in the best interests of the business and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. If we determine that we need to take any action that is restricted under our debt agreements, we will need to first obtain a waiver from the related lenders. Obtaining such waivers, if needed, may impose additional costs or we may be unable to obtain such waivers. Our ability to comply with these restrictive covenants in future periods will largely depend on our ability to successfully implement our overall business strategy. The breach of any of these covenants or restrictions could result in a default, which could result in the acceleration of our outstanding debt. In the event of an acceleration of such debt, we could be forced to apply all available cash flows to repay such debt, which could also force us into bankruptcy or liquidation.

For information regarding our outstanding debt, refer to “Note 8 - Debt” in the Notes to Consolidated Financial Statements included this prospectus.

Our common stock may be deemed to be a “penny stock” and the “penny stock” rules could adversely affect the market price of our common stock.

The SEC has adopted Rule 3a51-1, which establishes the definition of a “penny stock” as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock may be deemed to be a penny stock. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires that a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Our failure to meet the continued listing requirements of NYSE American could result in a delisting of our common stock and could make it more difficult to raise capital in the future.

NYSE American has listing requirements for inclusion of securities for trading on the NYSE American, including minimum levels of stockholders’ equity, market value of publicly held shares, number of public stockholders and stock price. There can be no assurance that we will be successful in maintaining the listing of NYSE American as it is possible we may fail to satisfy the continued listing requirements, such as the corporate governance requirements or the minimum stock price requirement. On October 14, 2025, we received a written notice (the “Notice”) from the NYSE American indicating that we are in compliance with the NYSE American continued listing standard set forth in Section 1003(a)(ii) of the NYSE American Company Guide (“Section 1003(a)(ii)”). Section 1003(a)(ii) requires a listed company to have stockholders’ equity of $4 million or more if the listed company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years.. The Notice has no immediate effect on the listing or trading of our common stock and the common stock will continue to trade on the NYSE American under the symbol “SRXH.” Additionally, the Notice does not result in the immediate delisting of our common stock from the NYSE American. We are subject to the procedures and requirements of Section 1009 of the Company Guide, which could, among other things, result in the initiation of delisting proceedings, unless we cure the deficiency in a timely manner. NYSE American may also accelerate delisting action in the event that our common stock trades at levels viewed by the Staff to be abnormally low. Such a delisting or the announcement of such delisting will have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we may attempt to take actions to restore our compliance with the NYSE American listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NYSE American minimum listing requirements or prevent future non-compliance with the NYSE American listing requirements. If we do not maintain the listing of our common stock on NYSE American, it could make it harder for us to raise additional capital in the long-term. If we are unable to raise capital when needed in the future, we may have to cease or reduce operations. We have until November 13, 2025, to submit a plan of actions it has taken or will take to regain compliance with the Exchange’s continued listing standards by July 14, 2026. We intend to regain compliance with the NYSE American’s continued listing standards by undertaking a measure or measures that are for our best interests and the best interests of our stockholders.

Our common stock prices may be volatile.

The market price of our common stock has been and may continue to be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock.

The public price of our common stock could also be subject to wide fluctuations in response to the risk factors described in this prospectus and others beyond our control, including: the number of shares of our common stock publicly owned and available for trading; actual or anticipated quarterly variations in our results of operations or those of our competitors; our actual or anticipated operating performance and the operating performance of similar companies in our industry; our announcements or our competitors’ announcements regarding significant contracts, acquisitions, or strategic investments; general economic conditions and their impact on the pet food markets; the overall performance of the equity markets; threatened or actual litigation; changes in laws or regulations relating to our industry; any major change in our board of directors or management; publication of research reports about us or our industry or changes in recommendations or withdrawal of research coverage by securities analysts; and sales or expected sales of shares of our common stock by us, and our officers, directors, and significant stockholders. From time to time, our affiliates may sell stock for reasons due to their personal financial circumstances. These sales may be interpreted by other stockholders as an indication of our performance and result in subsequent sales of our stock that have the effect of creating downward pressure on the market price of our common stock.

The volatility of the market price of our common stock may adversely affect the ability of investors to purchase or sell shares of our common stock. Investors may also experience losses on their investments in our stock due to price fluctuations. In addition, the stock market in general has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of those companies. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results, and financial condition.

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We do not expect to pay any cash dividends to the holders of the common stock in the foreseeable future and the availability and timing of future cash dividends, if any, is uncertain.

We expect to use cash flow from future operations to repay debt and support the growth of our business and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. Our Wintrust receivables credit facility places certain restrictions on the ability of us and our subsidiaries to pay cash dividends. We may amend our current credit facilities or enter into new debt arrangements that also prohibit or restrict our ability to pay cash dividends on our common stock.

Subject to such restrictions, our board of directors will determine the amount and timing of stockholder dividends, if any, that we may pay in future periods. In making this determination, our directors will consider all relevant factors, including the amount of cash available for dividends, capital expenditures, covenants, prohibitions or limitations with respect to dividends, applicable law, general operational requirements and other variables. We cannot predict the amount or timing of any future dividends you may receive, and if we do commence the payment of dividends, we may be unable to pay, maintain or increase dividends over time. Therefore, you may not be able to realize any return on your investment in our common stock for an extended period of time, if at all.

Future sales of our common stock, or the perception that such sales may occur, may depress our share price, and any additional capital through the sale of equity or convertible securities may dilute your ownership in us.

In the future, we may issue our previously authorized and unissued securities. We are authorized to issue 200,000,000 shares of common stock and 4,000,000 shares of preferred stock with such designations, preferences and rights as determined by our board of directors. The potential issuance of such additional shares of common stock will result in the dilution of the ownership interests of the holders of our common stock and may create downward pressure on the trading price, if any, of our common stock. The sales of substantial amounts of our common stock pursuant to our effective registration statements, or the perception that these sales may occur, could cause the market price of our common stock to decline and impair our ability to raise capital. These shares also may be sold pursuant to Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. We also may grant additional registration rights in connection with any future issuance of our capital stock.

For information regarding our outstanding stockholders’ equity and potentially dilutive securities, refer to “Note 8 - Debt”, “Note 10 - Commitments and contingencies”, “Note 11 - Warrants” and “Note 12 - Share-based compensation” in the Notes to Consolidated Financial Statements included in this prospectus.

The market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

There can be no assurance that the share price of our stock will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock with respect to dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events, or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might grant to holders of preferred stock could affect the value of the common stock. The issuance of such preferred stock could also be used as a method of discouraging, delaying or preventing a change of control.

The administrative and regulatory costs of public company compliance could consume a significant amount of our resources.

The rules and regulations related to being a public company require us to incur significant legal, accounting and other expenses. The legal and financial compliance make some activities more time-consuming and costly, particularly after we are no longer a smaller reporting company. Moreover, if we are not able to comply with the requirements or regulations as a public reporting company in any regard, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel devote a substantial amount of time to these compliance initiatives. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a costly and challenging process to document and evaluate our internal control over financial reporting. In this regard, we will need to continue to dedicate internal resources and potentially engage outside consultants or hire an internal audit resource to assess and document the adequacy of internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

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We are a smaller reporting company which could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are a smaller reporting company, as defined in Item 10(f)(1) of Regulation S-K, and we may take advantage of certain reduced disclosure obligations. To the extent we take advantage of such reduced disclosure obligations while we continue to qualify as a smaller reporting company, it may make comparison of our financial statements with other public companies difficult or impossible. Some investors may find our common stock less attractive because we may rely on these exemptions, which could result in a less active trading market for our common stock, and our stock price may be more volatile.

Risks Related to this Offering by the Selling Stockholders

The shares of Common Stock being offered in this prospectus represent a substantial percentage of the outstanding shares of Common Stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of the Common Stock to decline significantly.

Under this prospectus, the Selling Stockholders can resell up to a total of 101,865,909 shares of Common Stock. The shares of Common Stock being offered for resale pursuant to this prospectus by the Selling Stockholders would represent approximately 51% of the fully diluted shares of Common Stock outstanding as of November 5, 2025, assuming and after giving effect to the issuance of Common Stock upon exercise of all outstanding warrants, options or other convertible securities, including shares reserved pursuant to the Plan, and the maximum number of shares of Common Stock issuable upon conversion of all outstanding Preferred Shares. Given the substantial number of shares of Common Stock being registered pursuant to this prospectus, the sale of such shares, or the perception in the market of the potential for the sale of a large number of shares, could increase the volatility of the market price of the Common Stock or result in a significant decline in the public trading price of the Common Stock.

After the registration statement of which this prospectus forms a part is effective and until such time that it is no longer effective, it will permit the resale of these shares of Common Stock. The resale, or expected or potential resale, of a substantial number of shares of our Common Stock in the public market could adversely affect the market price for our Common Stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares of our Common Stock being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Stockholders thereunder will continue to offer the securities covered thereby for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time. Sales of substantial number of such shares in the public market, including the resale of the shares of Common Stock held by the Selling Stockholders, could adversely affect the market price of our Common Stock.

Certain existing securityholders purchased our securities at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in us may not experience a similar rate of return.

Certain of our securityholders, including the Selling Stockholders, acquired our securities at prices below the current trading prices of our Common Stock and may experience a positive rate of return. While some of the Selling Stockholders may experience a positive rate of return based on the current trading price, public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices they paid and the trading price at the time of sale and may instead experience a negative rate of return on their investment.

See the section titled “Information Related to Offered Securities” for more information.

In addition to any resales pursuant to such registration statements, subject to applicable transfer restrictions and the conditions to the availability of Rule 144 for former shell companies under Rule 144(i), shares of Common Stock held by these stockholders will be eligible for resale, potentially subject to, in the case of stockholders who are our affiliates, volume, manner of sale, and other limitations under Rule 144 promulgated under the Securities Act.

In addition, shares of our Common Stock issuable upon exercise or vesting of incentive awards under our incentive plans are, once issued, eligible for sale in the public market, subject to any lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. Furthermore, shares of our Common Stock reserved for future issuance under our incentive plan may become available for sale in future.

The market price of shares of our Common Stock could drop significantly if the holders of the shares of Common Stock described above sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our Common Stock or other securities.

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USE OF PROCEEDS

All of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholders in disposing of their shares of Common Stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE American listing fees, and fees and expenses of our counsel and our independent registered public accountants.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently listed on the NYSE American under the symbol “SRXH.” The following table sets forth, for the periods indicated and as reported on the NYSE American, the high and low bid prices for our common stock. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-downs or commissions, and may not necessarily represent actual transactions:

	High*	Low*
2023
First Quarter	$24.59	$22.81
Second Quarter	$16.74	$14.40
Third Quarter	$8.30	$7.35
Fourth Quarter	$17.19	$10.37
2024
First Quarter	$10.96	$8.03
Second Quarter	$7.90	$5.04
Third Quarter	$3.15	$2.89
Fourth Quarter	$1.98	$1.68

*Source: Yahoo Finance historical data for SRXH (NYSE American)

Holders of Common Stock

As of November 5, 2025, we had 24,992,539 shares of our common stock issued and outstanding, and there were 380 record holders of our common stock. Certain shares are held in “street” name and accordingly, the number of beneficial owners of such shares is not known or included in the foregoing number. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

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Dividend Policy

We do not currently anticipate declaring or paying cash dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings, if any, to finance the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon then-existing conditions, including our results of operations and financial condition, capital requirements, business prospects, statutory and contractual restrictions on our ability to pay cash dividends, including restrictions contained in our credit agreements, and other factors our board of directors may deem relevant. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

Recent Sales of Unregistered Securities

Since January 1, 2023, the registrant made the following issuances and purchases of its unregistered securities as described below. All share amounts have been retroactively adjusted to give effect to a reverse stock split of 1-for-44 effective March 20, 2024.

(1) On January 4, 2023, the registrant issued 20,292 shares of common stock to its board of directors in return for services provided in their capacity as directors.

(2) On January 11, 2023, the registrant issued 4,545 shares of common stock to its key executives as part of their compensation packages.

(3) On January 31, 2023, the registrant issued 409 shares of common stock to a member of its board of directors for service as interim CEO.

(4) On April 30, 2023, the registrant issued 909 shares of common stock to a member of its executive management as part of their compensation package.

(5) On September 5, 2023, the registrant issued 34,090 shares of common stock to two members of its board of directors in return for services provided in their capacity as directors.

(6) On February 9, 2024, the registrant issued 45,629 shares of common stock to the shareholders of Aimia Pet Healthco Inc., a corporation organized under the laws of Canada (“Aimia”), and certain related parties, in connection with the acquisition of Aimia by the registrant.

(7) In February 2024, the registrant granted 42,088 shares of restricted common stock to members of its Board of Directors as part of their equity compensation pursuant to the Amended and Restated 2019 Incentive Award Plan. These restricted stock awards were immediately vested and, as such, the registrant recorded share-based compensation expense of $0.4 million upon issuance.

(8) On June 26, 2024, the registrant accelerated the vesting of 22,727 shares of restricted common stock held by its Chief Executive Officer in return for services provided in his capacity as such.

(9) On June 26, 2024, the registrant issued 47,285 options to purchase shares of common stock to certain of its directors, officers and employees in return for services provided in their capacities as such.

(10) In April 2025, the registrant issued 890,102 shares of restricted common stock to certain of its directors, officers and employees in return for services provided in their capacities as such.

(11) The Private Placement.

(12) The issuance of the Service Provider Shares.

(13) In July 2025, the registrant issued 2,193,355 shares of restricted common stock to service providers in connection with advisory, consulting, and other services provided.

(14) Between July and September 2025, the registrant issued 394,789 shares of restricted common stock to holders of exchangeable shares who retracted their exchangeable shares in exchange for common stock on a one-for-one basis.

(15) The July PIPE Financing.

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(16) On August 25, 2025, the registrant issued 2,396,697 shares of restricted common stock to certain of its directors, officers and employees in return for services provided in their capacities as such.

(17) On September 16, 2025, the registrant issued 196,000 shares of restricted common stock to certain of its current and former directors in return for services provided in their capacity as directors.

(18) The Share Exchange.

(19) The October PIPE Financing.

Unless otherwise stated above, the issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed upon the stock certificates issued in these transactions.

Purchases of Equity Securities by the Issuer

There were no repurchases of Better Choice Company common stock during the year ended December 31, 2024.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2025, on:

●	an actual basis; and

●	on an as adjusted basis to give effect to (i) the deconsolidation of the balance sheet of our Canadian subsidiaries, which have been classified as discontinued operations as of August 11, 2025 with a preliminary $3.4 million loss on deconsolidation; (ii) the potential sale of 82.4 million shares of Common Stock to the Selling Stockholder for approximate $24.9 million proceeds net of $0.2 million closing costs, and issuance of the $20.0 million Commitment Note under the ELOC Purchase Agreement; (iii) the issuance of $7.65 million convertible notes issued under the July PIPE Financing with a $1.53 million discount and $4.9 million of cash proceeds; (iv) issuance of 19,541 preferred stock under the October PIPE Financing at a $15.6 million purchase price and cash proceeds of $9.3 million, including a $0.4 million loss on settlement of the convertible notes under the July PIPE Financing.

You should refer to the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and the financial statements and related notes contained elsewhere in this prospectus in evaluating the material presented below.

	As of June 30, 2025 (Dollars in thousands, except share and per share amounts)
	Actual	As Adjusted(1)
	(unaudited)	(unaudited)
Cash	$912	$38,663

Current portion of long-term borrowings	24,836	-
Convertible debt	1,145	20,000
Short-term borrowings	4,077	-
Long-term borrowings	1,903	-
Stockholders’ Equity
Preferred Stock, par value $0.001 per share (4,000,000 shares authorized; 0 shares issued or outstanding as of June 30, 2025, actual; 19.541 shares issued and outstanding, as adjusted	–	–
Additional paid-in capital – Preferred Stock		7,882
Common Stock, par value $0.001 per share (200,000,000 shares authorized; 15,161,019 shares issued and outstanding at June 30, 2025, actual; 237,149,598 shares issued and outstanding, as adjusted	21	105
Additional paid-in capital – Common Stock	38,642	36,093
Accumulated deficit	(98,424)	(11,833)
Accumulated other comprehensive loss	13,881	-
Total Shareholders’ (Deficit) Equity	$(45,880)	$32,247
Total Capitalization	$(13,919)	$52,247

(1)	The capitalization table as of June 30, 2025 is presented on an as-adjusted basis to reflect key subsequent transactions, including: (i) deconsolidation of Canadian subsidiaries (classified as discontinued operations) with a preliminary $3.4 million loss; (ii) potential sale of 82.0 million Common Stock shares by the Selling Stockholder ($24.8 million net proceeds) and issuance of a $20.0 million Commitment Note; (iii) July PIPE Financing of $7.65 million convertible notes, including a $1.53 million discount; (iv) October PIPE Financing of 19,035 preferred shares at a $15.3 million purchase price, including $8.7 million net cash proceeds and a $0.4 million loss on settlement of the July notes; and (v) Service Provider Shares issued for advisory fees, including a loss of $1.1M on the extinguishment of debt. These adjustments are for illustrative purposes only and do not reflect final accounting conclusions, which are subject to change.

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A $0.10 increase (decrease) in the assumed conversion price per share of Common Stock of $0.30, calculated as 90% of 20-day VWAP as of October 31, 2025, would increase (decrease) the as adjusted amount of additional paid-in capital, total stockholders’ equity and total capitalization by approximately $8.2 million ($8.2 million).

The number of shares of our common stock issued and outstanding was 24,992,539 as of November 5, 2025, and excludes as of that date:

●	82,000,000 shares of our commons stock issuable upon the sale of the common shares sold to Keystone pursuant to the ELOC Purchase Agreement;

●	87,013 shares of our common stock issuable upon the exercise of stock options outstanding, at a weighted average exercise price of $86.53 per share (which number includes 47,285 fully vested shares of common stock issuable upon exercise of stock options granted to certain of its directors, officers and employees on June 26, 2024, at a weighted-average exercise price of $5.00 per share);

●	60,503,404 shares of our common stock issuable upon the exercise of warrants outstanding, at a weighted average exercise price of $1.34 per share (which number includes 57.4 million shares issued under the July PIPE Financing and October PIPE Financing with a weighted-average exercise price of $0.61 per share);

●	605,285 shares of our common stock reserved for future issuance under our 2019 equity incentive plan as well as any automatic increases in the number of shares of our common stock reserved for future issuance under our plan;

●	31,158,960 shares of our common stock issuable upon conversion of the preferred stock issued pursuant to the October PIPE Financing, with a $19.035 million stated value at assumed $0.6109 conversion price; and

●	499,304 shares of our common stock issuable upon conversion of the Exchangeable Shares which are shares exchangeable into shares of the Company’s Common Stock on a one-for-one basis.

DILUTION

The sale of our common stock pursuant to this prospectus will have a dilutive impact on our stockholders.

Our net tangible book value as of June 30, 2025 was $(47.0) million or $(3.10) per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of June 30, 2025. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering.

After only giving effect to the sale of 82.0 million shares of our common stock in this offering, at an assumed sale price of $0.30 per share (90% of 20-day VWAP as of October 31, 2025), our as adjusted net tangible book value as of June 30, 2025 would have been $(22.3) million, or $(0.23) per share. This represents an immediate increase in net tangible book value of $2.87 per share to existing stockholders and an immediate dilution of $0.53 per share to new investors purchasing shares of our common stock.

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The following table illustrates this calculation on a per share basis.

Assumed combined offering price per share	$0.30
Net tangible book value per share as of June 30, 2025, before giving effect to this Offering	$(3.10)
Increase in net tangible book value per share attributed to existing investors	$2.87
As adjusted net tangible book value per share after giving effect to this offering(1)	$(0.23)
Dilution to net tangible book value per share to new investors in this offering	$0.53

(1)	assumed 82,000,000 shares sold at $0.30 price.

A $0.10 increase in the assumed offering price per share of Common Stock of $0.30, (90% of 20-day VWAP as of October 31, 2025), would increase our as adjusted net tangible book value by approximately $0.08 per share and decrease the dilution per share to new investors participating in this offering by $0.08 per share, assuming no change in the assumed offering price per share of Common Stock. A $0.10 decrease in the assumed public offering price per share of Common Stock of $0.30, 90% of 20-day VWAP as of October 31, 2025), would decrease our as adjusted net tangible book value by approximately $(0.08) per share and increase the dilution per share to new investors participating in this offering by $0.08 per share, assuming no change in the assumed offering price per share of Common Stock.

The number of shares of our common stock issued and outstanding was 24,992,539 as of November 5, 2025, and excludes as of that date:

●	82,000,000 shares of our commons stock issuable upon the sale of the common shares sold to Keystone pursuant to the ELOC Purchase Agreement;

●	87,013 shares of our common stock issuable upon the exercise of stock options outstanding, at a weighted average exercise price of $86.53 per share (which number includes 47,285 fully vested shares of common stock issuable upon exercise of stock options granted to certain of its directors, officers and employees on June 26, 2024, at a weighted-average exercise price of $5.00 per share);

●	60,503,404 shares of our common stock issuable upon the exercise of warrants outstanding as of October 28, 2025, at a weighted average exercise price of $1.34 per share (which number includes 57.4 million shares issued under the July PIPE Financing and October PIPE Financing with a weighted-average exercise price of $0.61 per share);

●	605,285 shares of our common stock reserved for future issuance under our 2019 equity incentive plan as well as any automatic increases in the number of shares of our common stock reserved for future issuance under our plan;

●	31,158,960 shares of our common stock issuable upon conversion of the preferred stock issued pursuant to the October PIPE Financing, with a $19.035 million stated value at assumed $0.6109 conversion price; and

●	499,304 shares of our common stock issuable upon conversion of the Exchangeable Shares which are shares exchangeable into shares of the Company’s Common Stock on a one-for-one basis.

To the extent that all derivatives outstanding as of November 5, 2025 have been or may be exercised or other shares are issued, investors purchasing our securities in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion includes forward-looking statements about our business, financial condition and results of operations, including discussions about management’s expectations for our business. The financial condition, results of operations and cash flows discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are those of SRx Health Solutions, Inc. and its consolidated subsidiaries, collectively, the “Company,” “SRx”, “we,” “our,” or “us”. These statements represent projections, beliefs and expectations based on current circumstances and conditions and in light of recent events and trends, and you should not construe these statements either as assurances of performance or as promises of a given course of action. Instead, various known and unknown factors are likely to cause our actual performance and management’s actions to vary, and the results of these variances may be both material and adverse. A description of material factors known to us that may cause our results to vary or may cause management to deviate from its current plans and expectations, is set forth under “Risk Factors.” See “Cautionary Note Regarding Forward-Looking Statements.” The following discussion should also be read in conjunction with our audited consolidated financial statements including the notes thereto appearing elsewhere in this filing. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. We undertake no obligation to publicly release the results of any revision to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Overview and Outlook

At SRx, we make specialty healthcare simple for Canadians.

We are a fully integrated Canadian healthcare services provider operating at the intersection of pharmacy, clinical services, and pharmaceutical distribution. Our mission is to simplify access to complex therapies and improve health outcomes for patients with chronic, rare, or specialty conditions. Through the strategic development of the SRx Network—a national platform of advanced specialty healthcare infrastructure—we are redefining how specialty care is delivered across Canada.

The SRx Network includes approximately 30 specialty pharmacies, 37 specialty health clinics, two clinical trial sites, a diagnostics lab, national Patient Support Programs (PSPs), a multi-disciplinary allied health and nursing services team, and a fully owned, Health Canada–accredited pharmaceutical wholesale and distribution facility in Mississauga, Ontario. With operations spanning all ten Canadian provinces, SRx is one of the country’s most accessible and scalable providers of customized specialty healthcare solutions. Our geographic footprint and integrated model uniquely position us to deliver continuity of care while supporting a rapidly evolving specialty drug ecosystem.

Specialty drugs—the core focus of our clinical and pharmacy operations—are high-cost, high-complexity therapies used to treat chronic, complex, or rare diseases. These drugs often exceed $6,000 annually and require advanced logistics, clinical oversight, and patient engagement to be used effectively. As these therapies become more central to modern medicine, SRx’s infrastructure, experience, and national reach provide a meaningful competitive advantage.

Our platform supports a collaborative network of stakeholders, including physicians, pharmacists, nurses, PSP providers, pharmaceutical manufacturers, distributors, and third-party payors. This interconnected ecosystem enables us to streamline the management and distribution of specialty therapies—delivering value to patients, providers, and partners alike.

Looking ahead, we believe that increasing demand for specialty medications, alongside health system capacity challenges, will continue to drive strong tailwinds for our model. With an established footprint, a growing pipeline of partnerships, and a demonstrated ability to scale efficiently, SRx is well-positioned to expand our leadership role in Canada’s specialty healthcare landscape.

Recent Corporate Developments

Merger and CCAA Proceedings

On September 3, 2024, Better Choice Company, Inc. (“Predecessor”), SRx Canada, 1000994476 Ontario Inc. (“AcquireCo”), a corporation existing under the laws of the Province of Ontario and an indirect wholly-owned subsidiary of Predecessor, and 1000994085 Ontario Inc., a corporation existing under the laws of the Province of Ontario and a direct wholly-owned subsidiary of Predecessor (“CallCo”) entered into an Arrangement Agreement (the “Arrangement Agreement”), and the transactions contemplated thereby (the “Merger”) were completed on April 24, 2025 (which is referred to herein as the “Closing Date”). Pursuant to the Arrangement Agreement, on the Closing Date, AcquireCo merged with and into SRx Canada, with SRx Canada remaining as the surviving entity. Predecessor acquired the business of SRx Canada pursuant to the Merger.

In connection with the Merger, on April 24, 2025, Predecessor changed its corporate name from “Better Choice Company Inc.” to “SRx Health Solutions, Inc.” by the filing of a Certificate of Amendment of its Certificate of Incorporation with the Secretary of State of the State of Delaware, and SRx Canada changed its name from “SRx Health Solutions Inc.” to “SRx Health Solutions (Canada) Inc.” by making the appropriate filing in the Province of Ontario.

On the Closing Date, Predecessor issued to certain holders of the common stock of SRx Canada 8,898,069 shares of the Company’s Common Stock, and AcquireCo issued to certain holders of the common stock of SRx Canada 19,701,935 shares in the capital stock of AcquireCo which shares are exchangeable into shares of the Company’s Common Stock (the “Exchangeable Shares”) on a one-for-one basis.

On August 12, 2025, the Company announced that SRx Canada had obtained an Initial Order (the “Initial Order”) in Canada under the federal Companies’ Creditors Arrangement Act (the “CCAA” and SRx Canada’s proceedings thereunder, the “CCAA Proceedings”) from the Ontario Superior Court of Justice (Commercial List) (the “Court”). In connection with the Initial Order, the Court granted, among other relief, a stay of proceedings in favor of SRx Canada, the appointment of Grant Thornton Limited as the monitor of SRx Canada (in such capacity, the “Monitor”), debtor-in-possession financing (“DIP Financing”), and a sale process (“Sale Process”).

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SRx Canada has secured debtor-in-possession (DIP) Financing (which includes insider participation). The DIP Financing consists of a credit facility of up to a maximum of $1,750,000 which is expected to be used to finance SRx Canada’s working capital needs, including for continued operations and to implement the restructuring contemplated by the CCAA Proceedings. The CCAA Proceedings and DIP Financing will provide SRx Canada with the time and stability required to complete the Sale Process and identify transaction(s) which may include the sale of all or substantially all of the business or assets of SRx Canada. The Company intends to carry on the critical business of SRx Canada throughout the pendency of the CCAA Proceedings.

Neither the Company nor the Company’s United States subsidiary, Halo, Purely For Pets, Inc., a Delaware corporation, has made any filing under any bankruptcy code or statutory reorganization scheme either in the United States or in Canada.

On August 14, 2025, the Company entered into a Settlement, Share Forfeiture and Mutual Release Agreement (the “Settlement Agreement”) with certain of the founders and officers of SRx Canada (the “Forfeiting Stockholders”), pursuant to which the Forfeiting Stockholders forfeited for cancellation approximately 18,839,332 million Exchangeable Shares (the “Forfeited Shares”). In consideration of the Forfeited Shares, the Company agreed to release the Forfeiting Stockholders from certain claims by the Company.

Private Placement

In connection with the Merger, on April 25, 2025, the Company issued to a single investor a combination of 4,036,697 shares of Common Stock (the “Private Placement Shares”) and pre-funded warrants to purchase Company Common Stock (the “Pre-Funded Warrants”) at a price of $2.18 per share, or $8.8 million in the aggregate, in a private placement transaction (the “Private Placement”). The issuance of shares of Company Common Stock in the private placement was exempt from registration under Section 4(2) of the Securities Act.

Issuance to Service Provider

On April 25, 2025, the Company issued to one of its financial advisors 1,599,231 shares of Common Stock in consideration of services provided by the financial advisor to the Company, 1,503,355 shares of Common Stock which were issued to certain of its financial advisors on July 3, 2025, and 690,000 shares of Common Stock which were issued to certain of its financial advisors on July 15, 2025 (the “Service Provider Shares”).

Share Exchange

In connection with the Merger, on April 24, 2025, the Company contributed 152 shares of the common stock, without par value (the “Halo Shares”), of Halo, Purely For Pets, Inc. (“Halo”), a Delaware corporation, then the Company’s wholly-owned subsidiary, to Halo Spin-Out SPV Inc. (“Spin-Out SPV”), a special purpose subsidiary of the Company formed for such purpose. Immediately prior to the effectiveness of the Merger, the equity interests in Spin-Out SPV were distributed as a dividend to the then-current stockholders of the Company. The Halo Shares represent seventeen (17%) of the issued and outstanding capital stock of Halo.

Following the initiation of the CCAA Proceedings and the execution of the Settlement Agreement, on August 21, 2025, the Company and Spin-Out SPV executed a Share Exchange Agreement (the “Share Exchange Agreement”) whereby Spin-Out SPV transferred the Halo Shares back to the Company in exchange for 4,950,000 newly issued shares of the Company’s Common Stock (such shares, the “SPV Shares” and such transaction, the “Share Exchange”).

Disposition of Halo Assets

On April 16, 2025, the Company completed the sale of substantially all of this assets that comprised the Asia business of its US pet food subsidiary, to CZC Company LTD for total gross proceeds of $8.1 million including $6.5 million, along with a 5-year royalty agreement.

July PIPE Financing

On July 7, 2025, the Company entered into the Securities Purchase Agreement (the “July PIPE SPA”) by and among the Company and the July PIPE Investors, including the lead investor (the “Lead Investor”), pursuant to which the Company issued and sold to the Investors (i) a new series of senior secured convertible notes (the “July Notes”) with an aggregate original principal amount of $7,650,000, subject to an original issue discount as provided in the July Notes, and (ii) warrants (the “July Warrants”) to acquire 21,338,062 shares of the Company’s common stock (the “Common Stock”) (such transaction, the “July PIPE Financing”).

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The July Notes bear interest at a rate of 8% per annum. The July Notes mature on July 8, 2027, provided that the maturity date may be extended by a noteholder if the Company is in default under the July Notes, and in certain other limited circumstances as described in the July Notes. The July Notes are convertible into shares of the Common Stock at a conversion price of $0.6274 per share, subject to customary adjustments. The July Warrants are exercisable for a period of three (3) years beginning six (6) months from the date of issuance at an exercise price of $0.6274 per share, also subject to adjustment.

Additionally, on July 8, 2025, pursuant to and in connection with the July PIPE SPA, the Company entered into a Security and Pledge Agreement (the “Security Agreement”) by and between the Company and the Lead Investor, in its capacity as collateral agent, pursuant to which the Company granted to the Lead Investor, for the ratable benefit of the Lead Investor and the other July PIPE Investors, a valid, perfected and enforceable security interest in certain assets of the Company and its subsidiaries, which assets include substantially all of the assets of the Company’s U.S. business, and pledged as collateral the equity held by the Company in certain of the Company’s subsidiaries.

Additionally, on July 8, 2025, pursuant to and in connection with the July PIPE SPA, the Company and the July PIPE Investors entered into a Registration Rights Agreement (the “July PIPE RRA”), pursuant to which the Company agreed to file a registration statement with the United States Securities and Exchange Commission (“SEC”) covering the resale of Common Shares that are issuable upon the conversion of the July Notes or the exercise of the July Warrants.

October PIPE Financing

On October 27, 2025, the Company entered into a Securities Purchase Agreement (the “October PIPE SPA”) with certain accredited investors named therein (the “October PIPE Investors”). Certain October PIPE Investors are July PIPE Investors. Pursuant to the October PIPE SPA, up to 38,070 shares of the Company’s Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”) and accompanying warrants (“October Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) may be purchased for an aggregate purchase price of up to $30.46 million in one or more closings (such transaction, the “October PIPE Financing”).

On October 31, 2025, pursuant to the October PIPE SPA, the Company issued and sold, and the October PIPE Investors purchased, in a private placement (the “Private Placement”): 19,035 shares of the Series A Preferred Stock and 54,527,811 October Warrants to purchase shares of Common Stock for aggregate proceeds of approximately $15.23 million, paid in cash or through the cancellation of such October PIPE Investor’s July Note and July in lieu of cash. The Company waived receipt of the cash portion of the purchase price until November 3, 2025. Pursuant to the October PIPE SPA, the July PIPE Investors waived the requirement under the July PIPE SPA that the Company register for resale 250% of the shares of Common Stock issuable upon the conversion or exercise of the July Notes or July Warrants.

In conjunction with the October PIPE SPA, on October 31, 2025 the Company entered a registration rights agreement with the investors (the “October PIPE RRA”), pursuant to which the Company will be required to file a registration statement with the Securities and Exchange Commission (the “SEC”), to register for resale the Common Stock issuable upon (x) the conversion of the Series A Preferred Stock and (y) the exercise of the October Warrants.

ELOC Transaction

Concurrently with the issuance of the Notes and Warrants described above under “July PIPE Financing,” on July 7, 2025, the Company and the Selling Stockholder entered into a common share purchase agreement (as amended, the “ELOC Purchase Agreement”), which provides that subject to the terms and conditions set forth therein, the Company may sell to the Selling Stockholder up to the lesser of (i) $50 million of the Company’s common shares, no par value (the “Common Share”) and (ii) the Exchange Cap (as defined below) (subject to certain exceptions provided in the ELOC Purchase Agreement) (the “Total Commitment”), from time to time during the term of the ELOC Purchase Agreement. On October 28, 2025, the Company and the Selling Stockholder executed an amendment to the ELOC Purchase Agreement increasing the Total Commitment from $50 million to $1.0 billion (the “ELOC Amendment”).

Additionally, on July 7, 2025, the Company and the Selling Stockholder entered into a registration rights agreement (the “ELOC RRA”), pursuant to which the Company agreed to file this registration statement with the United States Securities and Exchange Commission (“SEC”) covering the resale of Common Shares that are issued to the Selling Stockholder under the ELOC Purchase Agreement (the “Registration Statement”).

On October 28, 2025, the Selling Stockholder executed a waiver with respect to the ELOC Purchase Agreement and ELOC RRA which waivers allows the Company to register just $27.55 million of Common Stock under the Initial Registration Statement (as defined in the ELOC RRA), rather than $1 billion of Common Stock, due to the constraints of the Company’s currently authorized capital. In the event that the Company’s authorized capital increases, the Company intends to amend this Registration Statement to register an additional $972.45 million of Common Stock, subject to the ELOC Purchase Agreement and ELOC RRA.

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Under the terms and subject to the satisfaction of the conditions set forth in the ELOC Purchase Agreement, the Company has the right, but not the obligation, to sell to the Selling Stockholder, and the Selling Stockholder is obligated to purchase, up to the Total Commitment. Such sales of Common Shares by the Company, if any, will be subject to certain limitations as set forth in the ELOC Purchase Agreement, and may occur from time to time, at the Company’s sole discretion, over the period commencing on the date that all of the conditions to the Company’s right to commence such sales are satisfied, including that the registration statement referred to above is declared effective by the SEC and a final form of the prospectus included therein is filed with the SEC (the “Commencement Date”) and ending upon the expiration of this Registration Statement pursuant to Rule 4125(a)(5) of the Securities Act of 1933, as amended, or otherwise upon the termination of the ELOC Purchase Agreement as provided therein. The Selling Stockholder has no right to require the Company to sell any Common Shares to the Selling Stockholder, but the Selling Stockholder is obligated to make purchases as the Company directs, subject to satisfaction of the conditions set forth in the ELOC Purchase Agreement.

As consideration for the Lead Investor entering into the ELOC Purchase Agreement, concurrently with the execution of the ELOC Amendment, the Company issued to the Lead Investor a convertible promissory note in the original principal amount of $20.0 million (the “Keystone Commitment Note”), which is convertible into up to 72,048,620 shares of Common Stock (collectively, the “Keystone Commitment Shares”), assuming a price of 0.3210 per share, which was the closing price of our shares of Common Stock on the NYSE American on October 22, 2025. The Keystone Commitment Note was issued by the Company to the Lead Investor in lieu of the Commitment Shares, as defined in the original ELOC purchase Agreement. The Company also agreed to pay the Lead Investor up to $35,000 for its reasonable expenses under the ELOC Purchase Agreement.

From time to time from and after the Commencement Date, on any business day selected by the Company where the closing sale price on the applicable eligible market, or quotation service is equal to or greater than $0.25, subject to the satisfaction of all of the conditions set forth in the ELOC Purchase Agreement, the Company shall have the right, but not the obligation, to direct the Selling Stockholder, to purchase the applicable VWAP Purchase Share Amount (as such term is defined in the ELOC Purchase Agreement), not to exceed the agreed upon maximum, at the applicable VWAP Purchase Price therefor, which price is at a discount to the then-current closing sale price, provided that the Selling Stockholder’s aggregate committed obligation pursuant to the foregoing shall not exceed $1.0 billion.

Under applicable rules of the NYSE American, in no event may the Company issue or sell to the Selling Stockholder under the ELOC Purchase Agreement more than that number of shares of its Common Stock (including the Commitment Shares) which equals 19.99% of the Common Stock outstanding immediately prior to the execution of the ELOC Purchase Agreement (the “Exchange Cap”), unless (i) the Company first obtains stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable NYSE American listing rules, or (ii) the price of applicable sales of Common Stock to the Selling Stockholder under this Agreement equals or exceeds the lower of (A) the official closing sale price on the NYSE American or any nationally recognized successor thereto immediately preceding the delivery of the applicable VWAP Purchase Notice (as such term is defined in the ELOC Purchase Agreement) and (B) the average of the closing sale prices of the Common Stock on the NYSE American for the five business days immediately preceding the delivery of such VWAP Purchase Notice (in each case plus an incremental amount to take into account the Commitment Shares), such that the sales of such shares of Common Stock to the Selling Stockholder would not count toward the 19.99% because they are “at market” under applicable NYSE American rules.

The ELOC Purchase Agreement also prohibits the Company from directing the Selling Stockholder to purchase any Common Shares if those shares, when aggregated with all other Common Shares then beneficially owned by the Selling Stockholder and its affiliates, would result in the Selling Stockholder having beneficial ownership of more than 4.99% of the outstanding Common Shares.

The net proceeds under the ELOC Purchase Agreement to the Company will depend on the frequency of sales and the number of Common Shares sold to the Selling Stockholder and prices at which the Company sells Common Shares to the Selling Stockholder. The Company expects that any net proceeds received by the Company from such sales to the Selling Stockholder will be used for working capital and general corporate purposes. Management of the Company believes that it is in the Company’s best interests to have the flexibility to sell Common Shares pursuant to the ELOC Purchase Agreement, subject to market conditions.

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Results of Operations for the nine months ended June 30, 2025 and 2024

The following table sets forth our condensed consolidated results for the periods presented (in thousands):

	Nine Months Ended June 30,		Change
	2025	2024	$	%
Net sales	$41,082	$117,122	$(76,040)	(65)%
Cost of goods sold	30,786	93,695	(62,909)	(67)%
Gross profit	10,296	23,427	(13,131)	(56)%
Operating expenses:
Selling, general and administrative	39,783	31,627	8,156	26%
Impairment expense	2,690	-	2,690	100%
Total operating expenses	42,473	31,627	10,846	34%
Loss from operations	(32,177)	(8,200)	(23,977)	(292)%
Other income (expense):
Other Income (expense)	3,457	(69)	3,526	5110%
Interest income (expense), net	(3,348)	(3,260)	(88)	3%
Bargain purchase gain	1,693	-	1,693	100%
Total other expense	1,802	(3,329)	(5,131)	(45)%
Net loss before income taxes	(30,375)	(11,529)	(18,846)	163%
Income tax (expense) income	(840)	(157)	(683)	435%
Deferred tax income (expense)	1,470	609	861	141%
Net loss available to common stockholders	$(29,745)	$(11,077)	$(18,668)	169%

Net sales

We generate revenue primarily through our specialty pharmacy operations, including the dispensing of high-cost prescription medications reimbursed by third-party payors. Revenue is recognized when control transfers to the customer, typically at the time a prescription is filled, or a service is rendered. Most transactions involve a single performance obligation. Reported net sales are reduced by trade promotions, discounts, and co-pay assistance programs, which are estimated and recorded as reductions to gross revenue. We also maintain a revenue reserve for expected product returns based on historical patterns. While specialty pharmacy remains our core revenue driver, we continue to expand into clinical services, diagnostics, and wholesale distribution, which are expected to contribute more meaningfully over time.

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Information about our revenue channels is as follows (in thousands):

	Nine Months Ended June 30,
	2025		2024
Services provided by pharmacy
Retail pharmacy	$33,598	82%	$113,921	97%
Infusion services	724	2%	948	1%
Specialty clinics	411	1%	417	0%
Wholesale distribution of drugs and other medications	31	0%	612	1%
Patient support program	731	2%	744	1%
Clinical trials	792	2%	8	0%
Consumer packaged goods	2,673	7%	-	0%
Other service revenue	2,122	4%	472	0%
Total revenue(1)	$41,082	100%	$117,122	100%

(1)	None of the Company’s customers represented greater than 10% of net sales for the nine months ended June 30, 2025 or 2024.

Net sales decreased by $76.0 million, or 65%, to $41.1 million for the nine months ended June 30, 2025, compared to $117.1 million for the nine months ended June 30, 2024. The decrease was primarily attributable to significant operational disruptions driven by liquidity constraints, which limited our ability to purchase and dispense high-cost specialty medications. As a result, patient volumes and prescription fulfillment rates declined across our specialty pharmacy and clinic operations. Additionally, staffing and service reductions at certain locations further constrained our ability to maintain historical levels of service delivery.

Gross profit

Cost of goods sold primarily includes the cost of pharmaceuticals and medical products purchased from manufacturers and suppliers, as well as associated packaging materials, inbound freight to our facilities, and third-party logistics expenses related to warehousing and fulfillment. We regularly evaluate inventory for obsolescence, expiration, or slow movement, and record inventory at the lower of cost or net realizable value. Any adjustments for impaired or unsellable inventory are recognized as a component of cost of goods sold.

Our gross profit has been and will continue to be influenced by several key factors, including the mix of products and services sold, sales volumes across our core business lines, and pricing strategies, the acquisition cost of pharmaceuticals and medical products, and freight and logistics expenses incurred from our warehouse to the pharmacy.

During the nine months ended June 30, 2025, gross profit decreased $13.1 million, or 56%, to $10.3 million compared to $23.4 million during the nine months ended June 30, 2024. The decrease in gross profit was primarily driven by the significant decline in net sales resulting from operational and liquidity challenges that limited access to inventory and reduced prescription volumes. Lower throughput and under-absorption of fixed costs across pharmacy and clinic operations also contributed to margin pressure during the period.

We continue to actively collaborate with our supply chain, distribution, and logistics partners to identify cost-saving opportunities and improve gross margins over time. However, we expect ongoing margin variability due to macroeconomic factors, including inflationary pressures on transportation, labor, and pharmaceutical sourcing costs. As market conditions evolve, we remain focused on refining our pricing strategy to respond effectively to cost fluctuations and maintain competitive positioning.

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Operating expenses

Our Selling, general and administrative (“SG&A”) expenses consist of the following:

●	Sales and marketing costs are generally limited to localized initiatives, targeted corporate branding, and patient outreach in connection with new clinic openings or service launches. During the nine months ended June 30, 2025, sales and marketing costs increased approximately $0.3 million, or 389%, to $0.4 million from $0.1 million during the nine months ended June 30, 2024. The increase primarily reflects marketing and brand development efforts related to the integration of Better Choice, which was included in results for the current period. Despite the increase, overall spend remains modest and consistent with SRx’s strategic emphasis on referral-based patient acquisition, provider partnerships, and clinical engagement—rather than broad-based consumer advertising or paid media campaigns.

●	Employee compensation and benefits remained constant at $16.8 million during the nine months ended June 30, 2025 and June 30, 2024. While SRx experienced a reduction in headcount due to operational downsizing, this was offset by the inclusion of personnel costs from Better Choice, which was consolidated during the current period. As a result, total compensation expense remained consistent year over year despite changes in organizational structure.

●	Share-based compensation includes expenses related to equity awards issued to employees and non-employee directors. During the nine months ended June 30, 2025, Share-based compensation increased $1.8 million or 71% to $4.4 million compared to $2.6 million for the nine months ended June 30, 2024. The increase was primarily driven by share-based compensation expense recognized by Better Choice, which was included in condensed consolidated results for the current period. SRx’s standalone share-based compensation activity remained limited, with no significant changes from the prior year.

●	Freight, primarily related to the shipping and distribution of specialty pharmaceuticals and medical supplies to clinics and pharmacies, decreased $0.1 million or 28% during the nine months ended June 30, 2025 to $0.5 million from $0.4 million during the nine months ended June 30, 2024. This increase is consistent with the decline in sales volume and reduced distribution network during the period.

●	Other general and administrative costs for various general corporate expenses, including information technology, insurance, travel, costs related to merchant credit card fees, product development costs, rent, non-cash charges and certain tax costs. During the nine months ended June 30, 2025, other general and administrative costs decreased $0.9 million, or 9% to $8.6 million compared to $9.5 million in the nine months ended June 30, 2024. The decrease was primarily driven by a reduction in amortization expense following the write-down of intangible assets as of September 30, 2024, as well as the sale of certain retail locations during the current period. The divestiture of these stores also contributed to lower office-related expenses, including rent, supplies, and administrative overhead.

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●	Consulting fees, which primarily consist of fees paid to a small number of directors who provided consulting services to the Company until January 1, 2024. During the nine months ended June 30, 2025, consulting fees decreased by $0.5 million, or 66% to $0.3 million compared to $0.8 million in the nine months ended June 30, 2024. The decrease was driven by the transition of these individuals from consultants to employees beginning in January 2024, resulting in consulting fees being replaced by payroll expenses.

●	Professional fees, which primarily consist of audit, tax, legal, valuation, and transaction-related advisory services. During the nine months ended June 30, 2025, professional fees increased $3.9 million, or 285% to $5.2 million compared to $1.3 million in the nine months ended June 30, 2024. The increase was primarily driven by transaction-related expenses associated with the reverse merger completed during the current period. This increase was partially offset by a decline in acquisition activity at SRx, which resulted in lower purchase price allocation (PPA) and deal-related advisory costs compared to the prior year.

Impairment of long-lived intangible assets resulted in an impairment charge of $2.7 million for the three and nine months ended June 30, 2025, with no corresponding activity for the nine months ended June 30, 2024. See Note 8 – Intangible Assets for additional information.

Other income (expense), net

Other income improved by $4.4 million to $4.3 million for the nine months ended June 30, 2025, compared to an expense of $0.1 million for the nine months ended June 30, 2024. This improvement was primarily driven by a gain on the sale of assets at the SRx level during the current period. The gain resulted from the divestiture of certain retail locations and related assets as part of the Company’s strategy to optimize its asset base and strengthen liquidity.

Interest expense, net

During the nine months ended June 30, 2025, interest expense remained constant at $3.3 million compared to the fiscal nine months ended June 30, 2024. Interest expense for the nine months ended June 30, 2025 and 2024 is comprised of interest on our CWB term loan, CEBA loans, Macdonald DND loan, Meridian loan, and Arbinder Sohi loan, interest on finance leases. Interest expense in the current period was not materially impacted by the consolidation of Better Choice, and there were no significant changes in debt balances that affected expense year over year.

Income taxes

Our income tax expense (benefit) consists of estimated federal and provincial income taxes based on enacted Canadian tax rates, adjusted for allowable credits, deductions, and uncertain tax positions as they arise. For the nine months ended June 30, 2025, we recorded an income tax recovery of $0.63 million, compared to an expense of $0.45 million in 2024. The effective tax rate was (2.46%) for 2025 compared to (3.92%) in 2024, differing from the combined Canadian statutory rate of 26.5% primarily due to a significant increase in valuation allowances related to the uncertainty of realizing the benefit of net operating losses (NOLs). The Company has recognized deferred tax assets of approximately $37.5 million before valuation allowance, primarily related to net operating losses totaling approximately $136.8 million, which expire between 2037 and 2043. A valuation allowance of $37.1 million has been recorded against these deferred tax assets due to uncertainties regarding future taxable income sufficient to realize these benefits. Should the Company generate adequate taxable income in the future or identify viable tax planning strategies, a reversal of the valuation allowance could reduce future income tax expense.

There were no uncertain tax positions as of June 30, 2025 and 2024. The Company is subject to tax examinations primarily for the years 2020 through 2024 in Canada.

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Non-GAAP Measures

Adjusted EBITDA

We define Adjusted EBITDA to supplement the financial measures prepared in accordance with GAAP. Adjusted EBITDA adjusts EBITDA to eliminate the impact of certain items that we do not consider indicative of our core operations. Adjusted EBITDA is determined by adding the following items to net loss: interest expense, tax expense (benefit), depreciation and amortization, share-based compensation, gain on extinguishment of debt and accounts payable, loss on disposal of assets, transaction-related expenses, and other non-recurring expenses.

We present Adjusted EBITDA as it is a key measure used by our management and board of directors to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. We believe that the disclosure of Adjusted EBITDA is useful to investors as this non-GAAP measure forms the basis of how our management team reviews and considers our operating results. By disclosing this non-GAAP measure, we believe that we create for investors a greater understanding of and an enhanced level of transparency into the means by which our management team operates our company. We also believe this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.

Adjusted EBITDA does not represent cash flows from operations as defined by GAAP. Adjusted EBITDA has limitations as a financial measure and you should not consider it in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss, gross margin, and our other GAAP results.

The following table presents a reconciliation of net loss, the closest GAAP financial measure, to EBITDA and Adjusted EBITDA for each of the periods indicated (in thousands):

	Nine Months Ended June 30,
	2025	2024
Net loss	$(29,745)	$(11,077)
Interest expense, net	3,348	3,260
Income tax benefit	(630)	(452)
Depreciation and amortization	2,923	3,322
EBITDA	(24,104)	(4,947)
Share-based compensation	4,452	2,582
Impairment of intangible assets	2,690	-
Bargain purchase gain	(1,693)	-
Gain on disposal of assets	(4,254)	-
Transaction related expenses (a)	1,143	518
Other non-recurring expenses (b)	2,624	1,713
Adjusted EBITDA	$(19,142)	$(135)

(a) Transaction-related expenses related to non-recurring business matters include legal and professional fees related to the Company’s Merger, private placement, and certain investor relations and capital markets activities directly tied to financing efforts.

(b) One-time and non-recurring expenses primarily related to restructuring and severance costs from corporate headcount reductions and executive transitions; costs associated with pharmacy and clinic closures; and historical accounts receivable write-offs and tax adjustments. These items have been excluded from Adjusted EBITDA as they are not reflective of the Company’s ongoing operations.

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Liquidity and capital resources

Historically, we have financed our operations primarily through debt financing. On June 30, 2025 and June 30, 2024, we had cash and cash equivalents of $0.9 million and $0.1 million, respectively.

We are subject to risks common in the healthcare and pharmacy services industry, including, but not limited to, our dependence on key personnel, intense competition, our ability to effectively market and scale our service offerings, the protection and enforcement of proprietary technology and data systems, expansion into new markets or service lines, and compliance with complex and evolving healthcare, data privacy, and pharmaceutical regulations. As of June 30, 2025, we have not experienced a significant adverse impact to our business, financial condition or cash flows resulting from geopolitical actions or threat of cyber-attacks. However, we have seen adverse impacts to our gross margin from time to time due to inflationary pressures in the current economic environment. Uncertainties regarding the continued economic impact of inflationary pressures, geopolitical actions and threat of cyber-attacks are likely to result in sustained market turmoil, which could negatively impact our business, financial condition, and cash flows in the future.

We have historically incurred losses and expect to continue to generate operating losses and consume cash resources in the near term. These conditions raise substantial doubt about our ability to continue as a going concern for a period of twelve months from the date these condensed consolidated financial statements are issued, meaning that we may be unable to generate sufficient operating cash flows to pay our short-term obligations. We have implemented and continue to implement plans to achieve operating profitability, including various margin improvement initiatives, the consolidation of and introduction of new co-manufacturers, the optimization of our pricing strategy and ingredient profiles, and new product innovation.

Our ability to raise additional capital may be adversely impacted by the potential worsening of global economic conditions, including inflationary pressures, the recent disruptions to, and volatility in, the credit and financial markets in the United States, Canada, and worldwide resulting from geopolitical tensions. If we seek additional financing to fund our business activities in the future and there remains doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all. If we are unable to raise the necessary funds when needed or achieve planned cost savings, or other strategic objectives are not achieved, we may not be able to continue our operations, or we could be required to modify our operations that could slow future growth.

A summary of our cash flows is as follows (in thousands):

	Nine Months Ended June 30,
	2025	2024
Cash flows (used in) provided by:
Operating activities	$(15,744)	$613
Investing activities	13,280	(4,490)
Financing activities	3,154	3,841
Net increase (decrease) in cash and cash equivalents	$690	$(36)
Effect of foreign currency translation adjustments	116	(1,546)
Cash and cash equivalents, beginning of period	106	2,070
Cash and cash equivalents, end of period	$912	$488

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Cash flows from operating activities

Cash used in operating activities was $15.7 million during the nine months ended June 30, 2025, compared to cash provided by operating activities of $0.6 million during the nine months ended June 30, 2024. The change was primarily driven by a higher net loss of $29.7 million in 2025 compared to $11.1 million in 2024, partially offset by non-cash adjustments including impairment expense, depreciation and amortization, gain on sale of assets, share-based compensation, and an income tax benefit. Working capital changes also contributed with decreases in trade receivables and inventory, and purchase of prepaid consulting services during the nine-month period ended June 30, 2025.

Cash flows from investing activities

Cash provided by investing activities was $13.3 million during the nine months ended June 30, 2025, compared to cash used in investing activities of $4.5 million during the nine months ended June 30, 2024. Proceeds from the sale of assets as well as acquiring cash in the Merger contributed, offset by cryptocurrency investing activity. In 2024, investing activities were primarily attributable to acquisitions completed during the period.

Cash flows from financing activities

Cash provided by financing activities was $3.2 million during the nine months ended June 30, 2025, compared to $3.8 million during the nine months ended June 30, 2024. The increase is primarily attributable to the proceeds from private placements done prior to and at the Merger closing, offset by paydowns of its senior secured facilities. During the nine months ended June 30, 2024, proceeds were received related to short-term and long-term debt facilities, offset by repayment of borrowings and lease liabilities.

CWB Facility

As of June 30, 2025, the Company maintained senior secured term loan facilities with CWB Financial Group (“CWB”) totaling $23.1 million, which were originally entered into to support the development and acquisition of select pharmacy locations. On September 18, 2023, SRx Health Solutions Inc. refinanced its existing term facilities under a new consolidated agreement with CWB, which imposed updated financial covenants. These include maintaining a Senior Funded Debt to Adjusted EBITDA ratio of less than 4.0x and a Fixed Charge Coverage Ratio greater than 1.0x.

As at both June 30, 2025 and 2024, the Company was not in compliance with the CWB loan covenants, and as a result, the full amount of the CWB loans has been classified as a current liability. The debt remains callable at the lender’s discretion due to this non-compliance. Interest rates on the outstanding CWB loans range from 8.67% to 9.21%, with maturity dates extending through late 2027.

The lack of compliance is being actively managed, and the Company is in ongoing discussions with CWB to explore potential solutions. However, there can be no assurance that the Company will be able to renegotiate terms or cure the default in the near term.

Contractual Commitments and Obligations

We are contractually obligated to make future cash payments for various items, including debt arrangements, certain purchase obligations, as well as the lease arrangement for our office. See “Note 12 – Debt” to our audited consolidated financial statements included in this Annual Report on Form 10-K for more information about our debt obligations. Our purchase obligations include certain ongoing marketing projects, software subscriptions as well as in-transit or in-production purchase orders with our suppliers, for which amounts vary depending on the purchasing cycle. The majority of our software subscriptions are not under long-term contracts, and we do not have long-term contracts or commitments with any of our suppliers beyond active purchase orders. These purchase obligations were not material as of the date of this Annual Report on Form 10-K.

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Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined by applicable regulations of the SEC, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our condensed consolidated financial statements and related disclosures requires us to make estimates, assumptions and judgements that affect the reported amounts of assets, liabilities, net sales, costs and expenses and related disclosures. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements and, therefore, we consider these to be our critical accounting estimates. Accordingly, we evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions. See “Note 1 - Nature of business and summary of significant accounting policies” to our audited consolidated financial statements included in this Annual Report on Form 10-K for a description of our significant accounting policies.

Share-Based Compensation

Share-based compensation expense is measured based on the estimated fair value of awards granted to employees, directors, officers and consultants on the grant date. Forfeitures are accounted for as they occur, therefore there are no forfeiture related estimates required.

The fair value of an option award is estimated on the date of grant using the Black–Scholes option valuation model, which requires the development of input assumptions, as described in “Note 19 - Share-based compensation”. Determining the appropriate fair value model and calculating the fair value of share-based payment awards requires the input of the subjective assumptions described in “Note 19 - Share-based compensation”. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, which involve inherent uncertainties and the application of management’s judgment. See “Note 19 - Share-based compensation” to our audited consolidated financial statements included in this Annual Report on Form 10-K for more information.

BUSINESS

Our History

On April 24, 2025, SRx Health Solutions, Inc., a corporation incorporated under the laws of the Province of Ontario on April 26, 2022 (“SRx Canada” or the “Accounting Acquirer”), consummated a business combination (the “Merger”) with Better Choice Company, Inc., a Delaware corporation (“Better Choice” or the “Legal Acquirer”). In the Merger, 1000994476 Ontario Inc. (“AcquireCo”), an indirect wholly-owned subsidiary of Better Choice, amalgamated with and into SRx Canada, with SRx Canada surviving the amalgamation and continuing its operations under the new legal name SRx Health Solutions (Canada) Inc. (“SRx Canada”), an indirect wholly-owned subsidiary of Better Choice.

The Company was incorporated in the State of Nevada in 2001 under the name Cayenne Construction, Inc., and in 2009, changed its name to Sports Endurance, Inc. Effective March 11, 2019, the Company changed its name to Better Choice Company Inc. after reincorporating in Delaware. In connection with the Merger, Better Choice changed its corporate name to “SRx Health Solutions, Inc.”, and adopted the operations of the Accounting Acquirer as its primary business. As such, SRx Canada is the continuing reporting entity for accounting purposes. Refer to Note 4 – Business Combinations for more information.

SRx Canada’s registered head office was originally located at 65 Queen Street West, Suite 800, Toronto, Ontario, M5H 2M5. Post the Merger, the Company’s registered head office remained at 12400 Race Track Road, Tampa, Florida 33626.

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The Company now operates a vertically integrated healthcare organization and branded pet wellness company. It operates its specialty pharmacy business through its wholly-owned subsidiary SRx Health Solutions (Canada) Inc., a corporation organized under the laws of the Province of Ontario (“SRx Health”) and its pet health and wellness business through its subsidiary Halo, Purely for Pets, Inc., a Delaware corporation (“Halo”).

Description of the Specialty Pharmacy Business Conducted by SRx Health

Explanatory Note

On August 12, 2025, the Company announced that SRx Canada had obtained an Initial Order (the “Initial Order”) in Canada under the federal Companies’ Creditors Arrangement Act (the “CCAA” and SRx Canada’s proceedings thereunder, the “CCAA Proceedings”) from the Ontario Superior Court of Justice (Commercial List) (the “Court”). In connection with the Initial Order, the Court granted, among other relief, a stay of proceedings in favor of SRx Canada, the appointment of Grant Thornton Limited as the monitor of SRx Canada (in such capacity, the “Monitor”), debtor-in-possession financing (“DIP Financing”), and a sale process (“Sale Process”).

SRx Canada has secured debtor-in-possession (DIP) Financing (which includes insider participation). The DIP Financing consists of a credit facility of up to a maximum of $1,750,000 which is expected to be used to finance SRx Canada’s working capital needs, including for continued operations and to implement the restructuring contemplated by the CCAA Proceedings. The CCAA Proceedings and DIP Financing will provide SRx Canada with the time and stability required to complete the Sale Process and identify transaction(s) which may include the sale of all or substantially all of the business or assets of SRx Canada. The Company intends to carry on the critical business of SRx Canada throughout the pendency of the CCAA Proceedings.

Neither the Company nor the Company’s United States subsidiary, Halo, Purely For Pets, Inc., a Delaware corporation, has made any filing under any bankruptcy code or statutory reorganization scheme either in the United States or in Canada.

Company Overview

SRx Health is an integrated, Canadian health care services provider that operates within the specialty healthcare industry. SRx Health has developed a collaborative specialty healthcare network (the “SRx Network”) that strategically positions SRx Health to achieve business objectives. The SRx Network is comprised of 20 specialty pharmacies, 34 infusion clinics and injection sites, four clinical trials sites, patient support programs (“PSP”), allied health team and nursing services, and a wholly owned Health Canada accredited pharmaceutical wholesale and distribution facility located in Mississauga, Ontario. The SRx Network extends across all 10 Canadian provinces, making it one of the most accessible providers of comprehensive, integrated and customized specialty healthcare services in Canada.

Specialty pharmacies and clinics focus on the provision of a subset of prescription medicines termed, “specialty drugs”. Specialty drugs generally refer to medications that are high-cost (list price typically in excess of US$6,000 per year), require complex infrastructure to administer and distribute, and cannot be accessed, administered or managed at traditional retail pharmacies. Specialty drugs are typically used to treat complex, chronic, or rare diseases which are becoming increasingly prevalent. The SRx Network consists of a collaborative and complex network of industry stakeholders, including physicians, pharmacists, pharmaceutical companies and distributors, PSPs, third-party payors and nurses, who work to administer, manage and distribute specialty drugs. The complexities of the required infrastructure represent a significant barrier to entry for traditional retail pharmacies.

Description of Business, Operational Overview and Business Objective

SRx Health was founded in 2013. Since 2013, the SRx Network has grown primarily by opening and acquiring new specialty pharmacies and health clinics, expanding its wholesale distribution capabilities, and increasing the types and scale of health services provided. In its current form, SRx Health stands as one of just a few specialty pharmacy chains in Canada, and is the newest entrant in the space. Prior to the CCAA proceedings, SRx Health employed approximately 444 people including 181 pharmacy team members, 146 nurses (Nursing Team Members), 8 clinical trial technicians, 23 patient support workers, and 86 corporate staff.

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Over the last 10 years, SRx Health has constructed a collaborative network across Canada to make access to specialty healthcare simple for Canadians. The provision of comprehensive specialty health care requires a complex sophisticated network that works cohesively to provide its patients with optimal care. The SRx Network is comprised of physicians, pharmacists, pharmaceutical companies and distributors, PSPs, insurers, nurses and other industry stakeholders who provide Canadians with access to a full suite of comprehensive, integrated, and customized specialty healthcare services. The Canadian industry is currently fragmented and requires patients to independently seek specialty care without the benefit of a collaborative network. The SRx Network alleviates this burden by making it easy for patients and other stakeholders alike to access and navigate specialty healthcare in an otherwise difficult environment.

Specialty Pharmacies

Prior to the CCAA proceedings, SRx Health owned and operated 20 specialty pharmacies across eight provinces in Canada (all provinces other than in Prince Edward Island and Québec). SRx Health’s team of pharmacists are highly skilled, knowledgeable, and equipped with the proper training and experience required to dispense specialty drugs. The pharmacy team is passionate about providing each patient with the best possible experience, and its services extend beyond the traditional care seen at retail pharmacies. For example, SRx Health assists patients in applying for insurance coverage and special authorizations for certain specialty medications, and will work with drug manufacturer programs to ensure patients incur the least possible expense for any medication. Moreover, SRx Health’s pharmacies provide complementary medication reviews, administer injections (as allowed by provincial regulation), and offer no-charge blister packing and free same-day medication delivery.

SRx Health leases each of its specialty pharmacy locations and do not own any of the real estate. Revenue is primarily earned through dispensing fees, product markups, professional services and over-the-counter sales. As at December 31, 2023, revenue from SRx Health’s specialty pharmacies make up approximately 97.2% of its total revenue.

Wholesale and Distribution

SRx Health operates a 4,800 square foot distribution facility in Mississauga, Ontario, which is accredited by Health Canada and is a member of the Canadian Association for Pharmacy Distribution Management (“CAPDM”). SRx Health collaborate with pharmaceutical companies to procure specialty drugs and in turn distribute these drugs to both SRx Health and independent pharmacies, as well as to clinics and specialty practitioners in various settings. SRx Health’s pharmacies benefit from SRx Health’s vertically integrated model through increased accessibility to specialized drugs, stable inventory levels, and quick delivery of product. Moreover, distributing under the SRx Health brand allows SRx Health’s pharmacies to take advantage of additional margins on dispensed medication. Specialty practitioners trust SRx Health to adhere to guidelines and quality controls and use its customized logistics to reduce supply chain complexities and management costs. This is an area with intensive barriers to entry given the complex nature of both Health Canada’s regulatory requirements, as well as those of SRx Health’s pharmaceutical company partners who focus on establishing synergistic relationships with proven wholesale and distribution partners.

SRx Health leases the land and building of its distribution facility. Revenue from our wholesale and distribution operations is primarily earned through product markups. As at December 31, 2023, revenue from SRx Health’s wholesale and distribution operations make up approximately 0.4% of its total revenue.

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Specialty Health Clinics, Infusion Spaces and Injection Sites

SRx Health owns and operates 34 specialty health clinics, infusion spaces and injection sites (collectively “Health Clinics”). SRx Health’s specialty Health Clinics and staff are appropriately accredited and well equipped to administer intravenous (“IV”) infusions, intramuscular (“IM”) and subcutaneous (“SC”) injections, including biologics and other specialized, novel therapies. The following are just a few of the diseases that SRx Health is experienced in caring for: mental health, Crohn’s disease, ulcerative colitis, ankylosing spondylitis, diabetes, heart disease, oncology, lung disease, rheumatoid arthritis, psoriatic arthritis, iron deficiency, osteoporosis, allergies, atopic dermatitis, plaque psoriasis, and asthma.

SRx Health leases each of its clinic locations and do not own any of the real estate. The primary purpose of SRx Health’s specialty health clinics is to help drive revenue generation at its pharmacies.

Patient Support Programs

SRx Health’s PSPs leverage the benefits of SRx Health’s integrated network to help patients navigate Canada’s fragmented healthcare system and provide them with the most comprehensive care possible. SRx Health’s PSPs guide patients through the entirety of their healthcare journey, including, but not limited to, reimbursement and co-pay support, integrated physician, and pharmacy services, drug distribution, injection and infusion at SRx Health’s clinics, access to nursing, and patient education and training to promote adherence and comfort with their specialized drugs. SRx Health’s PSPs also provide patients with access to on-call regulatory and consulting support, periodic regulatory and research support, real-time Information Change Notices (“INC”) on important changes to health requirements, and monthly reports on health requirements, including potential patient impact.

SRx Health’s PSP business model positions SRx Health to capitalize on the growing specialty drugs segment and become the preferred pharmacy of choice for new specialty drug launches when compared to competitors. The primary purpose of SRx Health’s PSP business model is to help drive revenue generation at its pharmacies.

Nursing Services

SRx Health offers a wide range of professional health and nursing services within its clinic network across a variety of therapeutic areas including, but not limited to, infectious diseases, rheumatology, dermatology, gastroenterology, urology, endocrinology, cardiology, ophthalmology, neurology, family planning and fertility consultations, and addictions. SRx Health tailors its health and nursing services to the unique needs of its patients and believe that by doing so, it is able to better drive patient outcomes. The team consists of nurse practitioners, registered nurses, registered psychiatric nurses, registered practical nurses, a diabetes nurse educator, registered dietitians, addiction counsellors, social workers, outreach workers and administrative coordinators who provide care in clinics and in-patient homes. SRx Health’s health and nursing services are a value-added service for the rest of the SRx Network, with a goal of providing other stakeholders with a convenient partner for integrated patient care.

The primary purpose of SRx Health’s nursing services is to help drive revenue generation at its pharmacies.

Clinical Trials

In 2019, SRx Health added clinical trials to its existing network through the strategic acquisition of Toronto Digestive Disease Associates, Inc. d/b/a TDDA Specialty Research (“TDDA”). TDDA is an established leader in clinical trial research with over 20 years of experience working with industry specialists and the healthcare community to advance therapeutic treatment options. It assists researchers in study feasibility and site capacity assessments, protocol design consultations, central budget negotiations and full clinical protocol execution. TDDA has successfully completed numerous clinical trials and has established relationships with several key pharmaceutical sponsors, Contract Research Organizations (“CROs”), and qualified investigators. TDDA currently has active studies across the range of GI indications that are actively recruiting and enrolling patients. One of SRx Health’s goals is to continuously expand the number of active studies, enter into other therapeutic areas and establish additional clinical sites.

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SRx Health leases each of its clinical trial sites and do not own any of the real estate. Revenue from SRx Health’s clinical trials is primarily earned through fees received for completed trials. As at December 31, 2023, revenue from SRx Health’s clinical trials make up approximately 0.5% of its total revenue.

Overall Performance, Industry Trends and Economic Factors

The Canadian pharmacy sector is characterized by a unique balance of growth and stability underpinned by the market’s exposure to favorable secular trends and the essential nature of the goods and services it provides. The industry is comprised of approximately 11,000 retail pharmacies and drug stores engaged in the retailing of prescription and non-prescription medication and ancillary merchandise, with approximately half of the operators independently owned and the balance being part of established chains such as McKesson Corporation, Loblaw and Metro. On average, a single location pharmacy in Canada generates approximately CAD$1 million in annual revenue with the majority of sales closely linked to spending on prescribed pharmaceutical drugs.

In 2021, prescription drug spending in Canada was estimated to be approximately CAD$35.4 billion,13 representing a year-over-year growth of 1.3%, and the projected growth rate in annual prescription sales was estimated to increase by approximately 5.4%.

The Canadian pharmacy sector has previously been less susceptible to recessionary effects and the fluctuations of the broader macroeconomic environment. Due to Canadian provincial regulations and a largely standardized reimbursement framework driven by both public and private payors, financial performance has been largely predictable across the pharmacy industry with more than 80% of Canadian operators achieving profitability. As such, the sector continues to offer an attractive and compelling opportunity for both operators and investors alike.

The Specialty Pharmacy Sub-Sector

Goods and services at the retail level are generally homogenous across pharmacy operators. As such, traditional pharmacies tend to rely on brand loyalty, ease of access and footprint density to drive customer visits. However, specialty pharmacies represent a distinct sub-sector that operates at the intersection of full-service patient care and complex disease management through a broad range of oral, injectable and infusible specialty pharmaceuticals. Specialty pharmacies provide many services similar to traditional pharmacies, albeit to patients with complex and often chronic health conditions that require comprehensive therapies or specialty pharmaceuticals. Specialty drugs typically carry higher cost, more stringent handling and administration practices, and rely on highly specialized storage and distribution infrastructure. Traditional pharmacies and distributors are designed to manage high volume, lower cost products, and generally lack both the deep clinical expertise and administrative support functions necessary to effectively deliver specialty pharmacy services. As a result, specialty pharmacies are uniquely positioned to provide patients with a differentiated scope of care, access to specialty drugs, and the critical support and knowledge systems necessary to deliver and administer such drugs.

The Canadian specialty pharmacy sub-sector has experienced significant growth in recent years with growth of specialty drug spend reaching +9.7% from 2018 – 2022 and outpacing that of traditional drugs at +7.1% over the same period. The specialty pharmacy vertical continues to represent a structurally critical component of the Canadian healthcare system, serving the vital needs of a select group of Canadians but accounting for a disproportionately large share of annual drug spend at approximately 40% of the total spend in 2021, or CAD$14 billion out of a total spend of CAD$35.4 billion. These figures are expected to increase year-over-year; in 2021, approximately 40% of eligible insurance plan submissions were made in respect of specialty drugs, and by 2026 specialty drug spend is projected to account for over 50% of eligible insurance plan submissions.

Specialty pharmacy products and services remain a fundamental necessity regardless of economic activity due to limited access to specialty drugs and a lack of alternative treatments for complex illness. As such, corresponding revenues generally do not decrease significantly during periods of slower economic activity as demand does not materially fluctuate during such periods. Similarly, specialty pharmaceutical wholesale distribution chains servicing pharmacies, hospitals, patients and specialty practitioners also benefit from the stability and resiliency that characterizes the specialty drugs market. Looking ahead, the outlook remains robust as chronic diseases continue to become more prevalent with more than 44% of Canadians aged 20 and above currently reported to live with chronic and complex illnesses that require specialty medications.

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SRx Health believes that its SRx Network positions it well to capitalize on the favourable trends that underpin our industry, as outlined below.

Aging Demographic and Growing Prevalence of Chronic Illnesses Driving Demand for Specialty Pharmaceuticals

The Canadian specialty pharmacy industry is expected to benefit from demographic trends that will drive increasing demand for specialty pharmaceuticals and associated services. The Canadian population of seniors (defined as people aged 65 and older) is projected to increase and account for close to approximately one-quarter of the overall population by 2030 compared to just 16% in 2014. As individuals age, chronic illnesses become more prevalent leading to a significant increase in use of prescription medications and specifically specialty pharmaceuticals. Notably, it has been found that 81% of Canadians aged 60 – 79 require at least some form of prescription with 52% taking three or more prescription drugs. This is in contrast to just 38% of Canadians aged 18 – 39 requiring a prescription and 7% who medicate with three or more prescription drugs. Furthermore, data from the Canadian Community Health Survey indicate that just under three-quarters (or 73%) of Canadians over 65 report having at least one chronic illness, and that approximately one-third (33%) of this cohort report having two or more chronic illnesses. As a result, Canada’s aging demographic, coupled with the growing prevalence of chronic illnesses among the Canadian population, will continue to underpin the long-term demand and growth trajectory of the country’s specialty pharmacy industry.

Increasingly Critical Role and Expanding Scope of Pharmacist Practice

Pharmacies represent a critical healthcare delivery channel in the Canadian healthcare system and play an important role in elevating access to care and the overall wellbeing of Canadians. As healthcare continues to evolve and increasingly take place in the home and community, pharmacies will become the most accessible and logical point of care for communities across the country. Recent legislative initiatives have broadened the scope of pharmacists’ practice to enable pharmacists to independently prescribe, renew and adjust select medications, as well as administer vaccinations and injections, order lab tests and facilitate related key services. The legislative changes were enacted primarily in response to Canada’s national physician shortage with an estimated 5 million Canadians without a provider as of 2019, rendering walk-in clinics and emergency rooms the only point of service for prescriptions and other health concerns. This shortage placed undue strain on the healthcare system and contributed to an increase in backlog for various specialty treatment programs, both of which were evidently exacerbated by the COVID-19 pandemic that emerged in 2020.

Due to inherently broader accessibility and adaptability, pharmacies are well positioned to alleviate many existing inefficiencies faced by the Canadian healthcare system. Canadian pharmacy services are readily accessible with approximately 91% of Ontario’s population, representing 35% of the Canadian population, living within five kilometers of a pharmacy. According to a 2019 study by Nurse Practitioner Association of Canada, Canadians visit pharmacists up to 10 times more frequently than they visit any other healthcare providers including physicians and nurses, with approximately 55% of Canadians visiting a pharmacy at least once a week. Patients also face significantly reduced wait times relative to walk-in clinics or emergency rooms with the ability to access care in a matter of minutes compared to hours, and an overwhelming number of Canadians (93%) have indicated that they trust pharmacists as their first point of care. Furthermore, the COVID-19 pandemic provided irrefutable evidence of the adaptability and resourcefulness of the Canadian pharmacy industry. In 2020, Canadian pharmacies witnessed a +550% increase in the number of patients seeking assistance in securing medication refills in lieu of visiting a physician, and a +50% increase in the number of pharmacist consultations that resulted in a corresponding prescription drug purchase. Specialty pharmacies across select provinces also became the point of service for COVID-19 asymptomatic testing which demonstrated yet another example of pharmacies delivering critical healthcare services beyond their standard scope of practice.

Robust Specialty Drug Pipeline Supported by Increased Emphasis on Specialty Drugs Development

In 2021, the Canadian pipeline for new medications was comprised of close to 8,500 drugs in various stages of development, which was well above the average recorded in recent years and meaningfully higher than 2020, which saw only 7,000 drugs under development. Notably, 60% of the development pipeline is comprised of specialty drugs, underscoring the notion that drug manufacturers and the broader pharmaceutical industry have a renewed focus on research and development initiatives to commercialize treatments targeting complex chronic illnesses or rare diseases. An increase in specialty drug approvals is closely tied to increased spending with several key disease verticals demonstrating significant growth since 2019 including rare diseases (+50%), cystic fibrosis (+20%), multiple sclerosis, asthma, skin, and other inflammatory conditions (15% each).

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As drug manufacturers continue to allocate more resources towards the development of specialty pharmaceuticals and ultimately introduce a greater selection of more effective and novel medications to the Canadian market, SRx Health expects that specialty pharmacies will be relied upon to ensure proper distribution and administration as the keystone healthcare delivery channel to millions of Canadians which further reinforces the long-term outlook of the sector.

Transactions with Related Parties

SRx Health’s related party transactions include transactions its key management, personnel, majority shareholders and affiliated entities. In the normal course of operations, SRx Health enters into various transactions with related parties that are measured at the agreed-upon exchange amount. SRx Health, through its wholesale and distribution entity, ConnectRx Inc., sells and distributes certain pharmaceuticals to associated entities. These sales are measured at the agreed-upon exchange amount.

Competition

The business of providing specialty pharmacy services in Canada is highly competitive, and SRx Health faces competition from a variety of parties. There are national and regional players across Canada that compete in this space.

National Operator of Specialty Pharmacies

SRx Health is one of just a few specialty pharmacy chains in Canada. The SRx Network has allowed SRx Health to move fast to penetrate the market. SRx Health believes its market share will continue to grow in tandem with the expansion of the key segments of its business as described herein. SRx Health’s brick-and-mortar retail presence in eight provinces gives it an advantageous pharmacist to patient ratio at physical retail locations when compared to its peers, which provides patients quicker and more convenient access to a pharmacist when in need. SRx Health focuses on having brick-and-mortar pharmacies while its competitors often dispense specialty drugs from closed distribution facilities that do not allow for any face-to-face interaction with patients and physicians. This is a key competitive advantage compared to SRx Health’s competitors. This enhanced service allows SRx Health to provide patients with flexibility in terms of how they wish to access their medication. Existing traditional pharmacy models do not offer the full ecosystem of comprehensive care options, which strategically positions SRx Health to service the specialty market in Canada and grow its market share. There are also significant barriers to entry for traditional retail pharmacies. Dispensing specialty drugs requires extensive training and experience, investment in infrastructure and programs (inclusive of PSP), and exclusive distribution rights from manufacturers, each of which takes significant time and resources to establish, maintain, and grow.

Specialty Drug Access

For access to specialty drugs, there are significant barriers to access as there are stringent regulatory requirements and pharmaceutical companies typically prefer to only work with a limited number of established national partners who are experienced, reliable, and have the existing infrastructure and capacity to successfully commercialize their products. SRx Health’s access to specialty drugs is driven by its national SRx Network, including its ability to leverage its wholesale distribution capabilities to deliver specialty drugs quickly. Since inception, SRx Health has grown the number of specialty drugs it offers

SRx Health has various wholesale and distribution agreements with major multi-national pharmaceutical companies, which allows the Company to distribute critical specialty drugs across Canada and provides the Company with access to a large variety of types of drugs available for distribution in Canada. These agreements take years to establish and require strong relationships and a proven track record of delivering on the expectations of the pharmaceutical companies.

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Collaborative Network

The SRx Network is unique. A recent survey found that half of specialty pharmacists report the average specialty prescription takes at least four days to fill and that wait times of seven to 10 days are not uncommon. The SRx Network allows SRx Health to operate at a much higher efficiency level and it is generally able to reduce those wait times by up to 50%. Furthermore, from the time SRx Health’s PSP team contacts a patient to the time of the first offered appointment at a clinic, SRx Health averages 1.1 business days on a rush basis, whereas SRx Health estimates, using its industry knowledge, that the industry standard is approximately three business days.

SRx Health’s network of interdisciplinary teams work closely to reduce patient wait times to receive drug therapies, reduce drug-drug interactions and optimize patient outcomes. This reduces the overall burden on other industry stakeholders, lowers costs for insurance providers, and can drive value for pharmaceutical companies. The current Canadian industry is fragmented and requires patients to attempt to access comprehensive specialty healthcare on their own. The SRx Network solves this issue by making it easy for patients to access and navigate specialty healthcare services in an otherwise difficult environment. SRx Health’s comprehensive, patient-focused specialty pharmacy services ensure that patients receive a superior standard of care, including assistance with complicated medication therapies, refill processing, third-party funding support programs, side-effect management and adherence monitoring.

SRx Health customizes solutions for each patient based on the patient’s overall health, disease, family history, lifestyle and financial means. Below are some of the key features of the SRx Network, some of which are features of SRx Health’s ancillary verticals, such as nursing and PSP, that were established to increase quality of care and optimize patient outcomes while simultaneously supporting and driving its specialty drug dispensing volume, which is its main source of revenue:

● Insurance Navigation – Specialty medications normally require prior authorization or approval from third-party payors. SRx Health employs reimbursement specialists within every pharmacy to help patients navigate the complex authorization process. Reimbursement specialists work with patients, physicians, and third-party payors to provide a seamless experience and SRx Health’s average reimbursement submission time is 1.3 business days from the time it is engaged to assist with the submission.

● Expertise in Pharmacy Services – SRx Health’s expanding range of pharmacy services has grown to include patient management and patient triaging, comprehensive drug consultations, RFID patient adherence tracking, drug handling and dispensing, pill packs/PACMED machine automation, digital services, fibroscans and point-of-care testing, travel medicine, flu shots; provision of PrePrx, HIV prevention care, compounding; and COVID-19 testing, among others.

● Storage and Handling – SRx Health pharmacy team members are trained in the storage and handling of specialty drugs. Most specialty drugs require special handling until administration and SRx Health’s team members are experts in adhering to the requisite standard and procedures.

● Focus on Pharmacists – SRx Health pharmacists are the centre of its network. They have expertise treating complex diseases and providing specialized clinical services by independently prescribing, renewing, and adjusting select medications, as well as administering vaccinations and injections, ordering lab tests and facilitating related key services.

● Patient Education and Coordination of Care – Specialty drugs generally require a certain level of patient education and pre-initiation set-up. SRx Health pharmacists are trained in subspecialties to provide comprehensive education to patients prior to treatment initiation. In addition, some drugs require a certain criterion to be met before patients start the drugs, such as negative x-rays and tuberculosis tests, and some involve injectables that require administration at fusion clinics or at home with a nurse. SRx Health nurses and pharmacists are trained on ensuring the criteria are met prior to initiation.

● Quality of Care – In order to improve the quality of care and patient outcomes SRx Health’s pharmacies focus on having a touchpoint with patients at least once a month. Additionally, each time a patient is scheduled for delivery of drugs, they have the option of receiving a consultation from a pharmacist. Frequent touchpoints also ensure any changes in a client’s medication profile are caught immediately to prevent adverse drug-drug interactions and minimize adverse reactions.

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● Storefront Presence – All SRx Health’s pharmacies have storefronts that allow for convenient in person consultations (such as injection training) and access to retail medications. The majority of major specialty pharmacy chains in Canada do not have a storefront presence at scale with ours. Additionally, the SRx Network and investment in technology allows patients to access virtual consultations.

● Relationship with physicians – SRx Health has a high engagement with physicians from a diverse portfolio of therapeutic areas including hepatology, dermatology, rheumatology, and urology. The prevalence of medical need in these therapeutic areas helps stabilize SRx Health’s revenue year to year. SRx Health’s focus on quality of care allows it to maintain strong rapport with our large, diverse physician network, which helps keep it current on innovative therapies and regulatory changes in the pipeline. This information allows SRx Health to prepare its teams and position its wholesale, PSP and pharmacy divisions to win access to these therapies ahead of its competition.

Employees and Human Capital

SRx Health’s success is directly linked to the commitment and performance of its employees. SRx Health is committed to retaining the best talent in each of its business divisions, and committed to ensuring that SRx Health provides an environment to helping its employees succeed and grow. In addition, SRx Health is committed to building a team that represents a variety of backgrounds and perspectives.

As of June 30, 2024 SRx Health employed approximately 300 persons, all of whom are located in Canada. SRx Health’s workforce includes approximately 200 pharmacists and technicians and approximately 100 nurses working throughout Canada.

To attract and retain talent SRx Health offers a mix of compensation, inclusive of participation in equity incentive plans and short term incentives, in addition to insurance benefits. Full-time employees are eligible to participate in SRx Health’s medical, dental, vision and retirement savings programs. All full time employees are also eligible to participate in annual bonus plans. None of SRx Health’s employees are represented by a labor union, and SRx Health considers employee relations to be good.

Facilities

SRx Health leases all of its pharmacy and clinic locations in Canada. SRx Health leases its 4,800 square foot wholesale and distribution facility in Mississauga, Ontario.

Legal Proceedings

On December 17, 2022, SRx Health was subject to discipline from the Saskatchewan College of Pharmacy Professionals due to improper billing practices. The regulator required SRx Health to pay a fine of CAD$30,000.00, to repay the CAD$73,795.40 that had been overbilled, and to reimburse the regulator’s investigation costs of CAD$25,875.00. These amounts, individually and in the aggregate, were immaterial to the business operations of SRx Health, and SRx Health timely paid each amount. The matter has been resolved and neither SRx Health nor any principal or officer of SRx Health is the subject of any ongoing sanctions or other discipline in connection with the matter. The matter did not result in the suspension or revocation of any license or certification of either SRx Health or any principal or officer of SRx Health or otherwise have any material adverse effect on the business operations of SRx Health to date.

Description of the Pet Health and Wellness Business Conducted by Halo

History

On December 17, 2018, the Company made a $2.2 million investment in TruPet LLC (“TruPet”), an online seller of pet foods, pet nutritional products and related pet supplies. On February 2, 2019, the Company entered into a definitive agreement to acquire the remainder of TruPet and closed the acquisition on May 6, 2019.

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On February 28, 2019, the Company entered into a definitive agreement to acquire all of the outstanding shares of Bona Vida, Inc. (“Bona Vida”) and closed the acquisition on May 6, 2019.

On October 15, 2019, the Company entered into a Stock Purchase Agreement (as amended, the “Halo Agreement”) with Halo, Thriving Paws, LLC, a Delaware limited liability company (“Thriving Paws”), HH-Halo LP, a Delaware limited partnership (“HH-Halo” and, together with Thriving Paws, the “Sellers”) and HH-Halo, in the capacity of the representative of the Sellers. Pursuant to the terms and subject to the conditions of the Halo Agreement, among other things, the Company agreed to purchase from the Sellers 100% of the issued and outstanding capital stock of Halo, Purely for Pets, Inc., a Delaware corporation (“Halo”) (the “Halo Acquisition”). The Company closed the Halo Acquisition on December 19, 2019.

Overview of the Halo Business

Halo is a pet health and wellness company focused on providing pet products and services that help dogs and cats live healthier, happier and longer lives. Halo offers a broad portfolio of pet health and wellness products for dogs and cats sold under the Halo brand across multiple forms, including foods, treats, toppers, and chews. Halo has a demonstrated, multi-decade track record of success and is well positioned to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. Halo’s products consist of kibble and canned dog and cat food, freeze-dried raw dog food and treats, vegan dog food and treats, oral care products and supplements. Halo’s core products are made with high-quality, thoughtfully sourced ingredients for natural, science-based nutrition. Each innovative recipe is formulated with leading veterinary and nutrition experts to deliver optimal health.

Halo sells its premium and super-premium products (which Halo management believes generally includes products with a retail price greater than $0.20 per ounce) under the Halo brand umbrella, including Halo Holistic™, Halo Elevate® and the former TruDog brand, which was rebranded and successfully integrated under the Halo brand umbrella during the third quarter of 2022. Halo’s core products sold under the Halo brand are made with high-quality, thoughtfully sourced ingredients for natural, science based nutrition. Each innovative recipe is formulated with leading veterinary and nutrition experts to deliver optimal health. Halo’s diverse and established customer base has enabled Halo to penetrate multiple channels of trade, which Halo management believes enables Halo to deliver on core consumer needs and serve pet parents wherever they shop. Halo groups these channels of trade into four distinct categories: E-commerce, which includes the sale of product to online retailers such as Amazon and Chewy; Brick & Mortar, which primarily includes the sale of product to Pet Specialty retailers such as Petco, Pet Supplies Plus and neighborhood pet stores, as well as to select grocery chains; Direct to Consumer (“DTC”) which includes the sale of product through Halo’s website halopets.com; and International, which includes the sale of product to foreign distribution partners and to select international retailers. In December 2023, Halo made a strategic exit out of Petco stores (while remaining on Petco.com), and Pet Supplies Plus. On June 1, 2024, Halo exited its DTC channel in an effort to improve profitability, and now directs consumers on halopets.com to Amazon and Chewy.

A concerted effort to drive brand awareness behind distinctive positioning and messaging is the cornerstone of Halo’s growth plan, supported by innovation. Halo’s future growth is driven through an extensive brand positioning workstream executed over the last year. New consumer messaging will build awareness with pet parents, persuade them that Halo is the right choice for their pet, and move the consumer towards purchase. The creative campaign will be brought to life on Amazon and Chewy platforms as well as outside those platforms. By shifting media investment from bottom-of-funnel-driven DTC activities to full funnel activation across the Amazon and Chewy platforms, Halo will see improvements in both media effectiveness, efficiency, and reach.

In addition to incremental consumer media activation, innovation plays a key role in Halo’s growth plans, supported by Halo’s own research and development, and acquisitions. Halo’s established supply and distribution infrastructure allows Halo to bring new products to market in less than a year. Halo’s outsourced manufacturing model is flexible, scalable and encourages innovation allowing Halo to offer a breadth of assortment in dog and cat food main meal as well as pet treat products under the Halo brand, serving a wide variety of consumer needs, dayparts, and occasions.

The Halo portfolio offers a variety of platforms through which to innovate. Halo Holistic™ is designed for the pet parent seeking complete digestive health with prebiotics, probiotics and postbiotics. Additionally, it’s one of the only brands made with only whole animal proteins and no meat meals. Halo Elevate®, features leading nutrient levels supporting the top five pet parent health concerns including digestive health, heart and immunity support, healthy skin and coat, hip and joint support and strength and energy. Halo Freeze Dried Raw recipes preserve the natural flavor and nutrition of raw food with 100% protein from natural sources.

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Halo’s Products and Brands

Halo has a broad portfolio of over 100 active premium and super premium animal health and wellness products for dogs and cats, which includes products sold under the Halo brand across multiple forms, including foods, treats, toppers, dental products, chews, and supplements. Halo’s products consist of naturally formulated premium kibble and canned dog and cat food, freeze-dried raw dog food and treats, vegan dog food and treats, oral care products and supplements. Halo’s products are sustainably sourced, derived from real whole meat and no rendered meat meal and include non-GMO fruits and vegetables.

Halo’s products are manufactured by an established network of co-manufacturers in partnership with Halo. Halo has maintained each of its key co-manufacturing relationships for more than four years, with certain relationships in place for more than ten years and with the launch of Halo Elevate®, Halo expanded and engaged two new co-manufacturing partners in 2022.

Our Customers and Channels

In 2024, Halo generated $42.4 million of gross sales and $35.0 million of net sales. By channel in 2024, Digital generated approximately $23.2 million of gross sales and $16.5 million of net sales, Brick & Mortar generated approximately $2.8 million of gross sales and $2.3 million of net sales and International generated approximately $16.4 million of gross sales and $16.2 million of net sales. The following chart provides a breakdown of our net sales by channel for the year ended December 31, 2024:

In 2024, approximately 47% of Halo’s net sales were made online, through a combination of E-commerce partner websites, such as Amazon, Chewy, Petflow, Thrive Market and Vitacost, and Halo’s DTC website, hosted on Shopify. A majority of Halo’s online sales are driven by repeat purchases from existing customers. In Packaged Facts’ Surveys of Pet Owners, pet products and services are at the bottom of the list of household spending cutbacks, second only to human medicine and healthcare. Reflecting both the higher prices and Americans’ deep commitments to their pets, pet parents remain tenacious when it comes to pet care. Halo management anticipates Halo’s ability to reach a growing base of diverse customers online will continue to improve as E-commerce penetration increases.

The Halo brand’s international sales increased 18% in 2024, resulting primarily from an underperformance in 2023 related to production delays in 2022 as Halo transitioned suppliers. With increasing levels of economic financial status in the Asian markets and demand for premium and super-premium, western manufactured products, with China representing the largest market opportunity for growth and 79% of Better Choice’s $16.2 million of international sales in 2024.

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Supply Chain, Manufacturing and Logistics

Halo partners with a number of co-manufacturing partners to produce its products. Products sold today under the Halo brand are made strictly from naturally raised animals on sustainable farms and are manufactured in the U.S and use healthy, natural ingredients, with all purchases transacted in U.S. dollars. By sourcing cage-free poultry, pasture-raised beef, and wild-caught fish from certified sustainable fisheries and not including meat meals or other animal byproducts in its formulations, the Halo brand is able to provide pets and pet parents with a nutritious and highly digestible suite of food and treats. Some products are preserved using either freeze drying or gentle air dehydration to eliminate the need for artificial preservatives and added chemicals. Halo’s treats and chews are oven-baked, using natural ingredients for maximum nutrition and protein content. Halo’s dog and cat foods meet The Association of American Feed Control Officials (“AAFCO”) guidelines and are small-batch tested for common contaminants prior to leaving the manufacturer.

Halo utilizes logistics service providers as a part of our supply chain, primarily for shipping and logistics support. Fulfillment of orders is managed by a third-party warehousing and logistics partner, Fidelitone. Halo’s warehouse is located in Wauconda, Illinois. Halo’s products are shipped by trusted carriers for expeditious and reliable delivery.

Raw Materials and Principal Suppliers

Halo relies upon the supply of raw materials that meet our high-quality specifications and sourcing requirements. Halo sources Global Animal Partnership (“GAP”) certified cage-free chicken, GAP certified cage-free turkey, Marine Stewardship Council (“MSC”) certified wild-caught salmon and whitefish and select non-GMO fruits and vegetables, such as peas, sweet potatoes and lentils. If any raw material is adulterated and does not meet Halo’s specifications, it could significantly impact Halo’s ability to source manufactured products and could materially and adversely impact our business, financial condition and results of operations.

For the supply and co-manufacturing of Halo’s products, Halo has relied on: Alphia, Inc. (“Alphia” for dry kibble which transitioned to Barrett Petfood Innovations during 2022, then back to Alphia during 2023; Simmons Pet Food, Inc. (“Simmons”) and Thai Union Manufacturing Co., LTD. for canned wet food; BrightPet Nutrition Group, LLC (“BrightPet”) for vegan kibble and freeze dried treats; Carnivore Meat Company, LLC (“Carnivore”) for the supply and co-manufacturing of freeze-dried food and treats. Halo sourced approximately 79% of inventory purchases from three vendors for the year ended December 31, 2024 and approximately 64% from two vendors for the year ended December 31, 2023.

Sales and Marketing

Halo’s marketing strategies are designed to clearly communicate to consumers about the benefits of Halo’s products and to build awareness of Halo’s brands. Halo deploys a broad set of marketing tools across various forms of media to reach consumers through multiple touch points and engage with a number of marketing agencies to develop content and product packaging. Halo’s marketing initiatives include the use of social and digital marketing, Search Engine Optimization, email and SMS marketing, and paid media (Facebook, Instagram & YouTube), among other proven strategies to generate and convert sales prospects into loyal, satisfied customers. In addition to directly targeting and educating consumers of Halo’s products, Halo partners with a number of retailers such as Amazon, Chewy and Petco to develop joint sales and marketing initiatives to increase sales and acquire new customers.

In recent years, consumer purchasing behaviors have shifted dramatically and E-Commerce penetration has significantly increased. In the fourth quarter of 2023, Halo management shifted from a Brick & Mortar channel focus to a digital first strategy as a result of its annual operating plan process and has strategically reallocated marketing investments to work more effectively and efficiently in its larger e-commerce platforms to drive growth and brand awareness.

Competition

The pet health and wellness industry is highly competitive. Competitive factors include product quality, ingredients, brand awareness and loyalty, product variety, product packaging and design, reputation, price, advertising, promotion, and nutritional claims. Halo management believes that Halo competes effectively with respect to each of these factors. Halo competes with manufacturers of conventional pet food such as Mars, Nestlé and Big Heart Pet Brands (part of the J.M. Smucker Company), and manufacturers of specialty and natural pet food such as Blue Buffalo (part of General Mills), Wellness, Fromm, Orijen, Merrick (part of Nestlé), Stella and Chewy, Open Farm and Freshpet. In addition, Halo competes with many regional niche brands in individual geographic markets.

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Employees and Human Capital Resources

As of December 31, 2024, Halo had 20 full time employees and one part time employee. Halo’s human capital resource objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating Halo’s existing and additional employees. The principal purposes of = the Company’s incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards. Halo’s employees are not represented by any labor union or any collective bargaining arrangement with respect to their employment with us. Halo has never experienced any work stoppages or strikes as a result of labor disputes and Halo management believes its overall relationships with its employees are positive and the strength of its team is a critical success factor in becoming the most innovative premium pet food company in the world. Halo’s employees share an entrepreneurial spirit, a passion for excellence and the inspiration to drive the future of the pet health and wellness industry.

Halo’s core values are Integrity, Respect, Working Smarter and Faster and Building Lasting Relationships in all that Halo does. Halo continually focuses on employee engagement and a diverse, inclusive culture in order to ensure the continued strength and well-being of its workforce. Halo strives to create a workplace where employees feel engaged, believe in Halo’s mission, understand their role in Halo’s strategy and are passionate about the work they do. Halo management conducts employee engagement surveys to provide Halo management with valuable insights into employee perspectives and experiences. Halo also holds frequent virtual town-hall meetings and team building events to provide updates, celebrate milestones in the business, communicate initiatives, recognize significant individual accomplishments and provide a forum for employees to communicate and engage with Halo’s entire employee base. Halo values and embraces diversity by fostering a culture that encompasses the unique attributes, ideas, perspectives, and experiences of its employees, customers, suppliers and communities. Halo believes a more inclusive and diverse work environment allows us to achieve better results and makes us a stronger business.

Halo operates under a “Win From Anywhere” culture, which is Halo’s approach to creating a flexible and entrepreneurial working environment built for long term success. Winning from anywhere means our employees can work from anywhere in the country. Halo management believes this culture provides the ability for Halo to attract the best talent and halo now has employees all over the U.S. that are winning from anywhere.

Government Regulation

The regulation of animal food products is complex, multi-faceted, and continually changing. The U.S. Food and Drug Administration (“FDA”), the U.S. Federal Trade Commission (“FTC”), the U.S. Department of Agriculture (“USDA”) and other regulatory authorities at the federal, state and local levels, as well as authorities in foreign countries, extensively regulate, among other things, the research, development, testing, composition, manufacture, import, export, labeling, storage, distribution, promotion, marketing, and post-market reporting of animal foods. Halo is required to navigate a complex regulatory framework in the locations in which Halo wishes to manufacture, test, import, export, or sell its products.

FDA Regulation of Animal Foods

The FDA regulates foods, including foods intended for animals, under the Federal Food, Drug and Cosmetic Act (“FDCA”) and its implementing regulations. The FDCA defines “ food” as articles used for food or drink for man or other animals, which includes products that are intended primarily for nutritional use, taste, or aroma and the components of such products. For animal foods in particular, this definition applies based on their intended use regardless of labelling as animal food, treats, or supplements. The FDA also imposes certain requirements on animal foods relating to their composition, manufacturing, labeling, and marketing. Among other things, the facilities in which Halo’s products and ingredients are manufactured must register with the FDA, comply with current good manufacturing practices (“cGMPs”) and comply with a range of food safety requirements.

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Although pet foods are not required to obtain premarket approval from the FDA, any substance that is added to or is expected to become a component of a pet food must be used in accordance with a food additive regulation, unless it is generally recognized as safe (“GRAS”) under the conditions of its intended use or if it appears on an FDA-recognized list of acceptable animal food ingredients in the Official Publication of AAFCO. A food may be adulterated if it uses an ingredient that is neither GRAS nor an approved food additive, and that food may not be legally marketed in the U.S.

The labeling of pet foods is regulated by both the FDA and state regulatory authorities. FDA regulations require proper identification of the product, a net quantity statement, a statement of the name and place of business of the manufacturer or distributor and proper listing of all the ingredients in order of predominance by weight. The FDA also considers certain specific claims on pet food labels to be medical claims and therefore subject to prior review and approval by the FDA. The FDA has a list of specific factors it will consider in determining whether to initiate enforcement action against such products if they do not comply with the regulatory requirements applicable to drugs, including, among other things, whether the product is only made available through or under the direction of a veterinarian and does not present a known safety risk when used as labeled. The FDA may classify some of Halo’s products differently than Halo does and may impose more stringent regulations which could lead to possible enforcement action.

Under the FDCA, the FDA may require the recall of an animal food product if there is a reasonable probability that the product is adulterated or misbranded, and the use of or exposure to the product will cause serious adverse health consequences or death. In addition, pet food manufacturers may voluntarily recall or withdraw their products from the market. If the FDA believes that Halo’s products are adulterated, misbranded or otherwise marketed in violation of the FDCA, the agency make take further enforcement action, including: restrictions on the marketing or manufacturing of a product; required modification of promotional materials or issuance of corrective marketing information; issuance of safety alerts, press releases, or other communications containing warnings or other safety information about a product; warning or untitled letters; product seizure or detention; refusal to permit the import or export of products; fines, injunctions, or consent decrees; and/or imposition of civil or criminal penalties.

Chinese Regulations

General Administration of Quality Supervision, Inspection and Quarantine of the People’s Republic of China (“AQSIQ”) is responsible for the unified inspection and quarantine of imported pet food (also referred to in the regulations as “ Feed”). Only registered pet food manufacturers from AQSIQ approved countries (which includes the U.S.) can import pet food to China, and may do so only if they have first received an import registration certificate from the Ministry of Agriculture (“MOA”). In order to obtain an import registration certificate, a manufacturer must submit standardized application materials (in both English and Chinese) along with product samples to the MOA for approval, and if approved, such import registration certificate shall be valid for five years. Overseas companies are also prohibited from engaging in the direct sale of imported pet food within the territory of China and should establish a sales organization or appoint a sales agent within the territory of China and file a record with the MOA within six months from the date the manufacturer obtains its import registration certificate. All imported pet food must be packaged, and the packaging must comply with China’s safety and hygiene regulation and must have Chinese labels that are in conformity with the relevant regulations.

Halo is also subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise. Halo’s operations, and those of Halo’s distributors and suppliers, are subject to various laws and regulations relating to environmental protection and worker health and safety matters. Halo management monitors changes in these laws and believes that Halo is in material compliance with applicable laws.

Halo’s Trademarks and Other Intellectual Property

Halo management believes that that Halo’s intellectual property has substantial value and has contributed significantly to the success of Halo’s business. Halo’s trademarks are valuable assets that reinforce Halo’s brand, Halo’s sub-brands and Halo’s consumers’ perception of Halo’s products. The current registrations of these trademarks in the U.S. and foreign countries are effective for varying periods of time and may be renewed periodically, provided that Halo, as the registered owner, or Halo’s licensees where applicable, comply with all applicable renewal requirements including, where necessary, the continued use of the trademarks in connection with the goods or services identified in the applicable registrations. In addition to trademark protection, Halo has registered more than 100 domain names, including www.betterchoicecompany.com, www.halopets.com, www.trupet.com, www.trudog.com and www.rawgo.com, that are important to the successful implementation of Halo’s marketing and advertising strategy. Halo relies on and carefully protect unpatented proprietary expertise, recipes and formulations, continuing innovation and other trade secrets to develop and maintain Halo’s competitive position.

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DIRECTORS AND EXECUTIVE OFFICERS

The following persons are the Company’s executive officers and directors, who each hold the positions set forth opposite their name(1).

Executive Officers and Directors	Age	Position
Simon Conway	57	Director
Michael Young	47	Director
Joshua A. Epstein	46	Director
Kent Cunnigham	54	Chief Executive Officer
Carolina Martinez	35	Chief Financial Officer

(1) On October 31, 2025, each of Lionel F. Conacher and David Allen White voluntarily resigned from the Company’s Board of Directors.

Simon Conway. Mr. Conway was appointed to the Company’s Board of Directors on April 24, 2025 upon the closing of the Merger. Mr. Conway is an experienced investor and entrepreneur with a distinguished 30-year career in real estate, corporate finance, and advisory services, operating across the UK, US, and international markets. After earning a degree in Accounting & Financial Management, Mr. Conway qualified as a Chartered Accountant with Stoy Hayward (now BDO). Post-qualification, he was seconded to Howarth & Howarth, where he focused on hotel and leisure consultancy—laying the foundation for a career built on strategic property investment and operational turnaround. In 1994, Mr. Conway founded his own property business and, over a four-year period, assembled a UK-based leisure investment portfolio valued at approximately £40 million. In 1998, following a merger and rebrand to St James Capital, the business acquired a 55-unit public house portfolio. Under Mr. Conway’s leadership, the group grew the rent roll to £13.5 million per annum and ultimately exited at a gross portfolio value of around £240 million by 2005. In 2004, Mr. Conway and his partners acquired Earls Court & Olympia in London for £235 million, encompassing over 1 million sq. ft. of exhibition and conference space and 350 employees. Through asset enhancement and operational efficiencies, EBITDA grew by 50%, culminating in a full exit in 2009 for £360 million. In parallel, the exhibition creation business was sold via a management buyout for £35 million in 2005. In 2008, Mr. Conway co-founded Matterhorn Capital with Anthony Lyons. The firm has since transacted over £1.5 billion in real estate, with a diverse portfolio spanning shopping centres, hospitals, hotels, office buildings, and residential development land. Transactions have been completed in the UK, France, Bermuda, St Lucia, and across the US, including Florida, Texas, Arizona, New York, and Georgia. Mr. Conway’s core strengths lie in debt structuring, tax-efficient deal architecture, capital raising, and transaction execution. Alongside his investment activities, he has advised institutional funds and deployed internal capital via mezzanine and preferred equity structures. Beyond real estate, Mr. Conway has played a pivotal strategic role in two leasing businesses. In the US, he advised a lighting-as-a-service platform managing over 3,000 commercial sites, supporting its growth and securitised debt structuring with partners such as Deutsche Bank. In the UK, he has helped scale a children’s bike leasing company to over 100,000 customers, now preparing for European expansion under a “rent to upgrade” model.

Michael Young. Mr. Young has served on the Board of Directors since December 2019. Mr. Young served as the Company’s Chairman from December 2019 to April 24, 2025, when he resigned from such position upon the closing of the Merger. Mr. Young is a founding partner of Cottingham Capital, an investment company focused on real estate and technology investment, where he has served as Managing Partner since its inception in January 2017. Prior to January 2017, Mr. Young served as the Managing Director and Co-Head of Trading of GMP Securities, L.P., a Canadian investment bank. Mr. Young has previously served on the boards of Aerues Inc., an anti-microbial copper coating technology company, XIB I Capital Corp., a capital pool company, Nuuvera Corp. and ICC Labs. Mr. Young holds a diploma in Finance from George Brown College. We believe Mr. Young’s qualifications to serve as a director of our Company include his extensive senior level executive management and trading experience in the Canadian and U.S. capital markets and his experience on other public company boards of directors.

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Joshua A. Epstein. Joshua A. Epstein joined the Board on October 1, 2025. Mr. Epstein has over 20 years of operational, advisory and investing experience in the energy, technology, healthcare, medical cannabis, blockchain, and gaming sectors, including as an executive, investor, and attorney. Since December of 2024, Mr. Epstein has been the head of Corporate Development and on the Board of Managers for for Lisbon Valley Mining Co., overseeing all capital markets, M&A, partnership, and other transactional activities for the producing copper mine in Southeast Utah. Formerly, from March 2021 to November 2024, Mr. Epstein was a consultant to JJR Private Capital, a Florida and Toronto-based private equity firm founded in 2003. Previously, Mr. Epstein served as the CEO and Director of Socati Corp., a vertically integrated manufacturer of ingredients and consumer products for global cannabinoid and wellness markets. Prior to Socati, Mr. Epstein served as President and COO of Nuuvera Inc., an international wellness and medical cannabis company founded in 2016 that later listed on the Toronto Stock Exchange–V and sold to Tilray Inc. (NASDAQ: TLRY) (formerly Aphria Inc.) in 2018. Mr. Epstein was previously a Partner with FastForward Innovations Ltd., an early-stage venture capital firm where he oversaw investments and divestitures of the firm’s portfolio companies in the United States, Canada, the United Kingdom, Germany, Israel and China. Mr. Epstein began his career as an attorney with the international law firm Baker Botts, LLP, where his practice focused on mergers and acquisitions, venture capital and securities offerings. Mr. Epstein holds a B.A (English, Honors Program) and B.B.A. (Finance) from the University of Texas, a JD from the University of Texas School of Law, where he graduated with Honors and as a member of the Texas Law Review, and an MBA from the Acton School of Business in Austin, Texas, where he was Valedictorian of his class.

Kent Cunningham. Mr. Cunningham was appointed as Chief Executive Officer of the Company effective as of May 22, 2023, which appointment was ratified by the Company’s Board of Directors on April 24, 2025 upon the closing of the Merger. Prior to joining the Company, Mr. Cunningham was a Principal with Catapult Consulting where he provided management and M&A advisory consulting services from February 2022 to May 2023. Prior to consulting, Mr. Cunningham served as the Chief Executive Officer of 1440 Foods, a sports and active nutrition company, between August 2021 and January 2022. Prior to 1440 Foods, he was a General Manager at The Bountiful Company, an American dietary supplements company, from May 2019 to August 2021. Prior to The Bountiful Company, Mr. Cunningham was Chief Marketing Officer for Whole Earth Brands, a global food company providing plant-based sweeteners and flavor enhancers, between April 2018 and May 2019. From 2013 to April 2018, Mr. Cunningham held various marketing positions at Glanbia Performance Nutrition, a global nutrition company. From 2006 to 2013, Mr. Cunningham held various Marketing positions at MARS Petcare, owner of several health and nutrition pet food brands. Mr. Cunningham is a passionate brand builder and business leader with over 25 years of CPG and Health & Wellness marketing and sales experience across a range of corporate environments and categories including accelerating growth within multinationals, brand turnarounds and high value exits in the private equity business for the likes of KKR & Co. Inc. Mr. Cunningham holds an MBA in Marketing from Vanderbilt University and a BA in Communications from the University of Michigan. Mr. Cunningham was appointed as a member of the Board, effective April 1, 2024. Mr. Cunningham resigned from the Company’s Board of Directors on April 24, 2025 upon the closing of the Merger.

Carolina (Nina) Martinez. Mrs. Martinez was appointed as Chief Financial Officer, effective August 2, 2023, which appointment was ratified by the Company’s Board of Directors on April 24, 2025 upon the closing of the Merger. Mrs. Martinez was previously appointed and served as the Interim Chief Financial Officer, Secretary and Treasurer of the Company effective as of April 3, 2023, and will continue to serve as the Secretary and Treasurer of the Company. Prior to joining the Company, Mrs. Martinez was a Director of CFO Partnership Solutions at ONE10 Advisors, LLC, (“ONE10 Advisors”) a strategic finance and accounting advisory firm in Tampa, FL. Prior to joining ONE10 Advisors in January 2022, Mrs. Martinez spent nine years at PricewaterhouseCoopers, LLP where she served as a Manager in the National Quality Organization office from March through December 2021, and in various assurance roles from January 2013 through March 2021 where she primarily served publicly traded companies. Mrs. Martinez is a Certified Public Accountant in the State of Florida and holds a Master of Science in Accounting from The University of Tampa and a Bachelor of Science in Business Administration, Accounting from the University of Central Florida.

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Code of Business Conduct

The Company Board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the Company’s Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of the Company’s website. The Company will post amendments to its Code of Business Conduct and Ethics or waivers of its Code of Business Conduct and Ethics for directors and officers on the same website or in a current report on Form 8-K.

Family Relationships

There are no family relationships amongst any of our executive officers or directors.

Director Independence

Each of Simon Conway, Michael Young and Joshua A. Epstein meets the definition of “independence” per Rule 803 of the NYSE American Company Guide.

Committees of the Board

We have an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Strategic Advisory Committee. Each such committee of the Board of Directors has or will have the composition and responsibilities described below. Each committee is governed by a written charter. In 2024, each director attended all of the meetings of the Board and the committees on which such director serves. Each committee charter is posted on our website at https://ir.betterchoicecompany.com/corporate-governance. From time to time, our Board may also establish other, special committees when necessary to address specific issues.

Audit Committee

Our Audit Committee’s responsibilities include, among other matters: appointing, approving the compensation of, and assessing the independence of our registered public accounting firm; overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm; reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures; coordinating our Board of Directors’ oversight of our internal control over financial reporting, disclosure controls and procedures; discussing our risk management policies; meeting independently with our internal auditing staff, if any, registered public accounting firm and management; reviewing and approving or ratifying any related person transactions; and preparing the audit committee report required by the SEC.

The members of our Audit Committee are Messrs. Young, Conway and Epstein. Mr. Conway was appointed as chairperson of this committee on October 31, 2025. Our Board has determined that each of Messrs. Young, Conway and Epstein is independent under the applicable independence standards of Rule 10A-3 under the Exchange Act applicable to audit committee members. In addition, our Board has determined that Messrs. Young, Conway and Epstein each qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K. Our Audit Committee met three times during 2024.

Compensation Committee

Our Compensation Committee’s responsibilities include, among other matters: reviewing and approving, or recommending for approval by the board of directors, the compensation of our Chief Executive Officer and our other executive officers; overseeing and administering our cash and equity incentive plans; reviewing and making recommendations to our board of directors with respect to director compensation; reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required; reviewing and discussing the voting recommendations of our stockholders on matters involving executive compensation, to the extent required; and preparing the annual compensation committee report required by SEC rules, to the extent required. No compensation consultant was engaged to provide advice or recommendations on our executive or director compensation for 2024.

The members of our Compensation Committee are Messrs. Young, Conway and Epstein, and Mr. Young serves as chairman of this committee. Our Compensation Committee met twice during 2024.

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Nominating and Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include, among other matters: identifying individuals qualified to become board of directors members; recommending to our board of directors the persons to be nominated for election as directors and to each board committee; developing and recommending to our board of directors corporate governance guidelines, and reviewing and recommending to our board of directors proposed changes to our corporate governance guidelines from time to time; and overseeing a periodic evaluation of our board of directors.

The members of our Nominating and Corporate Governance Committee are Messrs. Young, Conway and Epstein. Mr. Epstein serves as chairperson of this committee. Our Nominating and Corporate Governance Committee did not meet during 2024.

Compensation Committee Interlocks and Insider Participation

None of the Company’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the Company’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the Company Board.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and executive officers. We expect the indemnification agreement to provide, among other things, that we will indemnify and hold harmless each person subject to an indemnification agreement (each, an “Indemnified Party”) to the fullest extent permitted by applicable law from and against all losses, costs, liabilities, judgments, penalties, fines, expenses and other matters that may result or arise in connection with such Indemnified Party serving in his or her capacity as a director of ours or serving at our direction as a director, officer, employee, fiduciary or agent of another entity. We expect the indemnification agreement to further provide that, upon an Indemnified Party’s request, we will advance expenses to the Indemnified Party to the fullest extent permitted by applicable law. Pursuant to the indemnification agreement, we will intend that an Indemnified Party is presumed to be entitled to indemnification and we have the burden of proving otherwise. We also intend to secure and maintain in full force and effect directors’ liability insurance. If indemnification under an indemnification agreement is unavailable to an Indemnified Party for any reason, we, in lieu of indemnifying the Indemnified Party, will contribute to any amounts incurred by the Indemnified Party in connection with any claim relating to an indemnifiable event in such proportion as is deemed fair and reasonable in light of all of the circumstances to reflect the relative benefits received or relative fault of the parties in connection with such event.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding our common stock beneficially owned on April 24, 2025, immediately following the closing the Merger, for (i) each stockholder known to be the beneficial owner of more than 5% of our outstanding Company Common Stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group, on a pro forma basis to reflect the transactions contemplated by the Merger Agreement. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days, through the exercise of a warrant or stock option, conversion of a convertible security or otherwise. The table assumes (i) a total of 25,991,147 shares of our common stock outstanding as of October 31, 2025, accounting for the shares of our Company Common Stock, including the Exchangeable Shares, issued in the Merger, (ii) 59,781,833 fully diluted shares issuable upon exercise of the warrants issued pursuant to the October PIPE Financing, July PIPE Financing and other fully diluted warrants and options outstanding, and (iii) that all shares that may be subject to appraisal rights have been issued to those persons eligible to receive such shares. All numbers in the footnotes give effect to the closing of the Merger and the other transactions contemplated to close in connection therewith. Unless otherwise noted below the address of each person identified is c/o SRx Health Solutions, Inc., 12400 Race Track Road, Tampa, Florida 33626.

Unless otherwise indicated and subject to applicable community property and similar laws, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name of Stockholder	Shares Beneficially Owned	Percentage Owned
Executive Officers and Directors
Michael Young(1)	7,192,642	8.4%
Kent Cunningham	418,596	*
Carolina Martinez	365,436	*
Simon Conway	204,792	*
Officer and Directors as a Group (4 persons)	8,181,466	9.5%

*indicates <1.0% ownership

(1)	Includes approximately 2.24 million shares directly owned by Michael Young, 2,557 shares held indirectly through Cottingham Capital, LLC, and approximately 4.95 million shares issued to Halo Spin-out SPV, Inc. in which Michael Young has the power to vote and/or direct the voting of such group.

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EXECUTIVE COMPENSATION

The table below sets forth the compensation earned by our executive officers for the years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (2) ($)	Total ($)
Kent Cunningham (3)	2024	360,000	197,730	—	40,000	—	11,262	608,992
Chief Executive Officer	2023	350,000	53,459	362,727	—	—	8,785	774,971
	2022	—	—	—	—	—	—	—
Lionel F. Conacher (4)	2024	—	—	81,481	26,000	—	60,000	167,481
Interim Chief Executive Officer	2023	160,000	—	13,334	—	—	—	173,334
	2022	160,000	—	153,336	18,573	—	—	331,909
Carolina Martinez (5)	2024	254,400	120,460	—	31,000	—	6,375	412,235
Chief Financial Officer	2023	240,000	19,200	—	70,000	—	1,106	330,306
	2022	—	—	—	—	—	—	—

(1) The amounts reported reflect the grant date fair value of the stock options granted, as computed in accordance with ASC 718. The fair value of each option grant is estimated based on the fair value on the date of grant using the Black-Scholes option pricing model. The assumptions that we used to calculate these amounts are discussed in Note 14 to our financial statements included in this Current Report on Form 8-K.

(2) The amounts reported reflect matching 401(k) payments and accrued PTO payout.

(3) Mr. Cunningham was appointed Chief Executive Officer effective May 22, 2023.

(4) Mr. Conacher was employed with us as interim Chief Financial Officer from September 14, 2022 until May 22, 2023. Compensation in 2024 was related solely to fees in his capacity as a director. Mr. Conacher voluntarily resigned on October 31, 2025.

(5) Mrs. Martinez was appointed as Chief Financial Officer effective August 2, 2023. Mrs. Martinez was previously appointed and served as the Interim Chief Financial Officer of the Company effective as of April 3, 2023.

Outstanding Equity Awards

The table below sets forth the outstanding stock option awards held by our current executive officers as of December 31, 2024.

	Option Awards
Name	Option Award Grant		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Kent Cunningham	6/26/2024	(1)	–	8,000	$5.00	6/26/2034
Carolina Martinez	6/26/2024	(1)	–	6,200	$5.00	6/26/2034
	8/7/2023	(2)	1,515	3,030	$15.40	8/7/2033

(1) Options vest as follows: 100% on first anniversary of the grant date

(2) Options vest as follows: 1/3 on each annual anniversary of the grant date

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2019 Incentive Award Plan - Summary

The following is a summary of the principal features of the 2019 Incentive Award Plan (as amended, the “2019 Plan”). This summary does not purport to be a complete description of all of the provisions of the 2019 Equity Incentive Plan and it is qualified in its entirety by reference to the full text of the 2019 Equity Incentive Plan.

Eligibility and Administration. Employees, consultants and non-employee directors of the Company and its subsidiaries may be eligible to receive awards under the 2019 Plan.

Awards. The 2019 Plan provides for the grant of ISOs within the meaning of Section 422 of the Internal Revenue Code (the “Code”) to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights (“SARs”), Restricted Stock Awards, Restricted Stock Unit (“RSU”) awards, and other forms of awards to employees, directors and consultants, including employees and consultants of our affiliates.

Authorized Shares. The maximum number of shares of our Common Stock that may be issued under the 2019 Plan is currently 3,432,915. This number was increased from 423,132 in connection with the Merger.

Shares subject to stock awards granted under the Plan that expire or terminate without being exercised in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under our Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under our Plan. If any shares of our Common Stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us (i) because of a failure to meet a contingency or condition required for the vesting of such shares, (ii) to satisfy the exercise, strike or purchase price of an award or (iii) to a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or satisfy reacquired will revert to and again become available for issuance under the Plan. Any shares previously issued which are reacquired in satisfaction of tax withholding obligations or as consideration for the exercise or purchase price of a stock award will again become available for issuance under the Plan.

Plan Administration. The Compensation Committee of the Better Choice Board (the “Committee”) has the authority to administer the Plan, unless and until the Board delegates some or all of the administration of the Plan to a different Committee or Committees of the Board. It is the duty of the Committee to conduct the general administration of the 2019 Plan in accordance with its provisions. The Committee has the power to interpret the 2019 Plan, to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the 2019 Plan, to interpret, amend or revoke any such rules and to amend the 2019 Plan or any Award Agreement thereunder. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to, among other things:

(a) Designate eligible individuals to receive awards;

(b) Determine the type or types of awards to be granted to each eligible individual;

(c) Determine the number of awards to be granted and the number of shares to which an award will relate;

(d) Determine the terms and conditions of any award granted pursuant to the 2019 Plan;

(e) Determine whether, to what extent, and under what circumstances an award may be settled in, or the exercise price of an award may be paid in cash, shares, other awards, or other property, or an award may be canceled, forfeited, or surrendered;

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(f) Prescribe the form of each Award Agreement, which need not be identical for each holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan

Stock Options. ISOs and NSOs are granted under stock option agreements in a form approved by the Committee. The Committee determines the exercise price for stock options, within the terms and conditions of the Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our Common Stock on the date of grant. Options granted under the Plan vest at the rate specified in the stock option agreement as determined by the Committee.

The Committee determines the term of stock options granted under the Plan, up to a maximum of 10 years. Unless the terms of an option holder’s stock option agreement, or other written agreement between us and the recipient approved by the Committee, provide otherwise, if an option holder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death or Cause (as defined in the Plan), the option holder may generally exercise any vested options for a period of three months following the cessation of service. If an option holder’s service relationship with us or any of our affiliates ceases due to death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an option holder’s service relationship with us or any of our affiliates ceases due to disability, the option holder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of Common Stock issued upon the exercise of a stock option will be determined by the Committee and may include (i) cash, check, bank draft or money order, (ii) a broker-assisted cashless exercise, (iii) the tender of shares of our Common Stock previously owned by the option holder, (iv) a net exercise of the option if it is an NSO or (v) other legal consideration approved by the Board.

Unless the Committee provides otherwise, options or stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the Committee or a duly authorized officer, an option may be transferred pursuant to a domestic relations order, official marital settlement agreement or other divorce or separation instrument.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of our Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements in a form approved by the Committee. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the Committee or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, or other written agreement between us and the recipient approved by the Committee, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements in a form approved by the Committee. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us or any other form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. The Committee determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of Common Stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

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Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements in a form approved by the Committee. The Committee determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our Common Stock on the date of grant. A stock appreciation right granted under the Plan vests at the rate specified in the stock appreciation right agreement as determined by the Committee. Stock appreciation rights may be settled in cash or shares of Common Stock or in any other form of payment as determined by the Board and specified in the stock appreciation right agreement.

The Committee determines the term of stock appreciation rights granted under the Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Other Stock Awards. The Committee may grant other awards based in whole or in part by reference to our Common Stock. The Compensation Committee will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Non-Employee Director Equity Compensation Policy. The Committee may provide that awards granted to non-employee directors shall be granted pursuant to a written nondiscretionary formula established by the Committee (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the 2019 Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of award(s) to be granted to non-employee directors, the number of shares to be subject to non-employee director awards, the conditions on which such awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Committee shall determine. The Non-Employee Director Equity Compensation Policy may be modified by the Committee from time to time pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time.

Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (i) the class and maximum number of shares reserved for issuance under the 2019 Plan, (ii) the class and maximum number of shares by which the share reserve may increase automatically each year, (iii) the class and maximum number of shares that may be issued on the exercise of ISOs and (iv) the class and number of shares and exercise price, strike price or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The following applies to stock awards under the 2019 Plan in the event of certain corporate transactions (as defined in the 2019 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the Committee at the time of grant.

The Committee is authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2019 Plan or with respect to any Award under the 2019 Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

(i) To provide for the termination of any such award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such award or realization of the holder’s rights;

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(ii) To provide that such award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Committee;

(iii) To make adjustments in the number and type of shares of Better Choice stock (or other securities or property) subject to outstanding awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding awards and awards which may be granted in the future;

(iv) to provide that such award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the 2019 Plan or the applicable Award Agreement;

(v) To replace such award with other rights or property selected by the Committee; and/or

(vi) To provide that the award cannot vest, be exercised or become payable after such event.

Plan Amendment or Termination. Our board of directors has the authority to amend, suspend or terminate our Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopts our Plan. No stock awards may be granted under our Plan while it is suspended or after it is terminated.

Summary of Material United States Federal Income Tax Consequences of the 2019 Plan

The following is a summary of the principal federal income tax consequences of option grants and other awards under the 2019 Plan. Optionees and recipients of other rights and awards granted under the 2019 Plan are advised to consult their personal tax advisors before exercising an option or stock appreciation right or disposing of any stock received pursuant to the exercise of an option or stock appreciation right or following vesting of a restricted stock award or restricted stock unit or upon grant of an unrestricted stock award. In addition, the following summary is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change and does not address state, local or other tax laws.

Nonstatutory Stock Options. Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by the Company or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

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Incentive Stock Options. The 2019 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. The Company is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards. Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights. Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE 2019 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $50,000 in any one fiscal year, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of our executive officers, one of our directors, or a nominee to become one of our directors;

●	any person who is known by us to be the beneficial owner of more than 5.0% of any class of our voting securities;

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of any class of our voting securities, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of any class of our voting securities; and

●	any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5.0% or greater beneficial ownership interest in any class of the Company’s voting securities.

Our Related Party Transaction policy subjects these transactions to review and either approval or disapproval of entry into the Related Party Transaction, subject to certain limited exceptions, by our Nominating and Governance Committee. In determining whether to approve or disapprove entry into a Related Party Transaction, our Nominating and Governance Committee shall take into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations. Refer to “Note 16 - Related party transactions,” in the Notes to Consolidated Financial Statements included this prospectus.

Family Relationships

There are no family relationships amongst any of our executive officers or directors.

Director Independence

Each of our directors standing for election meets the definition of “independence” per Rule 803 of the NYSE American Company Guide.

DESCRIPTION OF CAPITAL STOCK

The following description is intended as a summary of our amended and restated certificate of incorporation (which we refer to as our “charter”) and our bylaws, and to the applicable provisions of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our charter and bylaws.

Our current certificate of incorporation authorizes us to issue:

●	200,000,000 shares of common stock, $0.001 par value per share; and

●	4,000,000 shares of preferred stock, $0.001 par value per share.

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Description of Common Stock

Voting Rights. Holders of shares of our common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. At each election for directors every stockholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by such stockholder for as many persons as there are directors to be elected at that time and for whose election such stockholder has a right to vote.

Dividend Rights. Holders of shares of our common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to, if applicable, any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights. Upon our voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up, holders of shares of our common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Description of Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more series of preferred stock, par value $0.001 per share, covering up to an aggregate of 4,000,000 shares of preferred stock. Each series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights.

Series A Convertible Preferred Stock

The Company has designated 75,000 shares of the Company’s authorized and unissued preferred stock as Series A Preferred Stock (the “Series A Shares”) and established the rights, preferences and privileges of the Series A Preferred Stock pursuant to the Certificate of Designations of Rights and Preferences of the Series A Preferred Stock, filed with Secretary of State of the State of Delaware on October 27, 2025 (the “Certificate of Designations”), as summarized below:

General. Each share of Series A Preferred Stock has a stated value of $1,000 per share and, when issued, the Series A Preferred Stock will be fully paid and non-assessable.

Ranking. The Series A Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks senior to all capital stock of the Company unless the Required Holders (as defined in the Certificate of Designations) consent to the creation of other capital stock of the Company that is senior or equal in rank to the Series A Preferred Stock.

Dividends. The holders of Series A Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of the Company’s Common Stock, when and if actually paid.

Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Series A Preferred Stock held by such holder immediately prior to the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights at the Alternate Conversion Price (as defined below); subject to certain limitations on beneficial ownership.

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Conversion Rights:

Conversion at Option of Holder. Each holder of Series A Preferred Stock may convert all, or any part, of the outstanding Series A Preferred Stock, at any time at such holder’s option, into shares of the Common Stock (which converted shares of Common Stock are referred to as “Conversion Shares” herein) at the fixed “Conversion Price” of $0.6109 which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions.

Voluntary Adjustment Right. Subject to the rules and regulations of the NYSE American, the Company has the right, at any time, with the written consent of the Required Holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Alternate Conversion Upon a Triggering Event. Following the occurrence and during the continuance of a Triggering Event (as defined below), each holder may alternatively elect to convert the Series A Preferred Stock at the “Alternate Conversion Price” equal to the lesser of: (i) the applicable conversion price, and the greater of (A) the floor price of $0.6109 (the “Floor Price”); and (B) 90% of the lowest volume weighted average price of the Common Stock during the five consecutive trading days immediately prior to such conversion.

The Certificate of Designations contains standard and customary triggering events (each, a “Triggering Event”), including but not limited to: (i) the suspension from trading or the failure to list the Common Stock within certain time periods; (ii) failure to declare or pay any dividend when due; (iii) the failure to timely file or make effective a registration statement on Form S-1 or Form S-3 pursuant to the Registration Rights Agreement (as defined below), (iv) the Company’s failure to cure a conversion failure or notice of the Company’s intention not to comply with a request for conversion of any Series A Preferred Stock, and (iv) bankruptcy or insolvency of the Company.

Stockholder Approval. In connection with the October PIPE Financing, the Company has agreed to seek stockholder approval at a special meeting of stockholders, increase in the Company’s authorized shares of Common Stock from 200,000,000 to 5,000,000,000 (the date of such approval, the “Stockholder Approval Date”).

Change of Control Exchange. Upon a change of control of the Company, each holder may require the Company to exchange the holder’s shares of Series A Preferred Stock for consideration equal to the Change of Control Election Price (as defined in the Certificate of Designations), to be satisfied at the Company’s election in either (x) cash or (y) rights convertible into such securities or other assets to which such holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such holder upon consummation of such corporate event.

Company Optional Redemption. At any time the Company shall have the right to redeem in cash all, but not less than all, the shares of Series A Preferred Stock then outstanding at a redemption price equal to 125% of the greater of (i) the Conversion Amount being redeemed as of the Company optional redemption date and (ii) the product of (1) the conversion rate with respect to the Conversion Amount being redeemed as of the Company optional redemption date multiplied by (2) the greatest closing sale price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Company optional redemption notice date and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made.

Fundamental Transactions. The Certificate of Designations prohibit the Company from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless the Company (or the Company’s successor) assumes in writing all of the Company’s obligations under the Certificate of Designations and the other Transaction Documents (as defined in the Certificate of Designations).

Voting Rights. The holders of the Series A Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as provided in the Certificate of Designations (or as otherwise required by applicable law).

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Covenants. The Certificate of Designations contains a variety of obligations on the Company’s part not to engage in specified activities. In particular, the Company will not, and will cause the Company’s subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of the Company’s capital stock (other than as required under the Certificate of Designations) and will not incur any indebtedness other than ordinary course trade payables or, subject to certain exceptions, incur any liens. In addition, the Company will not issue any preferred stock or issue any other securities that would cause a breach or default under the Certificate of Designations.

Reservation Requirements. From and after the Stockholder Approval Date, so long as any Series A Preferred Stock remains outstanding, the Company shall at all times reserve at least 200% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all Series A Preferred Stock then outstanding.

Outstanding Warrants

The Company has Warrants outstanding to purchase 61,127,122 shares of our common stock as of October 28,2025, at a weighted average exercise price of approximately $1.33 per share.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equity Stock Transfer, LLC.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

Some provisions of Delaware law, our certificate of incorporation and our bylaws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 3,970,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings

Our bylaws provide that a special meeting of stockholders may be called only by our chairperson of the board, chief executive officer or when requested in writing by the holders of not less than 10 percent of all the voting power entitled to vote at the meeting.

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Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders.

Removal of Directors

Our bylaws provide that our board of directors may be removed from office by our stockholders with or without cause, but only at a meeting of the shareholders called expressly for that purpose, upon the approval of the holders of at least a majority in voting power of the outstanding shares of stock entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or, in certain cases, within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Choice of Forum

Our bylaws provides that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer (or affiliate of any of the foregoing) of us to us or the our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine; provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our bylaws described in the preceding sentence.

Amendment of Bylaw Provisions

Our certificate of incorporation provides that our board of directors has the power to make, amend, alter or repeal our bylaws. Our bylaws provide that they may be repealed or amended, and new bylaws maybe adopted, by our board of directors or the stockholders in accordance with Section 109 of the DGCL.

Amendment of Charter Provisions

Our certificate of incorporation reserves our right to amend, alter, change or repeal any provision contained in our certificate of incorporation, in the manner prescribed by statute, and all rights conferred upon stockholders in our certificate of incorporation are granted subject to this reservation. Any amendments may be passed by a majority of the outstanding voting power and not by a majority of each class or series of outstanding capital stock.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

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Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our bylaws provides that no contract or other transaction between us and one or more of our directors or any other corporation, firm, association or entity in which one or more of our directors are directors or officers or are financially interested, will be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the board of directors or one of its committees which authorizes, approves or ratifies such contract or transaction or because his or their votes are counted for such purpose, if: (a) the fact of such relationship or interest is disclosed or known to our board of directors or committee thereof which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to us at the time it is authorized by our board of directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of our board of directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except to the extent such exemption or limitation thereof is not permitted under the DGCL and applicable law. Delaware law provides that such a provision may not limit the liability of directors:

●	for any breach of their duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

●	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our certificate of incorporation also require us to pay any expenses incurred by any director or officer in defending against any such action, suit or proceeding in advance of the final disposition of such matter to the fullest extent permitted by law, subject to the receipt of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified as authorized by our amended and restated bylaws or otherwise. We have entered or will enter into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our certificate of incorporation and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

84

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders (a) are issuable upon the exercise of warrants to purchase Common Stock (“July Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated July 7, 2025, (the “July PIPE SPA”) (the “July PIPE Financing”); (b) are issuable upon the conversion of shares of our Series A Convertible Preferred Stock, par value $0.0001 (the “Series A Preferred Stock”) and exercise of warrants to purchase Common Stock (“October Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated October 27, 2025, (the “October PIPE SPA”) (the “October PIPE Financing”); (c) are issuable in exchange for shares of the capital stock of SRx Health Solutions (Canada), Inc. (“SRx Canada”), a corporation organized under the laws of Ontario, Canada which are exchangeable for shares of our Common Stock on a one-for-one basis (the “Exchangeable Shares”); (d) were issued to certain other investors in private placement on April 24, 2025 (the “Private Placement”); (e) were issued to certain service providers in consideration of service provided (the “Service Provider Shares”); and (f) were issued to Halo Spin-Out SPV Inc. (“Spin-Out SPV”) pursuant to a Share Exchange Agreement (the “Exchange Agreement”) by and between the Company and SPV dated August 21, 2025 (such transaction, the “Share Exchange”). For additional information regarding the issuance of the July Warrants, see “July PIPE Financing” above. For additional information regarding the issuance of the Series A Preferred Stock and the October Warrants, see “October PIPE Financing” above. For additional information regarding the issuance of the Exchangeable Shares, see “Exchangeable Shares” above. For additional information regarding the Private Placement, see “Private Placement” above. For additional information regarding the Service Provider Shares, see “Issuance to Service Provider” above. For additional information regarding the Share Exchange, see “Share Exchange” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for (i) the ownership of the July Warrants issued pursuant to the July PIPE SPA, (ii) the ownership of the Series A Preferred Stock and October Warrants issued pursuant to the October PIPE SPA, (iii) the ownership of the Exchangeable Shares, (iv) the services provided by the financial advisor receiving the Service Provider Shares, and (v) the status of SPV an Affiliate of the Company, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock, preferred stock, notes and warrants, as of the date of this prospectus, assuming conversion of the notes and preferred stock and exercise of the warrants held by each such selling stockholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on (i) conversion of the preferred shares set forth in the certificate of designations or (ii) exercise of the warrants set forth therein.

In connection with the October PIPE Financing, the Company has agreed to seek stockholder approval at a special meeting of stockholders, increase in the Company’s authorized shares of Common Stock from 200,000,000 to 5,000,000,000 (the date of such approval, the “Stockholder Approval Date”). From and after the Stockholder Approval Date, so long as any Series A Preferred Stock remains outstanding, the Company shall at all times reserve at least 200% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all Series A Preferred Stock then outstanding. Following the Stockholder Approval Date, it is anticipated this prospectus will be amended to cover the resale of 200% of the sum of (i) the maximum number of shares of common stock issued or issuable upon the conversion of the Series A Preferred Stock, at the alternate conversion price then in effect, and (ii) the maximum number of shares of common stock issued or issuable upon exercise of the October Warrants, in each case, determined as if the Series A Preferred Stock and October Warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation) at an alternate conversion price or exercise price (as the case may be) calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price and alternate conversion price of the Series A Preferred Stock and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

85

Under the Certificate of Designations and the terms of the July Warrants and the October Warrants, a selling stockholder may not convert the Series A Preferred Stock or exercise the July Warrants or the October Warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99% of the outstanding shares of the Company (the “Maximum Percentage”). The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)(2)		Maximum Number of Shares of Common Stock Being Sold	Number of Shares of Common Stock Owned After Offering(1)(4)
Name of Selling Stockholder	Number	Percent		Number	Percent
Keystone Capital Partners, LLC	1,312,627(4)	4.99%	4,735,617	0	0%
Seven Knots, LLC	1,312,627(5)	4.99%	4,735,617	0	0%
KCP Fund I, LLC	1,312,627(6)	4.99%	1,408,982	0	0%
Jim Fallon	1,312,627	4.99%	9,457,729	0	0%
Stratgyx, LLC	1,312,627	4.99%	1,895,148	0	0%
Matthew George	477,164	4.99%	477,164	0	0%
2Shores Capital Corp	1,312,627	4.99%	11,253,842	0	0%
2464344 Ontario Incorporated	1,312,627	4.99%	2,813,461	0	0%
Northern Private Capital Inc.	1,312,627	4.99%	1,408,982	0	0%
RDS Private Capital LP	1,312,627	4.99%	15,476,283	0	0%
L5 Capital Inc	1,312,627	4.99%	5,430,119	0	0%
First Fire Global Opportunities Fund LLC	1,312,627	4.99%	3,038,538	0	0%
Lincoln Alternative Strategies	1,312,627	4.99%	1,690,861	0	0%
Valter Pinto	562,693	4.99%	562,693	0	0%
Strategic Capital Advisors Ltd.	1,312,627	4.99%	3,710,452	0	0%
Caravel Capital Fund Ltd.	1,312,627	4.99%	2,777,449	0	0%
Pinz Capital Special Opportunities Fund, LP	1,312,627	4.99%	3,070,049	0	0%
Mank Capital	949,826	4.99%	949,826	0	0%
Blue Edge Global Opportunities Fund “AGI Series”	949,826	4.99%	949,826	0	0%
Cobalt Capital Corporation	562,693	4.99%	562,693	0	0%
Helena Global Investment Opportunities 1 Ltd.	1,312,627	4.99%	6,639,767	0	0%
Fifth Lane Partners Fund, LP	1,312,627	4.99%	2,348,110	0	0%
David Allan White	130,545	4.99%	130,545	0
Michael Young	1,656,566	4.99%	1,656,566	0	0%
Lionel Conacher	1,323,453	4.99%	1,323,453	0	0%
Julian Bharti	562,693	4.99%	562,693	0	0%
Funicular Funds LP	2,091,967	4.99%	2,091,967	0	0%
CCII	4,036,697	4.99%	4,036,697	0	0%
Stephen Temes	281,879	1.10%	281,879	0	0%
Kolinda Tomasic	1,300	*	1,300	0	0%
Phyllis Henderson	6,200	*	6,200	0	0%
Charles Giordano	12,497	*	12,497	0	0%
William Baquet	167,922	*	167,922	0	0%
Kevin Mangan	109,933	*	109,933	0	0%
Eric Lord	235,369	*	235,369	0	0%
Ramnarain Jaigobind	406,376	1.59%	406,376	0	0%
Halo Spin-Out SPV Inc.	4,950,000	4.99%	4,950,000	0	0%
1981411 Alberta Limited	11,427	*	11,427	0	0%
Alina Rodden	662	*	662	0	0%
Alisha Ali	91	*	91	0	0%
Alison McCarthy	69,715	*	69,715	0	0%
Alycia Jones	1,170	*	1,170	0	0%
Ami Shah	34,354	*	34,354	0	0%
Anam Quraishi	1,416	*	1,416	0	0%
Anna Nowak	755	*	755	0	0%
Arash Pourzare	25,898	*	25,898	0	0%
Aric Maclaren	1,666	*	1,666	0	0%
Ashley Da Silva	934	*	934	0	0%
Behnaz Alijani	25,898	*	25,898	0	0%
Brittany Cooper	7,326	*	7,326	0	0%
Dianna Mansour	1,332	*	1,332	0	0%
Erinn Brown	10,085	*	10,085	0	0%
Geetu Harjani	152	*	152	0	0%
Hamzah Desai	251	*	251	0	0%
Jason Howden	1,830	*	1,830	0	0%
Jenna Murphy - Cardinal	654	*	654	0	0%
Jennifer Goldman	87,968	*	87,968	0	0%
Jennifer Thomson	306	*	306	0	0%
Jennifer Wong	6,758	*	6,758	0	0%
Jim Kha	4,006	*	4,006	0	0%
Joanne Perez	223	*	223	0	0%
Julia McLeod	232	*	232	0	0%
Karla Mastronardi	824	*	824	0	0%
Karol Sitarski	65,029	*	65,029	0	0%
Kathy Poldre	22,564	*	22,564	0	0%
Kimberley Goodwin	971	*	971	0	0%
Kristin Secord	744	*	744	0	0%
Kumudu Mannapperuma	677	*	677	0	0%
Laniefel Mendoza	586	*	586	0	0%
Ly Longxay	389	*	389	0	0%
Lynn Vignola	1,193	*	1,193	0	0%
Mai Ayoub	4,666	*	4,666	0	0%
Maliheh Mollaei	6,402	*	6,402	0	0%
Manu Luka	1,460	*	1,460	0	0%
Mark Wong	727	*	727	0	0%
Marta Gniewek	660	*	660	0	0%
Meena Jain	7,676	*	7,676	0	0%
Melody Pan	2,270	*	2,270	0	0%
Michael Popielaty	1,990	*	1,990	0	0%
Monica Astle	19,629	*	19,629	0	0%
Nancy Solanki	139	*	139	0	0%
Nirav Mehta	14,856	*	14,856	0	0%
Oshadhi Rodrigo	301	*	301	0	0%
Pallavi Kothari	225	*	225	0	0%
Pauline Markland	171	*	171	0	0%
Phillip Cardella	13,878	*	13,878	0	0%
Rishawn Moorley	8,603	*	8,603	0	0%
Saba Mehdipanah	697	*	697	0	0%
Sabrina Ursini	2,804	*	2,804	0	0%
Sara Bucholtz	1,339	*	1,339	0	0%
Sean Wong	143	*	143	0	0%
Shannon Jardine	3,835	*	3,835	0	0%
Shirley Cheung	1,956	*	1,956	0	0%
Stephen Budgell	938	*	938	0	0%
Tasha Connors	4,590	*	4,590	0	0%
Tracey Richer	4,798	*	4,798	0	0%
Zhuo Li	2,889	*	2,889	0	0%
Bordage, Rachel	596	*	596	0	0%
Stotesbury, Angela	596	*	596	0	0%
Mehdi, Sabreena	596	*	596	0	0%
Siukovich, Vadzim	596	*	596	0	0%
Silangil, Ysabel	596	*	596	0	0%
Sison, Jaymee	596	*	596	0	0%

86

(*)	Represents less than 1.0%.

(1)	Applicable percentage ownership is based on 24,992,539 shares of our Common Stock outstanding as of November 6, 2025 and 124,258,987 shares of our Common Stock outstanding after this offering.

(2)	Beneficial Ownership is based on the total number of shares underlying the Series A Preferred Stock, July Warrants and October Warrants, after giving effect to the Maximum Percentage.

(3)	Assumes the sale of all securities being offered pursuant to this prospectus and no other shares of Common Stock are acquired by this Selling Stockholder after giving effect to the Maximum Percentage. However, the Selling Stockholder is not obligated to sell all or any portion of the shares of our Common Stock offered pursuant to this prospectus.

(4)	This column lists the number of shares of our Common Stock beneficially owned by this Selling Stockholder as of November 6, 2025 after giving effect to the Maximum Percentage. Without regard to the Maximum Percentage, as of November 6, 2025, this Selling Stockholder would beneficially own an aggregate of 4,735,617 shares of our common stock, which consists of (i) an aggregate 1,722,050 shares of our common stock underlying the Series A Preferred Stock held by this Selling Stockholder, convertible at the initial conversion price of $0.6109 per share, all of which shares are being registered under this prospectus and (iii) 3,013,567 shares of common stock issuable upon exercise of the October Warrants held by this Selling Stockholder, all of which shares are being registered under this prospectus. Keystone Capital Partners LLC is managed by RANZ Group LLC. Frederic Zaino in his capacity as the Managing Member of RANZ Group LLC, may be deemed to have investment discretion and voting power over the shares held by Keystone Capital Partners LLC. RANZ Group LLC and Mr. Zaino each disclaim any beneficial ownership of these shares. The business address of Keystone Capital Partners, LLC is 139 Fulton Street, Suite 412, New York, NY 10038.

(5)	This column lists the number of shares of our Common Stock beneficially owned by this Selling Stockholder as of November 6, 2025 after giving effect to the Maximum Percentage. Without regard to the Maximum Percentage, as of November 6, 2025, this Selling Stockholder would beneficially own an aggregate of 4,735,617 shares of our common stock, which consists of (i) an aggregate 1,722,050 shares of our common stock underlying the Series A Preferred Stock held by this Selling Stockholder, convertible at the initial conversion price of $0.6109 per share, all of which shares are being registered under this prospectus and (iii) 3,013,567 shares of common stock issuable upon exercise of the October Warrants held by this Selling Stockholder, all of which shares are being registered under this prospectus. Seven Knots, LLC is managed by Marissa Welner. Ms. Welner in her capacity as Manager of Seven Knots, LLC may be deemed to have investment discretion and voting power over the shares held by Seven Knots, LLC. Ms. Welner disclaims any beneficial ownership of these shares. The business address of Seven Knots, LLC is 415 N Benton Avenue, Helena, MT 59601.

(6)	This column lists the number of shares of our Common Stock beneficially owned by this Selling Stockholder as of November 6, 2025 after giving effect to the Maximum Percentage. Without regard to the Maximum Percentage, as of November 6, 2025, this Selling Stockholder would beneficially own an aggregate of 2,073,315 shares of our common stock, which consists of (i) an aggregate 1,176,692 shares of our common stock underlying the Series A Preferred Stock held by this Selling Stockholder, convertible at an alternate conversion price of $0.6109 per share, all of which shares are being registered under this prospectus and (ii) 896,623 shares of common stock issuable upon exercise of the October Warrants held by this Selling Stockholder, all of which shares are being registered under this prospectus. KCP Fund I, LLC is an affiliate of Keystone Capital Partners, LLC and is managed by RANZ Group LLC. Fredric Zaino, the Managing Member of RANZ Group LLC, may be deemed to have investment discretion and voting power over the shares held by KCP Fund I, LLC. RANZ Group LLC and Mr. Zaino each disclaim any beneficial ownership of these shares. The address of the selling stockholder is 139 Fulton Street, Suite 412, New York, NY 10038.

87

PLAN OF DISTRIBUTION

We are registering the shares of common stock (a) are issuable upon the exercise of warrants to purchase Common Stock (“July Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated July 7, 2025, (the “July PIPE SPA”) (the “July PIPE Financing”); (b) are issuable upon the conversion of shares of our Series A Convertible Preferred Stock, par value $0.0001 (the “Series A Preferred Stock”) and exercise of warrants to purchase Common Stock (“October Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated October 27, 2025, (the “October PIPE SPA”) (the “October PIPE Financing”); (c) are issuable in exchange for shares of the capital stock of SRx Health Solutions (Canada), Inc. (“SRx Canada”), a corporation organized under the laws of Ontario, Canada which are exchangeable for shares of our Common Stock on a one-for-one basis (the “Exchangeable Shares”); (d) were issued to certain other investors in private placement on April 24, 2025 (the “Private Placement”); (e) were issued to certain service providers in consideration of service provided (the “Service Provider Shares”); and (f) were issued to Halo Spin-Out SPV Inc. (“Spin-Out SPV”) pursuant to a Share Exchange Agreement (the “Exchange Agreement”) by and between the Company and SPV dated August 21, 2025 (such transaction, the “Share Exchange”). We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we will receive the exercise price of any Warrants not exercised by the selling stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

88

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

89

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $[*] in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Our common stock is currently listed on The NYSE American under the symbol “SRXH”.

LEGAL MATTERS

Meister Seelig & Fein PLLC has passed upon the validity of the shares of our Common Stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated financial statements of the Company as of September 30, 2024 and 2023, and for each of the two years in the period ended September 30, 2024, incorporated by reference in this prospectus have been audited by MNP LLP, an independent registered public accounting firm, as stated in their report. The consolidated financial statements of the Company as of June 30, 2025, and for the nine-month period then ended, incorporated by reference in this prospectus have been reviewed by Davidson and Company LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of our Common Stock offered by this prospectus. This prospectus constitutes only a part of the registration statement. Some items are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.srxhealth.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus. Information contained on our website is not a part of or incorporated by reference into this prospectus and the inclusion of our website and investor relations website addresses in this prospectus is an inactive textual reference only.

SRx Health Solutions, Inc.

12400 Race Track Road

Tampa, FL 33626

(813) 659-5921

90

Up to 101,865,909 Shares of Common Stock

SRx HEALTH SOLUTIONS, INC.

PROSPECTUS

, 2025

You should rely only on the information contained in this prospectus or any supplement or amendment hereto. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus or any supplement or amendment hereto is accurate as of any date other than the date of this prospectus or any such supplement or amendment. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SRx HEALTH SOLUTIONS, INC.

F-1

SRx Health Solutions Inc. (formerly Better Choice Company, Inc.)

Unaudited Condensed Consolidated Balance Sheets

(U.S. dollars in thousands, except share and per share amounts)

	June 30, 2025	September 30, 2024 (Revised)
Assets
Current assets
Cash and cash equivalents	$912	$106
Accounts receivable, net	8,138	9,275
Inventories, net	5,132	3,369
Due from related parties	-	369
Prepaid expenses and other current assets	10,337	496
Current portion of lease receivable	8	21
Total current assets	24,527	13,636
Non-current assets
Fixed assets, net	3,070	6,031
Right-of-use assets, operating leases	4,717	6,490
Lease receivable, long-term	-	456
Intangible assets	1,124	7,001
Deferred tax assets	369	150
Other LT assets	178	-
Total non-current assets	9,458	20,128
Total Assets	$33,985	$33,764
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$38,397	$39,842
Accrued liabilities	3,241	1,855
Current portion of long-term borrowings	24,836	31,575
Convertible debt	1,145	2,230
Current portion of operating lease liability	1,190	1,469
Income tax payable	1,102	300
Due to related parties	82	288
Deferred revenue	38	29
Short-term borrowings	4,077	3,715
Total current liabilities	74,108	81,303
Non-current liabilities
Long-term borrowings	1,903	696
Operating lease liability, long-term	3,854	5,623
Deferred tax liability	-	1,261
Total non-current liabilities	5,757	7,580
Total liabilities	79,865	88,884
Shareholders’ Equity
Common Stock, $0.001 par value, 200,000,000 shares authorized, 15,161,019 & 22,495,954 shares issued and outstanding as of June 30, 2025 and September 30, 2024, respectively	21	22
Additional paid-in capital	38,642	12,491
Accumulated deficit	(98,424)	(70,031)
Accumulated other comprehensive loss	13,881	2,399
Total Shareholders’ Deficit	(45,880)	(55,119)
Total liabilities and Shareholders’ Deficit	$33,985	$33,764

See accompanying notes to the unaudited condensed consolidated financial statements.

F-2

SRx Health Solutions Inc. (formerly Better Choice Company, Inc.)

Unaudited Condensed Consolidated Statements of Operations

(U.S. dollars in thousands, except share and per share amounts)

	Three months ended June 30,		Nine months ended June 30,
	2025	2024	2025	2024
Net sales	$11,447	$42,670	$41,082	$117,122
Cost of goods sold	8,028	33,254	30,786	93,695
Gross margin	3,419	9,416	10,296	23,427

Selling, general and administrative	18,151	10,738	39,783	31,627
Impairment expense	2,690	-	2,690	-
Total Expenses	20,841	10,738	42,473	31,627

Operating loss	(17,422)	(1,322)	(32,177)	(8,200)
Other Income (expense)	16	119	3,457	(69)
Interest income (expense), net	(975)	(1,132)	(3,348)	(3,260)
Bargain purchase gain	1,693	-	1,693	-
Net loss before taxes	(16,688)	(2,335)	(30,375)	(11,529)
Income tax (expense) income	(138)	(345)	(840)	(157)
Deferred tax income (expense)	1,693	(435)	1,470	609
Net loss after taxes	(15,133)	(3,115)	(29,745)	(11,077)

Comprehensive income (expense)
Foreign currency translation adjustment	(11,791)	8,903	11,482	4,267
Loss and comprehensive loss	(26,924)	5,788	(18,263)	(6,810)

Weighted average number of shares outstanding, basic	20,401,138	21,922,889	19,334,671	22,005,842
Weighted average number of shares outstanding, diluted	20,401,138	21,922,889	19,334,671	22,005,842
Net loss per share, basic	(0.74)	(0.14)	(1.54)	(0.50)
Net loss per share, diluted	(0.74)	(0.14)	(1.54)	(0.50)

See accompanying notes to the unaudited condensed consolidated financial statements.

F-3

SRx Health Solutions Inc. (formerly Better Choice Company, Inc)

Unaudited Condensed Consolidated Statements of Shareholders’ Equity (Deficit)

(U.S. dollars in thousands, except shares)

	Number of Shares: #	Common Stock Amount $	Accumulated other comprehensive income (loss) $	Additional paid-in capital $	Accumulated Deficit $	Total Shareholders’ Deficit $
Balance as at September 30, 2023	22,030,917	22	(11,240)	7,361	(13,999)	(17,856)
Share-based compensation	-	-	-	2,582	-	2,582
Settlement of RSUs	980,268	1	-	(1)	-	-
Share redemption	(1,142,676)	(1)	-	1	-	-
Equity issued in business combinations	120,860	-	-	401	-	401
Net loss	-	-	-	-	(11,077)	(11,077)
Foreign currency translation adjustment	-	-	4,267	-	-	4,267
Balance as at June 30, 2024	21,989,369	22	(6,973)	10,344	(25,076)	(21,683)

	Number of Shares #	Common Stock Amount $	Accumulated other comprehensive income (loss) $	Additional paid-in capital $	Accumulated Deficit $	Total Shareholders’ Deficit $
Balance as at September 30, 2024	22,495,954	22	2,399	12,491	(70,031)	(55,119)
Capital contribution for settlement of historical related party loans	-	-	-	-	1,352	1,352
Share-based compensation, pre-merger	2,154,356	2	-	2,419	-	2,421
Conversion of convertible debt, pre-merger	470,503	-	-	927	-	927
Shares issued for settlement of accounts payable	3,413,885	3	-	6,726	-	6,729
Shares issued for private placement, pre-merger	231,381	-	-	438	-	438
Warrant exercises, pre-merger	77,538	-	-	(71)	-	(71)
Shares redeemed in connection with business combinations*	(26,323,200)	(26)	-	(7,244)	-	(7,269)
Share-based compensation, post-merger	890,102	1	-	2,030	-	2,031
Shares issued for private placement, post-merger	1,280,000	9	-	8,791	-	8,800
Shares issued for acquisition costs	1,599,231	1	-	3,341	-	3,342
Fair value of shares issued to acquire Better Choice	8,898,069	9	-	8,930	-	8,939
Shares repurchased	(76,800)	-	-	(137)	-	(137)
Exercise of pre-funded warrants	50,000	-	-	-	-	-
Net loss	-	-	-	-	(29,745)	(29,745)
Foreign currency translation adjustment	-	-	11,482	-	-	11,482
Balance as at June 30, 2025	15,161,019	21	13,881	38,642	(98,424)	(45,880)

See accompanying notes to the unaudited condensed consolidated financial statements.

*	Amounts have been retrospectively adjusted to reflect the capital structure of Better Choice Company Inc., the legal acquirer, in accordance with ASC 805-40. This adjustment reflects the par value difference and restated share count using the agreed upon exchange ratio of 1.76.

F-4

SRx Health Solutions Inc. (formerly Better Choice Company, Inc.)

Unaudited Condensed Consolidated Statements of Cash Flows

(U.S. dollars in thousands)

	Nine Months Ended June 30,
	2025	2024
Operating activities
Net loss	$(29,745)	(11,077)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,923	3,322
Impairment expense	2,690	-
Interest expense on lease liability	278	353
Bargain purchase gain	(1,693)	-
Acquisition costs	3,341	-
Gain on disposal of assets, net	(4,254)	-
Share-based compensation	4,451	2,582
Shares issued for settlement of accounts payable	6,730	-
Income tax benefit, net	(678)	(452)
Loss on sale of cryptocurrency assets	35	-
Working capital changes
Accounts receivable, net	2,969	(1,623)
Inventories, net	1,927	1,793
Prepaid expenses and other assets	(10,019)	314
Accounts payable	4,804	5,181
Accrued liabilities	70	220
Operating leases, net	(82)	-
Deferred revenue	509	-
Net cash (used in) provided by operating activities	(15,744)	613

Investing activities
Capital expenditures	-	(996)
Cash acquired in business combination	5,940	-
Proceeds from sale of cryptocurrency assets	2,041	-
Purchase of cryptocurrency assets	(2,076)	-
Proceeds from sale of assets	7,375	-
Payments to acquire assets	-	(3,494)
Net cash provided by (used in) investing activities	13,280	(4,490)

Financing activities
Payment of lease liability	-	(1,609)
Proceeds from short term borrowings	859	2,562
Repayment of short-term borrowings	(1,662)	-
Proceeds from long-term borrowings	2,470	4,288
Repayment of long-term borrowings	(7,614)	(1,400)
Proceeds from private placements	9,238	-
Payments for share repurchases	(137)	-
Net cash provided by financing activities	3,154	3,841
Net increase (decrease) in cash and cash equivalents	690	(36)
Effect of foreign currency translation adjustments	116	(1,546)
Cash and cash equivalents, beginning of period	106	2,070
Cash and cash equivalents, end of period	$912	488

Supplemental schedule of cash flow information:
Cash paid for interest	(1,549)	(2,662)
Disclosure of non-cash financing activities:
Conversion of convertible debt	(927)	-
Capital contribution for settlement of historical related-party loans	1,352	-

See accompanying notes to the unaudited condensed consolidated financial statements.

F-5

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

Note 1 – Nature of business and summary of significant accounting policies

Nature of the business

SRx Health Solutions, Inc. and its subsidiaries are together referred to in these condensed consolidated financial statements as the “Company”.

On April 24, 2025, SRx Health Solutions, Inc., a corporation incorporated under the laws of the Province of Ontario on April 26, 2022 (“SRx Canada” or the “Accounting Acquirer”), consummated a business combination (the “Merger”) with Better Choice Company, Inc., a Delaware corporation (“Better Choice” or the “Legal Acquirer”). In the Merger, 1000994476 Ontario Inc. (“AcquireCo”), an indirect wholly-owned subsidiary of Better Choice, amalgamated with and into SRx Canada, with SRx Canada surviving the amalgamation and continuing its operations under the new legal name SRx Health Solutions (Canada) Inc. (“SRx Canada”), an indirect wholly-owned subsidiary of Better Choice.

In connection with the Merger, Better Choice changed its corporate name to “SRx Health Solutions, Inc.”, and adopted the operations of the Accounting Acquirer as its primary business. As such, SRx Canada is the continuing reporting entity for accounting purposes. Refer to Note 4 – Business Combinations for more information.

SRx Canada’s registered head office was originally located at 65 Queen Street West, Suite 800, Toronto, Ontario, M5H 2M5. Post the Merger, the Company’s registered head office remained at 12400 Race Track Road, Tampa, Florida 33626.

The Company operates as a vertically integrated healthcare organization and branded pet wellness company. The Company consolidated the operations of two business segments: (i) Canadian pharmacy and healthcare services through SRx Canada, and (ii) premium pet health and nutrition products sold through its subsidiary Halo, Purely for Pets, Inc., a Delaware corporation (“Halo”).

Halo Spin-Out Distribution

On April 25, 2025, the Company distributed (the “Spin-Out Distribution”) to the Better Choice stockholders of record as of April 23, 2025 (the “Record Stockholders”) one share of Class A Common Stock, par value $0.001, of Halo Spin-Out SPV Inc., a Delaware corporation (“Halo SPV”), for every one share of Better Choice common stock held by the Record Stockholders. Halo SPV holds 17% of the issued and outstanding capital stock of Halo.

The ownership of Halo SPV following the Spin-Out Distribution mirrored the ownership of Better Choice immediately prior to the Merger and the Spin-Out Distribution. As such, the Record Stockholders, who received the Halo SPV shares, are the same ultimate owners who indirectly held Halo prior to the Spin-Out Distribution. Accordingly, the Spin-Out Distribution did not result in a substantive change in ownership of Halo from the perspective of the Company’s condensed consolidated financial statements.

In accordance with ASC 810, Consolidation, the Spin-Out Distribution represented a reorganization of ownership interests under common control, and is therefore treated as a common control equity reorganization, with those transfers of interests accounted for as equity transactions. As such, the transaction does not give rise to the presentation of a noncontrolling interest in the Company’s condensed consolidated financial statements. Halo continues to be fully consolidated, with no change in the Company’s accounting treatment.

On August 12, 2025, SRx Canada filed for protection under the Companies’ Creditors Arrangement Act (Canada) (“CCAA”). Refer to Note 23 – Subsequent Events for additional details.

Note 2 – Basis of Preparation

Statement of Compliance

The Company’s condensed consolidated financial statements are prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim financial reports and accounting principles generally accepted in the U.S.(“GAAP”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended June 30, 2025 are not necessarily indicative of the results that may be expected for any other reporting period.

F-6

These consolidated financial statements have been prepared on a historical cost basis, unless otherwise stated in the significant accounting policies. These consolidated financial statements are presented in U.S. dollars and all values are rounded to the nearest thousand ($000), except when otherwise indicated.

These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes in the Company’s Annual Report for the year ended September 30, 2024, filed with the SEC on July 9, 2025.

Revision of Prior Period Financial Information

In connection with the preparation of the condensed consolidated financial statements for the nine months ended June 30, 2025, the Company identified an immaterial error in revenue recognized in the fiscal year ended September 30, 2024, related to prescriptions that had been billed but not dispensed and therefore did not meet the criteria for revenue recognition under ASC 606. These prescriptions were a group of high-cost Hepatitis-C prescriptions, primarily related to an isolated patient population within a legacy government-funded care program, that remained in pharmacy workflow and had not been reversed due to deficient controls at the time of original billing.

To correct this error, the Company recorded a reduction to accumulated deficit of approximately $1.8 million as of September 30, 2024, which reflects the impact on previously reported net income. The adjustment is reflected in the current period condensed consolidated financial statements and does not result in any change to previously reported trends, segment information, compliance with covenants or regulations, or other key financial metrics.

Management assessed the materiality of this matter under SEC Staff Accounting Bulletins No. 99 and No. 108 and concluded that, based on currently available information, the matter is not material to previously issued financial statements, either individually or in the aggregate. Management is continuing its assessment, and the amount of the adjustment to accumulated deficit could change as the assessment is finalized.

Management has submitted the matter to relevant regulatory authorities in accordance with applicable reporting obligations. In addition, the Company implemented enhanced procedures across its operations to improve the estimation and review of unfulfilled prescription billings and continues to evaluate further enhancements to its internal control environment.

Consolidation

The condensed consolidated financial statements comprise the financial statements of the Company and its wholly owned subsidiaries. When the Company does not own all of the equity in a subsidiary, the non-controlling interest is disclosed as a separate line item in the condensed consolidated statements of financial position and the earnings accruing to non-controlling interest holders are disclosed as a separate line item in the condensed consolidated statements of operations. The financial results of subsidiaries are included in the condensed consolidated financial statements from the date on which control commences, until the date on which control ceases. Intercompany balances and transactions are eliminated upon consolidation. Control is achieved when the Company is exposed to, or has the right to, variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

Going concern

These condensed consolidated financial statements have been prepared on a going concern basis, which assumes the realization of assets and the settlement of liabilities in the ordinary course of business.

As of June 30, 2025 and September 30, 2024, the Company had an accumulated deficit of $98.4 million and $70.0 million, respectively, and working capital deficiency of $49.6 million and $67.7 million, respectively. The Company incurred a net loss of $15.1 million and $29.7 million in the three and nine months ended June 30, 2025, respectively. The Company incurred a net loss of $3.1 million and $11.1 million in the three and nine months ended June 30, 2024, respectively.

The Company is also subject to certain financial covenants under its senior secured term facilities with Canadian Western Bank (“CWB”). As of June 30, 2025 and September 30, 2024, the Company was not in compliance with these covenants. As a result, the debt has been classified as current and the Company is in active discussions with the lender regarding an amendment. Refer to Note 11 – Debt for more information.

F-7

These conditions—recurring operating losses, negative operating cash flows, working capital deficiency, and covenant violations—represent the principal conditions that raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date these financial statements are issued.

Management has evaluated these conditions and concluded that, absent additional sources of liquidity or material improvement in the Company’s operating performance, the Company may not be able to meet its obligations as they become due.

To address these uncertainties, management has developed and is actively pursuing the following plans:

●	Subsequent to June 30, 2025, the Company sought creditor protection through formal proceedings under the Companies’ Creditors Arrangement Act (Canada) (“CCAA”). Refer to Note 23 – Subsequent events for more information;

●	Seeking to raise additional capital through equity and/or debt offerings;

●	Continuing discussions with existing and potential lenders to restructure or refinance outstanding debt and obtain covenant waivers, if necessary;

●	Implementing cost control measures and operational efficiencies to reduce cash burn;

●	Scaling higher-margin service lines and expanding the Company’s commercial footprint to increase revenue;

●	Evaluating the monetization or divestiture of non-core assets to improve liquidity.

While management believes these actions may provide short-term liquidity and operational improvements, there is no assurance that these plans will be successful or that the Company will be able to obtain the necessary financing or amendments to current financing with covenant violations on acceptable terms. As such, there is a material uncertainty that casts significant doubt on the Company’s ability to continue as a going concern.

In August 2025, the Company initiated proceedings under the Companies’ Creditors Arrangement Act (CCAA) in Canada to facilitate a court-supervised restructuring of its business and financial affairs. The CCAA process provides the Company with protection from creditor claims while it seeks to implement a restructuring plan. As a result of the CCAA filing, the Company has undertaken material changes in operations, including the divestiture of certain non-core assets and store locations, workforce reductions, and efforts to streamline its cost structure. These actions are intended to stabilize operations and improve liquidity. However, the outcome of the CCAA process remains uncertain, and there can be no assurance that the Company will be successful in implementing a viable restructuring plan. Accordingly, the CCAA proceedings further contribute to the material uncertainty that casts significant doubt on the Company’s ability to continue as a going concern.

In addition, the Company’s U.S. pet food business, acquired through the legacy Better Choice operations, continues to experience significant liquidity constraints and operating losses. This segment has not achieved profitability and remains reliant on external financing to fund its operations. Management is actively evaluating strategic alternatives for the pet food business, including potential restructuring, divestiture, or wind-down. These conditions also contribute to the overall uncertainty regarding the Company’s ability to continue as a going concern.

These condensed consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty, including adjustments to the carrying values and classifications of assets and liabilities, which could be material should the Company be unable to continue its operations.

Fiscal, Regulation and Other Federal Policies

Significant changes in, and uncertainty with respect to, legislation, regulation, government policy and economic conditions could adversely affect the Company’s business. Specific legislative and regulatory proposals that could have a material impact on the Company include, but are not limited to, modifications to international trade policy (such as tariffs); public company reporting requirements; and environmental regulation.

The Company cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the U.S. and other countries, what products may be subject to such actions, or what actions may be taken by the other countries in retaliation. Accordingly, it is difficult to predict how such actions may impact the Company’s business, or the business or habits of its customers. The Company’s business operations, as well as the businesses of its customers on which it is substantially dependent, are located in countries at risk for escalating trade disputes, including the U.S. Any resulting trade wars could have a significant adverse effect on world trade and could adversely impact the Company’s consolidated financial condition, results of operations and cash flows.

F-8

Note 3 – Summary of significant accounting policies

Cash and cash equivalents

Cash and cash equivalents include demand deposits held with banks and highly liquid investments with original maturities of ninety days or less at acquisition date. Cash and cash equivalents are stated at cost, which approximates fair value because of the short-term nature of these instruments.

Segment information

Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the Company’s Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources and assess performance. The Company has determined that its Board of Directors functions as the CODM.

Following the reverse merger completed on April 24, 2025, the Company began reporting two reportable segments: Health Solutions and Consumer Products. The Health Solutions segment consists of the Company’s pharmacy operations across Canada, which represent the Company’s core business. The Consumer Products segment includes the legacy Halo pet food business, which operates primarily in the United States and includes dry food, wet food, treats, and other premium pet products.

These segments reflect the Company’s internal management structure and are evaluated separately by the CODM based on differences in their operational models, customer bases, and economic characteristics. The accounting policies of the segments are consistent with those described in the accompanying condensed consolidated financial statements. See Note 14 – Segment Information.

Business combinations and goodwill

Business combinations are accounted for using the acquisition method in accordance with ASC 805. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at fair value at the acquisition date, and the amount of any noncontrolling interest in the acquiree. For each business combination, the Company elects to measure the noncontrolling interest either at fair value or at the noncontrolling interest’s proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in administrative expenses.

At the acquisition date, the Company assesses the classification and designation of the financial assets and liabilities assumed based on the contractual terms, economic conditions, and other relevant factors, including embedded derivatives in host contracts.

Goodwill is initially measured as the excess of the aggregate consideration transferred, the amount of any noncontrolling interest, and the fair value of any previously held equity interest in the acquiree over the fair value of the net identifiable assets acquired and liabilities assumed. If the fair value of the net assets acquired exceeds the total consideration transferred, the Company reassesses the measurement of the net assets and consideration. If the reassessment confirms the excess, a gain is recognized in the condensed consolidated statement of operations.

After initial recognition, goodwill is carried at cost less any accumulated impairment losses. Goodwill is allocated to the Company’s reporting units, which are generally consistent with its operating segments, for the purpose of annual impairment testing or more frequently if impairment indicators exist.

If a portion of a reporting unit is disposed of, goodwill associated with the disposed reporting unit is included in the carrying amount of the operation when determining the gain or loss on disposal. The goodwill allocated to the disposed operation is measured based on the relative fair values of the portion disposed and the portion retained.

F-9

In connection with the reverse merger between SRx and Better Choice, the Company recorded a bargain purchase gain, which arises when the fair value of the net identifiable assets acquired exceeds the total consideration transferred. This typically occurs in a business combination where the acquirer purchases the acquiree at a discount, often due to financial distress or other market factors. In accordance with ASC 805 – Business Combinations, the excess was recognized as a gain in the condensed consolidated statement of operations in the period the transaction closed, after confirming that all assets acquired and liabilities assumed were appropriately measured and no measurement errors existed.

Accounts receivable

Accounts receivable consist of unpaid buyer invoices from the Company’s customers and credit card payments receivable from third-party credit card processing companies. Accounts receivable is stated at the amount billed to customers, net of point of sale and cash discounts. The Company assesses the collectability of all receivables on an ongoing basis by considering its historical credit loss experience, current economic conditions, and other relevant factors. Based on this analysis, an allowance for credit losses is recorded, and the provision is included within SG&A expense.

Fair value measurement

Fair value is defined under GAAP as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based on the assumption that the transaction to sell the asset or transfer the liability takes place either:

●	In the principal market for the asset or liability, or

●	In the absence of a principal market, in the most advantageous market to which the Company has access.

The principal or most advantageous market must be accessible by the Company at the measurement date. Fair value measurements reflect the assumptions that market participants would use when pricing the asset or liability, including assumptions about risk, acting in their economic best interest.

The Company utilizes valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value. These techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

The Company classifies fair value measurements using a three-level hierarchy, which prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable inputs:

●	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date.

●	Level 2 – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

●	Level 3 – Unobservable inputs for the asset or liability that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

Assets and liabilities measured at fair value on a recurring or nonrecurring basis are categorized within this hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety.

Share repurchases

In April 2024, the Company’s board of directors authorized and approved a stock repurchase plan (the “Repurchase Plan”) for up to $5.0 million of the currently outstanding shares of the Company’s common stock through December 31, 2024. Repurchased shares are immediately retired and returned to unissued status. During the period April 24, 2025 to June 30, 2025, 76,800 shares were repurchased. On April 17, 2025, the Repurchase Plan was reinstated and authorization increased to $6.5 million.

F-10

Revenue recognition

The Company provides specialty healthcare and medical treatment services, including pharmacy services, patient support programs, diagnostic services, and clinical trials. Revenue is recognized in accordance with ASC 606, Revenue from Contracts with Customers, when control of the promised goods or services is transferred to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

The Company has concluded that it is the principal in its revenue arrangements, as it controls the specified goods before they are transferred to the customer. The Company does not have significant financing components or material variable consideration in its contracts with customers.

SRx’s main revenue streams include the following:

●	Services provided by pharmacies:

-	retail pharmacies sell and distributes specialty and traditional prescription medications; and
-	infusion services.

●	Wholesale/distribution – Distribution of drugs and other medications for affiliated pharmacies and external clients.
●	Clinical trial services – provision of clinical trial services.
●	Testing services – provide testing services to patients.
●	Patient support programs - SRx has multiple agreements with pharmaceutical companies for co-payment support and bridge medication to provide initial medication to patients free of charge while waiting for coverage decision and in the expectation that the patient will be approved for coverage at a later date, or to bridge a gap during renewal or patient insurance coverage changes, and compassionate products for patients with no public or private coverage and have been denied private or public insurance coverage within programs specified by pharmaceutical companies. The Company receives consideration for administering patient support programs from pharmaceutical companies.

The Company recognizes revenue related to services provided by pharmacies at the time the customer takes possession of the product or service. For retail pharmacy sales, each prescription claim has its own arrangement with the customer and is a performance obligation, separate and distinct from other prescription claims. The Company recognizes revenue related to products provided by wholesale and distribution at the time the pharmacy customer takes possession of the product. Revenue recognition for infusion services provided by the Company’s medical clinics occurs as services are provided to patients for each infusion service. Customer returns are not material to the Company’s operating results or financial condition. Sales taxes are not included in revenues.

For retail pharmacy and infusion services, a significant portion of revenue is reimbursed by third-party payors, including pharmacy benefit managers (“PBMs”), private insurers, and government programs. The Company recognizes revenue when control of the product or service has transferred to the customer (generally upon delivery or service completion), and collection is probable. Estimates of variable consideration, including contractual allowances, co-payments, and reimbursement adjustments, are considered based on historical experience and current contract terms. Receivables related to insurance claims are recorded as accounts receivable and are monitored for collection and valuation based on the Company’s experience with each payor class.

For services provided through clinical studies, revenue is recognized based on attaining pre-defined procedures that are outlined in the agreements with the Company’s customers. At the commencement of a clinical trial study, an agreement is signed that clearly outlines the procedures that the Company must complete over the life of a study. An ongoing, internal assessment is performed to determine the point at which the Company completes a contractual procedure. Revenue is recognized at that time, as each procedure is an individual performance obligation within the agreement and is not dependent on subsequent procedures in order to collect revenues.

Patient support program revenue is recognized upon invoicing the client (i.e., pharmaceutical companies) on a monthly basis for services provided in the month. The Company provides a detailed breakdown of all services completed and pre-approved reimbursable expenses.

During the three and nine months ended June 30, 2025 and 2024, revenues attributed to infusion services, consulting services, testing services, clinical trial services, or patient support programs were not material.

F-11

As it relates to the Halo pet food business, the Company’s customer contracts have a single performance obligation, and revenue is recognized when the product is shipped as this is when it has been determined that control has been transferred. Amounts billed and due from customers are classified as receivables and require payment on a short-term basis and therefore do not have any significant financing components. Revenue is measured as the amount of consideration the Company expects in exchange for transferring goods, which varies with changes in trade incentives the Company offers to its customers. Trade incentives consist primarily of customer pricing allowances and merchandising funds, and point of sale discounts. Estimates of trade promotion expense and coupon redemption costs are based upon programs offered, timing of those offers, estimated redemption/usage rates from historical performance, management’s experience and current economic trends.

Government grants

The Company’s government grants reflect compensation received from various provincial and national bodies related to COVID-19 support. Government grants are recognized where there is reasonable assurance that the grant will be received, and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as other income on a systematic basis over the periods that the related costs, for which it is intended to compensate, are expensed.

Taxes

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets (DTAs) and deferred tax liabilities (DTLs) for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine DTAs and DTLs on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.

We recognize DTAs to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carry back potential if permitted under the tax law, and results of recent operations. If we determine that we would be able to realize our DTAs in the future in excess of their net recorded amount, we would make an adjustment to the DTA valuation allowance, which would reduce the provision for income taxes.

We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

Property and equipment

Property and equipment are recorded at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset, including costs incurred to prepare the asset for its intended use.

The Company estimates the depreciation of property and equipment to be calculated based on the straight-line method using the estimated useful life of the assets, unless otherwise specified:

Computer equipment	3 years

Furniture and fixtures	5 years

Medical equipment	5 years

Building	20 years

Automobiles	5 years

Signs	10 years

Leasehold improvements	Lesser of 10 years and Term of lease

F-12

Subsequent costs are included in the asset’s carrying amount or are recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost can be measured reliably. Repairs and maintenance costs are charged to the condensed consolidated statement of operations during the period in which they are incurred.

An item of property and equipment and any significant part initially recognized is derecognized upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the condensed consolidated statements of operations when the asset is derecognized.

Depreciation methods, useful lives and residual values are reviewed annually and are adjusted for prospectively, if appropriate. The change was made to better align the pattern of amortization expense with the expected economic benefit of the assets. This change in estimate was applied prospectively in accordance with ASC 250, Accounting Changes and Error Corrections. The impact of this change was immaterial to the condensed consolidated financial statements.

Intangible assets

Intangible assets acquired are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses, if any. The estimated useful lives, residual values, and amortization methods for intangible assets are reviewed annually, or more frequently if indicators of impairment exist, and are adjusted prospectively if appropriate.

The Company estimates amortization to be calculated based on the straight-line method using the estimated useful life of the assets as follows:

Computer software	3 years

Domain (website)	3 years

Charter license	10 years

Customer lists	5 years

Leases

The Company assesses at contract inception whether a contract is, or contains, a lease in accordance with ASC 842, Leases. A contract is considered a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Company as a lessee

The Company recognizes a right-of-use (ROU) asset and a corresponding lease liability at the lease commencement date for all leases, except for short-term leases (i.e., leases with a term of 12 months or less) for which the Company has elected the short-term lease exemption.

Right-of-use assets

ROU assets are initially measured at the amount of the lease liability, adjusted for lease payments made at or before the commencement date, initial direct costs incurred, and any lease incentives received. ROU assets are subsequently measured at cost less accumulated amortization and accumulated impairment losses, if any, and are adjusted for certain remeasurements of the related lease liability.

ROU assets are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset, unless the lease transfers ownership of the underlying asset to the Company or contains a purchase option that is reasonably certain to be exercised. In such cases, amortization is based on the estimated useful life of the underlying asset. Typical estimated useful lives are as follows:

Buildings	3 to 10 years

Medical equipment	3 to 5 years

F-13

If ownership of the leased asset transfers to the Company at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset.

ROU assets are reviewed for impairment in accordance with the Company’s policy for non-financial assets.

Lease liabilities

At the commencement date of the lease, the Company recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include the value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable.

In calculating the present value of lease payments, the Company uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable.

After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. Lease liabilities are remeasured when there is a modification to the lease agreement, a change in the lease term, a change in lease payments resulting from a change in an index or rate, or a reassessment of the likelihood of exercising a purchase, renewal, or termination option.

For operating leases, the Company recognizes lease expense on a straight-line basis over the lease term, which is included in general and administrative expenses in the condensed consolidated statements of operations. For finance leases, amortization of the ROU asset and interest expense on the lease liability are presented separately in the condensed consolidated statements of operations.

Impairment of non-financial assets

Long-lived assets

Property and equipment, intangible assets subject to amortization, right-of-use assets, and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (or asset group) may not be recoverable. The impairment evaluation is performed at the asset group level, which is the lowest level for which identifiable cash flows are largely independent.

Impairment testing of long-lived assets is performed in accordance with ASC 360 and involves a two-step process:

●	Step 1: Recoverability is assessed by comparing the carrying amount of the asset (or asset group) to the estimated undiscounted future cash flows expected from its use and eventual disposition.

●	Step 2: If the carrying amount exceeds the undiscounted cash flows, the asset (or asset group) is considered not recoverable, and the Company then estimates its fair value, typically using discounted cash flow (DCF) techniques. An impairment loss is recognized for the amount by which the carrying amount exceeds the estimated fair value.

Goodwill

Goodwill is tested for impairment at least annually, or more frequently if events or changes in circumstances indicate that it may be impaired, in accordance with ASC 350. The impairment test is performed at the reporting unit level.

The Company may first perform a qualitative assessment (“Step 0” test) to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. This qualitative assessment considers factors such as macroeconomic conditions, industry trends, operating performance, and other relevant events.

If the Company determines that it is more likely than not that the fair value is less than the carrying amount, or if the Company bypasses the qualitative assessment, a quantitative impairment test is performed. This involves comparing the fair value of the reporting unit to its carrying amount, including goodwill. If the carrying amount exceeds the fair value, a non-reversible impairment loss is recognized, limited to the amount of goodwill allocated to that reporting unit.

F-14

Financial Instruments

Recognition and derecognition

Financial instruments are recognized in the condensed consolidated statements of financial position when the Company becomes a party to the contractual obligations of the instrument. On initial recognition, financial instruments are recognized at their fair value, and in the case of financial liabilities not at fair value through profit or loss (“FVTPL”), net of transaction costs that are directly attributable to the issue of such financial liabilities.

Financial assets are subsequently derecognized when payment is received in cash or other financial assets or if the debtor is discharged of its liability. A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When the terms of the liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the condensed consolidated statements of operations.

Classification

Subsequent to initial recognition, financial instruments are measured according to the category to which they are classified. All of the Company’s financial instruments are classified and measured at amortized cost or fair value.

The classification of financial asset and liabilities is driven by the Company’s business model for managing the assets or liabilities and their contractual cash flow characteristics. Financial assets that are held to collect contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. All of the Company’s financial assets and financial liabilities are measured at amortized cost, as the Company does not have any financial assets or liabilities held for trading.

Impairment

The Company does not have purchased credit-deteriorated financial assets. The Company recognizes an allowance for credit losses on financial assets measured at amortized cost, including trade and other receivables.

For trade and other receivables, the Company applies the current expected credit loss (CECL) model, which requires recognition of lifetime expected credit losses at the time the asset is recognized. The Company estimates expected credit losses using a combination of historical loss experience, current conditions, and reasonable and supportable forecasts, including relevant macroeconomic factors.

The allowance for credit losses is presented as a contra asset, and the carrying amounts of financial assets are presented net of the related allowance in the condensed consolidated balance sheets.

Inventory

Inventory is valued at the lower of cost and net realizable value. Cost is determined on a weighted average basis. Cost includes all direct expenditures and other appropriate costs incurred in bringing inventory to its present location and condition, net of consideration received from vendors. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated selling expenses. Inventories are written down to net realizable value when the cost of inventories is estimated to be unrecoverable due to obsolescence, damage, shrinkage, or declining selling prices. Write downs to inventory are non-reversible even when circumstances that previously caused inventories to be written down below cost no longer exist. The Company records consideration received from suppliers as a reduction to the cost of inventory. These amounts are recognized in cost of sales when the associated inventory is sold.

Convertible Debt

The Company accounts for convertible debt instruments in accordance with ASC 470, Debt, and ASU 2020-06, which eliminated the requirement to separately account for embedded conversion features as equity when certain criteria are met. As such, convertible debt instruments that do not require separate derivative accounting under ASC 815 are accounted for entirely as liabilities and recorded at amortized cost. Debt issuance costs are capitalized and amortized to interest expense over the term of the instrument using the effective interest method. Upon conversion, the carrying amount of the debt is reclassified to equity with no gain or loss recognized. If a convertible instrument contains an embedded feature that does not qualify for the equity scope exception, it is accounted for separately as a derivative liability at fair value with changes recognized in earnings.

F-15

Share-Based Compensation

Prior to the Merger, the Company maintained a Long-Term Omnibus Compensation Plan (the “Omnibus Plan”) under which it may grant stock options and restricted stock units (“RSUs”) or stock options to directors, officers, employees, and consultants. The Board of Directors administers the Omnibus Plan and is responsible for determining the eligibility of participants and the specific terms of each award, including vesting conditions, exercise prices, and expiration dates.

Under the terms of the Omnibus Plan, the aggregate number of common shares issuable pursuant to outstanding and future awards was limited to 10% of the Company’s issued and outstanding common shares at any given time. Awards that expire, were canceled, or were otherwise forfeited are returned to the plan pool and may be reissued under future grants. Each RSU entitles the holder to receive one common share upon vesting. Stock options, when granted, entitled the holder to purchase one common share per option at a fixed exercise price and may be exercised following vesting until their expiry. Awards under the plan did not carry voting or dividend rights prior to settlement.

In connection with the Merger completed on April 24, 2025, the Company adopted the Legal Acquirer’s Amended and Restated 2019 Incentive Award Plan (the “Amended 2019 Plan”).

The Amended 2019 Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units, other stock or cash-based awards, and dividend equivalent awards (the “Awards”). The Amended 2019 Plan authorizes the issuance of Awards covering an aggregate number of shares of common stock equal to the sum of:

i)	a base reserve of 24,621 shares;

ii)	an increase of 9,469 shares upon the closing of the Halo acquisition;

iii)	annual increases on the first day of each calendar year beginning January 1, 2021 and ending January 1, 2029, in accordance with the plan’s evergreen provisions. Under the evergreen provisions, the number of shares available for issuance under the Plan increases automatically on the first day of each year by the lesser of 10% of the shares outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year or such smaller number as determined by the Board. Pursuant to this formula, the number of shares eligible for issuance under the Amended 2019 Plan increased by: 66,242 on January 1, 2022; 66,887 on January 1, 2023; 72,903 on January 1, 2024; and 183,010 on January 1, 2025.

iv)	In addition, an increase of 1,504,891 upon the Merger, an additional increase authorized to be issued under the Amended 2019 Plan as approved at a special meeting of the Stockholders’ on February 19, 2025, calculated by 20% of the common shares outstanding as of the Merger closing.

As of June 30, 2025, the maximum number of shares authorized for issuance under the Amended 2019 Plan was 1,928,023. Not more than 34,091 shares may be issued pursuant to Incentive Stock Options under the Amended 2019 Plan, which is included within the total authorized shares described above.

On July 16, 2021, Better Choice registered 10,227 shares of its common stock issuable under the Amended 2019 Plan in a registration statement on Form S-8. On January 25, 2022, an additional 65,909 shares were registered in a registration statement on Form s-8. On January 18, 2024, an additional 138,636 shares were registered in a registration statement on Form S-8.

In accordance with Accounting Standards Codification (“ASC”) 718 – Compensation—Stock Compensation, the Company measures share-based compensation cost at the fair value of the award on the grant date. For RSUs, fair value is based on the market price of the Company’s common shares on the date of grant. Compensation expense is recognized on a grade vesting basis over the requisite service period of the award, which can range from zero months to three years. The Company accounts for forfeitures as they occur.

Share-based compensation expense is included in general and administrative expenses in the condensed consolidated statement of operations. No stock options were granted during either period.

Significant accounting judgments, estimates and assumptions

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis.

Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. Information about critical judgments in applying accounting policies that have the most significant effects on the amounts recognized in the condensed consolidated financial statements is as follows:

●	Inventory

Inventories are carried at the lower of cost and net realizable value, which requires the Company to utilize estimates related to fluctuations in shrinkage, retail prices and shelf life. At each reporting date, the Company reviews its inventory and determines if a reserve is required for inventory.

●	Determination of asset groups for the purpose of impairment tests

The determination of asset groups for the purposes of impairment testing requires judgement when determining the lowest level for which identifiable cash flows are largely independent of other assets and liabilities. The Company evaluates how assets are used in operations and how cash flows are generated and monitored by management to determine appropriate asset groupings. These judgments can affect the timing and amount of impairment charges recognized in the condensed consolidated financial statements. Management has determined that the Company’s asset groups consist of the combined pharmacy locations that make up the pharmacy and sale of drugs operations, and the entities engaged in clinical trial services.

F-16

●	Impairment of non-financial assets

The Company evaluates non-financial assets, including goodwill, intangible assets, property and equipment, and right-of-use assets, for impairment in accordance with GAAP.

Goodwill and indefinite-lived intangible assets are tested for impairment at least annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired, in accordance with ASC 350, Intangibles—Goodwill and Other. The Company performs its annual impairment test for goodwill at the reporting unit level, which management determines based on judgment, considering how the business is managed and where discrete financial information is available.

Long-lived assets, including finite-lived intangible assets, property and equipment, and right-of-use assets, are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable, in accordance with ASC 360, Property, Plant, and Equipment. Recoverability is assessed by comparing the carrying amount of the asset (or asset group) to the estimated undiscounted future cash flows expected to result from the use and eventual disposition of the asset. If the carrying amount exceeds the estimated future undiscounted cash flows, an impairment loss is recognized for the amount by which the carrying amount exceeds the asset’s fair value.

Estimating future cash flows requires significant judgment by management, particularly regarding assumptions related to future operating performance, market conditions, and the selection of appropriate discount rates. Actual results may differ from those estimates, potentially resulting in material changes to the carrying amount of these assets in future periods.

●	Intangible assets, goodwill and business combinations

The Company accounts for business combinations using the acquisition method. This involves the allocation of the costs of an acquisition to the underlying net assets acquired based on their estimated fair values. As part of this allocation process, management identifies and attributes values to the acquired intangible assets and any resulting goodwill. These determinations involve significant estimates and assumptions regarding cash flow projections, economic risk and discount rates. Management also exercises judgement in determining the estimated useful lives of intangible assets.

●	Business combination versus asset acquisition

Judgment is used in determining whether an acquisition is a business combination or an asset acquisition. The assessment required management to assess the inputs, processes and outputs of the Company acquired at the time of acquisition. Pursuant to the assessment, the transaction was considered to be a business combination and estimate of fair value of the consideration paid was allocated to the identifiable assets acquired with the remaining value allocated to goodwill (Note 4).

●	Reportable segments

The Company determines its reportable segments in accordance with ASC 280, Segment Reporting, based on how the Chief Operating Decision Maker (“CODM”) evaluates performance and allocates resources. Significant judgment is required in identifying operating segments, assessing their economic characteristics, and determining the appropriate level of aggregation.

Following the reverse merger completed on April 24, 2025, the Company has two reportable segments: Health Solutions and Consumer Products. The Health Solutions segment includes pharmacy operations, wholesale drug distribution, patient support programs, and diagnostic lab services, primarily based in Canada. The Consumer Products segment consists of the legacy Halo pet food business, which operates primarily in the United States and sells premium pet food and treat products.

The segments differ in economic characteristics, customer bases, and operational focus, and are evaluated separately by the CODM using key financial metrics such as revenue, gross margin, and Adjusted EBITDA. Prior to the merger, only the Health Solutions business was reflected in the Company’s operations.

F-17

Foreign currency translation

The Company operates in both the United States and Canada. The U.S. parent company conducts its operations in the United States, where the U.S. Dollar (USD) serves as the functional and reporting currency. SRx Canada conducts its operations in Canada, where the Canadian dollar (CAD) serves as the functional currency.

In accordance with ASC 830, Foreign Currency Matters, the financial statements of SRx Canada are translated into U.S. dollars for consolidation. Assets and liabilities are translated using exchange rates in effect at the balance sheet date, while revenues and expenses are translated using average exchange rates during the reporting period. Translation adjustments arising from this process are recorded in Accumulated Other Comprehensive Income (Loss) (“AOCI”), a component of shareholders’ equity, and excluded from net income until realized through sale or liquidation of the foreign operation.

New accounting standards

Recently adopted

There were no new standards that would have an impact on the condensed consolidated financial statements for the nine months ended June 30, 2025.

Note 4 – Business Combinations

Reverse Merger

On April 24, 2025, SRx Canada entered into an arrangement agreement (the “Arrangement Agreement”, or the “Reverse Merger”) with Better Choice Company, Inc. (“Better Choice”), a publicly listed company on the NYSE American, along with 1000994476 Ontario Inc. (“AcquireCo”), an indirect wholly-owned subsidiary of Better Choice, and 1000994085 Ontario Inc. (“CallCo”), a direct wholly-owned subsidiary of Better Choice, both existing under the laws of the Province of Ontario. Pursuant to the Arrangement Agreement, AcquireCo amalgamated with SRx Canada, with SRx Canada continuing as the surviving entity. As part of the reverse merger, Better Choice changed its name to SRx Health Solutions, Inc., and adopted the operations of SRx Canada as its primary business.

As consideration, Better Choice issued 8,898,069 shares of its common stock at $2.09 per share, and AcquireCo issued 19,701,935 exchangeable shares (convertible into Better Choice common stock on a 1:1 basis). Better Choice shareholders prior to the transaction retained 4,277,297 shares. Upon closing, former shareholders of SRx Canada held approximately 88% of the total combined voting power of the Company’s equity, and Better Choice shareholders retained approximately 12%. The transaction has been accounted for as a reverse acquisition under ASC 805, with SRx Canada identified as the accounting acquirer. The condensed consolidated financial statements reflect the historical operations of the accounting acquirer, with the equity structure retroactively adjusted to reflect the legal acquirer’s equity.

The total consideration transferred was less than the fair value of the net assets acquired, resulting in a preliminary bargain purchase gain of $1.69 million, which was recognized in the condensed consolidated statement of operations for the three months ended June 30, 2025.

The Company has not finalized the purchase price allocation pending completion of the valuation of assets acquired and liabilities assumed, including any intangible assets. Accordingly, the amounts recognized for the major classes of assets and liabilities acquired have not yet been determined.

In connection with the closing of the Reverse Merger, the Company issued 1,599,231 shares of common stock for advisory and professional services rendered to facilitate the completion of the close the transaction. These shares were issued in lieu of cash payment and were recorded as acquisition-related costs totaling $3.3 million in the condensed consolidated statement of operations for the period. The fair value of the shares issued was determined based on the closing trading price of the Company’s common stock on the date of issuance. No cash was exchanged in connection with these transactions.

In connection with the Reverse Merger, the Company also completed a private placement on April 24, 2025, issuing 1,280,000 shares of common stock and 2,756,697 pre-funded warrants for aggregate gross proceeds of $8.8 million. The transaction was exempt from registration under Section 4(a)(2) of the Securities Act.

F-18

On April 25, 2025, the Company entered into a consulting agreement with Terra Nova Business Holdings Inc., an arm’s length party, under which Terra Nova will provide international logistics and business development services in support of the Company’s Health Solutions segment. The agreement carries a term of 36 months with monthly consulting fees of $0.2 million.

As of June 30, 2025, the Company had recorded $8.6 million in prepaid expenses related to this agreement. Subsequent to June 30, 2025, the full prepaid amount was written off following the filing for creditor protection under the Companies’ Creditors Arrangement Act (“CCAA”) by SRx Health Solutions (Canada) Inc., the Company’s Canadian operating subsidiary. Refer to Note 23 – Subsequent Events for further details.

June 30, 2025
Common stock	$8,939
Total consideration	$8,939

Cash and cash equivalents	$5,940
Accounts receivable, net	5,320
Inventories, net	4,325
Prepaid expenses and other current assets	530
Fixed assets, net	118
Right-of-use assets, operating leases	50
Other LT assets	187
Total assets acquired	$16,470

Accounts payable	$4,858
Accrued liabilities	137
Line of credit, short-term	790
Operating lease liability, short-term	47
Operating lease liability, long-term	6
Total liabilities acquired	$5,838

Net assets acquired	$10,632

Bargain purchase gain	$1,693

The following unaudited pro forma financial information presents the combined results of operations of the Company as if the reverse merger with Better Choice had occurred on October 1, 2023, the beginning of the earliest period presented. The pro forma results include adjustments to reflect the acquisition date fair value of assets acquired and liabilities assumed, transaction costs, and the alignment of accounting policies.

(in thousands)	Three months ended June 30,		Nine months ended June 30,
	2025	2024	2025	2024
Revenue	$13,934	$51,212	$57,886	$139,269
Net loss	$(6,147)	$(458)	$(23,248)	$(25,981)

This supplemental pro forma information is not necessarily indicative of what the Company’s actual results of operations would have been had the acquisition occurred at the beginning of the periods presented, nor does it purport to project future operating results of the combined entity.

F-19

Acquisition of pharmacies

The following table summarizes the preliminary fair value of the assets and liabilities acquired in business combinations for the three- and nine-month period ended June 30, 2024 (in thousands):

	Elora Apothecary Ltd.	Trailside Pharmacy Ltd.	0864009 B.C. Ltd.	Vaughan Endoscopy Clinic Inc.	Total - $
Total consideration transferred:
Cash consideration	1,138	541	1,755	-	3,434
Share consideration	109	109	183	-	401
Liabilities assumed	-	-	-	184	184
Total consideration	1,247	650	1,938	184	4,019
Assets
Cash	1	1	-	2	4
Accounts receivable	54	31	24	1	110
Inventories	101	66	62	-	229
Prepaid and other assets	10	15	166	27	218
Property and equipment	5	79	-	27	111
Right-of-use assets	72	591	103	379	1,145
Intangible assets (1)	579	193	830	-	1,602
Liabilities
Trade and other payables	(128)	(74)	(128)	(2)	(332)
Deferred tax liability	(150)	-	(214)	-	(364)
Lease liabilities	(72)	(591)	(103)	(379)	(1,145)
Net assets assumed	472	311	740	55	1,578

Goodwill	775	339	1,198	129	2,441

(1)	Intangible assets primarily consist of the customer list acquired in the business combination.

Acquisition of Elora Apothecary Ltd.

On October 6, 2023, the Company acquired the shares of Elora Apothecary Ltd. (“Elora”) as a business combination.

Elora is a retail pharmacy, located in Elora, ON, that provides customers with adequate prescription medications and other health related products and services.

The total purchase price consisted of cash consideration of $1.1 million and 32,962 common shares of the Company with a fair value of $0.1 million.

The excess of the purchase price over the net identifiable assets acquired and the liabilities assumed resulted in goodwill of $0.8 million, which is largely attributable to the assembled workforce acquired and the synergies from combining operations. Goodwill will not be deductible for tax purposes.

From the date of acquisition, Elora contributed $1.0 million of revenue and less than $0.01 million to income before income taxes during the nine-month period ended June 30, 2024.

Acquisition of Trailside Pharmacy Ltd.

On October 6, 2023, the Company acquired the shares of Trailside Pharmacy Ltd. (“Trailside”) as a business combination.

Trailside is a retail pharmacy located in Fergus, ON, that provides customers with adequate prescription medications and other health related products and services.

The total purchase price consisted of cash consideration of $0.5 million and 32,962 common shares of the Company with a fair value of $0.1 million.

F-20

The excess of the purchase price over the net identifiable assets acquired and the liabilities assumed resulted in goodwill of $0.3 million, which is largely attributable to the assembled workforce acquired and the synergies from combining operations. Goodwill will not be deductible for tax purposes.

From the date of acquisition, Trailside contributed $1.0 million of revenue and $(0.1) million to loss before income taxes during the nine-month period ended June 30, 2024.

The assets of Elora and Trailside were subsequently sold on August 31, 2024 for a total sale price of $1.3 million plus inventory, resulting in a loss of $0.4 million which is included in other expenses on the condensed consolidated statement of operations.

Acquisition of 0864009 B.C. Ltd.

On October 16, 2023 the Company acquired the shares 0864009 B.C. Ltd. (“Mediglen”) as a business combination.

Mediglen is a retail pharmacy, located in Coquitlam, BC, that provides customers with adequate prescription medications and other health related products and services. The acquisition of Mediglen compliments and is in line with the Company’s growth strategy.

The total purchase price consisted of cash consideration of $1.8 million and 54,936 common shares of the Company with a fair value of $0.2 million.

The excess of the purchase price over the net identifiable assets acquired and the liabilities assumed resulted in goodwill of $1.2 million, which is largely attributable to the assembled workforce acquired and the synergies from combining operations. Goodwill will not be deductible for tax purposes.

From the date of acquisition, Mediglen contributed $0.9 million of revenue and less than $0.1 million to income before income taxes during the nine-month period ended June 30,2024.

Acquisition of Vaughan Endoscopy Clinic Inc.

On February 29, 2024, the Company acquired the shares Vaughan Endoscopy Clinic Inc. (“VEC”) as a business combination.

VEC is a medical clinic, located in Vaughan, ON, that offers patients endoscopy and other health related services. The acquisition of VEC compliments and is in line with the Company’s growth strategy.

The total purchase price consisted of total consideration of $0.2 million.

The excess of the purchase price over the net identifiable assets acquired and the liabilities assumed resulted in goodwill of $0.1 million, which is largely attributable to the assembled workforce acquired and the synergies from combining operations. Goodwill will not be deductible for tax purposes.

From the date of acquisition, VEC contributed $0.2 million of revenue and less than $0.01 million to income before income taxes during the nine-month period ended June 30, 2024.

Note 5 – Trade and other receivables

	June 30, 2025	September 30, 2024
Receivables from third-party customers	$5,519	$4,223
Other receivables	2,460	2,883
Sales and income tax receivables	247	2,371
Less: Allowance for current expected credit losses (“CECL”)	(88)	(202)

Trade receivables are non-interest bearing and are generally on terms of 30 to 60 days. There are no receivables due from third party customers that are past due and not impaired at each reporting date. Set out below are the changes in the CECL during each year.

	June 30, 2025	September 30, 2024
Opening balance	$202	$350
Less: Removal of accounts receivables	(202)	(350)
Plus: Provision for CECL	88	202

F-21

Note 6 – Inventory

Inventories are summarized as follows:

	June 30, 2025	September 30, 2024
Finished goods	$4,582	$3,369
Inventory packaging and supplies	550	-

Note 7 – Fixed assets

Fixed assets consist of the following:

	June 30, 2025	September 30, 2024
Computer equipment	$1,811	$1,689
Furniture and fixtures	775	603
Medical equipment	1,078	1,288
Automobiles	52	144
Buildings	-	2,293
Leasehold improvements	3,971	5,152
Signs	11	38
Total fixed assets	7,698	11,207
Accumulated depreciation	(4,628)	(5,176)
Fixed assets, net	$3,070	$6,031

Depreciation expense was $0.2 million and $0.5 million for the three and nine months ended June 30, 2025, respectively. Depreciation expense was $0.2 million and $0.4 million for the three and nine months ended June 30, 2024, respectively.

Note 8 – Intangible assets

	Nine months ended, June 30, 2025
	Gross Carrying Amount	Accumulated Amortization	Impairment Loss	Net Carrying Amount
Computer software	$242	$(212)	$-	$30
Domain/website	2	(1)	-	1
Customer lists	6,107	(2,993)	(2,690)	424
Charter license	918	(249)	-	669
Total intangible assets	$7,270	$(3,455)	$(2,690)	$1,124

	Twelve months ended, September 30, 2024
	Gross Carrying Amount	Accumulated Amortization	Impairment Loss	Net Carrying Amount
Computer software	$288	$(238)	$-	$50
Domain/website	2	(1)	-	1
Customer lists	10,816	(3,021)	(1,585)	6,210
Charter license	930	(190)	-	740
Total intangible assets	$12,036	$(3,450)	$(1,585)	$7,001

F-22

Amortization expense was $1.6 million and $2.4 million for the three and nine months ended June 30, 2025, respectively. Amortization expense was $0.6 million and $1.0 million for the three and nine months ended June 30, 2024, respectively.

The estimated future amortization of intangible assets is as follows:

July 1, 2025 – September 30, 2025	$79
2026	271
2027	255
2028	169
2029	98
Thereafter	252
Total	$1,124

The Company recognized an impairment loss of $1.6 million and $2.7 million during the three and twelve months ended September 30, 2024, and the three and nine months ended June 30, 2025, respectively, related to customer list intangible assets acquired through prior business combinations. The customer lists were tested for impairment prior to goodwill testing using the income approach, specifically a discounted cash flow (DCF) method. The impairment was the result of a decline in the estimated fair value of the customer lists below their carrying amount, based on updated projections of future cash flows attributable to customer relationships and the application of a discount rate reflecting current market conditions and entity-specific risks. The impairment charge is included in the condensed consolidated statement of operations and relates to the Pharmacy and Prescription Drug Sales reporting unit.

Note 9 – Goodwill

The change in the carrying amount of goodwill is summarized as follows:

	June 30, 2025	September 30, 2024
Beginning balance	$-	$18,346
Disposals	-	(1,115)
Acquisitions	-	2,438
Impairment expense	-	(19,669)
Ending balance	-	-

The Company allocates goodwill to its Pharmacy and Prescription Drug Sales reporting unit, which includes multiple operating segments primarily consisting of retail and specialty pharmacies, wholesale distribution of pharmaceuticals, patient support programs, and a diagnostic laboratory.

The impairment was primarily driven by significant adverse changes in expected future cash flows resulting from the Company’s loss of a key contract during the fourth quarter of fiscal 2024, which materially reduced projected revenue for the Pharmacy and Prescription Drug Sales reporting unit. The contract, which accounted for a substantial portion of the reporting unit’s revenue base, was not renewed due to changes in customer procurement strategy. In addition, challenging industry dynamics, including increased pricing pressure from payors and reduced reimbursement rates, contributed to lower long-term growth expectations and operating margin forecasts. These factors, combined with a higher discount rate reflecting increased market volatility and risk specific to the Company’s sector, resulted in a decrease in the estimated fair value of the reporting unit below its carrying amount, triggering goodwill impairment.

As September 30, 2024, the Company performed a quantitative goodwill impairment test for this reporting unit in accordance with ASC 350, Intangibles—Goodwill and Other. The fair value of the reporting unit was estimated using a discounted cash flow (DCF) analysis under the income approach. Based on the results of this analysis, the carrying amount of the reporting unit exceeded its fair value, resulting in a goodwill impairment charge of $19.7 million for the three and twelve months ended September 30, 2024, which was recognized in the condensed consolidated statement of operations for the period then ended.

F-23

Note 10 – Leases

The Company has lease contracts for various buildings used in its operations. Leases of buildings generally have lease terms between 3 and 10 years. The Company applied incremental borrowing rates that ranged from 2.46% to 8.58% for respective leases. The Company’s obligations under its leases are secured by the lessor’s title to the leased assets. The Company has several lease contracts that include extension and termination options. These options are negotiated by management to provide flexibility in managing the leased-asset portfolio and align with the Company’s business needs. Management exercises significant judgement in determining whether these extension and termination options are reasonably certain to be exercised.

ROU assets and lease liabilities consist of the following:

	June 30, 2025	September 30, 2024
Operating lease assets	$4,717	$6,490

Current operating lease liabilities	$1,190	$1,469
Non-current operating lease liabilities	3,854	5,623
Total Operating lease liabilities	$5,044	$7,092

Total lease costs for the three and nine months ended June 30, 2024 and 2025 were:

	Three Months ended June 30,		Nine Months ended June 30,
	2025	2024	2025	2024
Operating lease cost	$547	$666	$1,707	$1,816
Variable lease cost	-	-	-	-
Total lease cost	$547	$666	$1,707	$1,816

Approximate aggregate annual lease payments as of June 30, 2025:

Year	Operating Leases
July 1 – September 30, 2025	$399
2026	1,451
2027	1,314
2028	1,016
2029	746
Thereafter	1,136
Total	$6,062
Less: Imputed interest	(1,018)
Present value of net lease payments	$5,044

The following table includes supplemental lease information as at June 30, 2025:

Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$551
Weighted average remaining lease term (in years)
Operating leases	4.78
Weighted average discount rate
Operating leases	7.74%

F-24

Note 11 – Debt

Short-term borrowings

	As at June 30, 2025	As at September 30, 2024
Revolving line of credit	$3,523	$3,555
Short-term loan	550	-
Bank indebtedness	4	160
Total	$4,077	$3,715

Revolving line of credit

Separately, in September 2023, the Company entered into a revolving line of credit agreement with Canadian Western Bank (“CWB”) that permits borrowings up to $3.7 million at a variable interest rate equal to the bank’s prime rate plus 1.5% per annum. The interest rate was 6.45% and 7.95% at June 30, 2025 and September 30,2024, respectively. Interest is payable monthly, and the Company may repay and reborrow amounts at its discretion, subject to the terms of the facility. As of June 30, 2025 and September 30, 2024, $3.5 million was outstanding under the CWB line of credit. Accrued interest was not material as of June 30, 2025 and September 30, 2024. The facility is unsecured and contains no financial covenants.

Revolving Loan – Better Choice

On September 20, 2024, the Company entered into a revolving credit facility (the “Promissory Note”) with Better Choice Company Inc. (“BTTR”), under which the Company could borrow, repay, and reborrow up to $750,000 at an interest rate of 12% per annum. On December 31, 2024, the Promissory Note was amended to permit additional borrowing of $720,000 at a revised interest rate of 11% per annum.

In January 2025, the Promissory Note was further amended to include a provision whereby the outstanding balance would be converted into common shares of the Company upon the closing of a business combination between the Company and BTTR. The Promissory Note was personally guaranteed by Adesh Vora, former CEO of the Company. The agreement contained no financial or non-financial covenants.

On April 24, 2025, in connection with the reverse merger between the Company and BTTR, the full outstanding balance of the Promissory Note, including accrued interest, was converted into common shares of the Company in accordance with the amended terms. As a result, the Promissory Note has been settled in full and derecognized from the financial statements as of June 30, 2025.

No gain or loss was recognized upon conversion. All prior-period balances related to this facility have been removed, and no amounts are outstanding under this facility as of June 30, 2025.

Term Facilities

Prior to September 18, 2023, the Company entered into senior secured term facilities with CWB Financial Limited (“CWB”) for a select number of its pharmacy locations. Under the terms of the facility with CWB the Company must maintain a minimum Debt Service Coverage ratio of at least 1.30x. The Debt Service Coverage ratio is based on the combined results for 1093507 B.C. Ltd., Alberta Specialty Rx Inc., ConnectRX Inc., Trillium Pharmaceuticals, Nepean Medical Pharmacy Inc., and two other associated corporations of the Company. On September 18, 2023, the Company refinanced its existing senior secured term debt with CWB under SRx Health Solutions Inc. Under the terms of the facility with CWB the Company must maintain a Senior Funded Debt to Adjusted EBITDA of less than 4.0x and a Fixed Charge Coverage Ratio of greater than 1.0x. As at June 30, 2025 and September 30, 2024, the Company is not in compliance with the covenants and as a result the entire CWB loan is classified as a current liability. The terms of these facilities have been summarized below.

	Interest rate	Maturity	As at June 30, 2025	As at September 30, 2024
	%		$	$
CWB Financial Limited	8.78%	September 2027	21,646	28,736
CWB Financial Limited	9.21%	October 2027	1,408	1,487
CWB Financial Limited	8.67%	November 2027	-	380
Total			23,054	30,603

F-25

Other borrowings

	Interest rate	Maturity	As at June 30, 2025	As at September 30, 2024
	%		$	$
CEBA loans	15%	December 2026	688	696
Macdonald DND Site Development LP	3%	September 2024	-	719
Meridian OneCap	6%	November 2027	-	31
Nu-quest Distribution Inc.	9%	September 30, 2026	2,851	-
Arbinder Sohi	12%	On demand	146	222
Total other borrowings			3,685	1,668
Long-term portion of other borrowings			1,903	696

The Company applied to CEBA (Canadian Emergency Business Account) program which is a government assistance program in the form of interest-free loans provided to small businesses during a period of revenue reduction due to COVID-19. The Company did not repay the loans by the original maturity date of January 19, 2024, and the loans now have a maturity date of December 31, 2026 and bear an interest rate at 5% per annum.

The following outlines the current and long-term portion of the term facilities during the year:

	As at June 30, 2025	As at September 30, 2024
Current portion of long-term borrowings	$24,836	$31,575
Long-term portion	1,903	696
Total	26,739	32,271

Note 12 – Convertible debentures

The amount of convertible debentures recorded during the year is composed of the following:

	Interest rate	Maturity	As at June 30, 2025	As at September 30, 2024
	%		$	$
Convertible debentures	15.0%	November 29, 2024	163	769
Better Choice Company Inc. convertible promissory note	25.0%	November 14, 2024	-	1,461
Convertible debentures	10%	January 2, 2025	439	-
Convertible debentures	8%	August 31, 2025	543	-
Total			1,145	2,230

The convertible debentures are automatically converted to equity at a 15% discount to the price per security issued at the time of an Initial Public Offering or liquidity event if this event occurs prior to the maturity date of December 31, 2023. The interest and principal is payable on maturity if a liquidity event has not occurred.

On December 31, 2023, the maturity date of the convertible debentures was extended to July 31, 2024, with the exception of $0.1 million in principal plus accrued interest that was repaid. On December 31, 2023 the interest rate was increased to 15% per annum from 5% per annum. This increase was applied retroactively from the date the cash was received. Additional amendments were provided to convertible debenture holders that further extended the maturity date. On November 29, 2024, convertible debentures with principal amounts $0.5 million plus accrued interest of $0.1 million were converted to common shares. On February 28, 2025, convertible debentures worth $0.1 million plus accrued interest of less than $0.1 million were converted to common shares.

F-26

During the nine-months ended June 30, 2025, the Company issued an additional $1.0 million in convertible debentures. The convertible debentures are converted to equity at a 115% of the principal amount plus accrued interest at the holders’ option.

Better Choice Convertible Note

On August 15, 2024, Better Choice Company Inc. (“BTTR”) entered into a convertible promissory note agreement with the Company in the principal amount of $1.45 million. The note included a provision allowing BTTR, under certain conditions, to convert the outstanding principal and any accrued interest into common shares of the Company based on a defined formula.

In connection with the reverse merger transaction that closed on April 24, 2025, the convertible promissory note was converted into common shares of the Company pursuant to its contractual terms and is no longer outstanding as of June 30, 2025. No gain or loss was recognized upon settlement.

Accordingly, the convertible promissory note has been derecognized from the financial statements and is not included in the June 30, 2025 condensed consolidated balance sheet. Prior-period fair value assessments and derivative accounting considerations are no longer applicable.

Accordingly, the convertible debentures and the convertible promissory note are accounted for as single financial liabilities. Upon initial recognition, the instruments are recorded at their transaction price, which approximates fair value.

Note 13 – Revenue

The Company’s disaggregated revenue is as follows:

	Three months ended June 30,		Nine months ended June 30,
	2025	2024	2025	2024
Revenue recorded at point in time
Services provided by pharmacy
Retail pharmacy	$6,790	$41,438	$33,598	$113,921
Infusion services	207	428	724	948
Specialty clinics	142	111	411	417
Wholesale distribution of drugs and other medications	1	245	31	612
Patient support program	193	262	731	744
Clinical trial	213	7	792	8
Consumer packaged goods	2,673	-	2,673	-
Other service revenue	1,228	179	2,122	472
Total revenue	$11,447	$42,670	$41,082	$117,122

Note 14 – Segment information

The Company evaluated its operating segments in accordance with ASC 280, “Segment Reporting,” and determined that it operates with two reportable segments: Health Solutions and Consumer Products. The Health Solutions segment encompasses the Company’s network of pharmacies across Canada, representing the core business. The Legacy Consumer Products segment consists of the legacy Halo pet food business, which includes a range of premium pet products such as dry kibble, wet food, freeze-dried raw food, treats, and toppers for dogs and cats. While the Consumer Products segment operates across various sales channels, it remains a distinct and immaterial component of the overall business. The two segments are evaluated separately by the Chief Operating Decision Maker, reflecting differences in their operational dynamics, customer bases, and economic characteristics. This segmentation provides a clear view of the Company’s financial performance aligned with how management oversees and allocates resources across its distinct lines of business.

F-27

The Company’s Board of Directors, designated as the Chief Operating Decision Maker (“CODM”), evaluates performance and makes decisions based on financial information presented for the Company’s two reportable segments: Health Solutions and Consumer Products. The CODM reviews financial results separately for each segment, including revenues, gross margin, and Adjusted EBITDA, to assess performance and allocate resources accordingly. Resources are allocated based on the distinct operational needs and strategic priorities of each segment, reflecting their differing business models, customer bases, and economic characteristics.

The Board of Directors, as the CODM for the Company, does not review total assets when evaluating the performance of the Company’s operating segments. The Consumer Products segment operates an asset-light business model, utilizing third-party logistics (3PL) providers and outsourced manufacturing, resulting in minimal asset ownership. While the Health Solutions segment includes pharmacy operations that may have more significant asset balances, asset-related information is generally not a key factor in the CODM’s performance assessments and is therefore not presented.

Sales, gross margin, and net loss are presented separately for the Health Solutions and Consumer Products segments in the table below and collectively reconcile to the Company’s consolidated results as reflected in the condensed consolidated statement of operations. The Board of Directors, acting as the CODM, evaluates the performance of each segment individually, including significant segment-level expenses. These expenses, which are reviewed to assess operating performance and support resource allocation decisions, consist of the following (in thousands):

	Three Months Ended June 30, 2025		Nine Months Ended June 30, 2025
	Health Solutions	Consumer Products	Health Solutions	Consumer Products
Net sales	$8,774	$2,673	$38,409	$2,673
Cost of goods sold	5,386	2,642	28,144	2,642
Gross profit	3,388	31	10,265	31
Segment expenses:
Salaries and wages	4,678	504	14,433	503
Depreciation and amortization	802	309	2,614	309
Share-based compensation	916	2,032	2,385	2,032
Rent	243	7	696	7
Impairment expense	2,690	-	2,690	-
Other segment expenses (a)	2,874	5,786	11,018	5,786
Total segment expenses	12,203	8,638	33,836	8,637
Loss from operations	(8,815)	(8,607)	(23,571)	(8,606)
Other income (expense):
Interest expense	(16)	32	3,425	32
Other income	(1,005)	30	(3,378)	30
Bargain purchase gain	-	1,693	-	1,693
Total other income (expense)	(1,021)	1,755	47	1,755
Net loss before income taxes	(9,836)	(6,852)	(23,524)	(6,851)
Income tax expense	(133)	(5)	(835)	(5)
Deferred tax income (expense)	1,693	-	1,470	-
Net loss	$(8,276)	$(6,857)	$(22,889)	$(6,856)

(a)	Other segment expenses include employee benefits (including Canada Pension Plan, Employment Insurance, Registered Retirement Savings Plan matching, and staff bonuses), subcontracted and temporary labor, professional and consulting fees (legal, accounting, and general), insurance, IT and software costs, office and clinical supplies, sales and marketing, travel and meals, and various other general and administrative expenses.

F-28

The Company began reporting two operating and reportable segments – Health Solutions and Consumer Products – following the reverse merger completed on April 24, 2025. Prior to the merger, only the Health Solutions business was reflected in the condensed consolidated financial statements, and accordingly, financial information for the three and nine-month periods ended June 30, 2024 relates solely to the Health Solutions segment. Comparative information for the Consumer Products segment is not presented for those periods, as it was not part of the Company’s operations prior to the merger. For the three- and nine-month periods ended June 30, 2025, the Consumer Products segment reflects activity only from the merger date forward. Segment information for the Health Solutions business for the three- and nine-month periods ended June 30, 2024 is presented in the following table:

	Three months Ended June 30, 2024	Nine Months Ended June 30, 2024
	Health Solutions	Health Solutions
Net sales	$42,670	$117,122
Cost of goods sold	33,254	93,695
Gross profit	9,416	23,427
Segment expenses:
Salaries and wages	5,431	15,352
Depreciation and amortization	1,186	3,322
Share-based compensation	761	2,582
Rent	332	887
Other segment expenses (a)	3,028	9,483
Total segment expenses	10,738	31,627
Loss from operations	(1,322)	(8,200)
Other income (expense):
Interest expense	(1,132)	(3,259)
Other income	119	(69)
Total other income (expense)	(1,013)	(3,329)
Net loss before income taxes	(2,335)	(11,529)
Income tax expense	(345)	(157)
Deferred tax income (expense)	(435)	609
Net loss	$(3,115)	$(11,077)

(a)	Other segment expenses include employee benefits (including Canada Pension Plan, Employment Insurance, Registered Retirement Savings Plan matching, and staff bonuses), subcontracted and temporary labor, professional and consulting fees (legal, accounting, and general), insurance, IT and software costs, office and clinical supplies, sales and marketing, travel and meals, and various other general and administrative expenses.

Geographic Information

Revenue by geography is determined based on the customer’s location. For the three- and nine-month periods ended June 30, 2025, U.S. revenue reflects only legacy Halo activity, representing revenue from the Consumer Products segment, and includes results only from the date of the merger (April 24, 2025) onward. Revenue from the Health Solutions segment during the same period reflects activity exclusively in Canada. Segment information for Health Solutions for the three- and nine-month periods ended June 30, 2024, is presented in the following table. Summary financial data by geographic region for the periods indicated is as follows (in USD):

	Three months ended June 30,		Nine months ended June 30,
	2025	2024	2025	2024
United States	$2,673	-	$2,673	-
Canada	$8,774	$42,670	$38,409	$117,122
Total	$11,447	$42,670	$41,082	$117,122

F-29

Long-lived assets for the periods indicated are as follows (in USD):

	As at June 30, 2025	As at September 30, 2024
United Sates	$4,090	$-
Canada	104	13,032
Total	$4,194	$13,032

The accounting policies of the segment are consistent with those described in Note 1 - Summary of Significant Accounting Policies.

Note 15 – Income taxes

For the three and nine months ended June 30, 2025, the Company recorded an income tax provision of $0.1 million and $0.8 million, respectively. The Company recorded an income tax provision of $0.3 million and $0.2 million for the three and nine months ended June 30, 2024, respectively.

For the three and nine months ended June 30, 2025, the Company recorded deferred tax income of $1.7 million and $1.5 million, respectively. The Company recorded deferred tax expense of $0.4 million for the three months ended June 30, 2024 and deferred tax income of $0.6 million for the nine months ended June 30, 2024.

For the three and nine months ended June 30, 2025 and 2024, the Federal and Provincial tax rates were 15.0% and 11.5%, respectively.

The Company’s U.S. operations are subject to a federal statutory tax rate of 21%, but due to a full valuation allowance against deferred tax assets related to net operating losses, the effective tax rate was less than 1% for the three and nine months ended June 30, 2025 and 2024, resulting in a minimal income tax provision.

Note 16 – Related party transactions

Related Party Loans and Balances

During the fiscal year ended September 30, 2024, and the nine month period ended June 30, 2025 prior to the Merger, SRx Canada, while privately held, engaged in non-interest-bearing working capital advances with its largest shareholder and entities under common control, intended to provide short-term liquidity. These advances were non-interest-bearing, not governed by formal written agreements, and SRx Canada did not incur or recognize interest expense in connection with these transactions.

As previously disclosed, for the fiscal year ended September 30, 2024, and the interim periods ended March 31, 2025, all material related party loans were forgiven and the Company recorded a capital contribution. No amounts remained outstanding prior to the merger.

During the pre-merger period in the three months ended June 30, 2025, as a result of historical clean-ups, the net related party balances transitioned into a payable position. This included a $1.4 million balance due to Adesh Vora, the Company’s former Chief Executive Officer. The recognition of this payable was recorded as an increase to beginning accumulated deficit and reflected as a non-cash capital distribution in the condensed consolidated statement of changes in shareholders’ equity for the period.

As of June 30, 2025 and September 30, 2024 there were no other related party loans or receivables outstanding for any shareholder with greater than 10% ownership, and the Company does not intend to enter into similar related party lending arrangements in the future.

Related party balances are summarized as follows:

	June 30, 2025	September 30, 2024
Due from former affiliates	$-	$277
Due from shareholders related to acquisitions	-	92
Total Due from related parties	-	369
Due to former affiliates	(7)	(195)
Due to shareholders related to acquisitions	(75)	(93)
Ending (Due to) Due from related parties, net	$(82)	$81

F-30

Governance and Controls

The Company has adopted a formal Related Party Transaction Policy to ensure appropriate oversight of any future transactions with related parties. All related party transactions are subject to review and approval by the Audit Committee of the Board of Directors, in accordance with SEC Regulation S-K Item 404 and the Company’s internal policies.

Note 17 – Share issuances and warrants

The fair value of warrants issued is based on the market price of the Company’s common shares on the issue date. All unexercised warrants outstanding at SRx Canada expired prior to the Merger.

The following table summarizes the continuity of the Company’s warrants. Note all pre-merger warrants listed below have been presented to reflect the legal acquirer’s capital structure:

	Warrants #	Weighted average price $
Warrants Outstanding on September 30, 2023	-	-
Issued	232,438	2.02
Exercised	-	-
Expired	-	-
Warrants Outstanding on September 30, 2024	232,438	$2.02
Issued	3,006,077	2.08
Exercised	(127,538)	1.99
Expired	(404,279)	1.98
Assumed in Merger	368,345	109.50
Warrants Outstanding on June 30, 2025	3,075,042	$14.94

On April 24, 2025, the Company issued to a single investor a combination of 1,280,000 shares of common stock, and 2,756,697 shares of pre-funded warrants to purchase Company Common Stock, (total of 4,036,697 shares issued) at a price of $2.18 per share, or $8.8 million in the aggregate, in a private placement transaction. No additional consideration is required to be paid to exercise the warrants and the warrant does not expire until conversion. The aggregate exercise price, except for a nominal $0.001 per share, was fully prepaid by the investor at issuance, requiring no additional consideration for exercise. The transaction was accounted for as an equity issuance because the number of common shares issuable upon exercise of the warrant is fixed. The proceeds were allocated between common share capital and warrants (additional paid-in capital) based on the $2.18 stock price and the par value of the shares issued. As of June 30, 2025, all 2,756,697 of these pre-funded warrants remained outstanding.

Additionally, during the nine months ended June 30, 2025, the Company issued 1,941,120 shares to for the settlement of inventory-related accounts payable of $2.9 million, and professional fee-related accounts payable of $3.1 million. The professional fees related to professional services provided for capital market activities (investor relations, legal, advisory, etc). No shares were issued in lieu of cash payments during the three months ended June 30, 2025 or three and nine months ended June 30, 2024.

Proceeds are intended to be used for general corporate purposes, including working capital and operational expenses. Issuance costs were not material and were expensed as incurred.

F-31

Note 18 – Loss per share

For the three months ended June 30:	2025	2024
Numerator:
Net loss	(15,133)	(3,115)
Denominator:
Weighted average number of common shares outstanding (basic and diluted)	20,401,138	21,922,889

Net loss per share attributable to common stockholder, basic	$(0.74)	$(0.14)
Net loss per share attributable to common stockholder, diluted	$(0.74)	$(0.14)

For the nine months ended June 30:	2025	2024
Numerator:
Net loss	(29,745)	(11,077)
Denominator:
Weighted average number of common shares outstanding (basic and diluted)	19,334,671	22,005,842

Net loss per share attributable to common stockholder, basic	$(1.54)	$(0.50)
Net loss per share attributable to common stockholder, diluted	$(1.54)	$(0.50)

Basic and diluted net loss per share are the same for all periods presented, as the inclusion of potentially dilutive securities would have been anti-dilutive due to the net loss. The Company excluded the following potentially dilutive securities from the calculation of diluted net loss per share as at June 30, 2025: 377,290 convertible debt instruments. The Company excluded the following potentially dilutive securities from the calculation of diluted net loss per share as at June 30, 2024: 312,033 convertible debt instruments and 981,495 of restricted stock units.

These securities could potentially dilute earnings per share in the future but were not included in the computation of diluted net loss per share for the periods presented because their effect would have been anti-dilutive.

Note 19 – Share-based compensation

In connection with the Merger completed on April 24, 2025, the Company has adopted the Legal Acquirer’s Amended and Restated 2019 Incentive Award Plan (the “Amended 2019 Plan”). As of June 30, 2025, the maximum number of shares authorized for issuance under the Amended 2019 Plan was 1,928,023. Not more than 34,091 shares may be issued pursuant to Incentive Stock Options under the Amended 2019 Plan, which is included within the total authorized shares described above. Refer to Management’s Discussion and Analysis for more information.

Awards are measured at grant date fair value in accordance with ASC 718, and compensation expense is recognized over the vesting period on a grade vesting basis.

During the three months ended June 30, 2025 and 2024, the Company recognized $2.9 million and $0.8 million, respectively, of share-based compensation expense. During the nine months ended June 30, 2025 and 2024, the Company recognized $4.5 million and $2.6 million, respectively, of share-based compensation expense.

During the pre-merger period in the nine months ended June 30, 2025, the Company issued an aggregate of 290,611 restricted stock units (“RSUs”) to certain directors, officers, and employees, which auto vested upon the Merger closing, and as such, the Company recorded share-based compensation expense of $0.5 million upon issuance. The weighted average grant-date fair value of these RSUs was $1.67 per share.

In April 2025, the Company granted 890,192 shares of restricted common stock to certain directors, officers, and employees as performance bonus compensation. These restricted stock awards were immediately vested and, as such, the Company recorded share-based compensation expense of $1.9 million upon issuance. The weighted average grant-date fair value of these restricted stock grants was $2.09 per share.

Additionally, the Company recognized an additional $2.1 million of share-based compensation expense related to the auto-vesting and settlement of RSUs prior to the recapitalization.

F-32

In April 2025, the Company effectuated a Reverse Merger, pursuant to which all outstanding RSUs were converted, at the RSU holder’s election, into a share of common stock or an exchangeable share of common stock of the post-merger entity in accordance with the applicable conversion ratio.

The fair value of RSUs granted is based on the market price of the Company’s common shares on the grant date. The following table summarizes the continuity of the Company’s RSUs:

	RSUs #	Weighted average price $
RSUs Outstanding on September 30, 2023	1,530,024	$3.35
Issued	1,291,530	2.38
Vested	(1,066,147)	3.35
Forfeited and cancelled	(160,775)	3.19
RSUs Outstanding on September 30, 2024	1,594,641	$2.49
Issued	561,548	1.97
Vested	(2,154,356)	2.37
Forfeited and cancelled	(4,833)	2.38
RSUs Outstanding on June 30, 2025	-	$-

Note 20 – Financial instruments

(a)	Fair value of financial instruments

Fair value hierarchy Levels 1 to 3 are based on the degree to which the fair value is observable:

Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

Level 3 fair value measurement are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The Company has assessed that the fair value of cash, trade and other receivables, and related party receivables, trade and other payables and related party payables approximate their carrying amounts largely due to the short-term maturities of these instruments.

The carrying amount of the Company’s borrowings are considered to be the same as their fair values, as the terms of the Company’s borrowings are considered to be consistent with the commercial terms prevalent for similar loans. The Company has classified its convertible debt as a Level 3 financial instrument due to the use of unobservable inputs in its valuation.

The Company has no financial instruments classified as Level 2.

(b)	Financial risk management

The Company’s activities expose it to a variety of financial risks: credit risk, liquidity risk and market risk (primarily interest rate risk). Risk management is carried out by the Company by identifying and evaluating the financial risks inherent within its operations. The Company’s overall risk management activities seek to minimize potential adverse effects on the Company’s financial performance.

(i)	Liquidity risk

The Company is exposed to liquidity risk related to its financial liabilities, including trade payables, long-term borrowings, and promissory notes. Management monitors liquidity through cash flow forecasts and maintains access to credit facilities.

F-33

The following table summarizes the contractual maturities of the Company’s financial liabilities (including principal and interest) on an undiscounted basis:

June 30, 2025

(in thousands)	Year 1	Year 2	Year 3	Year 4	Year 5 and over	Total
Long-term borrowings	$24,836	$1,903	$-	$-	$-	$26,739
Convertible debentures	1,145	-	-	-	-	1,145
Due to related parties	82	-	-	-	-	82
Short-term borrowings	4,077	-	-	-	-	4,077
Trade and other payables	41,638	-	-	-	-	41,638
Total	71,778	1,903	-	-	-	73,681

September 30, 2024

(in thousands)	Year 1	Year 2	Year 3	Year 4	Year 5 and over	Total
Long-term borrowings	$31,575	$-	$696	$-	$-	$32,271
Convertible debentures	2,230	-	-	-	-	2,230
Due to related parties	288	-	-	-	-	288
Short-term borrowings	3,715	-	-	-	-	3,715
Trade and other payables	41,697	-	-	-	-	41,697
Total	79,505	-	696	-	-	80,201

Note 21 – Disposal of assets

On October 18, 2024, the Company sold the assets of Niagara Community Pharmacy Ltd. for a total net proceeds of $2.4 million plus inventory of $0.3 million, for total sale price of $2.7 million. The net assets sold had a carrying value of $1.4 million, resulting in a gain of $1.3 million, which is recognized as other income on the condensed consolidated statement of operations.

On December 20, 2024, the Company sold the assets of P.A. Pharmacy Limited for a total sale price of $2.8 million plus inventory in excess of $0.1 million, for a total sale price of $2.9 million. The net assets sold had a carrying value of $0.8 million resulting in a gain of $2.1 million, which is recognized as other income on the condensed consolidated statement of operations.

On February 20, 2025, the Company sold the warehouse building and entered into a sale leaseback agreement with the purchasers. The total sale price was $1.2 million, resulting in a gain of $0.4 million, which is recognized as other income on the condensed consolidated statement of operations.

On April 30, 2025, the Company sold the assets of Clearbrook Pharmacy (1987) for a total sale price of $0.8 million plus inventory of $0.1 million, for a total sale price of $0.9 million. The net assets sold had a carrying value of $0.5 million resulting in a gain of $0.4 million, which is recognized as other income on the condensed consolidated statement of operations.

On June 16, 2025, the Company sold the assets of Greg’s Drug Ltd. for a total sale price of $0.8 million plus inventory of $0.1 million, for a total sale price of $0.9 million. The net assets sold had a carrying value of $0.5 million resulting in a gain of $0.4 million, which is recognized as other income on the condensed consolidated statement of operations.

Additionally, the Company incurred $0.3 million of losses on other asset disposals within the nine month period ending June 30, 2025, resulting in a net total gain of $4.3 million for the nine month period ending June 30, 2025 recorded on the condensed consolidated statement of operations.

Note 22 – Commitments and contingencies

The Company may be involved in legal proceedings, claims, and regulatory, tax, or government inquiries and investigations that arise in the ordinary course of business resulting in loss contingencies. The Company accrues for loss contingencies when losses become probable and are reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability. Legal costs such as outside counsel fees and expenses are charged to expense in the period incurred and are recorded in selling, general, and administrative (“SG&A”) expenses. The Company does not accrue for contingent losses that are considered to be reasonably possible, but not probable; however, the Company discloses the range of such reasonably possible losses if estimable. Loss contingencies considered remote are generally not disclosed. No assets are pledged as security for these loans.

F-34

Litigation is subject to numerous uncertainties and the outcome of individual claims and contingencies is not predictable. It is possible that some legal matters for which reserves have or have not been established could result in an unfavorable outcome for the Company and any such unfavorable outcome could be of a material nature or have a material adverse effect on the Company’s condensed consolidated financial condition, results of operations and cash flows. Management is not aware of any claims or lawsuits that may have a material adverse effect on the condensed consolidated financial position or results of operations of the Company.

Note 23 – Subsequent events

The Company has evaluated subsequent events and transactions that occurred after the condensed consolidated statement of financial position date up to the date that the financial statements were issued for potential recognition or disclosure. Other than the following, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

On July 11, 2025, the Company sold the assets of 3788602 Manitoba Ltd. for a total sale price of $1.8 million inclusive of inventory, resulting in a gain of $1,066, which will be recognized on the condensed consolidated statement of operations.

Equity Line of Credit (ELOC)

On July 7, 2025, the Company entered into a Common Share Purchase Agreement with a Lead Investor, granting the Company the right to sell up to $50 million of common shares, capped at 19.99% of outstanding shares unless stockholder approval is obtained or issuance meets “at market” exceptions under NYSE American rules. As commitment consideration, the Company issued $1 million in Commitment Shares (valued at the VWAP price) and agreed to reimburse up to $35,000 of investor expenses. A related Registration Rights Agreement obligates the Company to file a resale registration statement. The ELOC remains unutilized as of the date of this report.

Convertible Note and Warrant Financing

Also on July 7, 2025, the Company entered into a Securities Purchase Agreement with investors, issuing $7.65 million aggregate principal amount of senior secured convertible notes at an original issue discount. The notes bear interest at 8% per annum, mature on July 8, 2027 (subject to extension on default), and are convertible into common stock at $0.6274 per share (subject to adjustment). Investors also received warrants for 21,338,062 shares, exercisable three years post-issuance at $0.6274. The securities are secured by substantially all U.S. assets and certain subsidiary equity under a Security and Pledge Agreement. SRX also entered into a Registration Rights Agreement covering the resale of shares issuable upon conversion or exercise.

Share Cancellation Settlement Agreement

On August 1, 2025, the Company entered into a Settlement, Share Forfeiture and Mutual Release Agreement with certain of the original founders and officers of SRx Canada, including Adesh Vora, a former director and executive officer. Pursuant to the Agreement, an aggregate of 18,839,332 shares were forfeited and cancelled. Of the total cancelled, 376,121 were common shares of the Company and remaining were exchangeable into shares of the Company’s common stock on a one-for-one basis. These shares were originally issued in connection with the merger between SRx Canada and Better Choice in April 2025. The cancellation represents approximately 46% of the Company’s total issued and outstanding shares on a fully diluted basis prior to the settlement. This settlement was executed after the reporting date and is not reflected in the condensed consolidated financial statements as of June 30, 2025.

Companies’ Creditors Arrangement Act “CCAA” Filing

Also on August 11, 2025, SRx Canada, a wholly owned subsidiary of the Company, commenced proceedings under the Companies’ Creditors Arrangement Act (Canada) (“CCAA”) with the Ontario Superior Court of Justice (the “Court”). The CCAA filing was made in response to liquidity constraints and the inability to refinance maturing obligations.

In connection with the CCAA proceedings, SRx Canada sought a stay of proceedings and approval of debtor-in-possession (“DIP”) financing to provide stability while it considers strategic alternatives, which may include a restructuring transaction or the sale of all or substantially all of its business or assets through a court-supervised process. As of the date of this filing, neither the Company nor its other subsidiaries, including Halo, Purely for Pets, Inc., has made any filing under any bankruptcy or insolvency legislation in the United States or Canada.

F-35

The CCAA filing and Settlement Agreement represent significant subsequent events. The Company’s condensed consolidated financial statements as of and for the period ended June 30, 2025 do not reflect the impact of these developments, as they occurred after the reporting date.

To assist stakeholders in evaluating the Company’s financial position, pro-forma financial information for the three and nine months ended June 30, 2025 is presented below. The pro forma results reflect only the U.S. operations, which are not subject to the CCAA proceedings and do not have associated debt obligations. These pro forma figures are presented for illustrative purposes only and do not reflect actual or anticipated outcomes of the CCAA process.

	Three months ended June 30,		Nine months ended June 30,
	2025	2024	2025	2024
Net sales	$5,160	$8,542	$19,477	$22,147
Cost of goods sold	3,890	5,289	13,220	15,748
Gross margin	1,269	3,253	6,257	6,399

Selling, general and administrative	5,609	3,977	13,208	13,779
Gain on sale of assets	(5,993)	-	(5,993)	-
Impairment of intangible assets	-	-	-	8,532
Total Expenses	(384)	3,977	7,215	22,312

Operating income (loss)	1,653	(724)	(958)	(15,913)
Interest income (expense), net	30	(180)	183	(975)
Gain on extinguishment of debt	-	3,561	-	3,561
Other income	32	-	130	-
Change in fair value of warrant liabilities	-	-	-	(1,575)
Net income (loss) before taxes	1,715	2,657	(646)	(14,903)
Income tax (expense) income	5	3	5	2
Net income (loss) after taxes	1,710	2,654	(651)	(14,905)

Shares issued for professional fees

In July 2025, the Company issued 2,193,355 shares of common stock to certain arm’s length advisors in exchange for certain professional advisory fees rendered in connection with the Company’s financing and capital markets activities, and the shares were issued with a weighted average price of $0.61 per share.

Share Exchange Agreement

On August 21, 2025, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”), with Halo Spin-Out SPV, Inc., a Delaware corporation (“SPV”), whereby the Company acquired the 17% interest of the Common Stock of Halo, Purely for Pets, Inc., (“Halo”) held by SPV, in exchange for the issuance of 4,950,000 shares of the Common Stock of the Company to SPV. Upon execution of the agreement, the Company regained 100% ownership of Halo.

Shares issued to related parties

On August 25, 2025, the Company issued to certain directors, officers and employees an aggregate of 2,396,697 shares of restricted common stock as performance bonus compensation. The restricted stock awards were immediately vested with a weighted average price of $0.40 per share.

On September 16, 2025, the Company issued to certain current and former directors an aggregate of 196,000 shares of restricted common stock at a weighted average issue price of $0.35 per share.

Additionally, between July and September 2025, the Company issued 394,780 shares of common stock pursuant to a retraction of shareholders’ exchangeable shares which converted into a share of common stock. These shareholders were former employees and shareholders of SRx Canada that initially received exchangeable shares in the Merger.

F-36

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of SRx Health Solutions Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of SRx Health Solutions Inc. and its subsidiaries (the “Company”) as at September 30, 2024 and 2023, and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2024 and 2023, and the results of its consolidated operations and its consolidated cash flows for each of the years in the two-year period ended September 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Material Uncertainty Related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2.3 to the consolidated financial statements, the Company has incurred a net loss from continuing operations, a negative operating cash flow, a significant deficit and has a net capital deficiency which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2.3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Chartered Professional Accountants

Licensed Public Accountants

We have served as the Company’s auditor since 2021.

Burlington, Canada

July 9, 2025

MNP LLP

602, 1122 International Blvd, Burlington ON, L7L 6Z8	T: 905.333.9888 F: 905.333.9583

MNP.ca

F-37

SRX HEALTH SOLUTIONS INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As at September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

	Notes	September 30, 2024	September 30, 2023
Assets
Current assets
Cash		$143	$2,810
Accounts receivable, net	5	12,529	11,777
Inventory	6	4,551	7,767
Prepaid expenses		338	720
Current portion of lease receivable	10	29	74
Due from shareholders	16	422	270
Due from related parties	16	76	-
Other current assets		331	552
Total current assets		18,419	23,970
Non-current assets
Property and equipment	7	8,147	8,710
Right-of-use assets	10	8,767	5,738
Lease receivable		616	616
Deferred tax assets	15	203	27
Intangible assets	8	9,457	13,292
Goodwill	9	–	25,101
Total non-current assets		27,190	53,484
Total Assets		$45,609	$77,454
Liabilities
Current liabilities
Short-term borrowings	11	$5,019	$3,257
Trade and other payables		53,893	38,933
Deferred revenue		39	26
Current portion of long-term borrowings	11	42,651	42,505
Current portion of lease liabilities	10	1,985	1,638
Convertible debentures	12	3,012	1,239
Income tax payable		405	810
Due to shareholders	16	389	559
Total current liabilities		107,393	88,967
Non-current liabilities
Long-term borrowings	11	940	-
Lease liabilities	10	7,596	4,852
Deferred tax liability	15	1,704	2,345
Total non-current liabilities		10,240	7,197
Total liabilities		117,633	96,164
Shareholders’ Deficit
Common stock, $0.001 par value, unlimited shares authorized, 12,796,602 & 12,532,070 shares issued and outstanding as of September 30, 2024 and 2023, respectively		13,014	11,958
Additional paid-in capital		3,888	3,383
Accumulated deficit		(88,926)	(34,051)
Total Stockholders’ Deficit		(72,024)	(18,710)
Total liabilities and Stockholders’ Deficit		$45,609	$77,454

Commitments and contingencies (Note 21), Subsequent events (Note 22)

The accompanying notes are an integral part of these Consolidated Financial Statements

F-38

SRX HEALTH SOLUTIONS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

	Notes	2024	2023
Revenue	13	$200,506	$161,548
Cost of sales		166,912	129,479
Gross profit		33,594	32,069

General and administrative		55,095	41,923
Goodwill impairment	9	26,910	-
Intangibles impairment	8	2,141	-
Depreciation and amortization		4,073	2,357
Operating expenses		88,219	44,280

Operating loss		(54,625)	(12,211)
Interest expense		5,434	2,470
Other expense		618	180
Total other expense		6,052	2,650
Loss before income taxes		(60,677)	(14,861)
Income tax expense	15	71	603
Deferred tax income	15	(1,313)	(336)
Net loss		(59,435)	(15,128)

Weighted average number of common shares outstanding:
Basic and diluted	18	12,559,264	12,388,467
Net loss per share
Basic and diluted	18	$(4.73)	$(1.22)

The accompanying notes are an integral part of these Consolidated Financial Statements

F-39

SRX HEALTH SOLUTIONS INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

	Notes	Number of Shares #	Amount $	Additional paid-in capital $	Accumulated Deficit $	Total Shareholders’ Deficit $
Balance as at September 30, 2023		12,532,070	11,958	3,383	(34,051)	(18,710)
Capital distribution – debt forgiveness	16	-	-	-	4,560	4,560
Share-based compensation	19	-	-	5,062	-	5,062
Settlement of RSUs	19	606,467	4,851	(4,851)	-	-
Share redemption	19	(675,124)	(5,321)	-	-	(5,321)
Equity issued in business combinations	4	68,750	550	-	-	550
Shares issued for private placement	17	264,439	976	-	-	976
Issuance of warrants	17	-	-	294	-	294
Net loss		-	-	-	(59,435)	(59,435)
Balance as at September 30, 2024		12,796,602	13,014	3,888	(89,926)	(72,024)

	Notes	Number of Shares #	Amount $	Additional paid-in capital $	Accumulated Deficit $	Total Shareholders’ Deficit $
Balance as at September 30, 2022		12,291,921	10,037	-	(18,923)	(8,886)
Share-based compensation	19	-	-	4,004	-	4,004
Settlement of RSUs	19	77,649	621	(621)	-	-
Equity issued in business combinations	4	162,500	1,300	-	-	1,300
Net loss		-	-	-	(15,128)	(15,128)
Balance as at September 30, 2023		12,532,070	11,958	3,383	(34,051)	(18,710)

The accompanying notes are an integral part of these Consolidated Financial Statements

F-40

SRX HEALTH SOLUTIONS INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

Operating activities	Notes	2024	2023
Net loss		$(59,435)	$(15,128)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization		6,056	3,902
Impairment of goodwill	9	26,910	-
Impairment of intangibles	8	2,141	-
Deferred tax income	15	(1,313)	(336)
Interest expense on lease liability	10	641	307
Provision for expected credit losses	5	273	473
Share-based compensation	19	5,062	4,004
Working capital changes:
Trade and other receivables		(838)	(6,741)
Prepaids and other assets		674	(618)
Inventory		3,530	(1,014)
Deferred revenue		13	(35)
Trade and other payables		14,294	18,888
Income tax payable		(337)	164
Net cash flows (used in) from operating activities		(2,329)	3,866

Investing activities
Property and equipment		1,719	(1,726)
Acquisitions		(3,223)	(17,968)
Purchase of intangible assets		-	(86)
Net cash used in investing activities		(1,504)	(19,780)

Financing activities
Proceeds from long-term borrowings	11	5,826	20,204
Repayment of long-term borrowings	11	(4,740)	(2,968)
Payment of principal portion of lease liabilities	10	(3,689)	(1,788)
Proceeds from short-term borrowings		3,535	4,341
Payments to related parties		(915)	(3,356)
Proceeds from share issuance		1,269	-
Redemption of shares		(120)	-
Net cash flows from financing activities		1,166	16,433
Net (decrease) increase in cash		(2,667)	519
Cash, beginning of year		2,810	2,291
Cash, end of year		$143	$2,810

The accompanying notes are an integral part of these Consolidated Financial Statements

F-41

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

1. Corporate information

SRx Health Solutions Inc. and its subsidiaries are together referred to in these consolidated financial statements as “SRx” or the “Company”. The Company was incorporated under the laws of the province of Ontario on April 26, 2022. The Company’s registered head office is 65 Queen Street West, Suite 800, Toronto, Ontario, M5H 2M5. The Company, together with its subsidiaries owns and operates retail pharmacies located throughout Canada. The Company is a Canadian collaborative network of pharmacists and healthcare practitioners engaged in the provision of specialized treatments and integrated support services to Canadians.

Previously, the Company operated under SRx Health Solutions Group and was made up of 24 entities (collectively, the “Group”) each of which was incorporated and operating in Canada, and all either owned directly or indirectly by Mr. Adesh Vora (the controlling “Shareholder”). On September 9th, 2022, there was a reorganization where SRx acquired the Group and as a result the financial statements are presented on a consolidated basis. The controlling Shareholder remains the controlling party after the reorganization.

2. Basis of Preparation

2.1 Statement of Compliance

The Company’s consolidated financial statements are prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for annual financial reports and accounting principles generally accepted in the United States of America (“GAAP”).

These consolidated financial statements have been prepared on a historical cost basis, unless otherwise stated in the significant accounting policies. These consolidated financial statements are presented in Canadian dollars and all values are rounded to the nearest thousand ($000), except when otherwise indicated.

The Company has prepared the consolidated financial statements on the basis that it will continue to operate as a going concern. Refer to Note 2.1 – Going Concern for more information.

The significant measurement and presentation rules applied to prepare these consolidated financial statements are described below.

2.2 Basis of Consolidation

The consolidated financial statements comprise the financial statements of the Company and entities controlled by the Company. When the Company does not own all of the equity in a subsidiary, the non-controlling interest is disclosed as a separate line item in the consolidated statements of financial position and the earnings accruing to non-controlling interest holders are disclosed as a separate line item in the consolidated statements of operations. The financial results of subsidiaries are included in the consolidated financial statements from the date on which control commences, until the date on which control ceases. Intercompany balances and transactions are eliminated upon consolidation. Control is achieved when the Company is exposed to, or has the right to, variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

The Company has prepared the consolidated financial statements on the basis that it will continue to operate as a going concern, which presumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of operations for the foreseeable future.

F-42

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

2.2 Basis of Consolidation (continued)

The consolidated financial statements include the following entities, which are wholly owned:

Entity name	Principal activity	Province
1093507 B.C Ltd.	Pharmacy	Vancouver, B.C
3788602 Manitoba Ltd.	Pharmacy	Winnipeg, MB
Alberta Specialty Rx Inc.	Pharmacy	Calgary, AB
ConnectRX Inc.	Distribution/Wholesale	Etobicoke, ON
Edmonton SRX Inc.	Pharmacy	Edmonton, AB
Golfview Pharmaceuticals Inc.	Pharmacy	Oakville, ON
Nepean Medical Pharmacy Inc.	Pharmacy	Nepean, ON
Origen Pharmaceuticals Inc.	Rental of warehouses	Milton, ON
Physician’s Clinical Research Inc.	Clinical Trials	Toronto, ON
P.A. Pharmacy Limited	Pharmacy	Prince Albert, SK
RX Solutions Inc.	Pharmacy	Winnipeg, MB
SRX Diagnostics Inc.	Laboratory/ Testing	Etobicoke, ON
SRX Health Initiatives Inc.	Patient support programs	Etobicoke, ON
SRX Holdings NL Inc.	Pharmacy	St. John, NL
SRX Island Holdings Inc. (2)	Pharmacy	Abbotsford, BC
SRX London Inc.	Pharmacy	London, ON
SRX NB Inc.	Pharmacy	Moncton, NB
SRX NS Inc.	Pharmacy	Halifax, NS
SRX Pharma Inc.	Pharmacy	Saskatoon, SK
SRx Solutions Inc.	Patient support programs	Etobicoke, ON
SRX-Kelowna Holdings Inc.	Pharmacy	Kelowna, BC
TH Ellesmere Pharmacy Inc.	Pharmacy	Scarborough, ON
MNV Drugs Inc.	Pharmacy	Mississauga, ON
Ottawa Pharmacy Group Inc.	Pharmacy	Ottawa, ON
PSV Pharmacy Inc.	Pharmacy	Kingston, ON
SRx Toronto Inc.	Pharmacy	Toronto, ON

F-43

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

2.2 Basis of Consolidation (continued)

Entity name	Principal activity	Province
TDDA SR SMO Inc.	Clinical Trials	Woodbridge, ON
Toronto Digestive Disease Associates Inc.	Clinical Trials	Woodbridge, ON
Trillium Pharmaceuticals Inc.	Pharmacy	Etobicoke, ON
VMD Holdings Inc.	Pharmacy	Regina, SK
SRX Health Ontario Inc. (2)	Ontario Charter Holder (Pharmacy)	Toronto, ON
SRX Health Solutions Inc.	Corporate	Toronto, ON
Pier Health Recreational Centre Ltd (1)	Pharmacy	Vancouver, BC
S. Parsons Pharmacy Ltd (1)	Pharmacy	Red Deer, BC
SRX 101 Inc. (1)	Pharmacy	Calgary, AB
Greg’s Drugs Ltd. (1)	Pharmacy	Medicine Hat, AB
Clearbrook Pharmacy (1987) (2)	Pharmacy	Abbotsford, BC
Garden Park Pharmacy Ltd (2)	Pharmacy	Abbotsford, BC
Niagara Community Pharmacy Ltd. (2)	Pharmacy	Niagara, ON
Elora Apothecary Ltd. (3)	Pharmacy	Elora, ON
Trailside Pharmacy Ltd. (3)	Pharmacy	Fergus, ON
0864009 B.C. Ltd. (4)	Pharmacy	Coquitlam, BC
Vaughan Endoscopy Clinic Inc. (5)	Medical services	Vaughan, ON

(1)	Parsons Pharmacy Ltd, Pier Health Recreational Centre Ltd, SRX 101 Inc. and Greg’s Drugs Ltd were acquired on December 22, 2022, December 23, 2022, January 13, 2023 and March 14, 2023, respectively. Refer to Note 4 Business Combinations for further details.
(2)	On June 9, 2023, the Company acquired the assets of Clearbrook Pharmacy (1987) and Garden Park Pharmacy Ltd through SRX Island Holdings Inc. On June 26th, 2023, the Company acquired the assets of Niagara Community Pharmacy Ltd through SRx Health Ontario Inc.
(3)	Elora Apothecary Ltd. And Trailside Pharmacy Ltd. were acquired on October 6, 2023. Refer to Note 4 Business Combinations for further details. The assets of Elora Apothecary Ltd. And Trailside Pharmacy Ltd. were subsequently sold on August 31, 2024.
(4)	0864009 B.C. Ltd. was acquired on October 16, 2023. Refer to Note 4 Business Combinations for further details.
(5)	Vaughan Endoscopy Clinic Inc. was acquired on February 29, 2024. Refer to Note 4 Business Combinations for further details.

2.3 Going concern

These consolidated financial statements have been prepared on a going concern basis, which assumes the realization of assets and the settlement of liabilities in the ordinary course of business.

As of September 30, 2024, the Company had an accumulated deficit of $88.9 million, incurred a net loss of $59.4 million for the year then ended, and experienced negative cash flows from operations of $2.3 million. As of September 30, 2023, the Company had an accumulated deficit of $34.1 million, incurred a net loss of $15.1 million for the year then ended, and experienced cash flows from operations of $3.9 million. In addition, the Company had a working capital deficiency of $89.1 million, with current liabilities of $107.4 million exceeding current assets of $18.4 million.

The Company is also subject to certain financial covenants under its debt agreements. As of September 30, 2024, the Company was in violation of these covenants. Refer to Note 11 – Debt for more information. As a result, the debt has been classified as current and the Company is in active discussions with the lender regarding an amendment.

F-44

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

These conditions—recurring operating losses, negative operating cash flows, working capital deficiency, and potential and actual covenant violations—represent the principal conditions that raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date these financial statements are issued.

Management has evaluated these conditions and concluded that, absent additional sources of liquidity or material improvement in the Company’s operating performance, the Company may not be able to meet its obligations as they become due.

To address these uncertainties, management has developed and is actively pursuing the following plans:

●	Seeking to raise additional capital through equity and/or debt offerings;

●	Continuing discussions with existing and potential lenders to restructure or refinance outstanding debt and obtain covenant waivers, if necessary;

●	Implementing cost control measures and operational efficiencies to reduce cash burn;

●	Scaling higher-margin service lines and expanding the Company’s commercial footprint to increase revenue;

●	Evaluating the monetization or divestiture of non-core assets to improve liquidity.

While management believes these actions may provide short-term liquidity and operational improvements, there is no assurance that these plans will be successful or that the Company will be able to obtain the necessary financing or amendments to current financing with covenant violations on acceptable terms. As such, there is a material uncertainty that casts significant doubt on the Company’s ability to continue as a going concern.

These consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty, including adjustments to the carrying values and classifications of assets and liabilities, which could be material should the Company be unable to continue its operations.

3. Summary of significant accounting policies

(a) Segment information

Operating segments are defined as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The Company has viewed its operations and manages its business as two reportable segments. The Company’s CODM reviews operating results and makes decisions based on financial information for the “Pharmacy and sale of prescription drugs” segment and the “Clinical trials” segment. All the assets and operations of the Company are in Canada. See Note 16 - Segment information for additional disclosures on segment reporting.

The Company is organized into forty-three operating segments, which include thirty-three pharmacies, two patient support programs, two wholesale entities, one diagnostic lab, one corporate entity, one medical services entity and three clinical trial sites. These operating segments reflect the way financial information is internally reported.

The Company has aggregated these forty-three operating segments into two reportable segments, based on shared economic characteristics including long-term sales volume growth and long-term operating cash flows, as well as similarity in products, production processes, types of customers and methods of distribution. The “Pharmacy and sale of prescription drugs” segment is comprised of thirty-three pharmacies, two patient support programs, two wholesale entities, one corporate entity, one medical services entity and one diagnostic lab and the “Clinical trials” segment is comprised of three clinical trial sites.

(b) Business combinations and goodwill

Business combinations are accounted for using the acquisition method in accordance with ASC 805. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at fair value at the acquisition date, and the amount of any noncontrolling interest in the acquiree. For each business combination, the Company elects to measure the noncontrolling interest either at fair value or at the noncontrolling interest’s proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in administrative expenses.

At the acquisition date, the Company assesses the classification and designation of the financial assets and liabilities assumed based on the contractual terms, economic conditions, and other relevant factors, including embedded derivatives in host contracts.

F-45

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

Goodwill is initially measured as the excess of the aggregate consideration transferred, the amount of any noncontrolling interest, and the fair value of any previously held equity interest in the acquiree over the fair value of the net identifiable assets acquired and liabilities assumed. If the fair value of the net assets acquired exceeds the total consideration transferred, the Company reassesses the measurement of the net assets and consideration. If the reassessment confirms the excess, a gain is recognized in the consolidated statement of operations.

After initial recognition, goodwill is carried at cost less any accumulated impairment losses. Goodwill is allocated to the Company’s reporting units, which are generally consistent with its operating segments, for the purpose of annual impairment testing or more frequently if impairment indicators exist.

If a portion of a reporting unit is disposed of, goodwill associated with the disposed reporting unit is included in the carrying amount of the operation when determining the gain or loss on disposal. The goodwill allocated to the disposed operation is measured based on the relative fair values of the portion disposed and the portion retained.

(c) Accounts receivable

Accounts receivable consist of unpaid buyer invoices from the Company’s customers and credit card payments receivable from third-party credit card processing companies. Accounts receivable is stated at the amount billed to customers, net of point of sale and cash discounts. The Company assesses the collectability of all receivables on an ongoing basis by considering its historical credit loss experience, current economic conditions, and other relevant factors. Based on this analysis, an allowance for credit losses is recorded, and the provision is included within SG&A expense. The Company recorded approximately $273 and $473 allowance for credit losses for the years ended September 30, 2024 and 2023, respectively.

(d) Fair value measurement

Fair value is defined under GAAP as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based on the assumption that the transaction to sell the asset or transfer the liability takes place either:

●	In the principal market for the asset or liability, or

●	In the absence of a principal market, in the most advantageous market to which the Company has access.

The principal or most advantageous market must be accessible by the Company at the measurement date. Fair value measurements reflect the assumptions that market participants would use when pricing the asset or liability, including assumptions about risk, acting in their economic best interest.

The Company utilizes valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value. These techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

The Company classifies fair value measurements using a three-level hierarchy, which prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable inputs:

●	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date.

●	Level 2 – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

●	Level 3 – Unobservable inputs for the asset or liability that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

Assets and liabilities measured at fair value on a recurring or nonrecurring basis are categorized within this hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety.

F-46

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

(e) Revenue recognition

The Company provides specialty healthcare and medical treatment services, including pharmacy services, patient support programs, diagnostic services, and clinical trials. Revenue is recognized in accordance with ASC 606, Revenue from Contracts with Customers, when control of the promised goods or services is transferred to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

The Company has concluded that it is the principal in its revenue arrangements, as it controls the specified goods before they are transferred to the customer. The Company does not have significant financing components or material variable consideration in its contracts with customers.

SRx’s main revenue streams include the following:

●	Services provided by pharmacies:

-	retail pharmacies sell and distributes specialty and traditional prescription medications; and

-	infusion services.

●	Wholesale/distribution – Distribution of drugs and other medications for affiliated pharmacies and external clients.

●	Clinical trial services – provision of clinical trial services.

●	Testing services – provide testing services to patients.

●	Patient support programs - SRx has multiple agreements with pharmaceutical companies for co-payment support and bridge medication to provide initial medication to patients free of charge while waiting for coverage decision and in the expectation that the patient will be approved for coverage at a later date, or to bridge a gap during renewal or patient insurance coverage changes, and compassionate products for patients with no public or private coverage and have been denied private or public insurance coverage within programs specified by pharmaceutical companies. The Company receives consideration for administering patient support programs from pharmaceutical companies.

The Company recognizes revenue related to services provided by pharmacies at the time the customer takes possession of the product or service. For retail pharmacy sales, each prescription claim has its own arrangement with the customer and is a performance obligation, separate and distinct from other prescription claims. The Company recognizes revenue related to products provided by wholesale and distribution at the time the pharmacy customer takes possession of the product. Revenue recognition for infusion services provided by the Company’s medical clinics occurs as services are provided to patients for each infusion service. Customer returns are not material to the Company’s operating results or financial condition. Sales taxes are not included in revenues.

For retail pharmacy and infusion services, a significant portion of revenue is reimbursed by third-party payors, including pharmacy benefit managers (“PBMs”), private insurers, and government programs. The Company recognizes revenue when control of the product or service has transferred to the customer (generally upon delivery or service completion), and collection is probable. Estimates of variable consideration, including contractual allowances, co-payments, and reimbursement adjustments, are considered based on historical experience and current contract terms. Receivables related to insurance claims are recorded as accounts receivable and are monitored for collection and valuation based on the Company’s experience with each payor class.

For services provided through clinical studies, revenue is recognized based on attaining pre-defined procedures that are outlined in the agreements with the Company’s customers. At the commencement of a clinical trial study, an agreement is signed that clearly outlines the procedures that the Company must complete over the life of a study. An ongoing, internal assessment is performed to determine the point at which the Company completes a contractual procedure. Revenue is recognized at that time, as each procedure is an individual performance obligation within the agreement and is not dependent on subsequent procedures in order to collect revenues.

Patient support program revenue is recognized upon invoicing the client (i.e., pharmaceutical companies) on a monthly basis for services provided in the month. The Company provides a detailed breakdown of all services completed and pre-approved reimbursable expenses.

During the years ended September 30, 2024, and September 30, 2023, revenues attributed to infusion services, consulting services, testing services, clinical trial services, or patient support programs were not material.

(f) Government grants

The Company’s government grants reflect compensation received from various provincial and national bodies related to COVID-19 support. Government grants are recognized where there is reasonable assurance that the grant will be received, and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as other income on a systematic basis over the periods that the related costs, for which it is intended to compensate, are expensed.

F-47

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

(g) Taxes

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets (DTAs) and deferred tax liabilities (DTLs) for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine DTAs and DTLs on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.

We recognize DTAs to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carry back potential if permitted under the tax law, and results of recent operations. If we determine that we would be able to realize our DTAs in the future in excess of their net recorded amount, we would make an adjustment to the DTA valuation allowance, which would reduce the provision for income taxes.

We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

(h) Property and equipment

Property and equipment are recorded at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset, including costs incurred to prepare the asset for its intended use. Prior to September 30, 2023, depreciation of property and equipment was calculated based on a declining balance basis using the estimated depreciation rates of the assets, unless otherwise specified:

Computer equipment	30% on declining balance
Furniture and fixtures	20% on declining balance
Medical equipment	20% on declining balance
Building	10% on declining balance
Automobiles	30% on declining balance
Signs	10% on declining balance
Leasehold improvements	Straight line (Lesser of 10 years and Term of lease)

As at September 30, 2023, the Company changed its estimate of the depreciation of property and equipment to be calculated based on the straight-line method using the estimated useful life of the assets, unless otherwise specified:

Computer equipment	3 years
Furniture and fixtures	5 years
Medical equipment	5 years
Building	20 years
Automobiles	5 years
Signs	10 years
Leasehold improvements	Lesser of 10 years and Term of lease

Subsequent costs are included in the asset’s carrying amount or are recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost can be measured reliably. Repairs and maintenance costs are charged to the consolidated statement of operations during the period in which they are incurred.

An item of property and equipment and any significant part initially recognized is derecognized upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statements of operations when the asset is derecognized.

F-48

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

Depreciation methods, useful lives and residual values are reviewed annually and are adjusted for prospectively, if appropriate. The change was made to better align the pattern of amortization expense with the expected economic benefit of the assets. This change in estimate was applied prospectively in accordance with ASC 250, Accounting Changes and Error Corrections. The impact of this change was immaterial to the consolidated financial statements.

(i) Intangible assets

Intangible assets acquired are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses, if any. The estimated useful lives, residual values, and amortization methods for intangible assets are reviewed annually, or more frequently if indicators of impairment exist, and are adjusted prospectively if appropriate.

Prior to September 30, 2023, amortization was calculated over the estimated useful lives of the assets using the declining balance method as follows:

Computer software	55% on declining balance
Domain (website)	30% on declining balance
Charter license	10% on declining balance
Customer lists	20% on declining balance

As at September 30, 2023, the Company changed its estimate of amortization to be calculated based on the straight-line method using the estimated useful life of the assets as follows:

Computer software	3 years
Domain (website)	3 years
Charter license	10 years
Customer lists	5 years

The change was made to better align the pattern of amortization expense with the expected economic benefit of the assets. This change in estimate was applied prospectively in accordance with ASC 250, Accounting Changes and Error Corrections. The impact of this change was immaterial to the consolidated financial statements.

(j) Leases

The Company assesses at contract inception whether a contract is, or contains, a lease in accordance with ASC 842, Leases. A contract is considered a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Company as a lessee

The Company recognizes a right-of-use (ROU) asset and a corresponding lease liability at the lease commencement date for all leases, except for short-term leases (i.e., leases with a term of 12 months or less) for which the Company has elected the short-term lease exemption.

Right-of-use assets

ROU assets are initially measured at the amount of the lease liability, adjusted for lease payments made at or before the commencement date, initial direct costs incurred, and any lease incentives received. ROU assets are subsequently measured at cost less accumulated amortization and accumulated impairment losses, if any, and are adjusted for certain remeasurements of the related lease liability.

ROU assets are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset, unless the lease transfers ownership of the underlying asset to the Company or contains a purchase option that is reasonably certain to be exercised. In such cases, amortization is based on the estimated useful life of the underlying asset. Typical estimated useful lives are as follows:

Buildings	3 to 10 years
Medical equipment	3 to 5 years

F-49

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

If ownership of the leased asset transfers to the Company at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset.

ROU assets are reviewed for impairment in accordance with the Company’s policy for non-financial assets.

Lease liabilities

At the commencement date of the lease, the Company recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include the value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable.

In calculating the present value of lease payments, the Company uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable.

After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. Lease liabilities are remeasured when there is a modification to the lease agreement, a change in the lease term, a change in lease payments resulting from a change in an index or rate, or a reassessment of the likelihood of exercising a purchase, renewal, or termination option.

For operating leases, the Company recognizes lease expense on a straight-line basis over the lease term, which is included in general and administrative expenses in the consolidated statements of operations. For finance leases, amortization of the ROU asset and interest expense on the lease liability are presented separately in the consolidated statements of operations.

(k) Impairment of non-financial assets

Long-lived assets

Property and equipment, intangible assets subject to amortization, right-of-use assets, and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (or asset group) may not be recoverable. The impairment evaluation is performed at the asset group level, which is the lowest level for which identifiable cash flows are largely independent.

Impairment testing of long-lived assets is performed in accordance with ASC 360 and involves a two-step process:

●	Step 1: Recoverability is assessed by comparing the carrying amount of the asset (or asset group) to the estimated undiscounted future cash flows expected from its use and eventual disposition.

●	Step 2: If the carrying amount exceeds the undiscounted cash flows, the asset (or asset group) is considered not recoverable, and the Company then estimates its fair value, typically using discounted cash flow (DCF) techniques. An impairment loss is recognized for the amount by which the carrying amount exceeds the estimated fair value.

Goodwill

Goodwill is tested for impairment at least annually, or more frequently if events or changes in circumstances indicate that it may be impaired, in accordance with ASC 350. The impairment test is performed at the reporting unit level.

The Company may first perform a qualitative assessment (“Step 0” test) to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. This qualitative assessment considers factors such as macroeconomic conditions, industry trends, operating performance, and other relevant events.

If the Company determines that it is more likely than not that the fair value is less than the carrying amount, or if the Company bypasses the qualitative assessment, a quantitative impairment test is performed. This involves comparing the fair value of the reporting unit to its carrying amount, including goodwill. If the carrying amount exceeds the fair value, a non-reversible impairment loss is recognized, limited to the amount of goodwill allocated to that reporting unit.

(l) Financial Instruments

Recognition and derecognition

Financial instruments are recognized in the consolidated statements of financial position when the Company becomes a party to the contractual obligations of the instrument. On initial recognition, financial instruments are recognized at their fair value, and in the case of financial liabilities not at fair value through profit or loss (“FVTPL”), net of transaction costs that are directly attributable to the issue of such financial liabilities.

F-50

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

Financial assets are subsequently derecognized when payment is received in cash or other financial assets or if the debtor is discharged of its liability. A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When the terms of the liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the consolidated statements of operations.

Classification

Subsequent to initial recognition, financial instruments are measured according to the category to which they are classified. All of the Company’s financial instruments are classified and measured at amortized cost or fair value.

The classification of financial asset and liabilities is driven by the Company’s business model for managing the assets or liabilities and their contractual cash flow characteristics. Financial assets that are held to collect contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. All of the Company’s financial assets and financial liabilities are measured at amortized cost, as the Company does not have any financial assets or liabilities held for trading.

Impairment

The Company does not have purchased credit-deteriorated financial assets. The Company recognizes an allowance for credit losses on financial assets measured at amortized cost, including trade and other receivables.

For trade and other receivables, the Company applies the current expected credit loss (CECL) model, which requires recognition of lifetime expected credit losses at the time the asset is recognized. The Company estimates expected credit losses using a combination of historical loss experience, current conditions, and reasonable and supportable forecasts, including relevant macroeconomic factors.

The allowance for credit losses is presented as a contra asset, and the carrying amounts of financial assets are presented net of the related allowance in the consolidated balance sheets.

(m) Inventory

Inventory is valued at the lower of cost and net realizable value. Cost is determined on a weighted average basis. Cost includes all direct expenditures and other appropriate costs incurred in bringing inventory to its present location and condition, net of consideration received from vendors. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated selling expenses. Inventories are written down to net realizable value when the cost of inventories is estimated to be unrecoverable due to obsolescence, damage, shrinkage, or declining selling prices. Write downs to inventory are non-reversible even when circumstances that previously caused inventories to be written down below cost no longer exist. The Company records consideration received from suppliers as a reduction to the cost of inventory. These amounts are recognized in cost of sales when the associated inventory is sold.

(n) Convertible Debt

The Company accounts for convertible debt instruments in accordance with ASC 470, Debt, and ASU 2020-06, which eliminated the requirement to separately account for embedded conversion features as equity when certain criteria are met. As such, convertible debt instruments that do not require separate derivative accounting under ASC 815 are accounted for entirely as liabilities and recorded at amortized cost. Debt issuance costs are capitalized and amortized to interest expense over the term of the instrument using the effective interest method. Upon conversion, the carrying amount of the debt is reclassified to equity with no gain or loss recognized. If a convertible instrument contains an embedded feature that does not qualify for the equity scope exception, it is accounted for separately as a derivative liability at fair value with changes recognized in earnings.

(o) Share-Based Compensation

The Company maintains a Long-Term Omnibus Compensation Plan (the “Omnibus Plan”) under which it may grant stock options and restricted stock units (“RSUs”) to directors, officers, employees, and consultants. The Board of Directors administers the Omnibus Plan and is responsible for determining the eligibility of participants and the specific terms of each award, including vesting conditions, exercise prices, and expiration dates.

Under the terms of the Omnibus Plan, the aggregate number of common shares issuable pursuant to outstanding and future awards is limited to 10% of the Company’s issued and outstanding common shares at any given time. Awards that expire, are canceled, or are otherwise forfeited are returned to the plan pool and may be reissued under future grants. Each RSU entitles the holder to receive one common share upon vesting. Stock options, when granted, entitle the holder to purchase one common share per option at a fixed exercise price and may be exercised following vesting until their expiry. Awards under the plan do not carry voting or dividend rights prior to settlement.

F-51

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

In accordance with Accounting Standards Codification (“ASC”) 718 – Compensation—Stock Compensation, the Company measures share-based compensation cost at the fair value of the award on the grant date. For RSUs, fair value is based on the market price of the Company’s common shares on the date of grant. Compensation expense is recognized on a grade vesting basis over the requisite service period of the award, which typically ranges from 3 months to 2 years. The Company accounts for forfeitures as they occur.

Share-based compensation expense is included in general and administrative expenses in the consolidated statement of operations. No stock options were granted during either fiscal year.

(p) Significant accounting judgments, estimates and assumptions

The preparation of the consolidated financial statements in conformity with GAAP requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis.

Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. Information about critical judgments in applying accounting policies that have the most significant effects on the amounts recognized in the consolidated financial statements is as follows:

●	Inventory

Inventories are carried at the lower of cost and net realizable value, which requires the Company to utilize estimates related to fluctuations in shrinkage, retail prices and shelf life. At each reporting date, the Company reviews its inventory and determines if a reserve is required for inventory.

●	Determination of asset groups for the purpose of impairment tests

The determination of asset groups for the purposes of impairment testing requires judgement when determining the lowest level for which identifiable cash flows are largely independent of other assets and liabilities. The Company evaluates how assets are used in operations and how cash flows are generated and monitored by management to determine appropriate asset groupings. These judgments can affect the timing and amount of impairment charges recognized in the consolidated financial statements. Management has determined that the Company’s asset groups consist of the combined pharmacy locations that make up the pharmacy and sale of drugs operations, and the entities engaged in clinical trial services.

●	Impairment of non-financial assets

The Company evaluates non-financial assets, including goodwill, intangible assets, property and equipment, and right-of-use assets, for impairment in accordance with U.S. GAAP.

Goodwill and indefinite-lived intangible assets are tested for impairment at least annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired, in accordance with ASC 350, Intangibles—Goodwill and Other. The Company performs its annual impairment test for goodwill at the reporting unit level, which management determines based on judgment, considering how the business is managed and where discrete financial information is available.

Long-lived assets, including finite-lived intangible assets, property and equipment, and right-of-use assets, are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable, in accordance with ASC 360, Property, Plant, and Equipment. Recoverability is assessed by comparing the carrying amount of the asset (or asset group) to the estimated undiscounted future cash flows expected to result from the use and eventual disposition of the asset. If the carrying amount exceeds the estimated future undiscounted cash flows, an impairment loss is recognized for the amount by which the carrying amount exceeds the asset’s fair value.

Estimating future cash flows requires significant judgment by management, particularly regarding assumptions related to future operating performance, market conditions, and the selection of appropriate discount rates. Actual results may differ from those estimates, potentially resulting in material changes to the carrying amount of these assets in future periods.

F-52

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

●	Intangible assets, goodwill and business combinations

The Company accounts for business combinations using the acquisition method. This involves the allocation of the costs of an acquisition to the underlying net assets acquired based on their estimated fair values. As part of this allocation process, management identifies and attributes values to the acquired intangible assets and any resulting goodwill. These determinations involve significant estimates and assumptions regarding cash flow projections, economic risk and discount rates. Management also exercises judgement in determining the estimated useful lives of intangible assets.

●	Business combination versus asset acquisition

Judgment is used in determining whether an acquisition is a business combination or an asset acquisition. The assessment required management to assess the inputs, processes and outputs of the Company acquired at the time of acquisition. Pursuant to the assessment, the transaction was considered to be a business combination and estimate of fair value of the consideration paid was allocated to the identifiable assets acquired with the remaining value allocated to goodwill (Note 4).

●	Reportable segments

The Company uses judgment in assessing the criteria used to determine the aggregation of operating segments. The Pharmacy and sale of prescription drugs segment consists of several operating segments comprised primarily of pharmacies, wholesale distribution of drugs and other medications, patient support programs and a diagnostic lab.

The Company considered the quantitative thresholds, including revenue, profit or loss, and assets, in determining its reportable segments. Based on both the quantitative analysis and the qualitative factors described below, the Company has determined that it has two reportable segments.

The Company has aggregated its Pharmacy and sale of prescription drugs segment on the basis of their similar economic characteristics, customers and nature of products. This similarity in economic characteristics reflects the fact that the entities in the Company’s Pharmacy and sale of prescription drugs segment operate primarily in Canada and are therefore subject to the same economic market pressures and regulatory environment. The entities in the Company’s Pharmacy and sale of prescription drugs segment are subject to similar competitive pressures such as price and product innovation and assortment from existing competitors and new entrants into the marketplace. The Pharmacy and sale of prescription drugs segment customer profile is primarily individuals who are purchasing specialty drugs and related health services. The aggregation of the Pharmacy and sale of prescription drugs segment reflects the nature and financial effects of the business activities in which the Company engages and the economic environment in which it operates. The Company aggregates Pharmacies acquired through business combination within its Pharmacy and sale of prescription drugs segment. In addition, the Company has aggregated the three clinical trial sites into one reportable segment, the Clinical trial segment. The Company therefore has two reportable segments.

(q) New accounting standards

Recently adopted

In November 2023, FASB issued Accounting Standards Update ASU 2023-07, Segment Reporting, establishing improvements to reportable segments disclosures to enhance segment reporting under Topic 280. This ASU aims to change how public entities identify and aggregate operating segments and apply quantitative thresholds to determine their reportable segments. This ASU also requires public entities that operate as a single reportable segment to provide all segment disclosures in Topic 280, not just entity level disclosures. The guidance is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024 and the amendments should be applied retrospectively to all periods presented in the financial statements. The new standard did not have a material impact on the consolidated financial statements for the year ended September 30, 2024. See Note 18 - Segment information for additional disclosures on segment reporting.

F-53

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

4. Business Combinations

Acquisition of pharmacies

The following table summarizes the fair value of the assets and liabilities acquired in business combinations for the year-ended September 30, 2024:

	Elora Apothecary Ltd.	Trailside Pharmacy Ltd.	0864009 B.C. Ltd.	Vaughan Endoscopy Clinic Inc.	Total - $
Total consideration transferred:
Cash consideration	1,559	741	2,395	-	4,695
Share consideration	150	150	250	-	550
Liabilities assumed	-	-	-	250	250
Total consideration	1,709	891	2,645	250	5,495
Assets
Cash	1	1	-	3	5
Accounts receivable	74	43	33	2	152
Inventories	139	91	84	-	314
Prepaid and other assets	14	21	227	37	299
Property and equipment	7	108	-	36	151
Right-of-use assets	98	810	140	515	1,563
Intangible assets (1)	793	265	1,132	-	2,190
Liabilities
Trade and other payables	(176)	(101)	(174)	(3)	(454)
Deferred tax liability	(205)	-	(292)	-	(497)
Lease liabilities	(98)	(810)	(140)	(515)	(1,563)
Net assets assumed	647	428	1,010	75	2,160

Goodwill	1,062	463	1,635	175	3,335

(1)	Intangible assets primarily consist of the customer list acquired in the business combination.

Acquisition of Elora Apothecary Ltd.

On October 6, 2023, the Company acquired the shares of Elora Apothecary Ltd. (“Elora”) as a business combination.

Elora is a retail pharmacy, located in Elora, ON, that provides customers with adequate prescription medications and other health related products and services.

The total purchase price consisted of cash consideration of $1,559 and 18,750 common shares of the Company with an agreed value of $150.

The excess of the purchase price over the net identifiable assets acquired and the liabilities assumed resulted in goodwill of $1,062, which is largely attributable to the assembled workforce acquired and the synergies from combining operations. Goodwill will not be deductible for tax purposes.

From the date of acquisition, Elora contributed $1,658 of revenue and $(189) loss before income taxes during the year ended September 30, 2024.

If the acquisition had taken place at the beginning of the period, revenue would have been $1,684 and loss before income taxes would have been $(188).

Acquisition of Trailside Pharmacy Ltd.

On October 6, 2023, the Company acquired the shares of Trailside Pharmacy Ltd. (“Trailside”) as a business combination.

Trailside is a retail pharmacy located in Fergus, ON, that provides customers with adequate prescription medications and other health related products and services.

The total purchase price consisted of cash consideration of $741 and 18,750 common shares of the Company with an agreed value of $150.

The excess of the purchase price over the net identifiable assets acquired and the liabilities assumed resulted in goodwill of $463, which is largely attributable to the assembled workforce acquired and the synergies from combining operations. Goodwill will not be deductible for tax purposes.

F-54

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

From the date of acquisition, Trailside contributed $1,547 of revenue and $(339) loss before income taxes during the year ended September 30, 2024.

If the acquisition had taken place at the beginning of the period, revenue would have been $1,562 and loss before income taxes would have been $(340).

The assets of Elora and Trailside were subsequently sold on August 31, 2024 for a total sale price of $1.8 million plus inventory, resulting in a loss of $543 which is included in other expenses on the consolidated statement of operations.

Acquisition of 0864009 B.C. Ltd.

On October 16, the Company acquired the shares 0864009 B.C. Ltd. (“Mediglen”) as a business combination.

Mediglen is a retail pharmacy, located in Coquitlam, BC, that provides customers with adequate prescription medications and other health related products and services. The acquisition of Mediglen compliments and is in line with the Company’s growth strategy.

The total purchase price consisted of cash consideration of $2,395 and 31,250 common shares of the Company with an agreed value of $250.

The excess of the purchase price over the net identifiable assets acquired and the liabilities assumed resulted in goodwill of $1,635, which is largely attributable to the assembled workforce acquired and the synergies from combining operations. Goodwill will not be deductible for tax purposes.

From the date of acquisition, Mediglen contributed $1,465 of revenue and $(121) loss before income taxes during the year ended September 30 ,2024.

If the acquisition had taken place at the beginning of the period, revenue would have been $1,520 and loss before income taxes would have been $(152).

Acquisition of Vaughan Endoscopy Clinic Inc.

On February 29, 2024, the Company acquired the shares Vaughan Endoscopy Clinic Inc. (“VEC”) as a business combination.

VEC is a medical clinic, located in Vaughan, ON, that offers patients endoscopy and other health related services. The acquisition of VEC compliments and is in line with the Company’s growth strategy.

The total purchase price consisted of total consideration of $250.

The excess of the purchase price over the net identifiable assets acquired and the liabilities assumed resulted in goodwill of $175, which is largely attributable to the assembled workforce acquired and the synergies from combining operations. Goodwill will not be deductible for tax purposes.

From the date of acquisition, VEC contributed $473 of revenue and a loss of $(118) before income taxes during the year ended September 30, 2024.

If the acquisition had taken place at the beginning of the period, revenue would have been $540 and income before income taxes would have been a loss of $(118).

F-55

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

The following table summarizes the fair value of the assets and liabilities acquired in business combinations for the year ended September 30, 2023:

	Pier Health Resource Centre Ltd.	S. Parsons Pharmacy Ltd.	Greg’s Drugs Ltd.	1907248 Alberta Ltd.	Clearbrook & Garden Park Pharmacy	Niagara Community Pharmacy Ltd.	Total - $
Total consideration transferred:
Cash consideration	7,262	3,608	2,074	1,067	3,044	1,257	18,312
Share consideration	300	300	-	-	400	300	1,300
Assumed debt	-	-	-	-	-	4,186	4,186
Total consideration	7,562	3,908	2,074	1,067	3,444	5,743	23,798
Assets
Cash	37	87	26	-	1	258	409
Accounts receivable	87	125	81	-	-	414	707
Inventories	169	84	243	58	126	527	1,207
Prepaid and other assets	36	40	17	5	17	3	118
Property and equipment	136	16	9	9	150	1,816	2,136
Right-of-use assets	667	61	298	95	194	1,792	3,107
Intangible assets (1)	3,262	2,104	865	210	1,454	1,653	9,548
Liabilities
Trade and other payables	(178)	(227)	(4)	-	-	(841)	(1,250)
Income tax payable	(23)	-	(18)	-	-	-	(41)
Lease liabilities	(667)	(61)	(298)	(95)	(194)	(1,792)	(3,107)
Deferred tax liabilities	(890)	(483)	(196)	-	-	(438)	(2,007)
Net assets assumed	2,636	1,746	1,023	282	1,748	3,392	10,827

Goodwill	4,926	2,162	1,051	785	1,696	2,351	12,971

(1)	Intangible assets primarily consist of the customer list acquired in the business combination.

Acquisition of Greg’s Drugs Ltd.

On March 14, 2023, the Company acquired 100% of the issued and outstanding common shares of Greg’s Drugs Ltd. (“Greg”) as a business combination.

Greg is a retail pharmacy, located in Medicine Hat, AB, that provides customers with adequate prescription medications and other health related products and services. The acquisition of Greg compliments and is in line with the Company’s growth strategy.

The total purchase price consisted of cash consideration of $2,074.

The excess of the purchase price over the net identifiable assets acquired and the liabilities assumed resulted in goodwill of $1,051, which is largely attributable to the assembled workforce acquired and the synergies from combining operations. Goodwill will not be deductible for tax purposes.

From the date of acquisition, Greg contributed $1,199 of revenue and $(66) to loss before income taxes during the year ended September 30, 2023.

The Company expensed $28 of acquisition-related costs for the year ended September 30, 2023, related to this transaction. These costs have been classified as general and administrative costs on the consolidated statements of operations.

If the acquisition had taken place at the beginning of the year, revenue would have been $2,197 and income before income taxes would have been $138.

Acquisition of 1907248 Alberta Ltd.

On January 13, 2023, the Company, under its wholly owned subsidiary SRX 101 Inc., acquired the assets of 1907248 Alberta Ltd. (“101”) as a business combination.

101 is a retail pharmacy located in Calgary, AB, that provides customers with adequate prescription medications and other health related products and services. The acquisition of 101 compliments and is in line with the Company’s growth strategy.

The total purchase price consisted of cash consideration of $1,067.

The excess of the purchase price over the net identifiable assets acquired and the liabilities assumed resulted in goodwill of $785, which is largely attributable to the assembled workforce acquired and the synergies from combining operations. Goodwill will not be deductible for tax purposes.

F-56

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

From the date of acquisition, 101 contributed $900 of revenue and $(72) to loss before income taxes during the year ended September 30, 2023.

The Company expensed $77 of acquisition-related costs for year ended September 30, 2023 related to this transaction. These costs have been classified as general and administrative costs on the consolidated statements of operations.

If the acquisition had taken place at the beginning of the year, revenue would have been $1,215 and loss before income taxes would have been $(100).

Acquisition of Pier Health Resource Centre Ltd.

On December 23, 2022, the Company acquired 100% of the issued and outstanding common shares of Pier Health Resource Centre Ltd. (“Pier”) as a business combination.

Pier is a retail pharmacy, located in Vancouver, BC, that provides customers with adequate prescription medications and other health related products and services. The acquisition of Pier compliments and is in line with the Company’s growth strategy.

The total purchase price consisted of cash consideration of $7,262 and 37,500 common shares of the Company with an agreed value of $300.

The excess of the purchase price over the net identifiable assets acquired and the liabilities assumed resulted in goodwill of $4,926, which is largely attributable to the assembled workforce acquired and the synergies from combining operations. Goodwill will not be deductible for tax purposes.

From the date of acquisition, Pier contributed $5,408 of revenue and $106 to income before income taxes during the year ended September 30,2023.

The Company expensed $67 of acquisition-related costs for the year ended September 30, 2023 related to this transaction. These costs have been classified as general and administrative costs on the consolidated statements of operations.

If the acquisition had taken place at the beginning of the year, revenue would have been $6,433 and income before income taxes would have been $343.

Acquisition of S. Parsons Pharmacy Ltd.

On December 22, 2022, the Company acquired 100% of the issued and outstanding common shares of S. Parsons Pharmacy Ltd. (“Parsons”) as a business combination.

Parsons is a retail pharmacy located in Red Deer, AB, that provides customers with adequate prescription medications and other health related products and services. The acquisition of Parsons compliments and is in line with the Company’s growth strategy.

The total purchase price consisted of cash consideration of $3,608 and 37,500 common shares of the Company with an agreed value of $300.

The excess of the purchase price over the net identifiable assets acquired and the liabilities assumed resulted in goodwill of $2,162, which is largely attributable to the assembled workforce acquired and the synergies from combining operations. Goodwill will not be deductible for tax purposes.

From the date of acquisition, Parsons contributed $2,413 of revenue and $458 to income before income taxes during the year ended September 30, 2023.

The Company expensed $45 of acquisition-related costs for the year ended September 30, 2023, related to this transaction. These costs have been classified as general and administrative costs on the consolidated statements of operations.

If the acquisition had taken place at the beginning of the year, revenue would have been $3,181 and income before income taxes would have been $652.

Acquisition of Clearbrook Pharmacy (1987) and Garden Park Pharmacy Ltd.

On June 09, 2023, the Company acquired the assets of Clearbrook Pharmacy (1987) Ltd. and Garden Park Pharmacy (“Abbotsford”) as a business combination.

Abbotsford are retail pharmacies located in Abbotsford, BC, that provide customers with adequate prescription medications and other health related products and services. The acquisition of the Abbotsford pharmacies compliment and is in line with the Company’s growth strategy.

F-57

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

The total purchase price consisted of cash consideration of $3,044 and 50,000 common shares of the Company with an agreed value of $400.

The excess of the purchase price over the net identifiable assets acquired and the liabilities assumed resulted in goodwill of $1,696, which is largely attributable to the assembled workforce acquired and the synergies from combining operations. Goodwill will not be deductible for tax purposes.

From the date of acquisition, Abbotsford contributed $561 of revenue and ($68) to loss before income taxes during the year ended September 30, 2023.

The Company expensed $11 of acquisition-related costs for the year ended September 30, 2023, related to this transaction. These costs have been classified as general and administrative costs on the consolidated statements of operations.

If the acquisition had taken place at the beginning of the year, revenue would have been $1,329 and income before income taxes would have been $126.

Acquisition of Niagara Community Pharmacy Ltd.

On June 26, 2023, the Company acquired the assets of Niagara Community Pharmacy Ltd. (“Niagara”) as a business combination.

Niagara is a retail pharmacy located in Niagara, ON, that provides customers with adequate prescription medications and other health related products and services. The acquisition of Niagara compliments and is in line with the Company’s growth strategy.

The total purchase price consisted of cash consideration of $1,257, assumed debt of $4,186 and 37,500 common shares of the Company with an agreed value of $300.

The excess of the purchase price over the net identifiable assets acquired and the liabilities assumed resulted in goodwill of $2,351, which is largely attributable to the assembled workforce acquired and the synergies from combining operations. Goodwill will not be deductible for tax purposes.

From the date of acquisition, Niagara contributed $2,196 of revenue and $(104) to income before income taxes during the year ended September 30, 2023.

The Company expensed $14 of acquisition-related costs for the year ended September 30, 2023, related to this transaction. These costs have been classified as general and administrative costs on the consolidated statements of operations.

If the acquisition had taken place at the beginning of the year, revenue would have been $7,700 and income before income taxes would have been $149.

The acquisitions completed during the year ended September 30, 2024, contributed approximately $5,145 to consolidated revenue and ($768) to net loss. On an unaudited pro forma basis, as if these acquisitions had occurred on October 1, 2023, consolidated revenue and net loss for the year ended September 30, 2024, would have been approximately $5,305 and ($799), respectively.

The acquisitions completed during the year ended September 30, 2023, contributed approximately $12,677 to consolidated revenue and $254 to net income. On an unaudited pro forma basis, as if these acquisitions had occurred on October 1, 2022, consolidated revenue and net income for the year ended September 30, 2023, would have been approximately $22,055 and $1,308, respectively.

5. Trade and other receivables

	2024	2023
Receivables from third-party customers	$5,704	$9,987
Other receivables	3,895	488
Sales and income tax receivables	3,203	1,775
Less: Allowance for current expected credit losses (“CECL”)	(273)	(473)

Trade receivables are non-interest bearing and are generally on terms of 30 to 60 days. There are no receivables due from third party customers that are past due, and not impaired at each reporting date. Set out below are the changes in the CECL during each year.

	2024	2023
Opening CECL balance	$473	$253
Less: Removal of accounts receivables	(473)	(253)
Plus: Provision for CECL	273	473

F-58

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

6. Inventory

Inventories are summarized as follows:

	2024	2023
Finished goods	$4,551	$8,021
Less: provision for slow moving items	-	(254)

7. Property and equipment

Property and equipment consist of the following:

	September 30,
	2024	2023
Computer equipment	$2,281	$1,970
Furniture and fixtures	815	806
Medical equipment	1,740	1,630
Automobiles	194	194
Buildings	3,097	3,218
Leasehold improvements	6,959	6,896
Signs	51	48
Total fixed assets	15,137	14,762
Accumulated depreciation	(6,990)	(6,052)
Fixed assets, net	$8,147	$8,710

Depreciation expense was $1.1 million and $0.9 million for the years ended September 30, 2024 and 2023, respectively.

8. Intangible Assets

	September 30, 2024
	Gross Carrying Amount	Accumulated Amortization	Impairment Loss	Net Carrying Amount
Computer software	$389	$(321)	$-	$68
Domain/website	3	(2)	-	1
Customer lists	14,611	(4,081)	(2,141)	8,389
Charter license	1,256	(257)	-	999
Total intangible assets	$16,259	$(4,661)	$(2,141)	$9,457

F-59

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

	September 30, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Computer software	$380	$(287)	$93
Domain/website	3	(2)	1
Customer lists	13,478	(1,390)	12,088
Charter license	1,256	(146)	1,110
Total intangible assets	$15,117	$(1,825)	$13,292

Amortization expense was $1.7 million and $1.5 million for the years ended September 30, 2024 and 2023, respectively.

The estimated future amortization of intangible assets is as follows:

2025	$1,694
2026	1,694
2027	1,694
2028	1,694
2029	1,694
Thereafter	3,128
Total	$11,598

During the year ended September 30, 2024, the Company recognized an impairment loss of $2.1 million related to customer list intangible assets acquired through prior business combinations. The customer lists were tested for impairment prior to goodwill testing using the income approach, specifically a discounted cash flow (DCF) method. The impairment was the result of a decline in the estimated fair value of the customer lists below their carrying amount, based on updated projections of future cash flows attributable to customer relationships and the application of a discount rate reflecting current market conditions and entity-specific risks. The impairment charge is included in the consolidated statement of operations and relates to the Pharmacy and Prescription Drug Sales reporting unit.

9. Goodwill

The change in the carrying amount of goodwill for the years ended September 30, 2024 and 2023 is summarized as follows:

	September 30, 2024	September 30, 2023
Beginning balance	$25,101	$12,130
Disposals	(1,526)	-
Acquisitions	3,335	12,971
Impairment expense	(26,910)	-
Ending balance	–	25,101

The Company allocates goodwill to its Pharmacy and Prescription Drug Sales reporting unit, which includes multiple operating segments primarily consisting of retail and specialty pharmacies, wholesale distribution of pharmaceuticals, patient support programs, and a diagnostic laboratory.

The impairment was primarily driven by significant adverse changes in expected future cash flows resulting from the Company’s loss of a key contract during the fourth quarter of fiscal 2024, which materially reduced projected revenue for the Pharmacy and Prescription Drug Sales reporting unit. The contract, which accounted for a substantial portion of the reporting unit’s revenue base, was not renewed due to changes in customer procurement strategy. In addition, challenging industry dynamics, including increased pricing pressure from payors and reduced reimbursement rates, contributed to lower long-term growth expectations and operating margin forecasts. These factors, combined with a higher discount rate reflecting increased market volatility and risk specific to the Company’s sector, resulted in a decrease in the estimated fair value of the reporting unit below its carrying amount, triggering the goodwill impairment.

F-60

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

As of September 30, 2024, the Company performed a quantitative goodwill impairment test for this reporting unit in accordance with ASC 350, Intangibles—Goodwill and Other. The fair value of the reporting unit was estimated using a discounted cash flow (DCF) analysis under the income approach. Based on the results of this analysis, the carrying amount of the reporting unit exceeded its fair value, resulting in a goodwill impairment charge of $26,910 for the year ended September 30, 2024, which has been recognized in the consolidated statement of operations. No impairment of goodwill was identified for the year ended September 30, 2023.

The key assumptions used in the DCF model included projected cash flows, revenue growth rates, operating margins, discount rate, and terminal growth rate. These assumptions reflect Level 3 inputs in the fair value hierarchy under ASC 820, Fair Value Measurement, due to their reliance on unobservable inputs and management judgment.

The DCF model incorporated five years of projected cash flows based on the Company’s historical results, current operating performance, and management’s best estimates of future conditions. The projections assumed a significant revenue decline of 51% in 2025, followed by a rebound with 5% growth in 2026, and a return to a normalized annual growth rate of 2% through 2029 (2023: 3.0%). The model also assumed an earnings margin of 21.0% (2023: 19.7%). A terminal growth rate was applied to cash flows beyond the forecast period.

The estimated future cash flows were discounted using an after-tax weighted average cost of capital (WACC) of 17.5% (2023: 15.6%), which reflects the Company’s risk profile and prevailing market conditions as of the measurement date.

10. Leases

The Company has lease contracts for various buildings used in its operations. Leases of buildings generally have lease terms between 3 and 10 years. The Company applied incremental borrowing rates that ranged from 1.39% to 8.68% for respective leases. The Company’s obligations under its leases are secured by the lessor’s title to the leased assets. The Company has several lease contracts that include extension and termination options. These options are negotiated by management to provide flexibility in managing the leased-asset portfolio and align with the Company’s business needs. Management exercises significant judgement in determining whether these extension and termination options are reasonably certain to be exercised.

ROU assets and lease liabilities as of September 30, 2023 and 2024, consist of the following:

	September 30, 2024	September 30, 2023
Operating lease assets	$9,412	$6,428

Current operating lease liabilities	$1,985	$1,638
Non-current operating lease liabilities	7,596	4,852
Total Operating lease liabilities	$9,581	$6,490

Total lease costs for the twelve months ended September 30, 2023 and 2024 were:

	2024	2023
Operating lease cost	$2,588	$1,845
Variable lease cost	185	152
Total lease cost	$2,773	$1,997

F-61

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

Approximate aggregate annual lease payments as of September 30, 2024:

Year	Operating Leases
October 1 – December 31, 2024	$678
2025	2,499
2026	2,068
2027	1,863
2028	1,364
2029	1,027
Thereafter	2,403
Total	$11,902
Less: Imputed interest	(2,321)
Present value of net lease payments	$9,581

The following table includes supplemental lease information:

	Year Ended September 30,
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$2,547	$1,813
Weighted average remaining lease term (in years)
Operating leases	5.84	5.16
Weighted average discount rate
Operating leases	7.39%	6.16%

11. Debt

Short-term borrowings

	As at September 30, 2024	As at September 30, 2023
Revolving line of credit	4,803	3,000
Bank indebtedness	216	257
Total	5,019	3,257

Revolving line of credit

Separately, in September 2023, the Company entered into a revolving line of credit agreement with Canadian Western Bank (“CWB”) that permits borrowings up to $5.0 million at a variable interest rate equal to the bank’s prime rate plus 1.5% per annum. The interest rate was 7.95% at September 30, 2024. Interest is payable monthly, and the Company may repay and reborrow amounts at its discretion, subject to the terms of the facility. As of September 30, 2024, $4.8 million was outstanding under the CWB line of credit. Accrued interest was not material as of September 30, 2024. The facility is unsecured and contains no financial covenants.

Revolving Loan – Better Choice

On September 20, 2024, the Company entered into a revolving credit facility (“Promissory Note”) with Better Choice whereby the Company may borrow, repay, and reborrow in accordance with the terms set out in the Promissory Loan Agreement, not to exceed $750,000 (USD) at any time outstanding with an interest rate of 12% per annum. The Promissory Note is unsecured and is personally guaranteed by Adesh Vora, CEO of the Company. The agreement contains no financial or non-financial covenants.

The Borrower shall make payments of principal in accordance with the Repayment Schedule set forth in the agreement. Interest under the Promissory Note shall be due and payable in monthly installments until the Promissory Note matures on March 20, 2025.

There was no outstanding principal as of September 30, 2024 and accrued interest of less than $0.01 million is included within current liabilities as of September 30, 2024.

F-62

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

Term Facilities

Prior to September 18, 2023, the Company entered into senior secured term facilities with CWB Financial Limited (“CWB”) for a select number of its pharmacy locations. Under the terms of the facility with CWB the Company must maintain a minimum Debt Service Coverage ratio of at least 1.30x. The Debt Service Coverage ratio is based on the combined results for 1093507 B.C. Ltd., Alberta Specialty Rx Inc., ConnectRX Inc., Trillium Pharmaceuticals, Nepean Medical Pharmacy Inc., and two other associated corporations of the Company. On September 18, 2023, the Company refinanced its existing senior secured term debt with CWB under SRx Health Solutions Inc. Under the terms of the facility with CWB the Company must maintain a Senior Funded Debt to Adjusted EBITDA of less than 4.0x and a Fixed Charge Coverage Ratio of greater than 1.0x. As at September 30, 2024 and 2023, the Company is not in compliance with the covenants and the debt is callable by the lender. As a result, the entire CWB loan is classified as a current liability. The terms of these facilities have been summarized below.

	Notional amount	Interest rate		As at September 30, 2024	As at September 30, 2023
	$	%	Maturity	$	$
CWB Financial Limited	40,783	8.78%	September 2027	38,817	41,815
CWB Financial Limited	2,058	9.21%	October 2027	2,008	-
CWB Financial Limited	1,968	8.67%	November 2027	513	-
Total				41,338	41,815

Other borrowings

	Nominal amount	Interest rate		As at September 30, 2024	As at September 30, 2023
	$	%	Maturity	$	$
CEBA loans	1,060	5%	December 2026	940	690
Macdonald DND Site Development LP	1,308	3%	September 2024	971	-
Meridian OneCap	42	6%	November 2027	42	-
Arbinder Sohi	300	12%	On demand	300	-
Total				2,253	690

The Company applied to CEBA (Canadian Emergency Business Account) program which is a government assistance program in the form of interest-free loans provided to small businesses during a period of revenue reduction due to COVID-19. The Company did not repay the loans by the original maturity date of January 19, 2024, and the loans now have a maturity date of December 31, 2026 and bear an interest rate at 5% per annum. The Macdonald DND Site Development LP loan was not paid by the maturity date.

The following outlines the impact of the refinancing on September 18, 2023 for the CWB loans:

Carrying amount of debt, September 18, 2023	41,588
Loss on extinguishment of debt	429
Legal fees	(202)
41,815

The following outlines the current and long-term portion of the borrowings during the year:

	As at September 30, 2024	As at September 30, 2023
Current portion of long-term borrowings	$42,651	$42,505
Long-term portion	940	-
Total	43,591	42,505

F-63

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

12. Convertible debentures

The amount of convertible debentures recorded during the year is composed of the following:

	Nominal amount	Interest rate		As at September 30, 2024	As at September 30, 2023
	$	%	Maturity	$	$
Convertible debentures	1,239	15.0%	November 29, 2024	1,039	1,239
Better Choice Company Inc. convertible promissory note	1,973	25.0%	November 14, 2024	1,973	-
Total				3,012	1,239

The convertible debentures are automatically converted to equity at a 15% discount to the price per security issued at the time of an Initial Public Offering or liquidity event if this event occurs prior to the maturity date of December 31, 2023. The interest and principal is payable on maturity if a liquidity event has not occurred.

On December 31, 2023, the maturity date of the convertible debentures was extended to July 31, 2024, with the exception of $150 in principal plus accrued interest that was repaid. On December 31, 2023 the interest rate was increased to 15% per annum from 5% per annum. This increase was applied retroactively from the date the cash was received. Additional amendments were provided to convertible debenture holders that further extended the maturity date.

On August 15, 2024, Better Choice Company Inc. (“BTTR”) entered into a convertible promissory note agreement with the Company in the amount of $1.97 million Canadian dollars (approximately $1.45 million U.S. dollars). Under the terms of the agreement, the note becomes due and payable upon the earliest occurrence of several conditions. These include the failure to enter into a definitive agreement providing for a business combination between BTTR and the Company on or before November 14, 2024; the occurrence of an event of default under the terms of the agreement; or, in the event that a definitive agreement is entered into prior to November 14, 2024, the earlier of two business days following the closing of such business combination or the termination of the definitive agreement.

The convertible promissory note includes a provision granting BTTR the right, at its sole discretion and only upon the occurrence of an event of default, to convert all or a portion of the outstanding principal and any accrued but unpaid interest into common shares of the Company. In the event of such conversion, the outstanding amount is multiplied by three and divided by the conversion price. The conversion price is defined as the lower of (a) the fair market value of the Company’s common shares as determined by an independent appraisal firm or (b) the per-share value calculated based on a total equity valuation of the Company of $8.0 million.

As of September 30, 2024, no event of default had occurred and no definitive agreement had been executed or terminated. Accordingly, the note remains outstanding in accordance with its original terms. The Company has assessed the fair value of the convertible promissory note in accordance with applicable U.S. GAAP guidance under ASC 820. Given the proximity of the note’s issuance date to the Company’s fiscal year-end and the absence of any changes in market conditions, credit risk, or contractual provisions, management has concluded that the carrying value of the note approximates its fair value as of September 30, 2024.

The Company has issued each convertible debenture and a convertible promissory note, which represent hybrid financial instruments comprised of a host liability and an embedded conversion feature. In accordance with U.S. GAAP, the Company evaluated whether the embedded conversion features required bifurcation and separate accounting under the guidance in ASC 815, Derivatives and Hedging.

The Company evaluated the embedded conversion features and determined they were clearly and closely related to the host debt and therefore not subject to bifurcation. Accordingly, the Company did not separate these embedded features as derivatives. No fair value option was elected.

Accordingly, the convertible debentures and the convertible promissory note are accounted for as single financial liabilities. Upon initial recognition, the instruments are recorded at their transaction price, which approximates fair value.

13. Revenue

The Company’s disaggregated revenue is as follows:

	2024	2023
Services provided by pharmacy
Retail pharmacy	$194,829	$155,685
Infusion services	1,739	1,181
Wholesale distribution of drugs and other medications	725	1,322
Patient support program	1,044	1,008
Clinical trials	1,307	1,412
Testing revenue	12	67
Other service revenue	850	873
Total revenue	200,506	161,548

F-64

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

14. Segment information

The Company evaluated its operating segments in accordance with ASC 280, “Segment Reporting” and determined it operates as two reportable segments, as follows:

►	Pharmacy and sale of prescription drugs from which revenues is composed of prescription and Over the Counter (OTC) as well as infusion services and other consultancy services.

►	Clinical trials, which relates to clinical trial research with the industry and healthcare community to advance therapeutic treatment options.

The Chief Executive Officer is the CODM and monitors the operating results of its business units separately for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on profit or loss and is measured consistently with profit or loss in the consolidated financial statements. The Company’s financing (including finance costs, finance income and other income) and income taxes are managed on a Company basis and are not allocated to operating segments.

The accounting policies of the segments are consistent with those described in Note 3 - Summary of Significant Accounting Policies.

Year ended September 30, 2024	Pharmacy and sale of prescription drugs	Clinical trials	Consolidated
Revenue
Revenue from external sources	$199,199	$1,307	$200,506
Total revenue	199,199	1,307	200,506

Expenses
Cost of sales	166,683	229	166,912
General and administrative	53,936	1,159	55,095
Goodwill impairment	26,910	-	26,910
Intangibles impairment	2,141	-	2,141
Depreciation and amortization	4,064	9	4,073
Finance costs	5,430	4	5,434
Income taxes (recovery)	113	(42)	71
Deferred tax recovery	(1,313)	-	(1,313)
Other expense (income)	638	(20)	618
Segment loss	(59,403)	(32)	(59,435)

Year ended September 30, 2023	Pharmacy and sale of prescription drugs	Clinical trials	Consolidated
Revenue
Revenue from external sources	$160,136	$1,412	$161,548
Total revenue	160,136	1,412	161,548

Expenses
Cost of sales	129,229	250	129,479
General and administrative	40,656	1,267	41,923
Depreciation and amortization	2,351	6	2,357
Finance costs	2,469	1	2,470
Income taxes	517	86	603
Deferred tax recovery	(336)	-	(336)
Other expense	180	-	180
Segment loss	(14,930)	(198)	(15,128)

F-65

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

15. Income taxes

For financial reporting purposes, loss before income taxes includes the following components:

	Years ended September 30,
	2024	2023
Canadian	$(60,677)	$(14,861)
Foreign	-	-
Total	$(60,677)	$(14,861)

The expense (benefit) for income taxes consists of:

	Years ended September 30,
	2024	2023
Current:
Canadian	$71	$603
Deferred and other:
Canadian	(1,313)	(336)
Total tax expense (recovery)	$(1,242)	$267

Components of income tax expense (benefit) consist of:

	2024	2023
Current tax expense (benefit)	$71	$603
Deferred tax expense (benefit)	(1,313)	(336)
Total tax expense (benefit)	$(1,242)	$267

Reconciliation between the effective tax rate (ETR) on loss before income taxes and the statutory tax rate is as follows:

	Years ended September 30,
	2024		2023
Income tax expense (benefit) at federal statutory rate (2024-26.5%, 2023-26.5%)	26.50%	(16,044)	26.50%	(3,938)
Non-deductible (non-taxable) expenses and stock-based compensation	-14.22%	8,611	-8.12%	1,206
Difference in statutory tax rates and other	-0.26%	160	-0.39%	59
Change in valuation allowance	-11.34%	6,866	-12.92%	1,921
Effect of prior year tax expense (benefit) adjusted in the current year	1.29%	(784)	-6.80%	1,011
Other	0.08%	(51)	-0.06%	8
Income tax expense (benefit)	2.05%	(1,242)	-1.80%	267

The Federal and Provincial tax rates were 15% and 11.5%, respectively for 2024 and 2023.

F-66

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

The components of the Net Deferred Tax Asset or Deferred Tax Liability consist of the following:

	Years ended September 30,
	2024	2023
Property Plant Equipment and Intangible Assets	$601	$916
Reserves and Deferred Charges	718
Lease Liability	2,352	1,525
Others	550	553
Net Capital Losses	743	-
Net Operating Losses	9,641	3,898
Subtotal	14,605	6,892
Less: Valuation Allowance	(10,937)	(3,254)
Total net DTAs	$3,668	$3,638

Property Plant Equipment and Intangible Assets	(2,860)	(4,258)
Right of Use Asset	(2,309)	(1,699)
Total DTLs	$(5,169)	$(5,957)
Net DTA (DTL)	$(1,501)	$(2,318)

As presented in the balance sheet:	2024	2023
Deferred tax asset	$203	$27
Deferred tax liability	(1,704)	(2,345)
Total	$(1,501)	$(2,318)

An analysis of our deferred tax asset valuation allowances is as follows:

	Years ended September 30,
	2024	2023
Balance at the beginning of the year	$3,254	$1,333
Additions	7,683	1,921
Balance at the end of the year	$10,937	$3,254

The Company’s deferred tax asset valuation allowances are primarily the result of uncertainties regarding the future realization of recorded tax benefits on tax loss carry forwards in Canada. Current evidence does not suggest that the Company will realize sufficient taxable income of the appropriate character within the carry forward period to avail of these deferred tax benefits. If the Company were to identify and implement tax planning strategies to recover these deferred tax assets or generate sufficient income of the appropriate character in these jurisdictions in the future, it may lead to the reversal of these valuation allowances and accordingly a reduction of income tax expense. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets in our consolidated balance sheet.

In Canada, we have income tax NOL carry forwards related to our operations of approximately $37.1 million. We have recorded a DTA of $9.6 million (2023 $3.9 million) before any valuation allowance, reflecting the benefit in loss carry forwards. Such DTAs expire between 2037 to 2043.

F-67

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

There were no uncertain tax positions as of September 30, 2024 and 2023. The Company recognizes interest and penalties related to uncertain tax positions, if any, as income tax expense. Accrued interest and penalties are included within the related tax liability line in the consolidated statement of financial position. As of November 30, 2024 and 2023, there were no accrued interest and penalties related to uncertain tax positions. The Company is subject to income taxes in Canada. With few exceptions, the tax years that remain subject to examination as of September 30, 2024, are 2020 to 2024 in Canada.

16. Related party transactions

Purchase of Niagara Community Pharmacy Ltd.

On June 26, 2023, the Company purchased all the assets of Niagara Community Pharmacy Ltd. (“Niagara”) from the Company’s Chief Executive Officer, Adesh Vora. The net assets of Niagara were purchased from the Professional Corporation (“PC”) of the Chief Executive Officer, Adesh Vora. The shares of Niagara were purchased by the PC on May 15, 2023. As the Company was unable to originally purchase the shares under its Ontario Charter company, SRX Health Ontario Inc., due to certain restrictions unique to the province of Ontario. The terms and purchase price originally negotiated between the vendor and the PC were the same as outlined in Note 4 between the Company and the PC.

Related Party Loans and Balances

During the fiscal years ended September 30, 2023 and 2024, the Company engaged in non-interest-bearing working capital advances with its largest shareholder and entities under common control. These transactions occurred while the Company was privately held and were intended to provide or receive short-term liquidity.

These advances were informal, non-interest-bearing, and not governed by formal written agreements. The Company did not incur or recognize interest expense in connection with these transactions. For the years ended September 30, 2023 and 2024, all related party balances were reclassified to retained earnings as capital contributions. No amounts remain outstanding.

As of September 30, 2024, there are no related party loans or receivables outstanding for any shareholder with greater than 10% ownership, and the Company does not intend to enter into similar related party lending arrangements in the future.

Related party balances are summarized as follows as of September 30, 2024:

2024
Balance due from former affiliates	$374
Balance due from shareholders related to acquisitions	124
Total due from related parties/shareholders	498
Balance due to former affiliates	(264)
Balance due to shareholders related to acquisitions	(125)
Balance at the end of the year	$109

Governance and Controls

The Company has adopted a formal Related Party Transaction Policy to ensure appropriate oversight of any future transactions with related parties. All related party transactions are subject to review and approval by the Audit Committee of the Board of Directors, in accordance with SEC Regulation S-K Item 404 and the Company’s internal policies.

17. Share Issuances and Warrants

During the year ended September 30, 2024, the Company issued 264,439 common shares at a price of $4.80 per share through a private placement, for gross proceeds of $1,269. In connection with this issuance, each common share was accompanied by 0.5 share purchase warrants, resulting in the issuance of 132,220 warrants. Each warrant entitles the holder to purchase one additional common share at an exercise price of $5.75 per share, with a term of two years from the date of issuance. The transaction was accounted for as an equity issuance because the number of common shares issuable upon exercise of the warrant is fixed. The proceeds were allocated between common share capital and warrants (contributed surplus) based on the relative fair values of each component at the time of issuance. The fair value of the warrants was determined using the Black-Scholes option pricing model, with key assumptions including a risk-free interest rate of 3.24% and an expected share price volatility of 94.73%. As at September 30, 2024, the warrant reserve was valued at $294 (2023 - $nil).

Proceeds are intended to be used for general corporate purposes, including working capital and operational expenses. Issuance costs were not material and were expensed as incurred.

F-68

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

18. Loss per share

	2024	2023
Numerator:
Net loss	(59,435)	(15,128)
Denominator:
Weighted average number of common shares outstanding (basic and diluted)	12,559,264	12,388,467

Net loss per share attributable to common stockholder, basic	$(4.73)	$(1.22)
Net loss per share attributable to common stockholder, diluted	$(4.73)	$(1.22)

Basic and diluted net loss per share are the same for all periods presented, as the inclusion of potentially dilutive securities would have been anti-dilutive due to the net loss. The Company excluded the following potentially dilutive securities from the calculation of diluted net loss per share: 731,435 convertible debt instruments, 132,220 of warrants and 907,096 of restricted stock units.

These securities could potentially dilute earnings per share in the future but were not included in the computation of diluted net loss per share for the periods presented because their effect would have been anti-dilutive.

19. Share-based compensation

The Company has established a Long-Term Omnibus Compensation Plan (the “Omnibus Plan”) for directors, officers, employees and consultants of the Company. The Company’s Board of Directors determines, among other things, the eligibility of individuals to participate in the Omnibus Plan and the term, vesting period and the exercise price of options and share units granted to individuals under the Omnibus Plan. The Company’s authorized shares consist of an unlimited number of common shares.

Each option converts into one common share of the Company on exercise. No amounts are paid or payable by the individual on receipt of the option. The options carry neither the right to dividend nor voting rights. Options may be exercised at any time from the date of vesting to the date of their expiry. Each share unit converts into a single common share of the Company on the vesting date.

The Company’s Omnibus Plan provides that the number of common shares reserved for issuances of options and shares may not exceed 10% of the number of common shares outstanding. Options and share units that expire, are canceled, or otherwise terminate are returned to the reserve for future grants.

Awards are measured at grant date fair value in accordance with ASC 718, and compensation expense is recognized over the vesting period on a grade vesting basis. The Company accounts for forfeitures as they occur.

Share-based compensation is included within general and administrative expense on the consolidated statement of operations and is comprised of the following:

	2024	2023
Restricted Stock Units (“RSUs”)	$5,062	$4,004

During the year-ended September 30, 2024, the Company issued 734,679 RSUs to certain directors, officers and employees that vest over a period of 3 months to 2 years. The weighted average issue price was $5.69 per share.

During the year-end September 30, 2024 and 2023, no options were issued by the Company. During the year-ended September 30, 2024, the Company redeemed a total of 675,124 common shares with an aggregate value of $5,321. On December 15, 2023, 650,000 shares with a value of $5,200 were redeemed to settle a shareholder loan; no cash consideration was exchanged, as the redemption was applied directly against the loan balance. On August 31, 2024, an additional 25,124 shares with a value of $121 were redeemed in connection with the sale of the Elora and Trailside pharmacy operations. There were no share redemptions during the year-ended September 30, 2023.

F-69

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

The fair value of RSUs granted is based on the market price of the Company’s common shares on the grant date. The following table summarizes the continuity of the Company’s RSUs:

	RSUs #	Weighted average issue price $
Outstanding on September 30, 2022	-	$-
RSUs issued	949,782	8.00
RSUs vested	(77,649)	8.00
RSUs forfeited and cancelled	(1,794)	8.00
Outstanding on September 30, 2023	870,339	8.00
RSUs issued	734,679	5.69
RSUs vested	(606,467)	8.00
RSUs forfeited and cancelled	(68,031)	7.64
Outstanding on September 30, 2024	930,520	$6.20

20. Financial instruments

(a) Fair value of financial instruments

Fair value hierarchy Levels 1 to 3 are based on the degree to which the fair value is observable:

Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

Level 3 fair value measurement are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The Company has assessed that the fair value of cash, trade and other receivables, and related party receivables, trade and other payables and related party payables approximate their carrying amounts largely due to the short-term maturities of these instruments.

The carrying amount of the Company’s borrowings are considered to be the same as their fair values, as the terms of the Company’s borrowings are considered to be consistent with the commercial terms prevalent for similar loans. The Company has classified its convertible debt as a Level 3 financial instrument due to the use of unobservable inputs in its valuation.

The Company has no financial instruments classified as Level 2.

(b) Financial risk management

The Company’s activities expose it to a variety of financial risks: credit risk, liquidity risk and market risk (primarily interest rate risk). Risk management is carried out by the Company by identifying and evaluating the financial risks inherent within its operations. The Company’s overall risk management activities seek to minimize potential adverse effects on the Company’s financial performance.

(i) Liquidity risk

The Company is exposed to liquidity risk related to its financial liabilities, including trade payables, long-term borrowings, and promissory notes. Management monitors liquidity through cash flow forecasts and maintains access to credit facilities.

The following table summarizes the contractual maturities of the Company’s financial liabilities (including principal and interest):

September 30, 2024

(in thousands)	Year 1	Year 2	Year 3	Year 4	Year 5 and over	Total
Long-term borrowings	$42,651	$-	$940	$-	$-	$43,591
Bank indebtedness	5,019	-	-	-	-	5,019
Convertible debentures	3,012	-	-	-	-	3,012
Trade and other payables	53,893	-	-	-	-	53,893
Total	106,560	1,638	2,462	1,212	3,224	115,096

F-70

SRX HEALTH SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2024 and 2023

(Expressed in thousands of Canadian dollars except per share amounts)

September 30, 2023

(in thousands)	Year 1	Year 2	Year 3	Year 4	Year 5 and over	Total
Long-term borrowings	$42,505	$-	$-	$-	$-	$42,505
Bank indebtedness	3,257	-	-	-	-	3,257
Convertible debentures	1,239	-	-	-	-	1,239
Trade and other payables	38,933	-	-	-	-	38,933
Total	87,572	1,432	1,001	851	1,568	92,424

21. Commitments and contingencies

The Company may be involved in legal proceedings, claims, and regulatory, tax, or government inquiries and investigations that arise in the ordinary course of business resulting in loss contingencies. The Company accrues for loss contingencies when losses become probable and are reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability. Legal costs such as outside counsel fees and expenses are charged to expense in the period incurred and are recorded in selling, general, and administrative (“SG&A”) expenses. The Company does not accrue for contingent losses that are considered to be reasonably possible, but not probable; however, the Company discloses the range of such reasonably possible losses if estimable. Loss contingencies considered remote are generally not disclosed. No assets are pledged as security for these loans.

Litigation is subject to numerous uncertainties and the outcome of individual claims and contingencies is not predictable. It is possible that some legal matters for which reserves have or have not been established could result in an unfavorable outcome for the Company and any such unfavorable outcome could be of a material nature or have a material adverse effect on the Company’s consolidated financial condition, results of operations and cash flows. Management is not aware of any claims or lawsuits that may have a material adverse effect on the consolidated financial position or results of operations of the Company.

22. Subsequent events

The Company has evaluated subsequent events and transactions that occurred after the consolidated statement of financial position date up to the date that the financial statements were issued for potential recognition or disclosure. Other than the following, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On October 1, 2024, the Company issued 85,472 common shares at a price of $4.80 per share through a private placement, for gross proceeds of $410. In connection with this issuance, each common share was accompanied by 0.5 share purchase warrants, resulting in the issuance of 42,740 warrants. Each warrant entitles the holder to purchase one additional common share at an exercise price of $5.75 per share, with a term of two years from the date of issuance. On November 5, 2024, the exercise price on these warrants and all warrants issued previously under the private placement was amended from $5.75 to $4.80.

On October 18, 2024, the Company sold the assets of Niagara Community Pharmacy Ltd. for a total net proceeds of $3.3 million plus inventory of $451, resulting in a gain of $1,997, which was recognized on the consolidated statement of operations.

On November 29, 2024, the Company issued 41,980 common shares at a price of $4.80 per share through a private placement, for gross proceeds of $202. In connection with this issuance, each common share was accompanied by 0.5 share purchase warrants, resulting in the issuance of 20,992 warrants. Each warrant entitles the holder to purchase one additional common share at an exercise price of $4.80 per share, with a term of two years from the date of issuance.

On December 6, 2024, CWB provided the Company a demand and notice of intention to enforce security relating to the credit agreement. The total amount of indebtedness secured by the security as at December 6, 2024 is $43,276,671 plus all accrued interest, legal costs and expenses. The total amount of indebtedness was not paid by the December 16, 2024 deadline and remains outstanding.

On December 20, 2024, the Company sold the assets of P.A. Pharmacy Limited for a total sale price of $4.4 million plus inventory in excess of $200, resulting in a gain of $2,960, which will be recognized on the consolidated statement of operations.

On April 30, 2025, the Company sold the assets of Clearbrook Pharmacy (1987) for a total sale price of $1.1 million plus inventory of $39, resulting in a gain of $640, which will be recognized on the consolidated statement of operations.

The Promissory Note discussed in Note 12 – Debt was subsequently amended on December 31, 2024 to allow for the borrowing of an additional $720,000 at a new interest rate of 11% per annum.

Reverse Merger

On September 3, 2024, we, SRx Health, entered into an Arrangement Agreement (the “Arrangement Agreement”) with BCC, AcquireCo (a wholly-owned subsidiary of BCC), and 1000994085 Ontario Inc. (“CallCo”), a direct wholly-owned subsidiary of BCC and a corporation existing under the laws of the Province of Ontario. The business combination contemplated under the Arrangement Agreement (the “Business Combination”) was completed on April 24, 2025 (the “Closing Date”), subsequent to the fiscal quarter to which this Quarterly Report relates.

Pursuant to the Arrangement Agreement, on the Closing Date, we amalgamated with AcquireCo, with SRx Health continuing as the surviving entity. As a result of the Business Combination, BCC acquired our business, and we became a wholly-owned subsidiary of BCC. BCC will continue our existing operations under its corporate structure.

In connection with the Business Combination, on the Closing Date, BCC issued 8,898,069 shares of its common stock, par value $0.001 per share (the “Company Common Stock”), to certain of our stockholders. In addition, AcquireCo issued 19,701,935 exchangeable shares to certain of our stockholders. These exchangeable shares are exchangeable into Company Common Stock on a one-for-one basis.

F-71

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the securities being registered hereby.

Expense	Estimated Amount
Securities and Exchange Commission fee	$
Accounting fees and expenses
Legal fees and expenses
Miscellaneous fees and expenses
Total	$

We will pay the expenses, other than any underwriting discounts and commissions, associated with the resale of securities pursuant to this prospectus. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock.

Item 15. Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

II-1

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Section 145(a) or (b) of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Charter and Bylaws limit the liability of our (i) directors and (ii) officers, which includes each individual who has been duly appointed as an officer of CERo and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service of process to our registered agent as contemplated by Section 3114(b) of Title 10 of the DGCL, in each case, to the fullest extent permitted by the DGCL, and also provides that we indemnify our directors and officers to the fullest extent permitted by the DGCL.

In connection with the Closing, we entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we indemnify each of our directors and officers to the fullest extent permitted by law and our Charter and Bylaws, and provides for advancement of expenses incurred as a result of any proceeding against them as to which they could be indemnified.

We also maintain a general liability insurance policy, which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

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Item 16. Exhibits and Financial Statements Schedules.

(a) EXHIBIT INDEX

Exhibit	Exhibit Description	Form	File No.	Exhibit	Filing date
2.1	Agreement and Plan of Merger, dated February 28, 2019, by and among the Company, BBC Merger Sub, Inc. and Bona Vida, Inc.	8-K	333-161943	2.1	05/10/2019
2.2	First Amendment to Agreement and Plan of Merger, dated February 28, 2019, by and among the Company, BBC Merger Sub, Inc., and Bona Vida, Inc., dated May 3, 2019	8-K	333-161943	2.2	05/10/2019
2.3	Securities Exchange Agreement, dated February 2, 2019, by and among the Company, TruPet LLC and the members of TruPet LLC	8-K	333-161943	2.3	05/10/2019
2.4	First Amendment to Securities Exchange Agreement, dated February 2, 2019, by and among the Company, TruPet LLC and the members of TruPet LLC, dated May 6, 2019	8-K	333-161943	2.4	05/10/2019
2.5	Amended and Restated Stock Purchase Agreement, dated December 18, 2019, by and among the Company, Halo, Purely For Pets, Inc., Thriving Paws, LLC and HH-Halo LP	8-K	333-161943	2.1	12/26/2019
2.6	Agreement and Plan of Merger, dated July 28, 2022, by and among TruPet LLC and Halo, Purely for Pets, Inc.	10-Q	001-40477	2.6	08/11/2022
3.1	Certificate of Incorporation, dated January 1, 2019	10-Q	333-161943	3.1	04/15/2019
3.2	Certificate of Amendment to Certificate of Incorporation, dated February 1, 2019	10-Q	333-161943	3.2	04/15/2019
3.3	Certificate of Amendment to Certificate of Incorporation, dated March 13, 2019	8-K	333-161943	3.1	03/20/2019
3.4	Certificate of Amendment to Certificate of Incorporation, dated April 18, 2019	10-KT	333-161943	3.5	07/25/2019
3.5	Certificate of Amendment to Certificate of Incorporation, dated July 30, 2020	8-K	333-161943	99.1	07/30/2020
3.6	Certificate of Merger of Sport Endurance, Inc. with and into the Company	10-Q	333-161943	3.4	04/15/2019
3.7	Certificate of Amendment to Certificate of Incorporation, dated April 24, 2025	8-K	001-40477	3.6	04/30/2025

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3.8	Certificate of Designation for Series A Special Voting Preferred Stock, filed April 24, 2025	8-K	001-40477	3.8	04/30/2025
3.9	Certificate of Designations of Rights and Preferences and Limitations of the Series A Convertible Preferred Stock, filed October 27, 2025.	8-K	001-40477	3.1	10/31/2025
3.10	Bylaws	10-Q	333-161943	3.5	04/15/2019
4.7†	Better Choice Company Inc. Amended and Restated 2019 Incentive Award Plan	10-K	333-161943	10.19	05/04/2020
4.8†	Form of 2019 Incentive Award Plan Stock Option Agreement	S-1	333-234349	10.7	10/28/2019
10.1†	Form of Indemnification Agreement by and among the Company and its officers and directors	S-1	333-234349	10.8	10/28/2019
10.2	Arrangement Agreement, dated September 3, 2024, between Better Choice Company Inc., and SRx Health Solutions, Inc., as amended December 6, 2024, January 24, 2025 and February 25, 2025	8-K	001-40477	10.1	09/09/2024
10.3	Common Share Purchase Agreement by and between the Company and the buyers named therein, dated July 7, 2025	8-K	001-40477	10.1	07/15/2025
10.4	Registration Rights Agreement by and between the Company and the buyers named therein, dated July 7, 2025	8-K	001-40477	10.2	07/15/2025
10.5	Securities Purchase Agreement, dated as of July 8, 2025, by and among the Company and the investors named therein	8-K	001-40477	10.3	07/15/2025
10.6	Security Agreement, dated as of July 8, 2025, by and between the Company, the Lead Investor and the other parties thereto	8-K	001-40477	10.6	07/15/2025
10.7	Registration Rights Agreement (Convertible Note Financing), dated as of July 8, 2025, by and between the Company and the investors named therein	8-K	001-40477	10.7	07/15/2025
10.8	Kent Cunningham Executive Employment Agreement, dated July 14, 2025	8-K	001-40477	10.1	07/16/2025
10.9	Carolina Martinez Amendment to Executive Employment Agreement, dated July 14, 2025	8-K	001-40477	10.2	07/16/2025
10.10	Settlement, Share Forfeiture and Mutual Release Agreement, dated August 14, 2025	8-K	001-40477	10.1	08/14/2025
10.11	Securities Purchase Agreement dated October 27, 2025 by and among the Company and the investors named therein.	8-K	001-40477	10.1	10/31/2025
10.12	Registration Rights Agreement dated October 31, 2025 by and between the Company and the lead investor named therein.	8-K	001-40477	10.2	10/31/2025
10.13	Amendment dated October 28, 2025 to Common Stock Purchase Agreement dated July 7, 2025 by and between the Company and the investor named therein.	8-K	001-40477	10.3	10/31/2025
21.1	Subsidiaries of the Company	10-K	001-40477	21.1	03/28/2023
23.1*	Consent of MNP LLP
23.2**	Consent of Meister Seelig & Fein PLLC (included as part of Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page to this report)
101*	The following materials from the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 formatted in Inline Extensible Business Reporting Language (“iXBRL”): (i) the Consolidated Statements of Operations, (ii) the Consolidated Balance Sheets, (iii) the Consolidated Statements of Stockholders’ Equity, (iv) the Consolidated Statements of Cash Flows and (v) related notes, tagged as blocks of text and including detailed tags.
104*	Cover page from the Company’s Annual Report on Form 10-K for the year ended March 31, 2025, formatted in iXBRL (included as Exhibit 101).
107*	Filing Fee Table

†	Indicates a management contract or any compensatory plan, contract or arrangement.
*	Filed or furnished herewith.
**	To be filed by amendment.
***	Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

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Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SRX HEALTH SOLUTIONS, INC.

Date: November 7, 2025	By:	/S/ KENT CUNNINGHAM
Kent Cunningham
Chief Executive Officer (Principal Executive Officer)

Date: November 7, 2025	By:	/S/ CAROLINA MARTINEZ
Carolina Martinez
Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carolina Martinez his/her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments to this Annual Report on Form 10-K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his/her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/S/ KENT CUNNINGHAM	Chief Executive Officer	November 7, 2025
Kent Cunningham	(Principal Executive Officer)

/S/ CAROLINA MARTINEZ	Chief Financial Officer	November 7, 2025
Carolina Martinez	(Principal Financial and Accounting Officer)

/S/ JOSHUA A. EPSTEIN	Director	November 7, 2025
Joshua A. Epstein

/s/ SIMON CONWAY	Director	November 7, 2025
Simon Conway

/s/ MICHAEL YOUNG	Director	November 7, 2025
Michael Young

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